Form 10-K, Exhibit 13
period 1995-12-31
RAMAPO FINANCIAL CORP
filed 1996-03-28
CIK 81893

                                   EXHIBIT 13

                        ANNUAL REPORT TO SECURITY HOLDERS

--------------------------------------------------------------------------------
                              TO OUR SHAREHOLDERS


In 1995, Ramapo Financial Corporation registered its first full year of profitability since 1991 and achieved a dramatic turnaround as measured by earnings, financial strength, and asset quality.

    RFC realized a year-to-year improvement of 261% when pre-tax income of $2,036,000 in 1995 is compared to a pre-tax loss of $1,262,000 in 1994, without taking into consideration significant 1995 tax benefits. RFC has recorded five successive quarters of increased net income since the return to profitability in the fourth quarter of 1994.

    The factors which contributed to improved earnings in 1995 include a strong net interest margin of 5.4%, a reduced provision for possible loan losses, and control of other expenses.

    RFC's capital strength was materially enhanced during 1995 by the retention of earnings and, especially, by substantial tax benefits. At December 31, 1995, stockholders' equity totalled $27,249,000 up 25% from year end 1994. Book value per common share increased from $2.47 at December 31, 1994 to $3.28 at December 31, 1995. The capital ratios were very strong at the end of 1995, including a Tier 1 leverage capital ratio of 10.08%. Shareholders who purchased RFC stock in our equity offering in October 1994 have enjoyed a significant gain from $2 per share to the current price level.

    The continued improvement in asset quality was evidenced by a reduction in nonperforming assets from $17.8 million at December 31, 1994 to $8.7 million at year end 1995. As nonperforming assets are remediated, RFC enjoys increased interest income without additional funding costs. The allowance for possible loan losses as a percentage of nonperforming loans increased to 112% at December 31, 1995, a significant improvement over recent years. The staff of the Workout Group has contributed enormously to RFC's turnaround and expects to make further progress in 1996.

     In recent months, the calling efforts of our lending officers and branch managers have begun to bear fruit. The smaller businesses in Northern New Jersey are responding to RFC's community banking message. The large bank consolidations in New Jersey are providing an opportunity for Ramapo to develop and expand relations with the commercial, professional and consumer segments of our market.

     The market for consumer savings deposits is currently very competitive, with a considerable amount of money flowing from banks to mutual funds and common stock investments. We continue to garner some of that business through INVEST, our investment products affiliate (not insured by the FDIC). In addition, we will shortly introduce a relationship banking product to expand existing consumer relationships and develop new customers for Ramapo.

    As part of our focus on the future, we have introduced new logos for RFC and The Ramapo Bank. This corporate image creates a uniform identity and reflects a renewed commitment to delivering innovative products and services to our customers.

    We expect to work very hard in 1996 to improve operating earnings and build the Ramapo franchise. Your directors, management and staff members appreciate your continued support and we encourage you to use The Ramapo Bank for your own banking needs and to recommend us to your friends and associates.


      [PHOTO OF MORTIMER J. O'SHEA, ERWIN D. KNAUER, VICTOR C. OTLEY, JR.]


/s/ Mortimer J. O'Shea
-----------------------------------------
    MORTIMER J. O'SHEA
    President and Chief Executive Officer


/s/ Erwin D. Knauer
-----------------------------------------
    ERWIN D. KNAUER
    Senior Vice President


 /s/ Victor C. Otley, Jr.
 ----------------------------------------
     VICTOR C. OTLEY, JR.
     Chairman of the Board

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                   SELECTED FIVE-YEAR FINANCIAL AND OTHER DATA
            (Not covered by Report of Independent Public Accountants)

The selected consolidated financial and other data of Ramapo Financial Corporation ("Corporation") set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and related Notes, appearing elsewhere herein. On June 30, 1993, the Corporation sold a substantial portion of the assets formerly owned by Pilgrim State Bank ("Pilgrim"), which had been a subsidiary of the Corporation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition and Recent Operating Environment -- Pilgrim Transaction and Sale of Two Branch Offices."

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                   AT OR FOR THE YEAR ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                      1995          1994           1993          1992        1991
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            (In thousands)
FINANCIAL CONDITION DATA:
 Total assets...................................................   $246,516       $238,216      $257,634       $451,311    $420,427
 Cash and cash equivalents......................................     14,962         42,486        26,594         85,206      38,368
 Securities.....................................................     59,358         21,248         8,858         53,470      66,128
 Gross loans (net of unearned income)...........................    160,546        164,311       186,603        265,932     284,374
 Allowance for possible loan losses.............................      4,853          6,501         7,499          7,670       4,489
 Loans held for sale............................................         34             34        19,611         28,728      10,803
 Total deposits.................................................    217,062        211,864       241,608        425,400     386,352
 Other borrowings...............................................         --          1,292         5,916          8,591       8,876
 Stockholders' equity...........................................     27,249         21,755         6,576         13,779      20,119

ASSET QUALITY (1):
 Nonaccrual loans...............................................   $  4,190       $  7,548      $ 21,881       $ 26,491    $ 24,572
 Accruing loans 90 days or more delinquent......................        141            240         1,182          2,822       2,153
-----------------------------------------------------------------------------------------------------------------------------------
  Total nonperforming loans.....................................      4,331          7,788        23,063         29,313      26,725
 Other real estate, net.........................................      4,408          9,995        10,332          5,304       2,599
-----------------------------------------------------------------------------------------------------------------------------------
  Total nonperforming assets....................................      8,739         17,783        33,395         34,617      29,324
 Restructured loans.............................................      1,702          5,983        11,035          4,662      13,975
-----------------------------------------------------------------------------------------------------------------------------------
  Total nonperforming assets and restructured loans.............   $ 10,441       $ 23,766      $ 44,430       $ 39,279    $ 43,299
===================================================================================================================================
SUMMARY OF OPERATIONS:
 Total interest and dividend income.............................   $ 18,343       $ 14,919      $ 19,263       $ 28,665    $ 31,893
 Total interest expense.........................................      6,106          4,958         8,709         13,506      18,161
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest and dividend income...............................     12,237          9,961        10,554         15,159      13,732
-----------------------------------------------------------------------------------------------------------------------------------
 Provision for possible loan losses.............................        500          1,221         4,440         10,222       3,240
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest and dividend income after provision
  for possible loan losses......................................     11,737          8,740         6,114          4,937      10,492
-----------------------------------------------------------------------------------------------------------------------------------
 Other income...................................................      2,447          3,322         8,936         11,178       9,592
-----------------------------------------------------------------------------------------------------------------------------------
 Other expense..................................................     12,148         13,324        25,018         24,149      17,966
-----------------------------------------------------------------------------------------------------------------------------------
 Income (loss) before income taxes..............................      2,036         (1,262)       (9,968)        (8,034)      2,118
 (Benefit) provision for income taxes...........................     (4,212)          (285)         (996)        (2,192)        546
-----------------------------------------------------------------------------------------------------------------------------------
 Net income (loss)..............................................   $  6,248       $   (977)     $ (8,972)      $ (5,842)   $  1,572
===================================================================================================================================

--------------------------------------------------------------------------------
                                       2

--------------------------------------------------------------------------------
             SELECTED FIVE-YEAR FINANCIAL AND OTHER DATA (continued)

----------------------------------------------------------------------------------------------------------------------------------
                                                                                    AT OR FOR THE YEAR ENDED DECEMBER 31
----------------------------------------------------------------------------------------------------------------------------------
                                                                       1995          1994           1993          1992        1991
----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA:
 Net income (loss) per common share............................... $    .76         $ (.38)      $ (7.21)      $ (4.69)     $ 1.26
 Book value per common share......................................     3.28           2.47          3.88         11.07       16.17
 Cash dividends declared per common share (2).....................       --             --            --          0.40        0.40

SELECTED OPERATING RATIOS:

 Return on average assets.........................................     2.56%          (.42)%       (2.58)%       (1.32)%       .40%
 Return on average equity.........................................    27.85          (9.04)       (87.65)       (32.60)       8.17
 Interest rate spread(3)..........................................     4.59           4.38          2.87          3.07        2.99
 Net interest margin(3)...........................................     5.41           4.84          3.51          3.99        3.99

ASSET QUALITY RATIOS (1)(4):

 Nonperforming loans as a percentage of loans, net of

  unearned income.................................................     2.70%          4.74%        11.18%         9.95%       9.05%
 Nonperforming assets as a percentage of total assets.............     3.55           7.47         12.96          7.67        6.97
 Nonperforming assets and restructured loans
  as a percentage of total assets.................................     4.24           9.98         17.25          8.70       10.30
 Allowance for possible loan losses as a percentage
  of loans, net of unearned income................................     3.02           3.96          3.64          2.60        1.52
 Allowance for possible loan losses as a percentage
  of nonperforming loans..........................................   112.05          83.47         32.52         26.17       16.80
 Net charge-offs as a percentage of average loans,
  net of unearned income..........................................     1.36           1.29          1.75          2.27         .73
CAPITAL RATIOS (4)(5):

 Stockholders' equity to total assets.............................    11.05%          9.13%         2.55%         3.05%       4.79%
 Average stockholders' equity to average assets..................      9.19           4.64          2.94          4.05        4.87
 Tier 1 leverage capital ratio....................................    10.08           9.16          2.45          3.01        4.76
 Tier 1 risk-based capital ratio..................................    13.37          12.18          2.99          4.43        6.42
 Total risk-based capital ratio...................................    14.66          13.46          5.98          8.13       10.42
==================================================================================================================================

(1) Nonperforming assets consist of nonperforming loans and other real estate ("ORE"). Nonperforming loans consist of nonaccrual loans and accruing loans 90 days or more delinquent. It is the policy of the Corporation to place a loan on nonaccrual status when, in the opinion of management, the ultimate collectibility of the principal or interest on the loan becomes doubtful. As a general rule, a commercial or real estate loan more than 90 days past due with respect to principal or interest is classified as a nonaccrual loan. Installment loans generally are not placed on nonaccrual status but, instead, are charged off at 90 days past due. Loans are considered restructured loans if, for economic or legal reasons, a concession has been granted to the borrower related to the borrower's financial difficulties that the Corporation would not otherwise consider. As used herein, the term "restructured loan" means a restructured loan on accrual status. ORE includes loan collateral that has been formally repossessed and collateral that is in the possession of The Ramapo Bank ("Bank") and under its control without legal transfer of title. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan", loans previously classified as in-substance foreclosure but for which the Corporation had not taken possession of the collateral have been reclassified to loans.

(2) For 1991 and 1992, dividends were paid once per year in February.

(3) Interest rate spread represents the difference between the weighted average tax-equivalent yield on interest-earning assets and the weighted average cost of interest-bearing liabilities. Net interest margin represents net interest income on a tax-equivalent basis as a percentage of average interest-earning assets.

(4) Asset quality ratios and risk-based capital ratios are end of period ratios, except for net charge-offs as a percentage of average loans and average stockholders' equity to average assets, which are based on average daily balances. The Tier 1 leverage capital ratio utilizes average fourth quarter assets in its calculation.

(5) For definitions and information relating to the Corporation's and the Bank's regulatory capital requirements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



-------------------------------------------------------------------------------
                                       3

-------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 The following discussion and analysis of the Corporation's financial condition as of December 31, 1995 and 1994 and results of operations for the years ended December 31, 1995, 1994 and 1993 should be read in conjunction with the Consolidated Financial Statements and related Notes thereto and the other information contained elsewhere herein.

              FINANCIAL CONDITION AND RECENT OPERATING ENVIRONMENT

   General. The Corporation returned to profitability for the full year in 1995, continuing a turnaround that began in 1994. The significant operating losses incurred in 1992 and 1993 followed an economic recession in New Jersey which resulted in a decline in commercial and residential real estate values in the Corporation's market. As the Corporation's nonperforming assets increased during this period, so did provisions for possible loan losses necessary to compensate for anticipated and actual loan losses, write-downs of ORE and other assets and operating expenses associated with the high level of problem assets. The Corporation also incurred significant losses on mortgage servicing operations. The significant reduction in losses for the year ended December 31, 1994 was primarily the result of an increased net interest spread due to rising interest rates and the conversion of nonperforming assets to performing assets, decreased provisions for possible loan losses and the substantial elimination of losses on mortgage servicing operations. In addition, the successful completion of a rights/community equity offering ("Offering") in October 1994 resulted in new capital of $11.7 million, after expenses. Investment of those funds helped the Corporation to achieve profitability during the fourth quarter and thus reduced the year to date loss. In 1995, sustained profitability was made possible by a further reduction in nonperforming assets and an increase in the net interest margin. Meanwhile, the economic climate in the Corporation's market area showed modest signs of improvement which led to a stabilization of real estate values.

   On the regulatory front, the Corporation is operating under a 1993 Written Agreement with the Federal Reserve Bank of New York ("FRB"). Based on the continued improvement in the Corporation's operating environment, management believes that the Written Agreement will be terminated during the first quarter of 1996. The Bank's 1992 order to cease and desist ("Order") entered into with the Federal Deposit Insurance Corporation ("FDIC") and the New Jersey Department of Banking ("State") was replaced in 1995 with a less onerous Memorandum of Understanding ("MOU"). Management also expects the MOU to be terminated in 1996. For a more detailed discussion of these regulatory actions, see "Liquidity and Capital Resources".

   Looking forward, the Corporation's strategic focus has been redirected toward being a community bank serving Wayne, Clifton and neighboring communities in Passaic and Morris counties. Accordingly, management is changing the mix of the Bank's loans over time to that of a more traditional community bank by emphasizing lending to small businesses, professionals and consumers. The Corporation's exposure to both commercial real estate lending and large individual borrower concentrations is expected to be reduced. Management believes that there is a significant opportunity to expand its small commercial and consumer lending business given the number of small businesses and relative affluence of the residents in its market. In addition, as a result of recent consolidations of community banks in northern New Jersey into larger banks and acquisitions of larger New Jersey banks by out-of-state institutions, management believes that new business opportunities for the Corporation and the Corporation's ability to increase market share have been enhanced. The Bank also participates in various lending programs of the Small Business Administration ("SBA") and the New Jersey Economic Development Authority ("EDA") and has been designated both a Certified Lender and a Preferred Lender by the SBA.

   Significant changes in individual asset and liability categories are discussed below.

   The Corporation reduced its federal funds sold position by $27.4 million from $33.2 million at December 31, 1994 to $5.8 million at December 31, 1995. Having exceeded the required capital levels and having returned to profitability, the Corporation no longer needed to maintain the high liquidity level it deemed prudent during more difficult times. During 1994, federal funds sold increased by $17.7 million from $15.5 million at December 31. 1993. Proceeds from the Offering and loan paydowns provided the investable funds.

   The Corporation's securities portfolio nearly tripled in size during 1995, increasing $38.2 million from $21.2 million at December 31, 1994 to $59.4 million at December 31, 1995. The majority of the increase came from excess federal funds sold with the remainder from loan paydowns and ORE sales. During the prior year the securities portfolio increased $12.3 million due to the Corporation's investing loan paydowns and proceeds of the Offering.

   Loans decreased a modest $3.8 million, or 2.3%, in 1995, after having decreased $22.3 million, or 12.0%, in 1994. Loan paydowns coupled with management's efforts to reduce existing loan concentrations, increased competition for business loans, and a cautious economic environment are all factors which contributed to the reduction of loans during these two years.

   The Corporation's intangible assets were $503,000, $773,000 and $1.1 million at December 31, 1995, 1994, and 1993, respectively. Normal amortization was responsible for the decreases in 1995 and 1994.

   The Corporation's total deposits increased from $211.9 million at December 31, 1994 to $217.1 million at December 31, 1995, following a decrease in 1994 from $241.6 million at December 31, 1993. The $5.2 million, or 2.4%, increase in 1995 was primarily in the demand category, as the increase in time deposits was just slightly in excess of the decline in savings deposits. The $29.7 million decrease during 1994 was principally the result of the Corporation's sale of its mortgage servicing operations, effective January 31, 1994, and the resulting decrease in escrow deposit accounts maintained by the residential mortgage loan borrowers.

   Pilgrim Transaction and Sale of Two Branch Offices. On June 30, 1993, the Corporation sold a substantial portion of Pilgrim's assets and transferred substantially all of Pilgrim's liabilities to an unrelated bank. The Pilgrim transaction resulted in a net loss to the Corporation of $121,000, which is the difference between the unamortized goodwill written off and the premium realized upon the sale.

   Because the Pilgrim transaction occurred on June 30, 1993, the results of operations for the period July 1, 1993 to December 31, 1993 no longer included the results of operations of Pilgrim. For the first six months of 1993, Pilgrim recorded net interest income of $2.1 million, a provision for loan losses of $389,000, other income of $316,000, other expenses of $2.1 million and a pre-tax loss of $107,000. These amounts include $510,000 in intercompany fees paid by Pilgrim to the Corporation for services. Pilgrim's results of operations for the first six months of 1993 include income and expenses related to assets and liabilities of Pilgrim which were retained by the Corporation. For purposes of illustration only, the Corporation estimates it would have recorded a net loss for 1993 of $9.7 million, or $7.77 per common share, if Pilgrim had been sold on January 1, 1993, rather than the $9.0 million loss, or $7.21 per share, actually recorded for 1993. These pro-forma results reflect a provision for possible loan losses of $311,000 which the Corporation estimates it would have recorded in the first half of 1993 in connection with the Pilgrim assets retained. In addition, as part of its strategy to improve its capital ratios and to focus its activities in a limited market, in mid-1993 the Bank transferred substantially all of the liabilities of two outlying branch offices located in Millburn, New Jersey to another financial institution. The Bank completed the sale of the liabilities associated with the branch offices on July 9, 1993 and subsequently closed both branch offices. In connection with the sale of these branches, the Bank sold deposit liabilities aggregating $10.2 million and incurred net losses of $365,000, after receipt of a premium on the sale of the branches and the write-off of unamortized intangible assets.


-------------------------------------------------------------------------------
                                       4

-------------------------------------------------------------------------------
                              RESULTS OF OPERATIONS

   General. The Corporation's results of operations are dependent primarily on its net interest and dividend income, which is the difference between interest earned on its loans and investments and the interest paid on interest-bearing liabilities. The Corporation's net income is also affected by the generation of noninterest income, which primarily consists of service fees on deposit accounts and, in prior years, gains on the sale of mortgage loans. As a result of the sale in January 1994 of the mortgage servicing portion of the Corporation's mortgage-related activities, gains on sales of mortgage loans and servicing income were significantly lower in 1995 and 1994 than in prior years and management anticipates that income from those sources will continue to be lower in future periods. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Corporation's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows and general levels of nonperforming assets. In addition, net income is affected by the level of operating expenses and establishment of loan loss reserves and OREvaluation allowances.

   The operations of the Corporation and the entire banking industry are significantly affected by prevailing economic conditions, competition and the monetary and fiscal policies of governmental agencies. Lending activities are influenced by the demand for and supply of real estate, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in the market area.

   In recent periods, the level of the Corporation's nonperforming assets has significantly affected the Corporation's operating results due to the amounts of the provisions for loan losses, which are charged against income, as well as the expenses and losses related to ORE. The Corporation's nonperforming assets increased dramatically beginning in 1990 and reached their highest level of $49.4 million, or 16.0% of total assets, at June 30, 1993. Nonperforming assets were subsequently reduced to $17.8 million and $8.7 million at December 31, 1994 and 1995, respectively. Although the Corporation earned $2,036,000 before tax benefits in 1995, ORE operating expenses and valuation adjustments totaling $2.8 million prevented a much better result. The establishment of provisions for loan losses of $1.2 million and $4.4 million in 1994 and 1993, respectively, as well as the other adverse effects of holding nonperforming assets, including the loss of interest income from such assets and costs related to the management and disposition of ORE, contributed to the Corporation's net losses during such years of $977,000, and $9.0 million, respectively.

   Management anticipates that it can reduce its provisions for possible loan losses and its provisions to the ORE valuation allowance because nonperforming assets are properly carried on the Corporation's books at the lower of cost or fair market value, based on updated appraisals, and because the economy in the Corporation's market area has stabilized. ORE expenses are expected to decline to the extent ORE is sold. Also, converting nonperforming assets to earning assets will have a positive impact on the Corporation's net interest margin, since more assets will earn interest without any increase in funding liabilities.

   The Corporation also incurred losses of $3.0 million in 1993 on its mortgage servicing activities, largely due to $2.1 million of provisions for possible losses on purchased mortgage servicing rights and excess servicing receivables. As part of its strategy of emphasizing community banking activities, the Corporation sold substantially all of its mortgage servicing portfolio in January 1994. See Note 16 of Notes to Consolidated Financial Statements.

   At December 31, 1995, the Bank continues to be the servicer of record for approximately $24.7 million of mortgages for which it entered into a sub-servicing arrangement with another institution. Mortgage servicing expenses under this arrangement plus amortization of the residual purchased mortgage servicing rights totaling approximately $113,000 at December 31, 1995 were slightly less than servicing revenues in 1995. Future servicing revenues are expected to be about equal to total servicing expenses. At December 31, 1994 and 1993, the Bank serviced mortgages for others totaling $33.8 million and $454.9 million, respectively.

   Net Income (Loss). The Corporation had a net income for the year ended December 31, 1995 of $6.2 million compared to a loss of $977,000 for the year ended December 31, 1994. Most of the $3.3 million pre-tax improvement was due to a $2.3 million increase in net interest and dividend income, with a $721,000 reduction in the provision for possible loan losses making up the bulk of the remainder. A $3.9 million increase in tax benefits during 1995 was principally due to the reversal of a $5.3 million valuation allowance against the Corporation's net deferred tax asset which more than offset the increase in regular current and deferred taxes of $1.4 million. The Corporation's net loss in 1994 represents a substantial improvement from the $9.0 million loss recorded in 1993. After factoring out the $107,000 loss attributed to Pilgrim in 1993, the decrease in the net loss before taxes was $8.6 million in 1994. This improvement is due to the absence of a $3.0 million net mortgage servicing loss experienced in 1993, a reduction of the provision for possible loan losses of $2.8 million, an increase in net interest income of $1.4 million which was primarily the result of an increase in the net interest spread, a reduction of ORE-related expenses totaling $704,000 and a reduction of legal fees, FDIC assessments and audit and examination fees which aggregated $705,000.

   Net Interest and Dividend Income. The largest component of the Corporation's earnings is its net interest and dividend income. Net interest and dividend income represents the income earned, principally on loans and investments, less interest paid, principally on deposits. Net interest and dividend income on a tax-equivalent basis increased by $2.3 million from $10.0 million for the year ended December 31, 1994 to $12.3 million for the year ended December 31, 1995. About $1.3 million of the increase is due to a 17 basis point rise in the net interest spread, while the remainder is the result of a $20.0 million increase in average earning assets when comparing 1995 to 1994. Most of the net interest spread increase is due to an increase in the Corporation's average base lending rate, which rose from 7.57% in 1994 to 8.83% in 1995. The rise in average earning assets during 1995 compared to 1994 is primarily the result of an $11.6 million increase in average stockholders' equity due to the Offering in November 1994 and a $9.8 million decrease in average other assets, principally ORE. In 1994, net interest and dividend income decreased $851,000 from the $10.9 million earned for the year ended December 31, 1993.


-------------------------------------------------------------------------------
                                       5

-------------------------------------------------------------------------------
                        RESULTS OF OPERATIONS (continued)

This decrease in net interest and dividend income is primarily the result of reduced average levels of assets and liabilities as a result of the Pilgrim transaction and branch sales. This reduction in interest-earning assets and interest-bearing liabilities was partially offset by a 151 basis point increase in net interest spread from 2.87% for the year ended December 31, 1993 to 4.38% for the year ended December 31, 1994. The Corporation's net interest spread increased during 1994 as the Corporation's earning assets repriced more quickly than its funding liabilities in a rising interest rate environment and as nonaccrual loans were converted to earning assets. Also, the net interest spread in the year ended December 31, 1993 was depressed during that period as the Corporation maintained unusually high levels of liquid assets, which typically carry lower rates of interest than other assets such as loans.

   Average Balances, Interest and Average Yields and Rates. The following table sets forth certain information relating to the Corporation's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods indicated. The table presents information for the fiscal years indicated with respect to the difference between the weighted average yield earned on interest-earning assets and weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which financial institutions have traditionally used as an indicator of profitability. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The combined effect of the interest rate spread and the relative amounts of interest-earning assets and interest-bearing liabilities is measured by the net interest margin, which is calculated by dividing tax-equivalent net interest and dividend income by average interest-earning assets.


-------------------------------------------------------------------------------
                                       6

--------------------------------------------------------------------------------
                        RESULTS OF OPERATIONS (continued)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                      YEAR ENDED DECEMBER 31
--------------------------------------------------------------------------------------------------------------------
                                                             1995                                  1994
--------------------------------------------------------------------------------------------------------------------
                                                                      AVERAGE                                AVERAGE
                                              AVERAGE                  YIELD/       AVERAGE                   YIELD/
                                              BALANCE     INTEREST      COST        BALANCE      INTEREST      COST
--------------------------------------------------------------------------------------------------------------------
                                                                  (Dollars in thousands)
ASSETS:
 Interest-earning assets:
  Interest-bearing time deposits............  $    181     $    11       6.08%     $     --       $    --        --%
  Securities:
   Taxable..................................    49,433       3,150       6.37        14,249           766      5.38
   Nontaxable (tax-equivalent basis)........       914         103      11.27         1,094           115     10.51
  Federal funds sold........................    18,470       1,093       5.92        19,937           878      4.40
  Loans (net of unearned income) (1):
   Commercial and commercial
    real estate (2).........................   112,228       9,772       8.71       125,094         9,252      7.40
   Residential real estate (3)..............     9,349         768       8.21        12,822         1,018      7.94
   Installment..............................    36,138       3,481       9.63        33,479         2,929      8.75
--------------------------------------------------------------------------------------------------------------------
    Total loans.............................   157,715      14,021       8.89       171,395        13,199      7.70
--------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets...........   226,713      18,378       8.11       206,675        14,958      7.24
--------------------------------------------------------------------------------------------------------------------

 Nonearning assets:
  Cash and due from banks...................     9,197                                9,392
  Other assets..............................    13,829                               23,591
  Allowance for possible loan losses........    (5,476)                              (6,594)
--------------------------------------------------------------------------------------------------------------------
   Total nonearning assets..................    17,550                               26,389
--------------------------------------------------------------------------------------------------------------------
      Total assets..........................  $244,263                             $233,064
====================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY:
 Interest-bearing liabilities:
  Interest-bearing demand deposits..........  $ 23,669     $   364       1.54%     $ 23,361       $   444      1.90%
  Savings deposits..........................    76,032       1,924       2.53        90,574         2,160      2.38
  Time deposits.............................    73,558       3,806       5.17        55,664         1,997      3.59
--------------------------------------------------------------------------------------------------------------------
   Total interest-bearing deposits..........   173,259       6,094       3.52       169,599         4,601      2.71
  Other borrowings..........................       106          12      11.32         3,720           357      9.60
--------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities.......   173,365       6,106       3.52       173,319         4,958      2.86
--------------------------------------------------------------------------------------------------------------------

 Noninterest-bearing liabilities:
  Demand deposits...........................    46,100                               46,230
  Other liabilities.........................     2,361                                2,712
--------------------------------------------------------------------------------------------------------------------
   Total noninterest-bearing liabilities        48,461                               48,942
 Stockholders' equity.......................    22,437                               10,803
--------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders'
    equity..................................  $244,263                             $233,064
====================================================================================================================

Net interest and dividend income
 (tax-equivalent basis) ....................                12,272                                 10,000
Tax-equivalent adjustment...................                   (35)                                   (39)
--------------------------------------------------------------------------------------------------------------------
 Net interest and dividend income...........               $12,237                                $ 9,961
====================================================================================================================
Net interest spread
 (tax-equivalent basis) ....................                             4.59%                                 4.38%
====================================================================================================================
Net interest margin
 (tax-equivalent basis) ....................                             5.41%                                 4.84%
====================================================================================================================
Ratio of average interest-earning assets
 to average interest-bearing liabilities....    130.77%                              119.25%
====================================================================================================================

--------------------------------------------------------------------------------
                                                   YEAR ENDED DECEMBER 31
--------------------------------------------------------------------------------
                                                              1993
--------------------------------------------------------------------------------
                                                                        AVERAGE
                                                AVERAGE                  YIELD/
                                                BALANCE     INTEREST      COST
--------------------------------------------------------------------------------

ASSETS:
 Interest-earning assets:
  Interest-bearing time deposits............   $     --      $    --        --%
  Securities:
   Taxable..................................     23,797        1,113      4.68
   Nontaxable (tax-equivalent basis)........     11,365          874      7.69
  Federal funds sold........................     33,755        1,003      2.97
  Loans (net of unearned income) (1):
   Commercial and commercial
    real estate (2).........................    164,217       10,246      6.24
   Residential real estate (3)..............     34,034        2,742      8.06
   Installment..............................     42,400        3,582      8.45
--------------------------------------------------------------------------------
    Total loans.............................    240,651       16,570      6.89
--------------------------------------------------------------------------------
    Total interest-earning assets...........    309,568       19,560      6.32
--------------------------------------------------------------------------------

 Nonearning assets:
  Cash and due from banks...................     19,156
  Other assets..............................     26,023
  Allowance for possible loan losses........     (6,892)
--------------------------------------------------------------------------------
   Total nonearning assets..................     38,287
--------------------------------------------------------------------------------
      Total assets..........................   $347,855
================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY:
 Interest-bearing liabilities:
  Interest-bearing demand deposits..........   $ 29,191      $   632      2.17%
  Savings deposits..........................    140,380        4,165      2.97
  Time deposits.............................     74,309        3,071      4.13
--------------------------------------------------------------------------------
   Total interest-bearing deposits..........    243,880        7,868      3.23
  Other borrowings..........................      8,216          841     10.24
--------------------------------------------------------------------------------
   Total interest-bearing liabilities.......    252,096        8,709      3.45
--------------------------------------------------------------------------------

 Noninterest-bearing liabilities:
  Demand deposits...........................     82,701
  Other liabilities.........................      2,822
--------------------------------------------------------------------------------
   Total noninterest-bearing liabilities         85,523
 Stockholders' equity.......................     10,236
--------------------------------------------------------------------------------
   Total liabilities and stockholders'
    equity..................................   $347,855
================================================================================

Net interest and dividend income
 (tax-equivalent basis) ....................                  10,851
Tax-equivalent adjustment...................                    (297)
--------------------------------------------------------------------------------
 Net interest and dividend income...........                 $10,554
================================================================================
Net interest spread
 (tax-equivalent basis) ....................                              2.87%
================================================================================
Net interest margin
 (tax-equivalent basis) ....................                              3.51%
================================================================================
Ratio of average interest-earning assets
 to average interest-bearing liabilities....     122.80%
================================================================================


(1) Average balances include nonaccrual loans. Loan fees and costs are included in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases".

(2) Includes construction loans.

(3) Includes loans held for sale.

--------------------------------------------------------------------------------
                                       7

--------------------------------------------------------------------------------
                        RESULTS OF OPERATIONS (continued)

   Rate/Volume Analysis. The following table allocates the period-to-period changes in the Corporation's various categories of interest and dividend income and interest expense between changes due to changes in volume (calculated by multiplying the change in average volume of the related interest-earning asset or interest-bearing liability category by the prior year's rate) and changes due to changes in rate (change in rate multiplied by prior year's volume). Interest on nontaxable securities has been adjusted to a fully taxable equivalent basis by the amount of taxes which would have been paid at a federal income tax rate of 34%. Changes due to changes in rate-volume (changes in rate multiplied by changes in volume) have been allocated proportionately between changes in volume and changes in rate.


==============================================================================================================================
                                                                             YEAR ENDED DECEMBER 31
==============================================================================================================================
                                                             1995 VS. 1994                              1994 VS. 1993
------------------------------------------------------------------------------------------------------------------------------
                                                           INCREASE (DECREASE)                       INCREASE (DECREASE)
------------------------------------------------------------------------------------------------------------------------------
                                                                 DUE TO                                       DUE TO
------------------------------------------------------------------------------------------------------------------------------
                                                   VOLUME         RATE         TOTAL       VOLUME          RATE          TOTAL
------------------------------------------------------------------------------------------------------------------------------
                                                                              (In thousands)
Interest and dividend income:
  Interest-bearing time deposits.............     $     6       $    5        $   11      $    --       $    --       $    --
Loans (includes loans held for sale).........      (1,109)       1,931           822       (5,161)        1,790        (3,371)
  Securities:
   Taxable...................................       2,218          165         2,383         (496)          149          (347)
   Nontaxable ...............................         (20)           9           (11)        (996)          237          (759)
  Federal funds sold ........................         (69)         284           215         (501)          376          (125)
-----------------------------------------------------------------------------------------------------------------------------
   Total interest and dividend income........       1,026        2,394         3,420       (7,154)        2,552        (4,602)
=============================================================================================================================
Interest expense:
  Savings deposits and interest-bearing
   demand deposits...........................        (359)          43          (316)      (1,410)         (783)       (2,193)
  Time deposits .............................         764        1,045         1,809         (706)         (368)       (1,074)
  Other borrowings...........................        (399)          54          (345)        (434)          (50)         (484)
-----------------------------------------------------------------------------------------------------------------------------
   Total interest expense ...................           6        1,142         1,148       (2,550)       (1,201)       (3,751)
-----------------------------------------------------------------------------------------------------------------------------
  Changes in net interest and dividend income     $ 1,020       $1,252        $2,272      $(4,604)      $ 3,753       $  (851)
==============================================================================================================================


   Interest and Dividend Income. Total interest and dividend income on a tax-equivalent basis increased by $3.4 million, or 22.9%, from $15.0 million for the year ended December 31, 1994 to $18.4 million for the year ended December 31, 1995. Almost $2.4 million of this increase is due to an 87 basis point rise in the average earning asset yield during 1995, which was primarily due to an increase in the Corporation's average base lending rate from 7.57% in 1994 to 8.83% in 1995. The balance of the increase in total interest and dividend income was due to a $20.0 million, or 9.7%, increase in average earning assets, principally taxable securities.

   Interest on loans increased $822,000, or 6.2%, for the year ended December 31, 1995 as compared to the year ended December 31, 1994. This increase was mainly due to a 119 basis point increase in the average loan yield from 7.70% in 1994 to 8.89% in 1995. The aforementioned rise in the Corporation's average base lending rate, which reflected the rise in prevailing interest rates during 1995, is the chief cause of the yield increase. Offsetting the yield increase to some extent was a drop in average loan outstandings of $13.7 million, or 8.0%, between the periods. The bulk of the decrease in average loan outstandings was in the commercial loan category, where new loans did not keep pace with loan paydowns and charge-offs.

   Interest on taxable securities increased by $2.4 million, or 311.1%, and interest on nontaxable securities decreased $14,000 on a tax-equivalent basis, or 12.2%, for the year ended December 31, 1995 as compared to the year ended December 31, 1994. Over $2.2 million of the increase was caused by an increase in the average balance of taxable securities from $14.2 million in 1994 to $49.4 million in 1995. The Corporation utilized funds obtained from ORE sales, loan paydowns and the Offering, along with a small increase in average deposits, to make the securities purchases. The decrease in interest on nontaxable securities was entirely the result of a decrease in the average balance of such securities caused by maturities.

   Interest on federal funds sold increased by $215,000, or 24.5%, for the year ended December 31, 1995 as compared to the year ended December 31, 1994. This increase was entirely due to an increase in the average yield from 4.40% in 1994 to 5.92% in 1995. The rise in yield parallels the rise in average short-term interest rates that occurred in 1995 as compared to 1994.

   Total interest and dividend income on a tax-equivalent basis decreased by $4.6 million, or 23.5%, from $19.5 million for the year ended December 31, 1993 to $14.9 million for the year ended December 31, 1994. The decrease in total interest and dividend income was caused primarily by a $102.9 million, or 33.2%, decrease in the average balance of earning assets, which was primarily the result of the Pilgrim transaction. The decrease in interest and dividend income during 1994 was offset, in part, by a 92 basis point increase in average yield on earning assets reflecting increasing interest rates in the general economy.

   Interest on loans decreased $3.4 million, or 20.3%, during the year ended December 31, 1994 as compared to the year ended December 31, 1993. The decrease in interest on loans was mainly due to a $69.3 million, or 28.8%, decrease in the average balance of loans between the periods. The decrease in the average balance of loans primarily reflects the Pilgrim transaction. The decrease in interest income on loans was partially offset by an 81 basis point increase in the average yield from 6.89% to 1993 to 7.70% in 1994, reflecting general increases in prevailing interest rates and the reduction of nonaccrual loans.

   Interest on taxable securities decreased by $347,000, or 31.2%, and interest on nontaxable securities decreased by $759,000 on a tax-equivalent basis, or 86.8%, during the year ended December 31, 1994, as compared to the year ended December 31, 1993. The decrease in interest on taxable securities was due, in part, to a $9.5 million, or 40.1%, decline in the average balance of such securities which is directly attributable to the sale of $29.8 million of taxable securities in connection with the Pilgrim transaction.

-------------------------------------------------------------------------------
                                       8

--------------------------------------------------------------------------------
                        RESULTS OF OPERATIONS (continued)

  The decrease in income on taxable securities was offset, in part, by a 70 basis point increase in average yield on taxable securities. The decrease in interest on nontaxable securities was primarily attributable to a $10.3 million, or 90.4%, decrease in the average balance of such securities.

   Interest on federal funds sold decreased by $125,000, or 12.5%, during the year ended December 31, 1994 as compared to the year ended December 31, 1993. The decrease in interest on federal funds sold was attributed to a decrease of $13.8 million, or 40.9%, in average balance. The decrease in the average balance on federal funds sold reflects the historically high levels of liquid assets maintained by the Corporation during the year ended December 31, 1993 as a result of funds received upon prepayments of loans by borrowers refinancing loans to take advantage of decreasing interest rates, as well as the Corporation's strategy of maintaining high levels of liquid assets to fund the anticipated Pilgrim transaction and the branch sales.

   Interest Expense. Total interest expense increased $1.1 million, or 23.2%, from $5.0 million for the year ended December 31, 1994 to $6.1 million for the year ended December 31, 1995. Since the average balance of total interest-bearing liabilities remained about the same in 1995 as it was in 1994, the increase in interest expense was almost entirely due to a rise in average rates paid. Over 90% of the increase due to rate was in the time deposit category, where average rates paid increased from 3.59% in 1994 to 5.17% in 1995. The vast majority of time deposits have original maturities of one year or less and the rates paid on them in 1995 reflect the higher short-term rates that prevailed in 1995 versus 1994. In addition, the Corporation paid a premium rate of 7% on a six-month certificate of deposit which attracted over $16 million in a special one-day promotion. Although the average balance of interest-bearing deposits increased slightly in 1995 versus 1994, there was a marked shift from lower cost savings deposits to higher cost time deposits. Average savings deposits decreased $14.5 million, or 16.1%, in 1995 as compared to 1994, while average time deposits increased $17.9 million, or 32.1%, during the same period. Management believes that savings deposits will be harder to attract in the future because the spreads between rates paid on savings and those offered by alternative investments have widened significantly in recent years.

   Total interest expense decreased $3.7 million, or 43.1%, from $8.7 million for the year ended December 31, 1993 to $5.0 million for the year ended December 31, 1994. This decrease reflects a 59 basis point decrease in the average cost of interest-bearing liabilities, as the Corporation was able to reprice its liabilities at lower rates during 1994. The decrease in interest expense is also due, in part, to a reduction in the average balance of interest-bearing liabilities by $78.8 million which is primarily attributable to the Pilgrim transaction and the branch sales. Interest on savings deposits and interest-bearing demand deposits fell by $2.2 million, or 45.7%, $1.4 million of which was due to a reduction in the average balances of savings and interest-bearing demand deposits of $55.6 million. The reduction in average balance was due primarily to the Pilgrim transaction. The remaining $783,000 decrease in expense was due to a 54 basis point reduction of rates paid on savings and interest-bearing demand deposits during 1994. Interest on time deposits fell by $1.1 million, or 35.0%, which was due to a $18.6 million decline in average balance and a 54 basis point decline in the average rate paid on time deposits in 1994 as compared to 1993. Approximately $10.6 million, or 57.0% of the decrease in the average balance in time deposits was due to the Pilgrim transaction with the remainder due to investors seeking higher rates in alternative investments as interest rates changed during the year.

   The Corporation incurred interest expense on its other borrowings of $12,000, $357,000 and $841,000 during the years ended December 31, 1995, 1994 and 1993, respectively, which consisted of interest on subordinated debentures, and, in addition, in 1993 on a note payable. See Note 12 of Notes to Consolidated Financial Statements. On June 1, 1994 $4.6 million of the subordinated debentures were redeemed and during the first quarter of 1995, the remaining $1.3 million were redeemed.

   Provision for Possible Loan Losses. The provision for possible loan losses was $500,000, $1.2 million and $4.4 million for the years ended December 31, 1995, 1994 and 1993, respectively. The much reduced provision for possible loan losses in 1995 reflects the overall increase in loan quality, the continued reduction of nonperforming assets and the further reduction of loan concentrations. The decreased provision for possible loan losses during 1994 reflected the fact that there were only $2.2 million of net charge-offs as compared to $4.2 million in 1993. The decline in charge-offs was due to a stabilizing commercial real estate market in northern New Jersey and a decrease in the Corporation's nonperforming loans. In 1993 the provision was highly influenced by charge-offs and the need to restore reserve levels and reflected the weak commercial real estate market in northern New Jersey and management's efforts in identifying and quantifying potential losses in the loan portfolio. Commercial real estate loans and real estate construction loans made up a significant portion of the loans outstanding during the last three fiscal years. The provision for possible loan losses is determined by management based on its analysis of certain prevailing factors, including a review of the financial status and credit standing of borrowers, real estate appraisals, prior loss experience and management's judgment as to prevailing and anticipated economic conditions within the Corporation's market area. For additional information, see "Financial Condition and Recent Operating Environment -- General" and "Asset Quality -- Allowance for Possible Loan Losses."

   Other Income. Other income fell $875,000, or 26.3%, to $2.4 million for the year ended December 31, 1995 from $3.3 million for the year ended December 31, 1994. The decline was primarily due to a drop in mortgage related income of $330,000, a reduction of $164,000 of SBA loan fees recognized, and the recognition in 1994 of $270,000 concerning premiums previously held in a trust from the sale of the mortgage servicing operation. The 1994 amount also contains $170,000 of income recognized as part of a comprehensive restructure of loans to a group of affiliated borrowers, an event not repeated in 1995. Countering these declines to some extent was a $127,000, or 9.1%, increase in service charges on deposit accounts. Other income was $3.3 million for the year ended December 31, 1994 and $8.9 million for the year ended December 31, 1993, representing a decrease of $5.6 million, or 62.8%. The primary factors contributing to the decrease were decreases of $2.3 million, or 93.7%, in gain on mortgages sold, a decrease of $2.2 million, or 90.4%, in mortgage servicing and application fees, a decrease of $642,000, or 91.5%, in loan fee income on mortgages sold and a $368,000, or 94.4%, decrease in document custodial fees, all of which were attributable to the Corporation's sale of its mortgage servicing operations effective January 31, 1994. In addition, service charges on deposit accounts decreased by $159,000, or 10.3%, from $1.5 million in the year ended December 31, 1993 to $1.4 million in the year ended December 31, 1994, as the Corporation maintained a lower average balance of deposit accounts following the Pilgrim transaction. Other income increased by $216,000, or 23.3%, in 1994 primarily as a result of the receipt of $270,000 related to the sale of the mortgage servicing operation.

   Other Expense. Other expense showed a $1.2 million, or 8.8%, decrease in 1995, declining from $13.3 million for the year ended December 31, 1994 to $12.1 million for for the year ended December 31, 1995. With the exception of total ORE-related expenses which increased $603,000 in 1995, all major categories of other expense decreased from 1994 amounts. Salaries and employee benefits decreased $467,000, or 9.3%, largely due to a decrease in health insurance benefits of $368,000. Commissions were also down $76,000 for 1995 as compared to 1994. Occupancy expense decreased $62,000 and equipment expense decreased $55,000 for the year ended December 31, 1995 as com-

-------------------------------------------------------------------------------
                                       9

-------------------------------------------------------------------------------
                        RESULTS OF OPERATIONS (continued)

pared to the year ended December 31, 1994. These decreases reflect the widespread expense controls that were instituted during 1994. Other expense declined $1.2 million in 1995 as compared to 1994, with significant reductions in legal fees, FDIC assessments, bonding and insurance premiums and nonloan losses. The aforementioned increase in ORE-related expenses was due to an increase in valuation adjustments of $987,000 to reflect current market values less costs to sell of the remaining ORE properties. Direct net costs of operating these properties fell by $384,000 in 1995. Management expects that future valuation adjustments and direct operating expenses related to ORE will be significantly less than they were in 1995.

   Other expense decreased by $11.7 million, or 46.7%, from $25.0 million for the year ended December 31, 1993 to $13.3 million for the year ended December 31, 1994. The primary reason for this decrease was the downsizing that resulted from the sale of the mortgage servicing operation effective January 31, 1994 and from the Pilgrim transaction and the branch sales during 1993. The largest component of the decrease was a $3.6 million, or 41.5%, reduction in salaries and employee benefits. Additional reductions in other expense, resulting largely from the sale of the Corporation's mortgage servicing operation, include the nonrecurrence in 1994 of the provision for possible losses on purchased mortgage service rights of $1.8 million, the loss on sale of mortgage operations of $647,000 and the provision for possible losses on excess servicing receivable of $303,000 which occurred in 1993. Further reductions in expenses related to the amortization of intangible assets and credit reports/appraisal fees by $1.3 million, or 84.0%, and $607,000, or 71.3%, respectively, reflect a reduction in intangible assets and loan origination activity that are also primarily a result of the sale of the mortgage servicing operations. Net occupancy expense also decreased during the year ended December 31, 1994 by $575,000, or 41.2%, as compared to the year ended December 31, 1993, as a result of the downsizing resulting from the sale of the mortgage servicing operation, the Pilgrim transaction, and the branch sales. Total other real estate expenses decreased by $520,000, or 19.1%, in the year ended December 31, 1994 as compared to the year ended December 31, 1993 as a result of the decrease in the Corporation's level of ORE during 1994.

   Income Taxes. The Corporation had income tax benefits of $4.2 million, $285,000 and $996,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The 1995 benefit is primarily attributable to the reversal of a valuation allowance against the Corporation's net deferred tax asset totaling $5.3 million. The 1994 benefit was the result of receiving a tax refund greater than that anticipated at December 31, 1993.

   Because of the significant operating losses in 1994, 1993 and 1992, the Corporation recorded a full valuation allowance against its net deferred tax asset at December 31, 1994. During 1995, management concluded that this valuation allowance was no longer necessary because sufficient positive evidence had accumulated. Such positive evidence included five consecutive quarters of profitable operations, significant reductions in the level of nonperforming assets and related expenses, continued strong net interest margins and operating expense reductions.

   At December 31, 1995, the Corporation has a Federal net operating loss carryforward of $3.3 million, of which $2.5 million expires in 2009 and the remainder in 2010, and a state net operating loss carryforward of $11.9 million which expires as follows: $800,000 in 1998, $2.0 million in 1999, $6.7 million in 2000, $1.6 million in 2001 and $800,000 in 2002.

   Federal income tax returns for the years 1991, 1992 and 1993 are currently being examined by the Internal Revenue Service. Management does not anticipate that the results of this examination will have a material effect on the Corporation's consolidated financial position or results of operations.




                       ASSET/LIABILITY MANAGEMENT

The principal determinant of the exposure of the Corporation's earnings to interest rate risk is the timing difference between the repricing or maturity of the Corporation's interest-earning assets and the repricing or maturity of its interest-bearing liabilities. The Corporation has established an Asset/Liability Management Committee which is comprised of the Corporation's Chairman of the Board, President, Senior Vice President and Treasurer, and two outside directors. This Committee meets at least monthly to review the maturities of the Corporation's assets and liabilities, as well as to regulate the Corporation's flow of funds and to coordinate the sources, uses and pricing of such funds. The Committee's objective in structuring and pricing the Corporation's assets and liabilities is to maintain an acceptable interest rate spread while minimizing the effects of changes in interest rates.

   The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, while conversely during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would adversely affect net interest income.






--------------------------------------------------------------------------------
                                       10

--------------------------------------------------------------------------------

   The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1995 which are expected to mature or reprice in each of the time periods shown:


==============================================================================================================================
                                                       THREE     OVER THREE     OVER ONE
                                                       MONTHS     MONTHS TO      YEAR TO       OVER     NONINTEREST-
                                        IMMEDIATE     OR LESS     ONE YEAR     FIVE YEARS   FIVE YEARS   SENSITIVE     TOTAL
------------------------------------------------------------------------------------------------------------------------------
                                                                 (Dollars in thousands)
Assets:
 Loans, net (1) ......................  $58,093     $ 28,706     $ 21,549      $32,343      $15,036     $     --      $155,727
 Securities and interest-bearing
    time deposits.....................       --       17,234        8,668       33,798          658           --        60,358
 Federal funds sold ..................    5,802           --           --           --           --           --         5,802
 Cash and other assets................      --            --           --           --           --       24,629        24,629
------------------------------------------------------------------------------------------------------------------------------
  Total assets........................  $63,895     $  5,940     $ 30,217      $66,141      $15,694     $ 24,629      $246,516
==============================================================================================================================
Liabilities and stockholders' equity:

 Demand deposits .....................  $    --     $ 25,740     $     --      $    --      $    --     $ 49,761      $ 75,501
 Savings and time deposits (2) .......       --       87,005       44,468       10,088           --           --       141,561
 Other liabilities ...................       --           --           --           --           --        2,205         2,205
 Stockholders' equity ................       --           --           --           --           --       27,249        27,249
------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders'
   equity ............................  $    --     $112,745     $ 44,468      $10,088      $    --     $ 79,215      $246,516
==============================================================================================================================

Interest rate-sensitive gap...........  $63,895     $(66,805)    $(14,251)     $56,053      $15,694     $(54,586)
Interest rate-sensitive gap as a
 percentage of total assets ..........    25.9%       (27.1)%       (5.8)%       22.7%         6.4%        (22.1)%
Cumulative interest rate-
 sensitive gap .......................  $63,895     $ (2,910)    $(17,161)     $38,892      $54,586
Cumulative interest rate-
 sensitive gap as a percentage
  of total assets ....................    25.9%       (1.2)%        (7.0)%       15.8%        22.1%
==============================================================================================================================

(1) The allowance for possible loan losses is included in the over one year to five years category. No effect is given to anticipated loan prepayments.

(2) Money market accounts are included in the three months or less category, based on the Corporation's recent experience of repricing such deposits every three months or less. It is the opinion of management, however, that a significant portion of these accounts is not interest sensitive.

   Certain shortcomings are inherent in the method of analysis presented in the above table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. In the event of a change in interest rates, prepayment and early withdrawal levels could significantly change the gaps calculated in the above table. The ability of borrowers to service their debts may decrease in the event of an interest rate increase. Management considers these factors when reviewing its gap position and establishing its ongoing asset/liability strategy.


                                  ASSET QUALITY

   The following table sets forth, as of the dates indicated, the components of the Corporation's delinquent loans, nonperforming assets and restructured loans. Each component is discussed in greater detail below. Nonperforming assets consist of nonaccrual loans, accruing loans 90 days or more delinquent and ORE. It is the Corporation's policy to place a loan on nonaccrual status when, in the opinion of management, the ultimate collectibility of the principal or interest on the loan becomes doubtful. As a general rule, a commercial or real estate loan more than 90 days past due with respect to principal or interest is classified as a nonaccrual loan. Installment loans generally are not placed on nonaccrual status but, instead, are charged off at 90 days past due. Loans are considered restructured loans if, for economic or legal reasons, a concession has been granted to the borrower related to the borrower's financial difficulties that the creditor would not otherwise consider. The Corporation has restructured certain loans in instances where a determination was made that greater economic value will be realized under new terms than through foreclosure, liquidation, or other disposition. ORE includes both loan collateral that has been formally repossessed and collateral that is in the bank's possession and under its control without legal transfer of title.

   At the time of classification as ORE, loans are reduced to the fair value of the collateral (if less than the loan receivable) by charge-offs against the allowance for possible loan losses. ORE is carried on the books at the lower of cost or fair value, less estimated costs to sell. Subsequent valuation adjustments to the fair value of the collateral are charged or credited to current operations.





-------------------------------------------------------------------------------
                                       11

--------------------------------------------------------------------------------

The following table sets forth delinquent loans, the components of nonperforming assets, and restructured loans at the year ends indicated:

-------------------------------------------------------------------------------------------------------------------------
                                                                                     DECEMBER 31
-------------------------------------------------------------------------------------------------------------------------
                                                            1995          1994           1993           1992         1991
-------------------------------------------------------------------------------------------------------------------------
                                                                     (In thousands)
Delinquent loans 30 - 89 days past due.................  $ 3,644        $ 4,725       $ 2,303        $ 9,303     $18,288
=========================================================================================================================
Nonaccrual loans:
 Commercial and commercial real estate.................  $ 3,459        $ 6,617       $21,472        $25,343     $23,579
 Residential real estate mortgage......................      375            509           360            634         552
 Installment...........................................      356            422            49            514         441
-------------------------------------------------------------------------------------------------------------------------
  Total nonaccrual loans...............................    4,190          7,548        21,881         26,491      24,572
-------------------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more:
 Commercial and commercial real estate.................       37             20           585          1,989       1,234
 Residential real estate mortgage......................       53            216           380            731         592
 Installment...........................................       51              4           217            102         327
-------------------------------------------------------------------------------------------------------------------------
  Total loans past due 90 days or more ................      141            240         1,182          2,822       2,153
-------------------------------------------------------------------------------------------------------------------------
  Total nonperforming loans............................  $ 4,331        $ 7,788       $23,063        $29,313     $26,725
=========================================================================================================================
ORE, net (1) ..........................................  $ 4,408        $ 9,995       $10,332        $ 5,304     $ 2,599
=========================================================================================================================
Total nonperforming assets.............................  $ 8,739        $17,783       $33,395        $34,617     $29,324
=========================================================================================================================
Restructured loans.....................................  $ 1,702        $ 5,983       $11,035        $ 4,662     $13,975
=========================================================================================================================
  Total nonperforming assets and restructured loans ...  $10,441        $23,766       $44,430        $39,279     $43,299
=========================================================================================================================

(1) Loans are classified as ORE when the Corporation has taken possession of the collateral, regardless of whether formal foreclosure proceedings have taken place.

   During the year ended December 31, 1995, gross interest income of $1.3 million would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the period. Interest on such loans included in income during such period amounted to $213,000. During the year ended December 31, 1995, gross interest income of $18,000 would have been recorded on restructured loans if the loans had been current throughout the period in accordance with their original terms. Interest on such loans included in income during such period amounted to $16,000.

   The Corporation reduced its nonperforming assets from $17.8 million at December 31, 1994 to $8.7 million at December 31, 1995, a $9.1 million or 51.1% improvement. This reduction was achieved by $2.5 million in ORE sales, the receipt if $5.3 million in principal payments, $3.6 million in charge-offs and valuation adjustments, the return to accruing status of $1.4 million of nonaccrual loans and a $99,000 reduction of loans past due 90 days or more, offset in part by new nonaccrual loans and advances on ORE totaling $3.8 million. Of the $6.0 million of restructured loans at December 31, 1994, $5.8 million demonstrated performance at market rates and thus were transferred to accrual status, while three loans totaling $1.5 million were restructured during the year, the largest a commercial real estate loan of $1.2 million.

   Changes in the Corporation's levels of problem assets during the five years ended December 31, 1995 reflect the impact of the recessionary cycle as well as the results of management's long- term efforts to work with its borrowers to maximize recoveries.

   Although the Corporation was profitable in 1995, nonperforming asset levels and related expenses caused a significant reduction in earnings. Management is committed to reducing nonperforming assets and related expenses to insignificant levels through diligent loan remediation efforts and the institution of policies and procedures to help minimize the risk of loan quality deterioration. Management believes that the economy in the Corporation's market stabilized in 1994 and 1995. However, a significant increase in interest rates or other changes in economic factors that adversely affect the ability of the Corporation's borrowers and prospective purchasers of its ORE to service real estate-related indebtedness may have a negative impact on the amounts ultimately realized upon the collection of loans or the disposition of nonperforming assets.

   Nonaccrual and Delinquent Loans. When a loan is classified as nonaccrual, interest which was accrued but unpaid during the year the loan was classified nonaccrual is reversed from income, and any interest which was accrued during the prior year but was unpaid is charged off against the allowance for possible loan losses. While a loan is classified as nonaccrual, all collections are applied as reductions of principal outstanding. Nonaccrual loans (including those with partial charge-offs) may be returned to accrual status, even though the loans are not current with respect to the contractual payments, provided two criteria are met: (i) all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within a reasonable period, and (ii) there is a sustained period of recent repayment performance (at least six months) by the borrower in accordance with the contractual terms. Loans that meet the above criteria would be classified as past due, as appropriate, until they have been brought fully current.

   The following table sets forth the types of loans comprising the Corporation's nonperforming loans at December 31, 1995:



==================================================================================================
                                                                  LOANS 90 DAYS         NONACCRUAL
                                                                OR MORE PAST DUE          LOANS
--------------------------------------------------------------------------------------------------
                                                                         (In thousands)
Commercial real estate:
  Raw land and construction projects...............................   $ --              $   --
  Retail/Office....................................................     --               1,850
-------------------------------------------------------------------------------
  Total commercial real estate.....................................     --               1,850
-------------------------------------------------------------------------------
One-to four-family residential real estate.........................     53               1,787
Commercial and industrial..........................................     37                 197
Installment........................................................     51                 356
-------------------------------------------------------------------------------
  Total............................................................   $141              $4,190
==================================================================================================



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   Restructured Loans. The Corporation has restructured loans in cases where a borrower has been able to demonstrate a reasonable ability to meet the restructured debt service obligation. As used herein, the term "restructured loan" means a restructured loan on accrual status. At December 31, 1995, 1994 and 1993, the Corporation's restructured loans totalled $1.7 million, $6.0 million and $11.0 million, respectively. At December 31, 1995, the balance was comprised of three commercial real estate loans, the largest totaling $1.2 million.

   In order for a restructured loan to be removed from classification as a restructured loan, the following criteria must be satisfied: (i) the borrower must generally have been current in meeting the restructured terms for at least six consecutive months or until the end of the year next following the date of restructure, whichever is later, (ii) the restructured loan must provide for principal amortization, (iii) the restructured loan must have an interest rate and other features that are at least equivalent to market terms and (iv) principal and interest amounts contractually due, including arrearages, are reasonably assured of repayment within a reasonable period of time. Inevitably, not all restructured loans will be viable as restructured, and it may be necessary for the Corporation to make further concessions or to liquidate the asset at a further discount, which may require a further write-down. The Corporation transferred $5.8 million in loans that were classified as restructured at December 31, 1994 to accrual status in 1995. Management anticipates that two restructured loans totaling $1.4 million at December 31, 1995 will meet the criteria for transfer to accrual status in 1996.

   Other Real Estate. Other real estate includes both loan collateral that has been formally repossessed and collateral that is in the Corporation's possession and under its control without legal transfer of title. ORE is carried on the books at the lower of cost or fair value, less estimated costs to sell. In years prior to 1994, loans classified as in-substance foreclosed but for which the Corporation had not taken possession of the collateral have been reclassified to loans to conform to the current presentation. Substantially all of the Corporation's ORE is located in northern New Jersey.

   The following table sets forth the types of properties which comprised the Corporation's ORE portfolio at December 31, 1995:

=============================================================
                                               (In thousands)
Commercial real estate:
  Raw land and construction projects............... $ 2,667
  Retail/office....................................   4,082
-----------------------------------------------------------
   Total commercial real estate....................   6,749
-----------------------------------------------------------
Residential real estate:
  One-to-four family...............................     270
-----------------------------------------------------------
  Valuation allowance..............................  (2,611
-----------------------------------------------------------
Total.............................................. $ 4,408
===========================================================

   Management believes that the net carrying value of ORE at December 31, 1995 equaled the lower of the assets' balances when transferred to ORE or the estimated fair value (after reduction for estimated selling costs) of the properties acquired. Given current real estate and economic conditions in the Corporation's market, however, no assurance can be given as to the extent to which the Corporation will realize its current carrying value, the Corporation's ability to continue to dispose of any significant amount of ORE or the period of time it will take for the Corporation to achieve a significant reduction in the amount of its ORE.

   Other. Loans which were not classified as nonaccrual, 90 days past due or restructured but where known information about possible credit problems of borrowers caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms amounted to $2.1 million at December 31, 1995. These loans consisted of one commercial loan with a principal balance of $1.1 million, seven residential real estate mortgage loans with an aggregate principal balance of $619,000 and installment loans with an aggregate principal balance of $375,000.

   Asset Concentrations. The Corporation's loan portfolio contains certain concentrations of related borrowers. At December 31, 1995, the combined three largest concentrations totalled $35.2 million, or 21.9% of the total loan portfolio. The large balances outstanding on these loans may increase the risk of potential loss exposure to the Corporation. The largest concentration consisted of 14 loans with an aggregate balance of $15.4 million. The second relationship consisted of 18 loans totalling $12.2 million. The third relationship consisted of 9 loans totalling $7.6 million. At December 31, 1995, all loans within these concentrations, including adversely classified loans, were performing in accordance with their terms, and management believes that all of these loans were properly valued on the Corporation's books.

   At December 31, 1995 and 1994, commercial real estate mortgage and construction loans totalled $97.5 million and $102.4 million and represented 60.7% and 64.9%, respectively, of the Corporation's total loan portfolio. Substantially all of the commercial real estate securing such loans is located in northern New Jersey. The ability of borrowers of such loans to repay them in accordance with their terms, and the ability of the Corporation to realize recoveries in the event of their default, are highly dependent upon conditions in the northern New Jersey real estate industry. The Corporation's business plan calls for the reduction of its concentration in assets dependent on the value of commercial real estate by deemphasizing the origination of commercial real estate loans while increasing originations of commercial and consumer loans.

   Loan Maturity Schedule. The following table sets forth certain information at December 31, 1995, regarding the dollar amount of commercial and commercial real estate loans and commercial real estate construction loans maturing in the Corporation's portfolio based on their contractual terms to maturity, including scheduled repayments of principal. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.


===================================================================================================================
                                                         DUE IN ONE       DUE AFTER 1       DUE AFTER
                                                        YEAR OR LESS    THROUGH 5 YEARS      5 YEARS        TOTAL
-------------------------------------------------------------------------------------------------------------------
                                                                                (In thousands)
Commercial and commercial real estate ...............    $68,827           $21,860           $5,782        $ 96,469
Commercial real estate construction .................     10,881             4,296               --          15,177
-------------------------------------------------------------------------------------------------------------------
    Total ...........................................    $79,708           $26,156           $5,782        $111,646
===================================================================================================================
Loans with predetermined interest rates .............    $19,537           $26,156           $5,782        $ 51,475
Loans with floating interest rates ..................     60,171                --               --          60,171
-------------------------------------------------------------------------------------------------------------------
    Total ...........................................    $79,708           $26,156           $5,782        $111,646
===================================================================================================================



--------------------------------------------------------------------------------
                                       13

--------------------------------------------------------------------------------
                            ASSET QUALITY (continued)

   Allowance for Possible Loan Losses. The allowance for possible loan losses is determined by management based upon their evaluation of the known, as well as the inherent, risks within the Corporation's loan portfolio and is maintained at a level considered adequate to provide for potential loan losses. The allowance for possible loan losses is increased by provisions charged to expense and reduced by net charge-offs. In establishing the allowance for possible loan losses, management considers, among other factors, previous loss experience, the performance of individual loans in relation to contract terms, the size of particular loans, the estimated fair value of collateral, the risk characteristics of the loan portfolio generally, the current status and credit standing of borrowers, management's judgment as to prevailing and anticipated real estate values and other economic conditions in the Corporation's market area and other factors affecting credit quality. Management believes the allowance for possible loan losses at December 31, 1995 of $4.9 million, or 112.1% of nonperforming loans, was adequate. Management continues to actively monitor the Corporation's asset quality and to charge off loans against the allowance for possible loan losses as it deems appropriate. Although management believes it uses the best information available to make determinations with respect to the allowance for possible loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making the initial determinations.

   The following table sets forth summary data related to the Corporation's allowance for possible loan losses, the provision for possible loan losses and charge-off experience for the years indicated:


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                       YEAR ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         1995        1994         1993          1992        1991
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                   (Dollars in thousands)
Loans, net of unearned income (at end of period) (1)................   $160,580    $164,345      $206,214     $294,660     $295,177
===================================================================================================================================

Average loans outstanding (2)........................................  $157,715    $171,395      $240,651     $310,665     $289,760
===================================================================================================================================
Allowance balance (at beginning of year)............................   $  6,501    $  7,499      $  7,670     $  4,489     $  3,360
 Loans charged off:
  Commercial and commercial real estate (3)..........................     3,640       2,265         4,011        6,588        1,687
  Residential real estate mortgage.................................           3          49            22           20           20
  Installment........................................................        51         182           518          645          490
-----------------------------------------------------------------------------------------------------------------------------------
   Total loans charged off...........................................     3,694       2,496         4,551        7,253        2,197
-----------------------------------------------------------------------------------------------------------------------------------
  Recoveries of loans:
   Commercial and commercial real estate, net (3)....................     1,511         253           275          188           75
   Real estate - mortgage............................................         6          --             4           --           --
   Installment.......................................................        29          24            61           24           11
-----------------------------------------------------------------------------------------------------------------------------------
    Total recoveries.................................................     1,546         277           340          212           86
-----------------------------------------------------------------------------------------------------------------------------------
Net loans charged off...............................................      2,148       2,219         4,211        7,041        2,111
Provision for the period............................................        500       1,221         4,440       10,222        3,240
Allowance related to loans sold.....................................         --          --          (400)          --         --
-----------------------------------------------------------------------------------------------------------------------------------
Allowance balance (at end of year) ..................................  $  4,853    $  6,501      $  7,499     $  7,670     $  4,489
===================================================================================================================================
Allowance for possible loan losses as a percentage of total
 outstanding loans (at end of year) .................................      3.02%       3.96%         3.64%        2.60%    1.52%
Allowance for possible loan losses as a percentage of
 nonperforming loans (at end of year) ...............................    112.05%      83.47%        32.52%       26.17%    16.80%
Net loans charged off as a percentage of average loans outstanding ..      1.36%       1.29%         1.75%        2.27%      .73%

===================================================================================================================================


(1) Includes loans held for sale of $34,000, $34,000, $19.6 million, $28.7 million and $10.8 million at December 31, 1995, 1994, 1993, 1992 and 1991, respectively.

(2) Includes average loans held for sale of $70,000, $2.6 million, $20.5 million, $24.4 million, and $11.9 million at December 31, 1995, 1994, 1993, 1992 and 1991, respectively.

(3) Includes commercial real estate construction loans.

   The Corporation made provisions for loan losses during the years ended December 31, 1995, 1994 and 1993 of $500,000, $1.2 million and $4.4 million, respectively, in order to address the uncertainty inherent in the loan portfolio. Beginning in 1992, as the Corporation intensified its review and administration of problem assets, management was better able to quantify the risks in the loan portfolio, and as a result, the Corporation's loan charge-offs increased. The recognition of these charge-offs, coupled with a decline in delinquent and nonaccrual loans, enabled the Corporation to maintain its allowance for loan losses during 1995 below the level of the previous year, while representing a significantly higher percentage of nonperforming loans.

   The Corporation maintains valuation allowances for potential losses on its portfolio of ORE. The following table sets forth summary data related to the total valuation allowances for ORE for the years indicated:



------------------------------------------------------------------------------------------------------------
                                                                                  YEAR ENDED DECEMBER 31
------------------------------------------------------------------------------------------------------------
                                                                         1995            1994           1993
------------------------------------------------------------------------------------------------------------
                                                                                    (In thousands)
Balance at beginning of year.........................................  $1,634          $  885          $  --
 Provision charged to expense........................................   1,850             863            956
 Write-downs to fair value and net losses incurred on sales..........    (873)            (64)          (121)
 Other...............................................................      --             (50)            50
------------------------------------------------------------------------------------------------------------
Balance at end of year...............................................  $2,611          $1,634          $ 885
============================================================================================================

--------------------------------------------------------------------------------
                                       14

--------------------------------------------------------------------------------

   During the last three years, management has intensified its ORE sales, review and evaluation efforts. As a result, gross ORE balances have declined from $11.2 million at December 31, 1993 to $7.0 million at December 31, 1995, while the valuation allowance has increased from $885,000 to $2.6 million during that period. Management believes that future annual provisions to the valuation allowances for ORE should be lower than those in 1995.

   The FDIC and the State, as part of their respective supervisory functions, periodically review the Bank's allowance for possible loan losses and the allowance for potential ORE losses. Such regulatory reviews may require the Bank to increase its provision for loan losses or to recognize further loan charge-offs or write-downs of the carrying value of ORE, based on judgments different from those of management.

   Securities Portfolio. The Corporation invests a portion of its available funds in a variety of short-term and medium-term instruments. The securities portfolio provides a measure of liquidity through proceeds from scheduled maturities and is utilized for pledging requirements on public and fiduciary deposits. At December 31, 1995, securities having a book value of $2.5 million were pledged as collateral for public funds and other purposes as required by law.

   The following tables set forth the carrying value of the Corporation's available for sale and held to maturity securities portfolios at the dates indicated:


------------------------------------------------------------------------------------------------------------------------------
                                                                                          DECEMBER 31
------------------------------------------------------------------------------------------------------------------------------
                                                                     1995                   1994                  1993
------------------------------------------------------------------------------------------------------------------------------
                                                                                    (Dollars in thousands)
                                                               AMOUNT    PERCENT     AMOUNT      PERCENT   AMOUNT      PERCENT

Available for sale:
   U.S. Treasury .........................................    $ 4,532     11.5%     $16,669       93.8%    $6,037        68.2%
   U.S. Government .......................................     27,746     70.6           --         --         --        --
   Obligations of state and political subdivisions .......        883      2.2          934        5.3      2,661        30.0
   Other .................................................      6,167     15.7          160         .9        160         1.8
-----------------------------------------------------------------------------------------------------------------------------
                                                              $39,328    100.0%     $17,763      100.0%    $8,858       100.0%
=============================================================================================================================
 Held to maturity:
   U.S. Treasury .........................................    $    --       --%     $   993       28.5%    $   --          --%
   U.S. Government .......................................     19,530     97.5        1,992       57.2         --          --
   Obligations of state and political subdivisions .......        500      2.5          500       14.3         --          --
-----------------------------------------------------------------------------------------------------------------------------
                                                              $20,030    100.0%     $ 3,485      100.0%    $   --          --%
=============================================================================================================================


   The Corporation's securities increased from $8.9 million at December 31, 1993, to $21.2 million at December 31, 1994, and to $59.4 million at December 31, 1995. The $38.2 million increase in securities during the year ended December 31, 1995 was due to the Corporation's investing excess federal funds sold as the need for such a high liquidity position diminished. The $12.3 million increase in securities during the year ended December 31, 1994 was due to the Corporation's investing available proceeds from loan paydowns and the Offering completed during the fourth quarter.

   Overall, the Corporation's securities portfolio is high grade. The U.S. Treasury and U.S. Government Agencies securities which comprise 87.3% of the portfolio at December 31, 1995, carry the highest rating available by Moody's-AAA. Obligations of state and political subdivisions are entirely those of New Jersey origin. It is the Corporation's policy to buy only those issues rated A or better by Moody's; however, in many cases, an issue is not rated due to its small size. In such cases, the general credit rating of the municipality or political subdivisions must be A rated. At December 31, 1995, the weighted average maturity of all owned securities is 30.3 months, including a county industrial development loan having a book value of $883,000 and a maturity in 2008. Also, $21.0 million and $8.9 million of securities classified as available for sale and held to maturity, respectively, at December 31, 1995, were purchased with options to be called back by the issuer prior to maturity at par value.

   The Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of December 31, 1993. In connection with the adoption the Corporation classified all of its securities as available for sale, primarily due to management's anticipated need to meet future liquidity requirements. These securities are carried at their respective fair values. Management determined the appropriate classification of debt securities at the time of purchase. During 1994 and 1995, the Corporation classified certain purchased securities as held to maturity. At December 31, 1995, 1994 and 1993, the Corporation had no securities held for trading purposes. See Notes 1 and 4 of Notes to Consolidated Financial Statements.


-------------------------------------------------------------------------------
                                       15

-------------------------------------------------------------------------------
                            ASSET QUALITY (continued)


   The following table sets forth scheduled maturities, carrying values, market values and average yields on a tax-equivalent basis for the Corporation's securities portfolio at December 31,1995:

-----------------------------------------------------------------------------------------------------------------------
                                  ONE YEAR OR LESS      ONE TO FIVE YEARS      FIVE TO TEN YEARS    MORE THAN TEN YEARS
-----------------------------------------------------------------------------------------------------------------------
                                  CARRYING  AVERAGE     CARRYING      AVERAGE  CARRYING   AVERAGE   CARRYING  AVERAGE
                                    VALUE    YIELD        VALUE        YIELD     VALUE     YIELD     VALUE     YIELD
-----------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Available for sale:
   U.S. Treasury ...............  $4,532     5.95%     $    --           --%     $ --        --%     $ --        --%
   U.S. Government agencies.....      --       --       27,746(1)      6.21        --        --        --        --
   Obligations of state and
       political subdivisions...      44    11.36          213        11.36       374     11.36       252     11.36
   Other .......................      --       --        6,135(2)      6.03        32      5.50        --        --
-----------------------------------------------------------------------------------------------------------------------
   Total securities.............  $4,576     6.00%     $34,094         6.21%     $406     10.90%     $252     11.36%
=======================================================================================================================
 Held to maturity:
   U.S. Government agencies ....  $3,004     7.59%     $16,526         6.57%     $ --        --%     $ --        --%
   Obligations of state and
       political subdivisions ..    500      7.90           --           --        --        --        --        --
7.90
-----------------------------------------------------------------------------------------------------------------------
   Total securities.............  $3,504     7.63%     $16,526         6.57%     $ --        --%     $ --        --%
=======================================================================================================================

---------------------------------------------------------------
                 TOTAL INVESTMENT PORTFOLIO
---------------------------------------------------------------
                                  CARRYING  ESTIMATED   AVERAGE
                                    VALUE  MARKET VALUE  YIELD
---------------------------------------------------------------

Available for sale:
   U.S. Treasury ..............   $ 4,532     $ 4,532     5.95%
   U.S. Government agencies....    27,746      27,746     6.21
   Obligations of state and
       political subdivisions..       883         883     1.36
   Other ......................     6,167       6,167     6.03
--------------------------------------------------------------
   Total securities............   $39,328     $39,328     6.27%
==============================================================
 Held to maturity:
   U.S. Government agencies ...   $19,530     $19,823     6.73%
   Obligations of state and
       political subdivisions .       500         503     7.90
--------------------------------------------------------------
   Total securities............   $20,030     $20,326     6.76%
==============================================================



(1)Includes $10,714,000 of securities with floating rates.
(2)Includes $6,134,000 of securities with floating rates.
--------------------------------------------------------------------------------

                         LIQUIDITY AND CAPITAL RESOURCES

   Liquidity management is a continuous process that intends to insure the Corporation's ability to meet present and future cash needs. In the short term, cash is needed to meet credit requirements, deposit withdrawals, capital expenditures, debt obligations, operating expenses, increases in other assets and decreases in other liabilities. Liquidity management for the long term encompasses providing funds for asset growth, development of new asset products and recognizing trends in the marketplace which may affect the Corporation's ability to attract and use funds. Providing sufficient cash to meet these obligations on a timely basis at a reasonable cost is one of the objectives of the Asset/Liability Committee.

   The Corporation's major sources of liquidity are core deposits, scheduled asset maturities, purchased funds, borrowings and net income. The Corporation's loan and investment portfolios are relatively short-term, providing funds for redeployment. Daily fluctuations in cash needs are met through purchases and sales of federal funds. In addition, to meet short-term liquidity needs, the Corporation has classified certain investment securities as available for sale. Fluctuations in the Corporation's level of deposits is monitored closely by management. By offering competitive rates on certificates of deposit, management was able to increase the time deposit category by $8.0 million during 1995, offsetting the $7.9 million decline in the savings category.

   The following table sets forth the average balances and average interest rates paid on deposits based on daily balances for the periods indicated:


---------------------------------------------------------------------------------------------------------------------------
                                                                         YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------
                                                          1995                    1994                  1993
---------------------------------------------------------------------------------------------------------------------------
                                                  AVERAGE      AVERAGE    AVERAGE     AVERAGE    AVERAGE     AVERAGE
                                                  BALANCE       RATE      BALANCE      RATE      BALANCE      RATE
---------------------------------------------------------------------------------------------------------------------------
                                                                           (Dollars in thousands)
Noninterest-bearing demand ...................   $ 46,100         --%    $ 46,230        --%    $ 82,701        --%
Interest-bearing demand ......................     23,669       1.54       23,361      1.90       29,191      2.17
Savings ......................................     76,032       2.53       90,574      2.38      140,380      2.97
Time deposits ................................     73,558       5.17       55,664      3.59       74,309      4.13
---------------------------------------------------------------------------------------------------------------------------
                                                 $219,359       2.78%    $215,829      2.13%    $326,581      2.41%
===========================================================================================================================

   The Corporation does not rely heavily on certificates of deposit over $100,000 as a source of funds. During 1995, certificates of deposit of $100,000 or more averaged only 2.0% of total average deposits. Such deposits are not aggressively bid for since they tend to be extremely rate sensitive and therefore unreliable as a funding source.

   The following table indicates the amount of the Corporation's certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 1995:

-------------------------------------------------------------------------------
                                                       CERTIFICATES OF DEPOSIT
-------------------------------------------------------------------------------
                                                            (In thousands)
Maturity period:
   Three months or less ........................................  $2,124
   Over three through twelve months ............................   1,747
   Over twelve months ..........................................    337
------------------------------------------------------------------------
      Total ....................................................  $4,208
===============================================================================
In addition to deposits, at December 31,1995, the Corporation's liabilities included $2.2 million in accrued and other liabilities. The Corporation had no federal funds purchased during the years ended December 31, 1995, 1994, and 1993.


-------------------------------------------------------------------------------
                                       16

--------------------------------------------------------------------------------

 At December 31, 1995, the total approved loan commitments outstanding amounted to $28.2 million and commitments under standby letters of credit amounted to $620,000. Management believes that the Corporation has adequate liquidity to meet all foreseeable obligations.

   The Corporation, as a separately incorporated holding company, has no significant operations other than serving as sole stockholder of the Bank. On an unconsolidated basis, the Corporation has no paid employees, except as described below, and, other than its investment in the Bank, has no significant assets, liabilities or sources of income. The only expenses incurred by the Corporation are described below.

   The parent company's resources available to meet its cash obligations subsequent to December 31, 1995 are limited to liquid assets on hand which include cash and due from banks and interest-bearing time deposits. On October 13, 1994, the Corporation completed a rights/community equity offering in which 6,500,000 shares of common stock were sold at $2 per share, resulting in gross proceeds of $13,000,000. After offering expenses, $11.7 million of new capital was raised, of which $7,500,000 was contributed to the Bank's capital.

   The parent company's cash obligations subsequent to December 31, 1995 primarily include (1) fees relating to a consulting agreement entered into with the former chief executive officer, (2) additional equity investments in the Bank as may be necessary for the Bank to maintain certain regulatory capital levels, (3) dividends on preferred stocks, and (4) other general obligations.

   Based on current resources discussed above, management expects to meet the Corporation's obligations at the parent company level for the foreseeable future.

   At December 31, 1993 and through October, 1994, the Corporation and the Bank were below the regulatory capital minimums, primarily as a result of significant operating losses experienced during 1992 and 1993 and to a lesser degree in 1994.

   In November 1992, as a result of a regulatory examination, the Bank entered into a stipulation and consent to the issuance of an order to cease and desist with the FDIC and the State. Pursuant to a subsequent examination as of November 30, 1994, the Order was replaced by a Memorandum of Understanding among the FDIC, the State and the Bank. The MOU requires the Bank to maintain its Tier 1 leverage capital ratio at not less than 6.0%, to reduce the amount of classified assets to levels specified in the MOU, and to take various other actions. In addition, the MOU restricts the Bank from paying dividends on its common stock without prior written consent of the FDIC and the State. The FDIC has recently completed another examination of the Bank as of December 31, 1995, but has not yet issued its written report.

   In November 1993, the FRB entered into a Written Agreement with the Corporation based on its examination as of June 30, 1993. The Written Agreement required the Corporation to submit a written plan to achieve and maintain adequate capital levels, prohibited payment of dividends without prior FRB approval, placed limits on expenditures, and required additional periodic reports, among other provisions. The Corporation has since received a full examination by the FRB as of December 31, 1994 and a limited-scope inspection as of September 30, 1995. Based on the continued improvement in the Corporation's operating environment, management believes that the Written Agreement will be terminated during the first quarter of 1996.

   The capital ratios of both the Corporation and the Bank at December 31, 1995 satisfy the capital stipulations in both the Written Agreement and MOU. At December 31, 1995, management believes that they are in full compliance with the MOU and expects it to be terminated in 1996.

   See Note 2 of Notes to Consolidated Financial Statements for further discussion of regulatory capital issues.

   The following table reflects the capital ratios as of the specified dates:


=====================================================================
                                                      REQUIRED
                                                     REGULATORY
                                    DECEMBER 31        CAPITAL
-----------------------------------------------
                                   1995     1994      RATIOS (%)
---------------------------------------------------------------------
CORPORATION
Tier 1 leverage capital........   10.08%    9.16%        * %
Risk-based capital
   Tier 1....................     13.37    12.18       4.00
   Total (Tier 1 and Tier 2).     14.66    13.46       8.00
=====================================================================
BANK

Tier 1 leverage capital........    8.62%    7.05%      6.00%
Risk-based capital
   Tier 1.....................    11.45     9.42       4.00
   Total (Tier 1 and Tier 2)..    12.74    10.70       8.00
=====================================================================

* Three percent minimum, with most bank holding companies required to maintain an additional 1% to 2%. Capital adequacy is determined through the examination process.

   Effective December 30, 1993, the Corporation completed a debt restructuring with a lender. Under the terms of the restructuring, the remaining principal balance of the note payable of $1,950,000 (after a cash repayment of $150,000 on the effective date) was exchanged by the lender for 1,950 shares of Class A Preferred Stock ("Preferred Stock"), with a liquidation preference of $1,000 per share. Subsequent to the Offering, the Corporation redeemed $200,000 of the Preferred Stock as required. During 1995, the Corporation redeemed 1,033 shares of Preferred Stock and paid cumulative dividends on that stock of approximately $108,000. Cumulative dividends of $11,000 were also paid in 1995 with respect to the $200,000 of redeemable Preferred Stock that was redeemed in 1994. All redemptions and dividend payments were done with regulatory approval. Management has also received regulatory approval to redeem the remaining 717 shares of Preferred Stock in 1996 and pay cumulative dividends thereon, subject to attaining certain net income targets. Unpaid cumulative dividends on this stock amounted to $93,000 at December 31, 1995. The holding company currently has an adequate level of cash to accomplish such a redemption. See Note 14 of Notes to Consolidated Financial Statements.


-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                     IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Corporation's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Corporation are monetary in nature. As a result, interest rates have a greater impact on the Corporation's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                       IMPACT OF NEW ACCOUNTING STANDARDS

     The Financial Accounting Standards Boards issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in March 1995. This Statement is effective for the year ended December 31, 1996. Statement No. 121 requires that Long-Lived Assets to be held and used by the Bank be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Corporation is currently completing its review of the impact of Statement 121 on its financial statements and does not expect it to be material.

     The Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures", as of January 1, 1995. SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loans' original effective interest rate. As a practical expedient, impairment may be measured based on the loans' observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

The Corporation has previously measured the allowance for possible loan losses using methods similar to those prescribed in SFAS No. 114. As a result of adopting these statements, no additional allowance for possible loan losses was required as of January 1, 1995.

At December 31, 1995, the Corporation's impaired loans totaled $3,459,000, the amount of its commercial nonaccrual loan portfolio. All such loans are collateralized with real estate and have been written down to the fair value of the collateral. Since the Corporation's recorded investment in these loans is less than or equal to the fair value of the collateral, no valuation allowances were required.

     At December 31, 1995, the Corporation had one loan that resulted from a troubled debt restructuring that occurred prior to the adoption of SFAS No.
114. The effect on income if interest on this loan had been recognized at its original contractual rate during the year was not significant.











--------------------------------------------------------------------------------

                           CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                                                                                            December 31
                                                                                       1995             1994
---------------------------------------------------------------------------------------------------------------
ASSETS
Cash and Cash Equivalents:
  Cash and Due from Banks (Note 15) ............................................   $  9,160,000    $  9,326,000
  Federal Funds Sold ...........................................................      5,802,000      33,160,000
---------------------------------------------------------------------------------------------------------------
  Total Cash and Cash Equivalents ..............................................     14,962,000      42,486,000
---------------------------------------------------------------------------------------------------------------
Due from Bank - Interest-Bearing ...............................................      1,000,000              --
Securities (Notes 1, 4 and 8):
    Available for Sale, at Fair Value ..........................................     39,328,000      17,763,000
    Held to Maturity, at Cost (Fair Value $20,326,000 and $3,460,000)...........     20,030,000       3,485,000
Loans (Notes 1, 5, 6, 7, 8 and 9) ..............................................    160,580,000     164,345,000
  Less: Allowance for Possible Loan Losses (Notes 1, 6 and 7) ..................      4,853,000       6,501,000
---------------------------------------------------------------------------------------------------------------
    Net Loans ..................................................................    155,727,000     157,844,000
 Premises and Equipment (Notes 1 and 11) .......................................      2,675,000       2,584,000
 Other Real Estate, net (Notes 1, 8 and 9) .....................................      4,408,000       9,995,000
 Other Assets, net (Note 13) ...................................................      7,883,000       3,286,000
 Intangible Assets, net (Note 1) ...............................................        503,000         773,000
---------------------------------------------------------------------------------------------------------------
TOTAL ASSETS ...................................................................   $246,516,000    $238,216,000
---------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits:
    Demand - Noninterest-Bearing................................................  $  49,761,000    $ 46,074,000
           - Interest-Bearing...................................................     25,740,000      24,630,000
    Savings.....................................................................     73,348,000      81,287,000
    Time........................................................................     64,005,000      56,483,000
    Certificates of Deposit over $100,000.......................................      4,208,000       3,390,000
---------------------------------------------------------------------------------------------------------------
    Total Deposits..............................................................    217,062,000     211,864,000
  Other Borrowings (Note 12)....................................................             --       1,292,000
  Accrued Expenses and Other Liabilities........................................      2,205,000       3,305,000
---------------------------------------------------------------------------------------------------------------
    Total Liabilities...........................................................    219,267,000     216,461,000
---------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (Note 15 )

STOCKHOLDERS' EQUITY (Notes 1, 2 and 14)
  Class A Preferred Stock, no par value:
    Authorized shares - 1,950
    Issued shares - 717 at December 31, 1995 and
          1,750 at December 31, 1994, respectively..............................        717,000       1,750,000
  Common Stock, $1 par value:
    Authorized shares - 15,000,000
    Issued shares - 8,159,855 ..................................................      8,160,000       8,160,000
  Capital In Excess of Par Value................................................     13,101,000      13,101,000
  Retained Earnings (Deficit)...................................................      5,479,000        (650,000)
  Net Unrealized Holding Gains (Losses) on Securities Available for Sale .......         86,000        (312,000)
  Treasury Stock at Cost (63,406 shares)........................................       (294,000)       (294,000)
----------------------------------------------------------------------------------------------------------------
    Total Stockholders' Equity..................................................     27,249,000      21,755,000
----------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................................   $246,516,000    $238,216,000
================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.








--------------------------------------------------------------------------------

                      CONSOLIDATED STATEMENTS OF OPERATIONS


--------------------------------------------------------------------------------


                                                                                YEAR ENDED DECEMBER 31
--------------------------------------------------------------------------------------------------------------
                                                                           1995          1994          1993
--------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME
   Loans, including Fees (Note 1)..................................... $14,021,000   $13,199,000   $16,570,000
   Securities (Notes 1 and 4)
     Taxable..........................................................   3,150,000       766,000     1,113,000
     Nontaxable.......................................................      68,000        76,000       577,000
   Other..............................................................   1,104,000       878,000     1,003,000
--------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST AND DIVIDEND INCOME...............................  18,343,000    14,919,000    19,263,000
--------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
   Savings and Interest-Bearing Demand Deposits.......................   2,288,000     2,604,000     4,797,000
   Time Deposits and Certificates of Deposit over $100,000............   3,806,000     1,997,000     3,071,000
   Other Borrowings (Note 12).........................................      12,000       357,000       841,000
--------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST EXPENSE...........................................   6,106,000     4,958,000     8,709,000
--------------------------------------------------------------------------------------------------------------
   NET INTEREST AND DIVIDEND INCOME...................................  12,237,000     9,961,000    10,554,000
PROVISION FOR POSSIBLE LOAN LOSSES (NOTES 1, 6 AND 7).................     500,000     1,221,000     4,440,000
--------------------------------------------------------------------------------------------------------------
   NET INTEREST AND DIVIDEND INCOME AFTER PROVISION FOR
       POSSIBLE LOAN LOSSES...........................................  11,737,000     8,740,000     6,114,000
--------------------------------------------------------------------------------------------------------------
OTHER INCOME
   Service Charges on Deposit Accounts................................   1,515,000     1,388,000     1,547,000
   Brokerage Commissions..............................................     298,000       319,000       465,000
   Mortgage Application and Servicing Fees (Note 1)...................     136,000       236,000     2,466,000
   Document Custodial Fees............................................          --        22,000       390,000
   Loan Fee Income on Mortgages Sold..................................          --        60,000       702,000
   Gain on Sales of Mortgage Loans (Note 1)...........................       4,000       152,000     2,426,000
   Gain on Securities Transactions, net...............................      33,000            --        11,000
   Other Income.......................................................     461,000     1,145,000       929,000
--------------------------------------------------------------------------------------------------------------
     TOTAL OTHER INCOME...............................................   2,447,000     3,322,000     8,936,000
--------------------------------------------------------------------------------------------------------------
OTHER EXPENSE
   Salaries and Employee Benefits (Note 17)...........................   4,574,000     5,041,000     8,623,000
   Net Occupancy Expense..............................................     760,000       822,000     1,397,000
   Equipment Expense..................................................     561,000       616,000       878,000
   Other Real Estate Expense - Cost of Operations, net................     958,000     1,342,000     1,769,000
                             - Valuation Adjustments..................   1,850,000       863,000       956,000
   Other Expense (Note 20)............................................   3,445,000     4,640,000    11,395,000
--------------------------------------------------------------------------------------------------------------
       TOTAL OTHER EXPENSE............................................  12,148,000    13,324,000    25,018,000
--------------------------------------------------------------------------------------------------------------
   INCOME (LOSS) BEFORE INCOME TAXES..................................   2,036,000    (1,262,000)   (9,968,000)
       Benefit for Income Taxes (Notes 1 and 13)......................  (4,212,000)     (285,000)     (996,000)
--------------------------------------------------------------------------------------------------------------
   NET INCOME (LOSS).................................................. $ 6,248,000   $  (977,000)  $(8,972,000)
==============================================================================================================
   NET INCOME (LOSS) PER COMMON SHARE (Note 1)........................ $       .76   $      (.38)  $     (7.21)
==============================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

--------------------------------------------------------------------------------

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

================================================================================

                                                                                                             NET
                                                                                                         UNREALIZED
                                                                                                           HOLDING
                                                                                                       GAINS (LOSSES)
For the years ended                           CLASS A                      CAPITAL         RETAINED     ON SECURITIES
December 31, 1993, 1994 and 1995:            PREFERRED       COMMON      IN EXCESS OF      EARNINGS       AVAILABLE      TREASURY
                                               STOCK          STOCK        PAR VALUE       (DEFICIT)      FOR SALE         STOCK
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1992...............   $       --     $1,308,000     $ 3,466,000      $9,299,000      $     --     $(294,000)
---------------------------------------------------------------------------------------------------------------------------------
Net Loss - 1993...........................          --             --              --      (8,972,000)           --            --
Issuance of Preferred Stock (Note 14).....   1,750,000             --              --              --            --            --
Change in Net Unrealized Holding Gains....          --             --              --              --        19,000            --
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1993................   1,750,000      1,308,000       3,466,000         327,000        19,000      (294,000)
---------------------------------------------------------------------------------------------------------------------------------
Net Loss - 1994...........................          --             --              --        (977,000)           --            --
Change in Net Unrealized Holding
   Gains (Losses) ........................          --             --              --              --      (331,000)           --
Mandatory Excercise of Stock Purchase
   Contracts (Note 12)....................          --        352,000       4,445,000              --            --            --
Net Proceeds from Issuance of
   Common Stock (Note 2)..................          --      6,500,000       5,190,000              --            --            --
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1994................   1,750,000      8,160,000      13,101,000        (650,000)     (312,000)     (294,000)
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME - 1995.........................          --             --              --       6,248,000            --            --
REDEMPTION OF PREFERRED STOCK
   (NOTE 14)..............................  (1,033,000)            --              --              --            --            --
CASH DIVIDENDS ON PREFERRED STOCK
  REDEEMED (NOTE 14).....................          --             --              --        (119,000)           --            --
CHANGE IN NET UNREALIZED HOLDING
   GAINS (LOSSES).........................          --             --              --              --       398,000            --
=================================================================================================================================
BALANCE, DECEMBER 31, 1995................  $  717,000     $8,160,000     $13,101,000      $5,479,000      $ 86,000     $(294,000)
=================================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

--------------------------------------------------------------------------------
                                       21

--------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------

                                                                                                    YEAR ENDED DECEMBER 31
----------------------------------------------------------------------------------------------------------------------------------
                                                                                            1995            1994           1993
----------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Operating Activities:
   Net Income (Loss)..................................................................  $ 6,248,000     $  (977,000)  $ (8,972,000)
   Adjustments to Reconcile Net Income (Loss) to
    Net Cash Provided by Operating Activities:
     Depreciation and Amortization of Premises and Equipment..........................      444,000         465,000        681,000
     Amortization of Intangible Assets................................................      270,000         247,000      1,542,000
     (Accretion) Amortization of Securities (Discount) Premium, Net...................     (395,000)        (15,000)       250,000
     Provision for Possible Loan Losses...............................................      500,000       1,221,000      4,440,000
     Provision for Possible Losses on Other Real Estate...............................    1,850,000         863,000        956,000
     Provision for Possible Losses on Mortgage Servicing Rights.......................           --              --      1,773,000
     Deferred Income Tax (Benefit) Provision..........................................   (4,235,000)        386,000        986,000
     Gain on Securities Transactions, net.............................................      (33,000)             --        (11,000)
     Loans Made or Acquired and Held for Sale.........................................     (321,000)     (1,548,000)  (277,560,000)
     Proceeds from Loans Held for Sale................................................      325,000      21,337,000    289,375,000
     Gain on Sales of Loans Held for Sale.............................................       (4,000)       (212,000)    (2,696,000)
     (Gain) Loss on Sale of Other Real Estate.........................................      (83,000)         10,000        (10,000)
     (Increase) Decrease in Interest Receivable.......................................     (797,000)       (224,000)       925,000
     (Decrease) Increase in Accrued Expenses and Other Liabilities....................   (1,100,000)      1,677,000        (75,000)
     Write-off of Intangibles.........................................................           --              --        449,000
     Decrease (Increase) in OtherAssets...............................................      378,000       1,894,000       (136,000)
----------------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by Operating Activities......................................    3,047,000      25,124,000     11,917,000
----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
   Purchase of Time Deposit from Bank.................................................   (1,000,000)             --             --
   Securities Available for Sale:
     Proceeds from Maturities.........................................................   15,422,000       6,835,000     64,135,000
     Cash Paid Related to Premium on Securities Matured...............................     (371,000)       (142,000)      (438,000)
     Proceeds from Sales Prior to Maturity............................................    8,504,000       1,026,000      5,649,000
     Proceeds from Calls Prior to Maturity............................................    1,000,000              --             --
     Purchases........................................................................  (30,264,000)    (16,940,000)   (56,736,000)
   Securities Held to Maturity:
     Proceeds from Calls Prior to Maturity............................................    8,925,000              --             --
     Purchases........................................................................  (40,443,000)     (3,485,000)            --
   Net Decrease in Loans Outstanding..................................................      903,000      15,119,000     19,626,000
   Purchase of Mortgage Servicing Rights..............................................           --              --        (27,000)
   Capital Expenditures...............................................................     (535,000)        (91,000)      (143,000)
   Payments Received on Other Real Estate.............................................    2,674,000          29,000          7,000
   Advances Made on Other Real Estate.................................................     (677,000)       (937,000)      (500,000)
   Proceeds from Sale of Other Real Estate............................................    2,537,000       5,377,000      2,413,000
   Payment for Net Liabilities Assumed
   Relative to Pilgrim State Bank (Note 3)............................................           --              --    (42,909,000)
   Sale of Mortgage Operations........................................................           --       2,067,000             --
   Other..............................................................................           --              --         29,000
----------------------------------------------------------------------------------------------------------------------------------
       Net Cash (Used in) Provided by Investing Activities............................  (33,325,000)      8,858,000     (8,894,000)
----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
   Net Increase (Decrease) in Total Deposits..........................................    5,198,000     (29,744,000)   (60,885,000)
   Repayment of Note Payable..........................................................           --              --       (750,000)
   Redemption of Subordinated Debentures (Note 12)....................................   (1,292,000)             --             --
   Redemption of Class A Preferred Stock (Note 14)....................................   (1,033,000)       (200,000)            --
   Cash Dividends on Preferred Stock (Note 14)........................................     (119,000)             --             --
   Proceeds from Stock Purchase Contracts Exercised (Note 12).........................           --         164,000             --
   Net Proceeds from Sale of Common Stock (Note 2)....................................           --      11,690,000             --
----------------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by (Used in) Financing Activities............................    2,754,000     (18,090,000)  (61,635,000)
----------------------------------------------------------------------------------------------------------------------------------
Net (Decrease) Increase in Cash and Cash Equivalents..................................  (27,524,000)     15,892,000    (58,612,000)
Cash and Cash Equivalents, Beginning of Year..........................................   42,486,000      26,594,000     85,206,000
----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year................................................  $14,962,000     $42,486,000   $ 26,594,000
==================================================================================================================================
Supplemental Cash Flow Disclosures:
   Cash paid during year for:
     Interest.........................................................................  $ 5,948,000     $ 5,019,000    $ 9,337,000
     Income Taxes, Net of Refunds.....................................................  $  (373,000)    $(2,565,000) $  (1,839,000)
==================================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

-------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------
   NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS
     Ramapo Financial Corporation owns The Ramapo Bank, a full service commercial bank with six branches located in suburban northern New Jersey. The Bank's primary source of revenue is providing loans to customers, who are predominately small and middle market businesses and middle-income individuals.

PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of Ramapo Financial Corporation ("Corporation") and its wholly-owned subsidiaries. During 1993, the shares of several wholly-owned subsidiaries, initially formed to hold real estate and other collateral acquired through foreclosure, were transferred from the Corporation to The Ramapo Bank ("Bank") and in March 1994, two remaining wholly-owned subsidiaries were merged with and into the Corporation. In June 1993, the Corporation's wholly-owned banking subsidiary, Pilgrim State Bank, was merged with and into the Bank (see Note 3). In December 1993, RFC Trading Corporation and RFC Services Corporation were merged with and into the Corporation. Intercompany transactions and balances have been eliminated.

USE OF ESTIMATES
     The preparation of financial statements in comformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SECURITIES
     On December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under this standard, debt securities that the Corporation has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the Corporation does not have the positive intent and ability to hold to maturity, and all marketable equity securities, are classified as either trading or available for sale and carried at fair value. Unrealized holding gains and losses on securities classified as available for sale are carried as a separate component of stockholders' equity, net of tax.

     Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. During 1995 and 1994, the Corporation classified certain purchased securities as held to maturity. The Corporation had no securities held for trading purposes at December 31, 1995 or 1994.

     The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity. Realized gains and losses, and declines in value other than temporary, are included in net securities gains (losses) on the statement of operations. The cost of securities sold is based on the specific identification method.

     Fair value is determined by reference to quoted market prices. See Note 4 for the estimated fair values of the Corporation's investment portfolio.

LOANS
     Loans are stated at their principal amount, net of unearned income, if any. Interest income on loans is credited to income based on principal amounts outstanding at applicable interest rates. Loan origination and commitment fees and certain costs are deferred and the net amount is amortized as an adjustment of the related loan's yield.

NONACCRUAL LOANS
     The accrual of interest income on loans is discontinued when it is determined that such loans are either doubtful of collection or are involved in a protracted collection process. When interest accruals are discontinued, accrued but uncollected interest credited to income in the current year is generally reversed from income and interest which was accrued during the prior year but was unpaid, if any, is charged off against the allowance for possible loan losses. While a loan is classified as nonaccrual, collections of interest and principal are applied as reductions of principal outstanding.

     Nonaccrual loans (including those with partial charge-offs) can be returned to accrual status, even though the loans are not current with respect to the contractual payments, provided two criteria are met: (1) all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within a reasonable period, and (2) there is a sustained period of repayment performance (at least six months) by the borrower in accordance with the contractual terms. Loans that meet the above criteria would be classified as past due, as appropriate, until they have been brought fully current.

RESTRUCTURED LOANS
     Loans are considered troubled debt restructurings if, for economic or legal reasons, a concession has been granted to the borrower related to the borrower's financial difficulties that the creditor would not otherwise consider. The Corporation has restructured certain loans in instances where a determination was made that greater economic value will be realized under new terms than through foreclosure, liquidation, or other disposition. Interest is recognized on restructured loans such that a constant effective interest rate is applied to the carrying amount of the loan in each period between restructuring and maturity. A restructured loan that has demonstrated repayment performance (for a period of six months either before or after the restructuring date) and has an effective yield at least equal to a market rate at the time of restructuring is classified as performing in the reporting period immediately following the year it was disclosed as restructured.

ALLOWANCE FOR POSSIBLE LOAN LOSSES
     The allowance for possible loan losses is maintained at a level believed adequate by management to absorb loan losses on loans currently outstanding. The allowance is increased by provisions charged to expense and reduced by net charge-offs. The level of the allowance is based on management's evaluation of the inherent risks in the loan portfolio after consideration of prevailing and anticipated economic conditions in the market area, appraised collateral values, the current status and financial condition of borrowers, and prior loss experience. The region in which the Bank operates had been affected by depressed real estate values and a general downturn in economic conditions prior to 1993. Though some stabilization of real estate values occurred in 1994 and 1995, economic conditions during 1995 were not conducive to business expansion. However, any further deterioration or changes in the economy affecting the region in which the Bank operates may result in increased levels of nonperforming assets, provisions for possible loan losses, and charge-offs.

LOAN IMPAIRMENT
     On January 1, 1995, the Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure." SFAS No. 114 and No. 118 are applicable to all loans with the exception of larger groups of smaller homogeneous loans that are collectively evaluated for impairment. These loan groups may include, but are not limited to, credit cards, residential mortgages and consumer installment loans. SFAS No. 114 and No. 118 also apply to all loans that are classified as troubled debt restructurings.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     SFAS No. 114 and SFAS No. 118 define an impaired loan as a loan where, according to current information and events, it is unlikely that the creditor will be able to collect all amounts due according to the contractual terms of the loan agreement. Impairment can be measured by the present value of expected cash flows (net of estimated costs to sell) discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. If the value of the impaired loan is less than the recorded investment in the loan, the Bank will be required to establish a valuation allowance, or adjust existing valuation allowances, with a corresponding charge or credit to the provision for loan losses. These Statements apply to fiscal years beginning after December 15, 1994. The Corporation evaluated impairment under SFAS No. 114 and No. 118 for those loans that cannot be easily grouped into homogeneous pools of loans and collectively evaluated for impairment. These loans generally are commercial and real estate development loans. Because these loans are collateral-dependent, the Bank primarily uses the fair value of the collateral to determine impairment of loans. See Notes 6 and 7 for additional information regarding impairment of loans.

LOAN SERVICING

     The Corporation services its portfolio of real estate loans as well as loans sold to investors. The total of such loans serviced which are owned by investors and therefore are not included in the accompanying consolidated balance sheets amounted to approximately $24,677,000 and $33,759,000 at December 31, 1995 and 1994, respectively. Fees earned for servicing loans are reported as income when the related mortgage payments are collected. Loan servicing costs are charged to expense as incurred. See Note 16 for additional information regarding the sale of the mortgage servicing operation.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over estimated useful lives of ten to fifty years for buildings and improvements, three to eight years for furniture and equipment, and over the shorter of the useful life or lease term for leasehold improvements.

OTHER REAL ESTATE

     Other real estate ("ORE") includes both loan collateral that has been formally repossessed and collateral that is in the Corporation's possession and under its control without legal transfer of title. ORE is carried on the books at the lower of cost or fair value, less estimated costs to sell. Subsequent valuation adjustments to the fair value of the collateral are charged/credited to current operations. Carrying costs, such as maintenance and property taxes, are charged to expense as incurred.

INTANGIBLE ASSETS

     Categories of net intangible assets are as follows:

--------------------------------------------------------------------------------
                                                   DECEMBER 31

--------------------------------------------------------------------------------
                                                  1995     1994
--------------------------------------------------------------------------------
                                                  (In thousands)

Purchased Mortgage Servicing Rights (Note 16).... $123     $163
Core Deposit Premiums............................  151      254
Premiums  on  Purchased Home Equity
   Lines of Credit...............................  229      356
--------------------------------------------------------------------------------
                                                  $503     $773
================================================================================

Intangible assets are being amortized over the following periods:
   Core Deposit Premiums................ 10 years
   Premium on Purchased Home Equity
       Lines of Credit.................. 7 years

   Purchased Mortgage Servicing Rights.. Estimated average term of the loans serviced, adjusted for estimated
                                         prepayments.

     In 1993, valuation adjustments of mortgage servicing rights of $1,773,000 were charged to operations to reflect current and expected future prepayments on serviced mortgages (see Note 16). Amortization of intangibles totaled $270,000, $247,000 and $1,542,000 for 1995, 1994 and 1993, respectively, of which $40,000,
$37,000 and $1,263,000, respectively, consisted of the amortization of purchased mortgage servicing rights.

DIVIDEND RESTRICTIONS
     The Corporation's payment of dividends is restricted by a formal agreement with the Federal Reserve Bank of New York ("FRB") (see Note 2). New Jersey state law permits the payment of dividends from the Bank to the Corporation to the extent that the Bank will have a surplus of not less than 50% of its capital stock or if not, payment of the dividend will not reduce its surplus. At December 31, 1995 and 1994, the Bank had aggregate retained earnings of $8,385,000 and $1,890,000, respectively, available under state law; however, the Bank is restricted from paying dividends under the terms of the agreement with the Federal Deposit Insurance Corporation ("FDIC") and the New Jersey Department of Banking ("State") (see Note 2).

INCOME TAXES
     The Corporation and its subsidiaries file a consolidated Federal income tax return. The Corporation recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Corporation's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities. See Note 13 for additional information on income taxes.

FAIR VALUE OF FINANCIAL INSTRUMENTS
   SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires that the Corporation disclose estimated fair values for its financial instruments. The fair value and the methodology of estimating fair value of the other financial instruments for the Corporation are disclosed in the applicable notes to the accompanying financial statements. A summary of carrying values and fair values of financial investments is presented in Note 18.

NET INCOME (LOSS) PER SHARE
   Net income (loss) per share is determined by dividing net income (loss) less unpaid cumulative dividends on Class A Preferred Stock.by the weighted average number of common shares outstanding during each year. The effect of outstanding stock options (see Note 14) is reflected in the computation of per common share amounts for 1995. Outstanding options and mandatory stock purchase contracts (Note 12) in 1994 and 1993 were antidilutive and therefore were not reflected in the computation of per share amounts for those years. The weighted average numbers of shares outstanding for computing net income (loss) per share were 8,175,819, 2,874,600 and 1,244,374 for the years ended December 31, 1995, 1994 and 1993, respectively.

STATEMENT OF CASH FLOWS
   Cash and cash equivalents, for purposes of reporting cash flows, includes cash on hand, noninterest bearing balances due on demand from other banks, cash items in process of collection (generally overnight) and federal funds sold.

NEW FINANCIAL ACCOUNTING STANDARDS
     The Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in March 1995. This Statement is effective for the year ended December 31, 1996. SFAS No. 121 requires that Long-lived Assets to be held and used by the Bank be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Corporation has determined that SFAS No.121 will not have a significant effect on its financial statements.

RECLASSIFICATIONS
     Certain reclassifications have been made to the 1994 and 1993 consolidated financial statements to conform to the 1995 presentation.

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                NOTE 2: CAPITAL ADEQUACY AND REGULATORY MATTERS

     In November 1992, as a result of a regulatory examination, the Bank entered into a stipulation and consent to the issuance of an order to cease and desist ("Order") with the FDIC and the State. The Bank was examined by its regulators as of November 30, 1994. Based on that examination, on May 18, 1995 the Order was replaced by a Memorandum of Understanding ("MOU") among the FDIC, the State and the Bank. The MOU requires the Bank to maintain its Tier 1 leverage capital ratio at not less than 6.0%, to reduce the amount of classified assets to levels specified in the MOU, and to take various other actions. In addition, the MOU restricts the Bank from paying dividends on its common stock without the prior written consent of the FDIC and the State. The FDIC has recently completed another examination of the Bank as of December 31, 1995, but has not yet issued its written report.

     In November 1993, the FRB entered into a Written Agreement with the Corporation based on its examination as of June 30, 1993. The Written Agreement required the Corporation to submit a written plan to achieve and maintain adequate capital levels, prohibited payment of dividends without prior FRB approval, placed limits on expenditures, and required additional periodic reports, among other provisions. The Corporation has since received a full examination by the FRB as of December 31, 1994 and a limited-scope inspection as of September 30, 1995. Based on the continued improvement in the Corporation's operating environment, management believes that the Written Agreement will be terminated during the first quarter of 1996.

     On October 13, 1994, the Corporation completed a rights/community equity offering ("Offering") in which 6,500,000 shares of common stock were sold at $2 per share, resulting in gross proceeds of $13,000,000. After offering expenses, $11.7 million of new capital was raised, of which $7,500,000 was contributed to the Bank's capital. The capital ratios of both the Corporation and the Bank at December 31, 1995 satisfy the capital stipulations in both the Written Agreement and the MOU. At December 31, 1995, management believes that they are in full compliance with the MOU.

     The following table reflects the capital ratios as of the specified dates:


================================================================================
                                                      REQUIRED
                                                     REGULATORY
                                    DECEMBER 31        CAPITAL
                                   1995     1994     RATIOS (%)
--------------------------------------------------------------------------------
CORPORATION
Tier 1 leverage capital.........  10.08%    9.16%         *
Risk-based capital:
   Tier 1.......................  13.37    12.18        4.00
   Total (Tier 1 and Tier 2)....  14.66    13.46        8.00

BANK
Tier 1 leverage capital........    8.62%    7.05%       6.00%
Risk-based capital:
   Tier 1.......................  11.45     9.42        4.00
   Total (Tier 1 and Tier 2)....  12.74    10.70        8.00
================================================================================

*Three percent minimum, with most bank holding companies required to maintain an additional 1% to 2%. Capital adequacy is determined through the examination process.

                     NOTE 3: BANK MERGER AND SALE OF ASSETS

     In accordance with a definitive Purchase and Assumption Agreement (the Agreement) with another financial institution dated April 14, 1993, the Corporation merged its other banking subsidiary, Pilgrim State Bank (Pilgrim), with the Bank in June 1993. Under the terms of the Agreement, the Corporation received $820,000 for the stock of Pilgrim from the Bank. Simultaneous to the merger, the Bank sold most of the assets and liabilities of Pilgrim to the purchaser.

     The purchase price was equal to Pilgrim's total stockholder's equity at the closing date, minus the net book value of the Pilgrim assets which were retained by the Bank, plus a premium of $226,000. The Corporation recorded a net loss, after the writeoff of unamortized goodwill of $121,000. Net assets of Pilgrim prior to the merger were $5,456,000. Accordingly, because the Bank retained net assets of approximately $7,994,000 (primarily commercial loans and related reserves), the Bank paid $2,312,000 to the purchaser.

     Net interest and dividend income for Pilgrim was $2,039,000 and the loss before income taxes was ($107,000) for six months of operations in the year ended December 31, 1993.












-------------------------------------------------------------------------------
                                       25

--------------------------------------------------------------------------------

                             NOTE 4: SECURITIES

The following is a summary of available for sale securities and held to maturity securities at the dates indicated:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                      DECEMBER 31, 1995

-----------------------------------------------------------------------------------------------------------------------------------
                                      HISTORICAL COST   GROSS UNREALIZED GAINS     GROSS UNREALIZED LOSSES    ESTIMATED FAIR VALUE

-----------------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE                                                       (In thousands)
  U.S. Treasury:
     Maturing within 1 year..........    $ 4,516                $ 16                         $ --                  $ 4,532
-----------------------------------------------------------------------------------------------------------------------------------
   U.S. Government Agencies:
     Maturing 1 to 5 years...........     27,597                 156                           (7)                  27,746
----------------------------------------------------------------------------------------------------------------------------------
   States and Political Subdivisions:
     Maturing within 1 year..........         44                  --                           --                       44
     Maturing 1 to 5 years...........        213                  --                           --                      213
     Maturing 5 to 10 years..........        374                  --                           --                      374
     Maturing after 10 years.........        252                  --                           --                      252
-----------------------------------------------------------------------------------------------------------------------------------
                                             883                  --                           --                      883
-----------------------------------------------------------------------------------------------------------------------------------
  Other:
     Maturing 1 to 5 years...........      6,154                  --                          (19)                   6,135
     Maturing 5 to 10 years..........         35                  --                           (3)                      32
-----------------------------------------------------------------------------------------------------------------------------------
                                           6,189                  --                          (22)                   6,167
-----------------------------------------------------------------------------------------------------------------------------------
                                         $39,185                $172                         $(29)                 $39,328
===================================================================================================================================
HELD TO MATURITY
  U.S. Government Agencies:
     Maturing within 1 year..........    $ 3,004                $ 48                         $ --                  $ 3,052
     Maturing 1 to 5 years...........     16,526                 245                           --                   16,771
-----------------------------------------------------------------------------------------------------------------------------------
                                          19,530                 293                           --                   19,823
-----------------------------------------------------------------------------------------------------------------------------------
  States and Political Subdivisions:
     Maturing within 1 year..........        500                   3                           --                      503
-----------------------------------------------------------------------------------------------------------------------------------
                                         $20,030                $296                         $ --                  $20,326
===================================================================================================================================

                                                                    DECEMBER 31, 1994
                                                                      (In thousands)
-----------------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE
  U.S. Treasury:
     Maturing within 1 year..........    $ 5,945                $  --                       $ (79)                 $ 5,866
     Maturing 1 to 5 years...........     11,035                   --                        (232)                  10,803
-----------------------------------------------------------------------------------------------------------------------------------
                                          16,980                   --                        (311)                  16,669
-----------------------------------------------------------------------------------------------------------------------------------
  States and Political Subdivisions:.
     Maturing within 1 year.........          51                   --                          --                       51
     Maturing 1 to 5 years...........        198                   --                          --                      198
     Maturing 5 to 10 years..........        347                   --                          --                      347
     Maturing after 10 years.........        338                   --                          --                      338
-----------------------------------------------------------------------------------------------------------------------------------
                                             934                   --                          --                      934
-----------------------------------------------------------------------------------------------------------------------------------
  Other:
     Maturing 1 to 5 years...........         51                   --                          --                       51
     Maturing 5 to 10 years..........        110                   --                          (1)                     109
-----------------------------------------------------------------------------------------------------------------------------------
                                             161                   --                          (1)                     160
-----------------------------------------------------------------------------------------------------------------------------------
                                         $18,075                $ --                        $(312)                 $17,763
===================================================================================================================================

HELD TO MATURITY
  U.S. Treasury:
     Maturing 1 to 5 years...........    $   993                $  --                       $ (15)                 $   978
-----------------------------------------------------------------------------------------------------------------------------------
                                             993                   --                         (15)                     978
-----------------------------------------------------------------------------------------------------------------------------------
  U.S. Government Agencies:
     Maturing 1 to 5 years...........      1,992                   --                         (10)                   1,982
-----------------------------------------------------------------------------------------------------------------------------------
                                           1,992                   --                         (10)                   1,982
-----------------------------------------------------------------------------------------------------------------------------------
  States and Political Subdivisions:
     Maturing 1 to 5 years...........        500                   --                          --                      500
-----------------------------------------------------------------------------------------------------------------------------------
                                             500                   --                          --                      500
-----------------------------------------------------------------------------------------------------------------------------------
                                         $ 3,485                 $ --                       $  (25)                $ 3,460
===================================================================================================================================

     Securities at December 31, 1995 and 1994 having a book value of $2,497,000 and $2,139,000, respectively, were pledged as collateral for public deposits and for other purposes as required by law.

     Proceeds from sales and calls prior to maturity of securities available for sale during 1995 were $9,504,000, resulting in gross gains of $8,000 and no losses. Proceeds from calls prior to maturity of securities held to maturity during 1995 were $8,925,000, resulting in gross gains of $25,000 and no losses. In 1994, proceeds from sales of securities available for sale were $1,026,000, resulting in gross gains of $1,000 and gross losses of $1,000.

     At its October 1995 meeting, the Financial Accounting Standards Board voted to allow a one-time reclassification of any portion of an enterprise's held to maturity debt security portfolio without tainting the remaining held to maturity portfolio. In connection therewith, securities with an amortized cost of $14,969,000 were transferred from the held to maturity category. Upon transfer, an unrealized holding gain of $71,800 was recorded.



-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                  NOTE 5: LOANS

     The Bank grants various commercial and consumer loans, principally within New Jersey. A substantial portion of the Bank's commercial loan portfolio consists of loans for which the purpose was to acquire or develop real estate or for which the primary source of repayment is the liquidation of the real estate held as collateral. The Bank's commercial loan portfolio also includes loans which may be at least partially secured by real estate but for which the expected source of repayment is the cash flow from the borrower's business. Accordingly, a substantial portion of the borrowers' ability to honor their loans is dependent on the success of the real estate industry in the Bank's market area.

     The composition of the loan portfolio, net of unearned income, is as follows:

--------------------------------------------------------------------------------------------------------------
                                                                                              DECEMBER 31
--------------------------------------------------------------------------------------------------------------
                                                                                           1995         1994
--------------------------------------------------------------------------------------------------------------
                                                                                             (In thousands)
Commercial and commercial real estate..................                                  $ 96,469     $101,292
Commercial real estate construction....................                                    15,177       18,462
Residential real estate mortgage.......................                                     8,806       10,380
Installment............................................                                    40,128       34,211
--------------------------------------------------------------------------------------------------------------
                                                                                         $160,580     $164,345

==============================================================================================================

     The Bank's loan portfolio has certain concentrations of affiliated borrowers. The three largest concentrations, all of which are involved in commercial and residential real estate development and management, aggregate $35,233,000 and $41,313,000 at December 31, 1995 and 1994, respectively. The largest borrower concentration consists of loans to a group of affiliated borrowers with an aggregate balance of $15,430,000 and $15,433,000 at December 31, 1995 and 1994, respectively. A majority of these loans are secured by first mortgages on commercial properties where third party loan payments paid directly to the Bank are the primary source of repayment.

     A second concentration involves loans to certain affiliated real estate development companies whose principal owners have had a long standing and excellent relationship with the Bank. Outstanding balances for this group at December 31, 1995 and 1994 were $12,245,000 and $16,871,000, respectively. All such loans were performing as of the respective year end dates.

     Another relationship consists of nine loans, primarily for the construction or renovation of condominium units, totaling $7,558,000 and $9,009,000 at December 31, 1995 and 1994, respectively.

     Loans for which the accrual of interest has been discontinued totaled $4,190,000 and $7,548,000 at December 31, 1995 and 1994, respectively.
Restructured loans for which terms have been modified totaled $1,702,000 and $5,983,000 at December 31, 1995 and 1994, respectively. At December 31, 1995, the Corporation had no commitments to advance funds to borrowers with restructured terms.

     Interest income on nonaccrual loans, additional interest income on restructurings that would have been recognized under the original terms of such loans, and the interest income actually received, are summarized below:

=============================================================================================================

                                                                                              YEAR ENDED
                                                                                              DECEMBER 31

-------------------------------------------------------------------------------------------------------------
                                                                                           1995         1994
-------------------------------------------------------------------------------------------------------------
                                                                                             (In thousands)

Interest income which would have been recognized on nonaccrual loans..................     $1,265       $1,388
Contractual interest income which would have been recognized on restructured loans....         18          325
Interest income received..............................................................       (229)        (472)
--------------------------------------------------------------------------------------------------------------
Interest income not recognized........................................................     $1,054       $1,241
==============================================================================================================


             NOTE 6: IMPAIRED LOANS AND TROUBLED DEBT RESTRUCTURING

     The Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures", as of January 1, 1995. SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loans' original effective interest rate. As a practical expedient, impairment may be measured based on the loans' observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

     The Corporation has previously measured the allowance for possible loan losses using methods similar to those prescribed in SFAS No. 114. As a result of adopting these statements, no additional allowance for possible loan losses was required as of January 1, 1995.

     At December 31, 1995, the Corporation's impaired loans totaled $3,459,000, the amount of its commercial nonaccrual loan portfolio. All such loans are collateralized with real estate and have been written down to the fair value of the collateral. Since the Corporation's recorded investment in these loans is less than or equal to the fair value of the collateral, no valuation allowances were required.

     At December 31, 1995, the Corporation had one loan that resulted from a troubled debt restructuring that occurred prior to the adoption of SFAS No. 114. The effect on income if interest on this loan had been recognized at its original contractual rate during the year was not significant.


-------------------------------------------------------------------------------

                   NOTE 7: ALLOWANCE FOR POSSIBLE LOAN LOSSES

     The level of the allowance is based on management's evaluation of the inherent risks in the loan portfolio after consideration of prevailing and anticipated economic conditions in the market area, the current status and credit standing of borrowers, and prior loss experience. The adequacy of the allowance is reviewed no less frequently than quarterly by senior management and the respective Boards of Directors of the Bank and the Corporation.

     Considerable uncertainty exists as to the ultimate performance of certain loans as a result of recent economic conditions in the region. These uncertainties could result in the Corporation's experiencing increased levels of nonperforming loans, greater charge-offs and increased provisions for possible loan losses in subsequent periods when losses become known.

     The following summarizes the activity in the allowance for possible loan losses:

------------------------------------------------------------------------------------------------------------
                                                                                  YEAR ENDED DECEMBER 31
------------------------------------------------------------------------------------------------------------
                                                                             1995          1994        1993
------------------------------------------------------------------------------------------------------------
                                                                                      (In thousands)

Balance, beginning of year...............................................  $ 6,501       $ 7,499     $ 7,670
  Allowance related to loans sold (Note 3)...............................       --            --        (400)
  Provision charged to expense...........................................      500         1,221       4,440
  Recoveries of loans previously charged off.............................    1,546           277         340
  Loans charged off......................................................   (3,694)       (2,496)     (4,551)
------------------------------------------------------------------------------------------------------------
Balance, end of year...................................................... $ 4,853       $ 6,501     $ 7,499
============================================================================================================

                          NOTE 8: NONPERFORMING ASSETS

   Nonperforming assets at the indicated dates are summarized as follows:

----------------------------------------------------------------------------------------------------------------
                                                                                    DECEMBER 31, 1995
----------------------------------------------------------------------------------------------------------------
                                                                                    (Dollars in thousands)
                                                                      90 DAYS
                                                                      PAST DUE
                                                                       OR MORE        NONACCRUAL           TOTAL
----------------------------------------------------------------------------------------------------------------
Loans:
   Commercial and commercial real estate..............................   $ 37           $2,460           $ 2,497
   Commercial real estate construction................................     --              999               999
   Residential real estate mortgage...................................     53              375               428
   Installment........................................................     51              356               407
----------------------------------------------------------------------------------------------------------------
      Total nonperforming loans.......................................   $141           $4,190           $ 4,331
================================================================================================================
Other real estate (Notes 1 and 9).....................................                                     4,408
----------------------------------------------------------------------------------------------------------------
      Total nonperforming assets......................................                                   $ 8,739
================================================================================================================
Ratio of total nonperforming assets to total assets...................                                      3.56%
===============================================================================================================
                                                                                    DECEMBER 31, 1994
---------------------------------------------------------------------------------------------------------------
                                                                                    (Dollars in thousands)

                                                                      90 DAYS
                                                                      PAST DUE
                                                                      OR MORE         NONACCRUAL           TOTAL
----------------------------------------------------------------------------------------------------------------
Loans:

   Commercial and commercial real estate...............................  $ 20           $5,086           $ 5,106
   Commercial real estate construction.................................    --            1,531             1,531
   Residential real estate mortgage....................................   216              509               725
   Installment.........................................................     4              422               426
----------------------------------------------------------------------------------------------------------------
      Total nonperforming loans........................................  $240           $7,548           $ 7,788
================================================================================================================

Other real estate (Notes 1 and 9)......................................                                    9,995
----------------------------------------------------------------------------------------------------------------
      Total nonperforming assets.......................................                                  $17,783
================================================================================================================
Ratio of total nonperforming assets to total assets....................                                     7.47%
================================================================================================================


-------------------------------------------------------------------------------

                            NOTE 9: OTHER REAL ESTATE

     The following table summarizes the investment in other real estate by project or property type at December 31:

------------------------------------------------------------------------------------------------------------------------------
                                                                                    1995                           1994
------------------------------------------------------------------------------------------------------------------------------

PROJECT OR PROPERTY TYPE                                                     NUMBER       AMOUNT           NUMBER       AMOUNT

------------------------------------------------------------------------------------------------------------------------------
                                                                                           (Dollars in thousands)
Commercial real estate:
  Raw land and construction projects......................................     5          $2,667             6           $6,859
  Retail/office...........................................................     3           4,082             3            4,673
-------------------------------------------------------------------------------------------------------------------------------
      Total commercial real estate........................................     8           6,749             9           11,532
-------------------------------------------------------------------------------------------------------------------------------
Residential real estate:
  One to four family......................................................     2             270             1               97
-------------------------------------------------------------------------------------------------------------------------------
    Total other real estate...............................................    10           7,019            10           11,629
Valuation allowance.......................................................                (2,611)                        (1,634)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                          $4,408                         $9,995
===============================================================================================================================

   A summary of activity in other real estate for the years ended December 31 is as follows:

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                              1995           1994
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 (In thousands)
Balance, beginning of year, net..........................................................................    $9,995        $10,332
Transfers from nonaccrual loans..........................................................................       648          4,967
Transfers from accrual loans.............................................................................        66             --
Advances.................................................................................................       677            937
Sales of properties......................................................................................    (2,454)        (5,377)
Payments from borrowers..................................................................................    (2,674)           (29)
Charge-offs or write-downs...............................................................................      (873)           (86)
Increase in valuation allowance..........................................................................      (977)          (749)
----------------------------------------------------------------------------------------------------------------------------------
Balance, end of year, net................................................................................    $4,408        $ 9,995
==================================================================================================================================

  An analysis of the valuation allowance for other real estate for the years ended December 31 is as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                                           1995              1994             1993
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        (In thousands)

Balance, beginning of year.............................................................  $1,634           $  885             $ --
  Provision charged to expense.........................................................   1,850              863              956
  Write-downs to fair value and net losses incurred on sales...........................    (873)             (64)            (121)
  Other................................................................................      --              (50)              50
---------------------------------------------------------------------------------------------------------------------------------
Balance, end of year...................................................................  $2,611           $1,634             $885
=================================================================================================================================
---------------------------------------------------------------------------------------------------------------------------------

                        NOTE 10: LOANS TO RELATED PARTIES

     Loans to related parties include loans made to directors and executive officers (and their affiliated interests) of the Corporation and its subsidiaries. The following analysis shows the activity of related party loans during 1995:

==================================================================================================================================
                                                                                                                     (In thousands)

Balance, December 31, 1994.............................................................................................      $266
  Additions ...........................................................................................................       566
  Repayments ..........................................................................................................      (166)
  Resignation of officers..............................................................................................        (7)
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995 ............................................................................................      $659
=================================================================================================================================

All related party loans were current as to interest and principal at December 31, 1995.


-------------------------------------------------------------------------------

------------------------------------------------------------------------------
                        NOTE 11: PREMISES AND EQUIPMENT

At December 31, premises and equipment consists of the following:

----------------------------------------------------------------------------------------------------
                                                                                  1995          1994
----------------------------------------------------------------------------------------------------
                                                                                    (In thousands)
Land and improvements.........................................................  $   286       $   286
Buildings and improvements....................................................    2,743         2,676
Leasehold improvements........................................................      578           454
Furniture and equipment.......................................................    2,131         1,920
-----------------------------------------------------------------------------------------------------
                                                                                  5,738         5,336

Less - Accumulated depreciation and amortization..............................    3,063         2,752
-----------------------------------------------------------------------------------------------------
                                                                                 $2,675        $2,584

=====================================================================================================


                           NOTE 12: OTHER BORROWINGS

    In June 1985, the Corporation issued 11% subordinated debentures due June 1995 with mandatory stock purchase contracts ("Equity Contracts"). The Equity Contracts obligated the holders to purchase shares of common stock at a price of $13.625 per share on June 1, 1994. Payment for shares could be made in cash or by the surrender of 11% subordinated debentures equal to the purchase price. During 1994, the remaining $4,799,000 of Equity Contracts were exercised and converted into 352,075 shares of common stock. Payment for these shares was made primarily through the surrender of $4,633,000 of the 11% subordinated debentures, with the balance consisting of cash payments. The balance outstanding, net of unamortized debt discount at December 31, 1994 was $1,292,000.

    On February 1, 1995, the Corporation redeemed, prior to maturity, the remaining $1,292,000 of subordinated debentures at par, in accordance with provisions of the original issuance and with regulatory approval.

                             NOTE 13: INCOME TAXES

    The current and deferred amounts of the (benefit) provision for income taxes as of December 31 are as follows:

---------------------------------------------------------------------------------------------------
                                                                        1995        1994      1993
---------------------------------------------------------------------------------------------------
                                                                              (In thousands)
Current
  Federal...........................................................  $    21      $(671)   $(2,029)(A)
  State.............................................................        2         --         47
Deferred............................................................    1,039        386        986
---------------------------------------------------------------------------------------------------
Total current and deferred..........................................    1,062       (285)      (996)
---------------------------------------------------------------------------------------------------
Benefit of reduction in deferred tax asset valuation allowance......   (5,274)        --         --
Total benefit for income taxes......................................  $(4,212)     $(285)   $  (996)
===================================================================================================

(A) Realized in 1994 through the refund of taxes paid in previous years.

    Deferred income taxes reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and for income tax purposes.



--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                       NOTE 13: INCOME TAXES (CONTINUED)

    Cumulative temporary differences giving rise to a significant portion of deferred tax assets and liabilities are as follows:

===================================================================================================
                                                                                  DEFERRED ASSET
                                                                                    (LIABILITY)
                                                                                    DECEMBER 31
---------------------------------------------------------------------------------------------------
                                                                               1995            1994
---------------------------------------------------------------------------------------------------
                                                                                  (In thousands)

Allowance for possible losses on loans and other real estate...............   $2,138        $ 3,202
Gain on restructured loans.................................................      307             32
Depreciation and amortization..............................................     (314)          (400)
Net nonaccrual interest (charge-offs) income...............................     (162)           110
Accrued liabilities not currently deductible...............................      100            463
Federal and state net operating loss carryforwards.........................    1,847          1,511
Alternative minimum tax credits............................................      311            311
Net holding (gains) losses on securities available for sale................      (57)           125
Other......................................................................        8             45
---------------------------------------------------------------------------------------------------
                                                                               4,178          5,399
Valuation allowance........................................................       --         (5,399)
---------------------------------------------------------------------------------------------------
     Net deferred tax asset included in Other Assets.......................   $4,178        $    --
===================================================================================================

    Because of the significant operating losses in 1994, 1993 and 1992, the Corporation recorded a full valuation allowance against its net deferred tax asset at December 31, 1994. During 1995, management concluded that this valuation allowance was no longer necessary because sufficient positive evidence had accumulated. Such positive evidence included five consecutive quarters of profitable operations, significant reductions in the level of nonperforming assets and related expenses, continued strong net interest margins and operating expense reductions.

    At December 31, 1995, the Corporation has a Federal net operating loss carryforward of $3.3 million, of which $2.5 million expires in 2009 and the remainder in 2010, and a state net operating loss carryforward of $11.9 million which expires as follows: $800,000 in 1998, $2.0 million in 1999, $6.7 million in 2000, $1.6 million in 2001 and $800,000 in 2002.

    Federal income tax returns for the years 1991, 1992 and 1993 are currently being examined by the Internal Revenue Service. Management does not anticipate that the results of this examination will have a material effect on the Corporation's consolidated financial position or results of operations.

    A reconciliation of income taxes calculated at the U. S. statutory rate of 34% to the actual income tax benefit is as follows:

--------------------------------------------------------------------------------------------------------------------
                                                                                 1995            1994           1993
--------------------------------------------------------------------------------------------------------------------
                                                                                             (In thousands)
Statutory  provision (benefit)..............................................   $   692           $(429)      $(3,185)
Reduction in Federal taxes resulting from tax-exempt income.................       (23)            (31)         (196)
State taxes on income, net of Federal tax benefit...........................       122              --            31
Tax refund greater than receivable recorded.................................       (81)           (285)           --
(Decrease) increase in valuation allowance for deferred tax assets..........    (5,274)            920         2,488
Other.......................................................................       352            (460)         (134)
--------------------------------------------------------------------------------------------------------------------
                                                                               $(4,212)          $(285)      $  (996)
====================================================================================================================






--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          NOTE 14: STOCKHOLDERS' EQUITY

     On December 28, 1993, the Corporation amended its Certificate of Incorporation approving the authorization of 1,950 shares of Class A Cumulative Preferred Stock ("Preferred Stock"), without par value. The holder of this nonvoting stock, which was exchanged for the forgiveness of a note payable, is entitled to cumulative cash dividends payable quarterly, commencing on April 10, 1994. The dividends are payable when they are declared by the Board of Directors, provided that the Corporation's and the Bank's leverage capital ratios shall be at least equal to 4% and 6%, respectively. Such dividend payments are also subject to regulatory approval. At December 31, 1995, preferred stock dividends in arrears totaled $93,000.

     The dividends are payable quarterly at the following annual rates:



===========================================================
                                                       RATE
1994 .................................................   6%
1995 .................................................   7%
1996 .................................................   8%
1997..................................................   9%
Thereafter............................................  10%
===========================================================


     The Preferred Stock has a stated value of $1,000 per share and a liquidation preference of $1,000 per share plus accrued dividends. The Preferred Stock is not convertible and is redeemable for $1,000 per share plus accrued dividends at the option of the Corporation, with the exception of 200 shares which were redeemed on November 30, 1994. These 200 shares were required to be redeemed for $1,000 per share plus accrued dividends upon completion of the Offering.

     During 1995, the Corporation redeemed 1,033 shares of Preferred Stock and paid cumulative dividends on that stock of approximately $108,000. Cumulative dividends of $11,000 were also paid in 1995 with respect to the $200,000 of redeemable Preferred Stock that was redeemed on November 30, 1994. All redemptions and dividend payments received regulatory approval.

     Under the 1982 Incentive Stock Option Plan, no additional shares of the Corporation's common stock were available for grant. Options granted were priced at the fair market value at the date of grant ($18.125), and are exercisable at 25% annually beginning in the second year and expire ten years after the date of grant which was 1986. At December 31, 1995, there were 12,000 options outstanding under this plan, all of which were exercisable. Under the 1986 Nonstatutory Stock Option Plan, 100,000 shares of common stock are available for grant.

     In 1994, concurrent with an employment contract, the Corporation entered into a nonstatutory stock option agreement ("Option Agreement") with the new president and CEO. Pursuant to the Option Agreement, the Corporation granted an option to purchase shares of common stock up to an aggregate value of $500,000. The exercise of these options was conditioned upon the successful completion of the Offering, which was achieved on October 13, 1994 (see Note 2).

     The options were granted in three separate tiers as follows: (1) Tier 1 options having an aggregate exercise price of $170,000 exercisable at the Offering Price (the Offering Price was $2 per share), (2) Tier 2 having an aggregate exercise price of $165,000 exercisable at the price at which the Common Stock is sold in the Offering plus 50% of the difference between the adjusted book value of the shares, as defined in the Option Agreement, and the Offering Price ($2.32 per share), and (3) Tier 3 Options for stock having an aggregate exercise price of $165,000 exercisable at the greater of the Offering Price or the adjusted book value of the shares ($2.63 per share).

   Twenty-five percent of the Tier 1, 2 and 3 options become exercisable one, two and three years, respectively, after March 17, 1994 (the effective date). The remaining options for each tier become exercisable in 25% increments on each of the three subsequent anniversaries from the applicable effective date. The Option Agreement further provides that the vesting schedule will be accelerated and all options will become exercisable upon a "change in control," as defined in the contract. All unexercised options expire seven years from the effective date. In addition, exercise of the options is also subject to the Corporation's achieving certain annual performance standards relating to profitability and return on equity.

     At the annual meeting of stockholders held on May 16, 1995, two additional stock option plans were approved. The first, the Ramapo Financial Corporation 1995 Employee Stock Option Plan ("Employee Plan"), provides for the granting of incentive stock options and nonqualified stock options to officers and other employees of the Corporation and its subsidiaries. The maximum number of shares of common stock of the Corporation, $1 par value, that may be made subject to options granted pursuant to the Employee Plan is 750,000. Options shall have a term of no more than ten years from the date of grant. Exercisability of the options is determined by a committee of the Board of Directors at the time of grant; in general, no option may be exercisable within six months of the date it is granted. The minimum exercise price per share for each option granted is the last sale price for such shares on NASDAQ on the date of grant. On June 8, 1995, the Corporation granted incentive options to purchase 255,000 shares of its common stock at $3.8125 per share.

     The second plan, the Ramapo Financial Corporation 1995 Stock Option Plan for Nonemployee Directors ("Directors' Plan"), provides for the granting of nonqualified stock options to nonemployee directors of the Corporation and its subsidiaries. The maximum number of shares of common stock, $1 par value, that may be made subject to options granted pursuant to the Directors' Plan is 200,000. In accordance with the terms of the Directors' Plan, a one-time grant of years of service options was made effective May 16, 1995 totaling 65,000 shares subject to option. Such options became exercisable six months after their grant. The exercise price of $3.50 was determined by the last sale price on the date of grant. The Directors' Plan also provides for annual grant options to be granted in 1996 and annually thereafter until May 16, 2005, the expiration date of the Directors' Plan. Each eligible director will automatically be granted such an option to purchase 1,800 shares. A total of 50% of such options become exercisable after six months from the date of grant with the remainder becoming exercisable after eighteen months from the date of grant. The exercise price per share will be determined by the last sale price on the date of grant.

     As of December 31, 1995, there were 1,280,964 shares reserved for future issuance under these Plans.



Option activity for the years ended December 31, is summarized as follows:

==================================================================================================================
                                                  1995                        1994                      1993
                                        NUMBER          PRICE         NUMBER        PRICE         NUMBER     PRICE
------------------------------------------------------------------------------------------------------------------
Balance, beginning of year...........   230,934                        12,000                      58,000
Options granted......................   320,000     $3.50-$ 3.81      218,934      $2.00-$ 2.63        --   $  --
Options cancelled....................    (5,500)         3.81              --                --   (46,000)   18.13
------------------------------------------------------------------------------------------------------------------
Balance, end of year.................   545,434      2.00- 18.13      230,934       2.00- 18.13    12,000    18.13
==================================================================================================================
Options exercisable, end of year.....   139,375     $3.50-$18.13       12,000          $18.13      12,000   $18.13
==================================================================================================================

--------------------------------------------------------------------------------
                     NOTE 15: COMMITMENTS AND CONTINGENCIES

     The consolidated balance sheets as of December 31, 1995 and 1994 do not reflect various commitments relating to financial instruments which are used in the normal course of business. These instruments include commitments to extend credit and letters of credit. These financial instruments carry various degrees of credit risk, which is defined as the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. Management does not anticipate that the settlement of these financial instruments will have a material adverse effect on the Corporation's financial position or results of operations.

     Commitments to extend credit are legally binding loan commitments with set expiration dates. They are intended to be disbursed, subject to certain conditions, upon request of the borrower. In the normal course of business, the Corporation receives a fee for providing a commitment. The Corporation was committed to advance $28,247,000 and $29,840,000 to its borrowers as of December 31, 1995 and 1994, respectively. The majority of such commitments expire within one year. These commitments include a $300,000 revolving line of credit, at the Bank's base rate, to a related party.

     Standby letters of credit are provided to customers to guarantee their performance, generally in the production of goods and services or under contractual commitments in the financial markets. The Corporation has entered into standby letters of credit contracts with its customers totaling $620,000 and $462,000 as of December 31, 1995 and 1994, respectively, which generally expire within one year.

     The Corporation and its subsidiaries lease land, buildings and equipment in several locations for their banking facilities under operating leases which expire at various dates through 1999 but which contain certain renewal options. Total rent expense was approximately $154,000, $202,000 and $600,000, for 1995, 1994 and 1993, respectively.

     On March 1, 1995, the Corporation entered into a five-year license agreement with its banking software provider. Minimum annual payments under this agreement are expected to be approximately $66,000.

   At December 31, 1995, aggregate annual minimum rental commitments under noncancellable leases having an initial or remaining term of more than one year are as follows:

================================================================================
1996 ...............................................................   $113,000
1997 ...............................................................    115,000
1998 ...............................................................     87,000
1999 ...............................................................     42,000
--------------------------------------------------------------------------------
                                                                        $357,000
================================================================================

     It is expected that in the normal course of business leases that expire will be renewed or replaced by leases of other properties; thus it is anticipated that future minimum lease commitments will not be less than the amount shown for 1996.

     Cash and due from banks includes certain reserve balances maintained in accordance with requirements of the Bank's regulatory authorities. The reserve balances aggregated $3,172,000 and $2,889,000 at December 31, 1995 and 1994, respectively.

     The Corporation and its subsidiaries are parties, in the ordinary course of business, to litigation involving collection matters, contract claims and other miscellaneous causes of action. Management does not consider that any such proceedings depart from usual, routine litigation and in their judgment, the Corporation's consolidated financial position and results of operations will not be affected materially by any present proceedings.


                       NOTE 16: SALE OF MORTGAGE SERVICING

     In January 1994, the Bank sold the mortgage servicing portion of its mortgage-related activities. The sale price was equivalent to .57% of the unpaid principal balance of loans within the servicing portfolio which were less than sixty days past due. Under the terms of the agreement, a portion of the purchase price was held in a trust for a period of eleven months, at which time the purchase price would be adjusted based upon specified prepayment rates. In December 1994, the purchase price was adjusted in accordance with the terms of the agreement, and the Corporation recorded $270,000 of income previously held in the trust.

     The Corporation recorded a total provision of $2,723,000 in the accompanying 1993 consolidated statement of operations, of which $1,773,000 relates to valuation adjustments resulting from an impairment of the purchased mortgage servicing rights asset and $303,000 for an impairment of the excess servicing receivables asset. The additional provision of $647,000 in 1993 primarily results from loss contingencies associated with the contract for sale.

     Net mortgage servicing losses related to the mortgage servicing portion of the Bank's mortgage-related activities amounted to approximately $3,002,000 for the year ended December 31, 1993.



-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                             NOTE 17: BENEFIT PLANS


     The Corporation and its subsidiaries have a savings plan for all employees under which the Corporation is required to match employee contributions up to 5% of each participant's annual compensation.

     In 1989, the Corporation and its subsidiaries adopted a supplemental income plan for certain key employees which required the Corporation to make annual contributions to the plan for a period of five years. The types of benefits which may be granted under the supplemental income plan include (a) a preretirement death benefit payable in ten annual installments if the participant dies during active employment, (b) a severance benefit payable in a lump sum if termination occurs other than through death, retirement, permanent disability or termination for specified causes and (c) a retirement benefit payable in ten annual installments following retirement after attainment of age
65. At December 31, 1995, seven current and former employees or their beneficiaries were participating in this plan. The Corporation accrues for the liability during the period of active employment, in accordance with accounting for deferred compensation contracts.

     Charges to operations for the above plans for the years ended December 31, 1995, 1994 and 1993 were $146,000, $120,000 and $237,000, respectively.

     In December, 1990, the Financial Accounting Standards Board issued a standard on accounting for post-retirement benefits other than pensions. This standard requires that the expected cost of post-retirement benefits be charged to expense during the years the employees render service. Since adoption in 1993, this standard has not had any effect on the Corporation's financial statements because the Corporation does not have any post-retirement benefits.

                  NOTE 18: FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following is a summary of fair value versus the carrying value of the Corporation's financial instruments. For the Corporation, as for most financial institutions, the bulk of its assets and liabilities are considered financial instruments. Many of the Corporation's financial instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also the Corporation's general practice and intent to hold its financial instruments to maturity and not engage in trading or sales activities. Therefore, significant estimations and present value calculations were used by the Corporation for the purpose of this disclosure.

     Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is assumed that estimated fair values generally approximate the recorded book balances.

     The estimation methodologies used, the estimated fair values, and the record book balances at December 31, 1995 and 1994, were as follows:

     Financial instruments actively traded in the secondary market and which have been valued using available market prices.

----------------------------------------------------------------------------------------------------------------------
                                                                DECEMBER 31, 1995                 DECEMBER 31, 1994
-----------------------------------------------------------------------------------------------------------------------
                                                            CARRYING        ESTIMATED         Carrying        Estimated
                                                             VALUE         FAIR VALUE          Value         Fair Value
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents................................  $14,962,000     $14,962,000       $42,486,000     $42,486,000
Securities available for sale at fair value (Note 4) ....   39,328,000      39,328,000        17,763,000      17,763,000
Securities held to maturity (Note 4) ....................   20,030,000      20,326,000         3,485,000       3,459,000
Redeemable subordinated debentures (Note 12) ............           --              --         1,292,000       1,266,000
========================================================================================================================


   Financial instruments with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar assets and liabilities. Financial instrument assets with variable rates and financial instrument liabilities with no stated maturities have an estimated fair value equal to both the amount payable on demand and the recorded book balance.


------------------------------------------------------------------------------------------------------------------------
                                                                 DECEMBER 31, 1995                 December 31, 1994
------------------------------------------------------------------------------------------------------------------------
                                                             CARRYING        ESTIMATED         Carrying        Estimated
                                                              VALUE         FAIR VALUE          Value         Fair Value
-------------------------------------------------------------------------------------------------------------------------
Due from bank - interest-bearing.........................  $  1,000,000    $  1,005,000      $         --    $         --
Gross Loans..............................................   162,028,000     162,271,000       165,700,000     161,752,000
Deposits.................................................   217,890,000     218,096,000       212,521,000     212,218,000
==========================================================================================================================


Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.

     There is no material difference between the notional amount and the estimated fair value of off-balance-sheet unfunded loan commitments which totaled $28,247,000 and $29,840,000 at December 31, 1995 and 1994, respectively and are generally priced at market at time of funding. Standby letters of credit totaling $620,000 and $462,000 as of December 31, 1995 and 1994, respectively, are based on fees charged for similar agreements and are also assumed to have no material difference in fair value to off-balance-sheet value. See also Note 15 for additional discussion relating to these off-balance-sheet activities. At December 31, 1995 and 1994, fees related to the unexpired terms of letters of credit were not significant.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     NOTE 19: CONDENSED FINANCIAL STATEMENTS OF RAMAPO FINANCIAL CORPORATION
                             (PARENT COMPANY ONLY)

----------------------------------------------------------------------------------------------------------------------------------
                                                            BALANCE SHEETS                                         DECEMBER 31
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              1995            1994
----------------------------------------------------------------------------------------------------------------------------------
ASSETS                                                                                                             (In thousands)

   Cash and Due from Banks..............................................................................   $   273          $  303
   Interest-Bearing Time Deposits.......................................................................     3,083           5,288
   Investment in Bank Subsidiary (Equity Method)........................................................    23,713          16,821
   Other Assets.........................................................................................       488             796
----------------------------------------------------------------------------------------------------------------------------------
     TOTAL ASSETS.......................................................................................   $27,557         $23,208

LIABILITIES
   Other Borrowings.....................................................................................   $    --         $ 1,292
   Other Liabilities....................................................................................       308             161
----------------------------------------------------------------------------------------------------------------------------------
     Total Liabilities..................................................................................       308           1,453

STOCKHOLDERS' EQUITY
   Class A Preferred Stock  ............................................................................       717           1,750
   Common Stock.........................................................................................     8,160           8,160
   Capital in Excess of Par Value.......................................................................    13,101          13,101
   Retained Earnings (Deficit)..........................................................................     5,479            (650)
   Net Unrealized Holding Gains (Losses) on Securities Available for Sale...............................        86            (312)
   Treasury Stock.......................................................................................      (294)           (294)
----------------------------------------------------------------------------------------------------------------------------------
     Total Stockholders' Equity.........................................................................    27,249          21,755
----------------------------------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........................................................   $27,557         $23,208

----------------------------------------------------------------------------------------------------------------------------------
                                                       STATEMENTS OF OPERATIONS                     YEAR ENDED DECEMBER 31
----------------------------------------------------------------------------------------------------------------------------------
                                                                                            1995             1994            1993
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        (In thousands)
Operating Income
   Mortgage Application and Servicing Fees...............................................  $   --           $  151         $ 1,229
   Management Fees from Subsidiaries.....................................................      --               --           1,307
   Service Fees from Subsidiaries .......................................................      --               --           3,810
   Rental Income from Subsidiaries.......................................................     165              180              --
   Interest on Time Deposit at Subsidiary Bank...........................................     195               70              41
   Other Income..........................................................................       1               90              66
----------------------------------------------------------------------------------------------------------------------------------
     Total Operating Income..............................................................     361              491           6,453
-----------------------------------------------------------------------------------------------------------------------------------
Operating Expenses.......................................................................     603            1,383           7,274
Loss before Income Taxes and Equity in
   Undistributed Income (Loss) of Subsidiaries...........................................    (242)            (892)           (821)
Income Tax Provision.....................................................................       5               --              30
----------------------------------------------------------------------------------------------------------------------------------
Loss before Equity in Undistributed Income (Loss)

   of Subsidiaries.......................................................................    (247)            (892)           (851)
Equity in Undistributed Income (Loss) of Subsidiaries....................................   6,495              (85)         (8,121)
----------------------------------------------------------------------------------------------------------------------------------
   Net Income (Loss).....................................................................  $6,248           $ (977)        $(8,972)
==================================================================================================================================


(A) No Federal income tax is applicable to the income received from subsidiaries since the parent company and subsidiaries file a consolidated Federal income tax return.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    NOTE 19: CONDENSED FINANCIAL STATEMENTS OF RAMAPO FINANCIAL CORPORATION
                       (PARENT COMPANY ONLY) (CONTINUED)



---------------------------------------------------------------------------------------------------------------------------------
                                                       STATEMENTS OF CASH FLOWS                     YEAR ENDED DECEMBER 31
---------------------------------------------------------------------------------------------------------------------------------
                                                                                            1995             1994            1993
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                        (In thousands)
Cash Flows from Operating Activities:
  Net Income (Loss)....................................................................   $ 6,248         $   (977)        $(8,972)
  Adjustments to Reconcile Net Income (Loss) to Net Cash
    Provided by Operating Activities:

       Equity in Undistributed (Income) Loss of Subsidiaries...........................    (6,495)              85           8,121
       Depreciation and Amortization...................................................       116              118             262
       Write-off of Goodwill...........................................................        --               --             348
       Decrease in Other Assets........................................................       193            1,550             413
       Increase (Decrease) in Other Liabilities........................................       147             (670)            (68)
----------------------------------------------------------------------------------------------------------------------------------
      Net Cash Provided by Operating Activities........................................       209              106             104
----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
  Net Decrease in Loans Outstanding....................................................        --               --             179
  Capital Expenditures.................................................................        --               --             (16)
  Additional Equity Investment in Subsidiary...........................................        --           (7,500)           (124)
  Repayment of Investment in Bank Subsidiary Sold......................................        --              --              820
==================================================================================================================================
Net Cash (Used In) Provided By Investing Activities....................................        --           (7,500)            859
----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
  Repayment of Note Payable............................................................        --               --            (750)
   Redemption of Subordinated Debentures...............................................    (1,292)              --              --
   Redemption of Class A Preferred Stock...............................................    (1,033)            (200)             --
  Cash Dividends on Preferred Stock....................................................      (119)              --              --
----------------------------------------------------------------------------------------------------------------------------------
   Proceeds from Stock Purchase Contracts Exercised....................................        --              164              --
   Proceeds from Sale of Common Stock..................................................        --           11,690              --
----------------------------------------------------------------------------------------------------------------------------------
Net Cash (Used In) Provided By Financing Activities....................................    (2,444)          11,654            (750)
----------------------------------------------------------------------------------------------------------------------------------
Net (Decrease) Increase in Cash and Cash Equivalents...................................    (2,235)           4,260             213
Cash and Cash Equivalents, Beginning of Year...........................................     5,591            1,331           1,118
----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year.................................................   $ 3,356          $ 5,591         $ 1,331
==================================================================================================================================


    The parent company's resources available to meet its cash obligations subsequent to December 31, 1995 are limited to liquid assets on hand which include cash and due from banks and interest-bearing time deposits.

    The parent company's cash obligations subsequent to December 31, 1995 primarily include (1) fees relating to a consulting agreement entered into with the former chief executive officer, (2) additional equity investments in its bank subsidiary as may be necessary for the bank to maintain certain regulatory capital levels, (3) dividends on preferred stock, and (4) other general obligations.

    Based on current resources discussed above, management expects to meet its obligations at the parent company level for the foreseeable future.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
          NOTE 20: SUPPLEMENTARY STATEMENTS OF OPERATIONS INFORMATION

Major categories of other expense for the indicated periods are as follows:


---------------------------------------------------------------------------------------------------------------------------------
                                                                                                    YEAR ENDED DECEMBER 31
---------------------------------------------------------------------------------------------------------------------------------
                                                                                            1995             1994            1993
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                          (In thousands)
Legal (a)................................................................................  $  457            $  532       $   940
Postage and freight .....................................................................     171               202           287
Stationery and printing..................................................................     198               137           277
FDIC insurance assessment................................................................     398               684         1,037
Audit and examinations ..................................................................     259               288           538
Telephone ...............................................................................     165               214           399
Consulting fees .........................................................................     325               349           314
Credit reports/appraisal fees ...........................................................     156               244           851
Bonding and insurance ...................................................................     241               353           396
Amortization of intangible assets .......................................................     270               247         1,542
Provision for possible losses on purchased
  mortgage servicing rights (Note 15)....................................................      --                --         1,773
Provision for possible losses on excess
  servicing receivable (Note 15).........................................................      --                --           303
Loss on sale of mortgage operations (Note 15)............................................      --                --           647
Other losses ............................................................................      51               232           599
All other expenses ......................................................................     754             1,158         1,492
---------------------------------------------------------------------------------------------------------------------------------
                                                                                           $3,445            $4,640       $11,395
=================================================================================================================================


(a) Includes $360,000, $543,000 and $758,000 for 1995, 1994 and 1993,
respectively, paid to a law firm of which two directors of the Corporation are principals. Payments are higher than total recorded expense in 1994 due to the difference in the timing of cash payments and expense accruals.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              NOTE 21: QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    The following quarterly financial information for the years ended December 31, 1995 and 1994 is unaudited. However, in the opinion of management, all adjustments, which include normal recurring adjustments necessary to present fairly the results of operations for the periods, are reflected. Results of operations for the periods are not necessarily indicative of the results of the entire year or any other interim period.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                                             THREE MONTHS ENDED
----------------------------------------------------------------------------------------------------------------------------------
                                                                        MARCH 31         JUNE 30      SEPTEMBER 30     DECEMBER 31
----------------------------------------------------------------------------------------------------------------------------------
                                                                              (In thousands, except per share amounts)
Total interest and dividend income..................................     $4,399          $4,610           $4,729         $4,605
Total interest expense .............................................      1,357           1,612            1,692          1,445
----------------------------------------------------------------------------------------------------------------------------------
  Net interest and dividend income..................................      3,042           2,998            3,037          3,160
Provision for possible loan losses..................................        450             225              125           (300)(A)
----------------------------------------------------------------------------------------------------------------------------------
  Net interest and dividend income after provision for

   possible loan losses ............................................      2,592           2,773            2,912          3,460
Total other income .................................................        719             577              545            606
Total other expense ................................................      2,868           2,840            2,906          3,534
Net income..........................................................        405             466              502          4,875(B)
Net income per common share ........................................   $    .05        $    .05         $    .06       $    .59
==================================================================================================================================

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    1994
----------------------------------------------------------------------------------------------------------------------------------
                                                                                             THREE MONTHS ENDED
----------------------------------------------------------------------------------------------------------------------------------
                                                                        MARCH 31         JUNE 30      SEPTEMBER 30     DECEMBER 31
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share amounts)
Total interest and dividend income..................................    $ 3,476        $  3,571           $3,759       $  4,113
Total interest expense .............................................      1,274           1,264            1,203          1,217
---------------------------------------------------------------------------------------------------------------------------------
  Net interest and dividend income..................................      2,202           2,307            2,556          2,896
Provision for possible loan losses..................................        371             257              183            410
---------------------------------------------------------------------------------------------------------------------------------
  Net interest and dividend income after provision for
   possible loan losses ............................................      1,831           2,050            2,373          2,486
Total other income .................................................        864             699              640          1,119
Total other expense ................................................      3,485           3,141            3,047          3,651
Net (loss) income ..................................................       (790)           (392)             (34)           239
Net (loss) income per common share .................................    $  (.66)       $   (.31)          $ (.04)      $    .03
=================================================================================================================================


(A) Due to a $1.1 million loan recovery in the fourth quarter, the Corporation recaptured $300,000 of loan loss provisions previously charged to operations in 1995.

(B) Includes tax benefits of $4.3 million, primarily due to the reversal of a valuation allowance against the Corporation's net deferred tax asset.



--------------------------------------------------------------------------------

                              ARTHUR ANDERSEN LLP

To the Stockholders and
Board of Directors of
Ramapo Financial Corporation:

    We have audited the accompanying consolidated balance sheets of Ramapo Financial Corporation (a New Jersey corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ramapo Financial Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                                    Arthur Anderson LLP




Roseland, New Jersey
January 17, 1996

--------------------------------------------------------------------------------
                          RAMAPO FINANCIAL CORPORATION
              OFFICERS & DIRECTORS OF RAMAPO FINANCIAL CORPORATION
   -----------------------------------------------------------------------------

   OFFICERS          MORTIMER J. O'SHEA                   JANET M. MALOY                  STEVEN KURDYLA
                     President and                        Corporate Secretary             Chief Auditor
                     Chief Executive Officer
                                                          LARS SWANSON                    JOSEPH MANCINI
                     ERWIN D. KNAUER                      Assistant Vice President/       Senior Auditor
                     Senior Vice President                Assistant Secretary

                     WALTER A. WOJCIK, JR.
                     Treasurer
   -----------------------------------------------------------------------------------------------------------------------
   DIRECTORS         VICTOR C. OTLEY, JR.                 ERWIN D. KNAUER                 RICHARD S. MILLER
                     Chairman of the Board                President                       Attorney
                     Attorney                             The Ramapo Bank                 Williams, Caliri, Miller & Otley
                     Williams, Caliri, Miller & Otley                                     A Professional Corporation
                     A Professional Corporation           LOUIS S. MILLER
                                                          Retired                         MORTIMER J. O'SHEA
                     DONALD W. BARNEY                     Consultant to                   President and
                     Treasurer                            R.D. Hunter & Company           Chief Executive Officer
                     Union Camp Corporation

                     JAMES R. KAPLAN
                     Chairman, CEO and President
                     Cornell Dubiller Electronics, Inc.

                                                          THE RAMAPO BANK
                                              OFFICERS & DIRECTORS OF THE RAMAPO BANK
   -----------------------------------------------------------------------------------------------------------------------
   OFFICERS          MORTIMER J. O'SHEA                   WILLIAM OLB                     STEVEN KURDYLA
                     Chairman of the Board and            Senior Vice President           Chief Auditor
                     Chief Executive Officer
                                                          WALTER A. WOJCIK, JR.           JOSEPH MANCINI
                     ERWIN D. KNAUER                      Senior Vice President           Senior Auditor
                     President                            Treasurer

                     DETLEF H. FELSCHOW                   JANET M. MALOY
                     Senior Vice President                Corporate Secretary

                     R. PETER MACK
                     Senior Vice President
   -----------------------------------------------------------------------------------------------------------------------
   VICE              ROGER COOK                           JANYTH PRIMROSE                 RONALD SEVERINO
   PRESIDENTS        SCOTT D. MC LAUGHLIN
   -----------------------------------------------------------------------------------------------------------------------
   ASSISTANT         WALTER N. ALESANDRO                  MARILYN B. KAPLAN               MATT RUSSOMANNO
   VICE PRESIDENTS   ROBERT BOWLBY                        KAREN MERGENTHALER              ROBERT SFERRAZZA
                     DAWN CHASE                           NANCY PALEK                     LARS SWANSON
                     DEBRA CIPOLETTI                      KEVIN C. PASHKE                 TODD ULLRICH
   -----------------------------------------------------------------------------------------------------------------------
   ASSISTANT         VIRGINIA L. HUFF
   SECRETARIES
   -----------------------------------------------------------------------------------------------------------------------
   ASSISTANT         KELLY KAPUSTA                        CYNTHIA MURILLO                 PAM TIPPER
   TREASURERS        BARBARA REDDING MASSENZIO            GENEVIEVE RESTIVO
   -----------------------------------------------------------------------------------------------------------------------
                     NEIL M. FRIED                        CHRISTOPHER EIGEN
                     Investment Officer                   Assistant Operations Officer
   -----------------------------------------------------------------------------------------------------------------------
   DIRECTORS         MORTIMER J. O'SHEA                   ERWIN D. KNAUER                 RICHARD S. MILLER
                     Chairman of the Board and            President                       Attorney
                     Chief Executive Officer              The Ramapo Bank                 Williams, Caliri, Miller & Orley
                                                                                          A Professional Corporation
                     DONALD W. BARNEY                     SOLOMON W. MASTERS
                     Treasurer                            President                       VICTOR C. OTLEY, JR.
                     Union Camp Corporation               ERA Masters Realtors            Attorney
                                                                                          Williams, Caliri, Miller & Otley
                     VINCENT R. D'ACCARDI                 LOUIS S. MILLER                 A Professional Corporation
                     Owner                                Retired
                     Lake Developers Inc.                 Consultant to R.D. Hunter &
                                                          Company
                     JAMES R. KAPLAN
                     Chairman, CEO and President
                     Cornell Dubilier Electronics, Inc.
   -----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
BUSINESS          JOHN A. DEMETRIUS, CPA         LOUIS D. MARCH                     WILLIAM P. SHAUGHNESSY, CPA
DEVELOPMENT       President                      President                          Shaughnessy, Giella & Co.,  P.C.
COUNCIL           Demetrius & Co., L.L.C.        March Associates, Inc.

                  STEVEN GERBER, ESQ.            JOHN J. SCURA, II, ESQ.            GEORGE P. STRUBLE, ESQ.
                  Gerber & Samson                John J. Scura, Attorney at Law     Sabbath, Struble, Ragno, Petrie,
                                                                                    Orobo and Spinato, P.C.
                  JEROLD P. GOLDBERG, CPA
                  Financial Consultant

                                         CORPORATE INFORMATION
-----------------------------------------------------------------------------------------------------------------------

                    FORM 10-K                                             ANNUAL MEETING OF
                                                                            STOCKHOLDERS
   The Corporation's annual report, on Form 10-K,
required to be filed with the Securities and Exchange              Tuesday, April 30, 1996, 4:00 p.m.
  Commission, is available on written request to:                           Radisson Hotel
                                                                           690 Rt. 46 East
     Mr. Walter A. Wojcik, Jr., Treasurer                            Fairfield, New Jersey 07004
        Ramapo Financial Corporation
       64 Mountain View Boulevard
         Wayne, New Jersey 07470
                                                                              INQUIRIES

                                                                   All other information -- contact:
              TRANSFER AGENT                                     Janet M. Maloy, Corporation Secretary
                                                                  The Ramapo Financial Corporation
   Chemical Mellon Shareholder Services, L.L.C.                       64 Mountain View Boulevard
       85 Challenger Road, Overpeck Center                              Wayne, New Jersey 07470
        Ridgefield Park, New Jersey 07660                                    (201) 305-4102

                                     MARKET AND STOCK INFORMATION
-----------------------------------------------------------------------------------------------------------------------
Ramapo Financial Corporation's shares are traded in the over-the-counter market under the NASDAQ symbol RMPO.
The stock is quoted in the Wall Street Journal's and other publications' NASDAQ National Market Issues listings.
As of December 31, 1995, there were 1,903 stockholders of record of the common stock.

The following table sets forth, for the calendar periods indicated, the high and low market quotations as reported by
NASDAQ. There were no cash dividends declared for the periods indicated.
-----------------------------------------------------------------------------------------------------------------------

                                              FIRST              SECOND               THIRD              FOURTH
                                             QUARTER            QUARTER              QUARTER             QUARTER
                                        -------------------------------------------------------------------------------
                                         HIGH      LOW        HIGH      LOW        HIGH      LOW        HIGH      LOW
-----------------------------------------------------------------------------------------------------------------------
1995                                    3 3/4   2 11/16      4 1/16    3 3/4      4 11/16    3 3/4      4 9/16    3 7/8
1994                                    3 1/2    2 1/4         5       2 3/4       4 3/4     2 1/4        2 3/4     2
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

MARKET                  FIA CAPITAL GROUP INC.        GRUNTAL & CO. INCORPORATED          FIRST ALBANY CORPORATION
MAKERS
                        RYAN BECK & CO. INC.          NASH WEISS/DIV OF SHARKIN INV.      MCCONNELL BUDD & DOWNES

                        HERZOG, HEINE, GEDULD, INC.   TUCKER ANTHONY INCORPORATED

                        SANDLER O'NEILL & PARTNERS     SHERWOOD SECURITIES CORP.

                        DILLON, READ & CO., INC.       LEGG MASON WOOD WALKER INC.
-----------------------------------------------------------------------------------------------------------------------

                                       41