Form 10-K, Exhibit 13
period 1996-12-31
RAMAPO FINANCIAL CORP
filed 1997-03-28
CIK 81893

                                  EXHIBIT 13

                       Annual Report to Security Holders

                   SELECTED FIVE-YEAR FINANCIAL AND OTHER DATA
           (Not covered by Report of Independent Public Accountants)


   The selected consolidated financial and other data of Ramapo Financial Corporation ("Corporation") set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and related Notes, appearing elsewhere herein. On June 30, 1993, the Corporation sold a substantial portion of the assets formerly owned by Pilgrim State Bank, which had been a subsidiary of the Corporation.


                                                                               AT OR FOR THE YEAR ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   1996         1995           1994           1993           1992
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         (In thousands)
FINANCIAL CONDITION DATA:
 Total assets .............................................     $271,524      $246,516       $238,216       $257,634       $451,311
 Cash and cash equivalents ................................       29,758        14,962         42,486         26,594         85,206
 Securities ...............................................       68,043        59,358         21,248          8,858         53,470
 Gross loans (net of unearned income) .....................      165,070       160,546        164,311        186,603        265,932
 Allowance for possible loan losses .......................        5,115         4,853          6,501          7,499          7,670
 Loans held for sale ......................................           --            34             34         19,611         28,728
 Total deposits ...........................................      239,889       217,062        211,864        241,608        425,400
 Other borrowings .........................................           --            --          1,292          5,916          8,591
 Stockholders' equity .....................................       29,036        27,249         21,755          6,576         13,779

ASSET QUALITY (1):
 Nonaccrual loans .........................................      $ 1,053      $  4,190       $  7,548       $ 21,881       $ 26,491
 Accruing loans 90 days or more delinquent ................          152           141            240          1,182          2,822
-----------------------------------------------------------------------------------------------------------------------------------
 Total nonperforming loans ................................        1,205         4,331          7,788         23,063         29,313
-----------------------------------------------------------------------------------------------------------------------------------
 Other real estate, net ...................................        2,211         4,408          9,995         10,332          5,304
-----------------------------------------------------------------------------------------------------------------------------------
   Total nonperforming assets .............................        3,416         8,739         17,783         33,395         34,617
 Restructured loans .......................................        1,540         1,702          5,983         11,035          4,662
-----------------------------------------------------------------------------------------------------------------------------------
   Total nonperforming assets and restructured loans ......      $ 4,956      $ 10,441       $ 23,766       $ 44,430       $ 39,279
-----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS:
 Total interest income ....................................      $18,218      $ 18,343       $ 14,919       $ 19,263       $ 28,665
 Total interest expense ...................................        5,804         6,106          4,958          8,709         13,506
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest income ......................................       12,414        12,237          9,961         10,554         15,159
-----------------------------------------------------------------------------------------------------------------------------------
 Provision for possible loan losses .......................          400           500          1,221          4,440         10,222
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest income after provision
   for possible loan losses ...............................       12,014        11,737          8,740          6,114          4,937
-----------------------------------------------------------------------------------------------------------------------------------
 Other income .............................................        2,374         2,447          3,322          8,936         11,178
-----------------------------------------------------------------------------------------------------------------------------------
 Other expense ............................................       10,054        12,148         13,324         25,018         24,149
-----------------------------------------------------------------------------------------------------------------------------------
 Income (loss) before income taxes ........................        4,334         2,036         (1,262)        (9,968)        (8,034)
 Provision (benefit) for income taxes .....................        1,278        (4,212)          (285)          (996)        (2,192)
-----------------------------------------------------------------------------------------------------------------------------------
 Net income (loss) ........................................      $ 3,056      $  6,248       $   (977)      $ (8,972)      $ (5,842)
-----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                                               AT OR FOR THE YEAR ENDED DECEMBER 31
---------------------------------------------------------------------------------------------------------------------------------
                                                                     1996         1995         1994          1993         1992
---------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA:

 Net income (loss) per common share .........................      $  .37       $  .76       $ (.38)      $ (7.21)      $ (4.69)
 Book value per common share ................................        3.59         3.28         2.47          3.88         11.07
 Cash dividends declared per common share (2) ...............         .04           --           --            --          0.40

SELECTED OPERATING RATIOS:

 Return on average assets ...................................        1.23%        2.56%        (.42)%       (2.58)%       (1.32)%
 Return on average equity ...................................       11.09        27.85        (9.04)       (87.65)       (32.60)
 Interest rate spread(3) ....................................        4.54         4.59         4.38          2.87          3.07
 Net interest margin(3) .....................................        5.41         5.41         4.84          3.51          3.99

ASSET QUALITY RATIOS (1)(4):

 Nonperforming loans as a percentage of loans, net of
  unearned income ...........................................         .73%        2.70%        4.74%        11.18 %        9.95 %
 Nonperforming assets as a percentage of total assets .......        1.26         3.55         7.47         12.96          7.67
 Nonperforming assets and restructured loans
  as a percentage of total assets ...........................        1.83         4.24         9.98         17.25          8.70
 Allowance for possible loan losses as a percentage
  of loans, net of unearned income ..........................        3.10         3.02         3.96          3.64          2.60
 Allowance for possible loan losses as a percentage
  of nonperforming loans ....................................      424.48       112.05        83.47         32.52         26.17
 Net charge-offs as a percentage of average loans,
  net of unearned income ....................................         .09         1.36         1.29          1.75          2.27
CAPITAL RATIOS (4)(5):
 Stockholders' equity to total assets .......................       10.69%       11.05%        9.13%         2.55 %        3.05 %
 Average stockholders' equity to average assets .............       11.07         9.19         4.64          2.94          4.05
 Tier 1 leverage capital ratio ..............................       10.47        10.08         9.16          2.45          3.01
 Tier 1 risk-based capital ratio ............................       14.27        13.37        12.18          2.99          4.43
 Total risk-based capital ratio .............................       15.54        14.66        13.46          5.98          8.13
---------------------------------------------------------------------------------------------------------------------------------

(1) Nonperforming assets consist of nonperforming loans and other real estate ("ORE"). Nonperforming loans consist of nonaccrual loans and accruing loans 90 days or more delinquent. It is the policy of the Corporation to place a loan on nonaccrual status when, in the opinion of management, the ultimate collectibility of the principal or interest on the loan becomes doubtful. As a general rule, a commercial or real estate loan more than 90 days past due with respect to principal or interest is classified as a nonaccrual loan. Installment loans generally are not placed on nonaccrual status but, instead, are charged off at 90 days past due. Loans are considered restructured loans if, for economic or legal reasons, a concession has been granted to the borrower related to the borrower's financial difficulties that the Corporation would not otherwise consider. As used herein, the term "restructured loan" means a restructured loan on accrual status. ORE includes loan collateral that has been formally repossessed and collateral that is in the possession of The Ramapo Bank ("Bank") and under its control without legal transfer of title. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan", loans previously classified as in-substance foreclosure but for which the Corporation had not taken possession of the collateral have been reclassified to loans.
(2)  For 1996, two quarterly dividends.
(3) Interest rate spread represents the difference between the weighted average tax-equivalent yield on interest-earning assets and the weighted average cost of interest-bearing liabilities. Net interest margin represents net interest income on a tax-equivalent basis as a percentage of average interest-earning assets.
(4) Asset quality ratios and risk-based capital ratios are end-of-period ratios, except for net charge-offs as a percentage of average loans and average stockholders' equity to average assets, which are based on average daily balances. The Tier 1 leverage capital ratio utilizes average fourth quarter assets in its calculation.
(5) For definitions and information relating to the Corporation's and the Bank's regulatory capital requirements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


 The following discussion and analysis of the Corporation's financial condition as of December 31, 1996 and 1995 and results of operations for the years ended
    December 31, 1996, 1995 and 1994 should be read in conjunction with the Consolidated Financial Statements and related Notes thereto and the other information contained elsewhere herein.

              FINANCIAL CONDITION AND RECENT OPERATING ENVIRONMENT

   GENERAL. The termination of all regulatory orders and the opening of a new branch office signaled the Corporation's full return to health in 1996. The significant operating losses incurred in 1992 and 1993 followed an economic recession in New Jersey which resulted in a decline in commercial and residential real estate values in the Corporation's market. As the Corporation's nonperforming assets increased during this period, so did provisions for possible loan losses necessary to compensate for anticipated and actual loan losses, write-downs of ORE and other assets and operating expenses associated with the high level of problem assets. The Corporation also incurred significant losses on mortgage servicing operations. The dramatic reduction in losses for the year ended December 31, 1994 was primarily the result of an increased net interest spread due to rising interest rates and the conversion of nonperforming assets to performing assets, decreased provisions for possible loan losses and the substantial elimination of losses on mortgage servicing operations. In addition, the successful completion of a rights/community equity offering ("Offering") in October 1994 resulted in new capital of $11.7 million, after expenses. Investment of those funds helped the Corporation to achieve profitability during the fourth quarter and thus reduced the year-to-date loss. In 1995, sustained profitability was made possible by a further reduction in nonperforming assets and an increase in the net interest margin. During 1996, nonperforming assets were reduced to a level considered normal for a healthy institution, helping the Corporation to more than double its income before taxes compared to the prior year. Meanwhile, the economic climate in the Corporation's market area showed modest signs of improvement which led to a stabilization of real estate values.

   Both the Corporation and its wholly owned subsidiary, the Bank, were released from regulatory orders in the first quarter of 1996. The Corporation had been operating under a Written Agreement with the Federal Reserve Bank of New York ("FRB") since November, 1993. Based on a limited scope inspection by the FRB as of September 30, 1995 which noted the continued improvement in the Corporation's operations, the Written Agreement was terminated in March, 1996.

   The Bank had been operating under a Memorandum of Understanding ("MOU") issued by the Federal Deposit Insurance Corporation ("FDIC") and the New Jersey Department of Banking ("State") in May, 1995. The MOU replaced a more onerous order to cease and desist which had been jointly issued by the FDIC and State in November, 1992. The MOU was terminated in March, 1996 as a result of the FDIC's examination of the Bank as of December 31, 1995.

   Looking forward, the Corporation's strategic focus has been redirected toward being a community bank serving Wayne, Clifton and neighboring communities in Passaic, Morris and Essex counties. Accordingly, management is changing the mix of the Bank's loans over time to that of a more traditional community bank by emphasizing lending to small businesses, professionals and consumers. The Corporation's exposure to large, individual borrower concentrations is expected to be reduced. Management believes that there is a significant opportunity to expand its lending to small businesses and consumers, given the number of companies in the area and the relative affluence of its residents. In addition, as a result of recent consolidations of community banks in northern New Jersey into larger banks and acquisitions of larger New Jersey banks by out-of-state institutions, management believes that new business opportunities for the Corporation and the Corporation's ability to increase market share have been enhanced. The Corporation is actively developing new products and is seeking new branch sites in order to better serve its business and retail customers. The Bank also participates in various lending programs of the Small Business Administration ("SBA") and the New Jersey Economic Development Authority ("EDA") and has been designated both a Certified Lender and a Preferred Lender by the SBA.

   Significant changes in individual asset and liability categories are discussed below.

   Although the Corporation's federal funds sold position increased by $11.9 million from $5.8 million at December 31, 1995 to $17.7 million at December 31, 1996, the average balance decreased from 1995 to 1996 by $11.1 million, from $18.5 million to $7.4 million. This reduction in overnight funds occurred because the Corporation no longer needed to maintain the high liquidity level it deemed prudent during more difficult times. During 1995, the average balance decreased a more modest $1.4 million from the 1994 average balance, marking the beginning of the liquidity reduction effort. Funds provided from the reduction were primarily invested in the securities portfolio, enabling the Corporation to earn higher yields.

   The Corporation's securities portfolio increased $8.6 million in 1996, from $59.4 million at December 31, 1995 to $68.0 million at December 31, 1996. Also, in order to achieve certain asset/liability management objectives, the Corporation changed the composition of the portfolio in 1996 from one holding primarily fixed-rate securities to one holding approximately 50% fixed-rate and 50% floating-rate securities. In 1995, the Corporation's securities portfolio nearly tripled in size, increasing $38.2 million from $21.2 million at December 31, 1994 to $59.4 million at December 31, 1995.

   Loans increased a modest $4.6 million in 1996, after having decreased $3.8 million in 1995. Loan paydowns coupled with management's efforts to reduce existing loan concentrations, increased competition for business loans, and a cautious economic environment are all factors which contributed to the lack of significant loan growth during these two years.

   The Corporation's intangible assets were $869,000, $503,000 and $773,000 at December 31, 1996, 1995, and 1994, respectively. The increase in 1996 was due to a $622,000 deposit premium paid to another commercial bank for the purchase of deposits and accrued interest totaling $9.7 million. Normal amortization was responsible for the 1995 decrease from 1994.

   The Corporation experienced deposit growth of $22.8 million and $5.2 million for the years ended December 31, 1996 and 1995, respectively. The aforementioned deposit acquisition and the opening of a new branch office late in 1996 accounted for about half of the 1996 increase. In both years, the greatest amount of growth occurred in the demand deposit category.

                              RESULTS OF OPERATIONS

   GENERAL. The Corporation's results of operations are dependent primarily on its net interest income, which is the difference between interest earned on its loans and investments and the interest paid on interest-bearing liabilities. The Corporation's net income is also affected by the generation of noninterest income, which primarily consists of service fees on deposit accounts and, in prior years, gains on the sale of mortgage loans. As a result of the sale in January 1994 of the mortgage-servicing portion of the Corporation's mortgage-related activities, gains on sales of mortgage loans and servicing income were significantly lower in 1996, 1995 and 1994 than in prior years and management anticipates that income from those sources will continue to be lower in future periods. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Corporation's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows and general levels of nonperforming assets. In addition, net income is affected by the level of operating expenses and establishment of loan loss reserves and ORE valuation allowances.

   The operations of the Corporation and the entire banking industry are significantly affected by prevailing economic conditions, competition, and the monetary and fiscal policies of governmental agencies. Lending activities are influenced by the demand for and supply of real estate, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the levels of personal income and savings in the market area.

   In recent periods, the level of the Corporation's nonperforming assets has significantly affected the Corporation's operating results due to the amounts of the provisions for loan losses, which are charged against income, as well as the expenses and losses related to ORE. The Corporation's nonperforming assets increased dramatically beginning in 1990 and reached their highest level of $49.4 million, or 16.0% of total assets, at June 30, 1993. Nonperforming assets were subsequently reduced to $8.7 million and $3.4 million at December 31, 1995 and 1996, respectively. The $3.4 million represents just 1.26% of total assets. Despite these reductions, expenses related to ORE and nonperforming loans remained at high levels. ORE operating expenses and valuation adjustments totaled $1.0 million, $2.8 million, $2.2 million and $2.7 million for the years ended December 31, 1996, 1995, 1994 and 1993, respectively, while the provision for possible loan losses was $400,000, $500,000, $1.2 million and $4.4 million for those respective years. In addition, loss of interest income, legal expenses and management time spent on ORE management and disposition further reduced earnings during those years.

   Because of the small number of ORE properties remaining, management is confident that ORE-related expenses will be significantly reduced in 1997 and future years. Management also anticipates that future provisions for possible loan losses will not be greater than those taken in 1996 and 1995, barring unforeseen economic events.

-----------------------------------------------------
$ MILLIONS

20             17.8

15

10                            8.7

 5

 0                                           3.4
-----------------------------------------------------
               12/31/94       12/31/95       12/31/96

                  NONPERFORMING ASSETS

   NET INCOME. The Corporation had net income of $3.1 million for the year ended December 31, 1996 compared to net income of $6.2 million for the year ended December 31, 1995. Because 1995 net income included a $4.2 million tax benefit due to the reversal of a valuation allowance against the Corporation's net deferred tax asset, a comparison of net income before taxes is more indicative of the progress the Corporation has made. On that basis, the Corporation earned $4.3 million in 1996 versus $2.0 million in 1995, a $2.3 million (112.9%) increase. The principal reason for this improvement is a $2.1 million reduction in other expense. Chief among the reductions is a $1.8 million drop in ORE operating expenses and valuation allowances which was made possible by the continued sales of these properties. Also significant was a $364,000 decrease in the FDIC insurance assessment due to the Bank's being placed in the lowest risk capital category for assessment purposes by the FDIC. The improvement in net income before taxes began in 1995, when the Corporation earned $3.3 million more than in 1994. Most of that improvement was due to a $2.3 million increase in net interest and dividend income, with a $721,000 reduction in the provision for possible loan losses making up the bulk of the remainder.

-------------------------------------------------------
$ MILLIONS
 5.0
 4.0                                         4.3
 3.0
 2.0                          2.0
 1.0
   0
(1.0)         (1.3)
(2.0)
-------------------------------------------------------
               1994           1995           1996

             NET INCOME (LOSS) BEFORE TAXES


   NET INTEREST INCOME. The largest component of the Corporation's earnings is its net interest income. Net interest income represents the income earned, principally on loans and investments, less interest paid, principally on deposits. Net interest income on a tax-equivalent basis increased by $183,000 from $12.3 million for the year ended December 31, 1995 to $12.5 million for the year ended December 31, 1996. The increase is due to a $604,000 rise caused by a $3.4 million increase in average interest-earning assets which was offset in part by a $421,000 decline due to a five basis point drop in the net interest spread. Most of the rise in average interest-earning assets came in the loans category, which increased $2.4 million. Taken together, average securities and federal funds sold increased only $201,000 from 1995 to 1996. Average installment loans rose $3.7 million in 1996 versus 1995, partially offset by a $1.2 million decrease in average mortgage loans. The five basis point drop in the net interest spread resulted from a 17 basis point drop in the yield on earning assets which exceeded the 12 basis point decline in the cost of interest-bearing liabilities. In 1995, net interest income on a tax-equivalent basis increased $2.3 million over 1994. About $1.3 million of the increase is due to a 21 basis point rise in the net interest spread, while the remainder is the result of a $20.0 million increase in average earning assets when comparing 1995 to 1994. Most of the net interest spread increase is due to an increase in the Corporation's average base lending rate, which rose from 7.57% in 1994 to 8.83% in 1995. The rise in average earning assets during 1995 compared to 1994 is primarily the result of an $11.6 million increase in average stockholders' equity due to the Offering in October 1994 and a $9.8 million decrease in average other assets, principally ORE.

   AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES. The following table sets forth certain information relating to the Corporation's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods indicated. The table presents information for the fiscal years indicated with respect to the interest rate spread, which financial institutions have traditionally used as an indicator of profitability. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The combined effect of the interest rate spread and the relative amounts of interest-earning assets and interest-bearing liabilities is measured by the net interest margin, which is calculated by dividing tax-equivalent net interest income by average interest-earning assets.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                           YEAR ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                      1996                         1995                          1994
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 AVERAGE                        AVERAGE                     AVERAGE
                                           AVERAGE               YIELD/     AVERAGE             YIELD/   AVERAGE            YIELD/
                                           BALANCE   INTEREST     COST      BALANCE   INTEREST   COST    BALANCE  INTEREST   COST
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           (Dollars in thousands)
ASSETS:
 Interest-earning assets:
   Interest-bearing time deposits......  $    923    $    56     6.07%     $    181   $    11    6.08%   $     --  $    --     --%
  Securities:
   Taxable.............................    60,467      3,693     6.11        49,433     3,150    6.37      14,249      766   5.38
   Nontaxable (tax-equivalent basis)...     1,197        120     9.86           914       103   11.27       1,094      115  10.51
  Federal funds sold...................     7,354        397     5.40        18,470     1,093    5.92      19,937      878   4.40
  Loans (net of unearned income) (1):
   Commercial and commercial
    real estate (2)....................   112,124      9,781     8.72       112,228     9,772    8.71     125,094    9,252   7.40
   Residential real estate (3).........     8,152        702     8.61         9,349       768    8.21      12,822    1,018   7.94
   Installment.........................    39,849      3,510     8.81        36,138     3,481    9.63      33,479    2,929   8.75
-----------------------------------------------------------------------------------------------------------------------------------
    Total loans........................   160,125     13,993     8.74       157,715    14,021    8.89     171,395   13,199   7.70
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets......   230,066     18,259     7.94       226,713    18,378    8.11     206,675   14,958   7.24
-----------------------------------------------------------------------------------------------------------------------------------
 Nonearning assets:
  Cash and due from banks..............    10,157                             9,197                         9,392
  Other assets.........................    13,996                            13,829                        23,591
  Allowance for possible loan losses...    (5,345)                           (5,476)                       (6,594)
-----------------------------------------------------------------------------------------------------------------------------------
   Total nonearning assets.............    18,808                            17,550                        26,389
-----------------------------------------------------------------------------------------------------------------------------------
      Total assets.....................  $248,874                          $244,263                      $233,064
===================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY:
 Interest-bearing liabilities:
  Interest-bearing demand deposits.....  $ 27,388    $   335     1.22%     $ 23,669   $   364    1.54%   $ 23,361  $   444   1.90%
  Savings deposits.....................    74,549      2,032     2.73        76,032     1,924    2.53      90,574    2,160   2.38
  Time deposits........................    68,608      3,435     5.01        73,558     3,806    5.17      55,664    1,997   3.59
-----------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing deposits.....   170,545      5,802     3.40       173,259     6,094    3.52     169,599    4,601   2.71
  Other borrowings.....................        35          2     5.64           106        12   11.32       3,720      357   9.60
-----------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities..   170,580      5,804     3.40       173,365     6,106    3.52     173,319    4,958   2.86
-----------------------------------------------------------------------------------------------------------------------------------
 Noninterest-bearing liabilities:
  Demand deposits......................    48,048                            46,100                        46,230
  Other liabilities....................     2,695                             2,361                         2,712
-----------------------------------------------------------------------------------------------------------------------------------
   Total noninterest-bearing
   liabilities.........................    50,743                            48,461                        48,942
 Stockholders' equity..................    27,551                            22,437                        10,803
-----------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders'
    equity.............................  $248,874                          $244,263                      $233,064
===================================================================================================================================
Net interest income
 (tax-equivalent basis) ...............               12,455                           12,272                       10,000
Tax-equivalent adjustment..............                  (41)                             (35)                         (39)
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest income...................              $12,414                          $12,237                      $ 9,961
===================================================================================================================================
Net interest spread
 (tax-equivalent basis) ...............                          4.54%                           4.59%                       4.38%
===================================================================================================================================
Net interest margin
 (tax-equivalent basis) ...............                          5.41%                           5.41%                       4.84%
===================================================================================================================================
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities...........................    134.87%                           130.77%                       119.25%
===================================================================================================================================


(1) Average balances include nonaccrual loans. Loan fees and costs are included in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases".
(2) Includes construction loans.
(3) Includes loans held for sale.

   RATE/VOLUME ANALYSIS. The following table allocates the period-to-period changes in the Corporation's various categories of interest income and interest expense between changes due to changes in volume (calculated by multiplying the change in average volume of the related interest-earning asset or interest-bearing liability category by the prior year's rate) and changes due to changes in rate (change in rate multiplied by prior year's volume). Interest on nontaxable securities has been adjusted to a fully taxable-equivalent basis by the amount of taxes which would have been paid at a federal income tax rate of 34%. Changes due to changes in rate-volume (changes in rate multiplied by changes in volume) have been allocated proportionately between changes in volume and changes in rate.

===================================================================================================================================
                                                                                    YEAR ENDED DECEMBER 31

                                                                 1996 VS. 1995                                  1995 VS. 1994
-----------------------------------------------------------------------------------------------------------------------------------
                                                              INCREASE (DECREASE)                           INCREASE (DECREASE)
                                                                    DUE TO                                        DUE TO
                                                    VOLUME           RATE           TOTAL             VOLUME        RATE      TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                (In thousands)
Interest income:
  Interest-bearing time deposits.............       $  45           $ --           $  45            $     6       $    5    $    11
  Loans (includes loans held for sale).......         212            (240)           (28)            (1,109)       1,931        822
  Securities:

   Taxable...................................         677            (134)           543              2,218          165      2,383
   Nontaxable ...............................          32             (15)            17                (20)           9        (11)
  Federal funds sold ........................        (607)            (89)          (696)               (69)         284        215
-----------------------------------------------------------------------------------------------------------------------------------
   Total interest income.....................         359            (478)          (119)             1,026        2,394      3,420
-----------------------------------------------------------------------------------------------------------------------------------

Interest expense:
  Savings deposits and interest-bearing
   demand deposits...........................          14              65             79               (359)          43       (316)
  Time deposits .............................        (254)           (117)          (371)               764        1,045      1,809
  Other borrowings...........................          (5)             (5)           (10)              (399)          54       (345)
-----------------------------------------------------------------------------------------------------------------------------------
   Total interest expense ...................        (245)            (57)          (302)                 6        1,142      1,148
-----------------------------------------------------------------------------------------------------------------------------------
  Changes in net interest income.............       $ 604           $(421)         $ 183            $ 1,020       $1,252    $ 2,272
===================================================================================================================================

   INTEREST INCOME. Total interest income on a tax-equivalent basis decreased a modest $119,000 (.7%), from $18.4 million for the year ended December 31, 1995 to $18.3 million for the year ended December 31, 1996. As the chart above illustrates, volume-related increases of $359,000 were more than offset by rate-related decreases totaling $478,000. Although average interest-earning assets increased $3.4 million in 1996 as compared to 1995, the average yield on those assets declined 17 basis points, largely due to a 56 basis point drop in the Corporation's average base lending rate.

   Interest on loans decreased $28,000 (.2%) for the year 1996 as compared to 1995. A 15 basis point decrease in the average loan yield during 1996 more than offset the increase in average loan balances of $2.4 million (1.5%). The base lending rate decrease affected the installment category the most, resulting in an 82 basis point decline in average yield in 1996 versus 1995. The installment category also accounted for all of the average balance increase in loans, as efforts to attract new consumer loans resulted in an increase of $3.7 million (10.3%) in average balance. De-emphasis of mortgage loan originations and normal principal payments caused mortgage loans to decrease $1.2 million (12.8%) in average balances, more than offsetting a 40 basis point increase in average yield. Above-normal loan prepayments more than offset commercial loan originations, resulting in a slight drop in average balances.

   The largest increase in interest income in 1996 was in taxable securities, which increased $543,000 in 1996 versus 1995. The $11.0 million increase in average balance resulted in $667,000 of additional interest income, more than offsetting the $134,000 reduction due to the 26 basis point decline in average yield resulting from lower prevailing interest rates. Funding for the purchase of securities was provided by the $11.1 million decline in average federal funds sold. The reduction in federal funds sold was a result of the diminished need for the abundant liquidity maintained in 1995. Overall, interest on federal funds sold declined $696,000 in 1996 versus 1995, primarily due to the decrease in average balances. A rate drop of 52 basis points, reflecting lower prevailing overnight rates in 1996 than in 1995, led to an $89,000 decrease in interest income.

   Total interest income on a tax-equivalent basis increased by $3.4 million (22.9%), from $15.0 million for the year ended December 31, 1994 to $18.4 million for the year ended December 31, 1995. Almost $2.4 million of this increase is due to an 87 basis point rise in the average earning asset yield during 1995, which was primarily due to an increase in the Corporation's average base lending rate from 7.57% in 1994 to 8.83% in 1995. The balance of the increase in total interest and dividend income was due to a $20.0 million (9.7%) increase in average earning assets, principally taxable securities.

   Interest on loans increased $822,000 (6.2%) for the year ended December 31, 1995 as compared to the year ended December 31, 1994. This increase was mainly due to a 119 basis point increase in the average loan yield from 7.70% in 1994 to 8.89% in 1995. The aforementioned rise in the Corporation's average base lending rate, which reflected the rise in prevailing interest rates during 1995, is the chief cause of the yield increase. Offsetting the yield increase to some extent was a drop in average loans outstanding of $13.7 million (8.0%) between the periods. The bulk of the decrease in average loans outstanding was in the commercial loan category, where new loans did not keep pace with loan paydowns and charge-offs.

   Interest on taxable securities increased by $2.4 million (311.1%), and interest on nontaxable securities decreased $14,000 (12.2%) on a tax-equivalent basis for the year ended December 31, 1995 as compared to the year ended December 31, 1994. Over $2.2 million of the increase was caused by an increase in the average balance of taxable securities from $14.2 million in 1994 to $49.4 million in 1995. The Corporation utilized funds obtained from ORE sales, loan paydowns and the Offering, along with a small increase in average deposits, to make the securities purchases. The decrease in interest on nontaxable securities was entirely the result of a decrease in the average balance of such securities caused by maturities.

   Interest on federal funds sold increased by $215,000 (24.5%) for the year ended December 31, 1995 as compared to the year ended December 31, 1994. This increase was entirely due to an increase in the average yield from 4.40% in 1994 to 5.92% in 1995. The rise in yield parallels the rise in average short-term interest rates that occurred in 1995 as compared to 1994.

   INTEREST EXPENSE. Total interest expense decreased $302,000 (4.9%) from $6.1 million for the year ended December 31, 1995 to $5.8 million for the year ended December 31, 1996. A decline of $2.8 million in average interest-bearing liabilities accounted for $245,000 of the decrease, while a slight decline in rates in selected deposit categories was the reason for the remainder of the decrease. Decreases of $5.0 million (6.7%) and $1.5 million (2.0%) in the average balances of time deposits and savings deposits, respectively, were partially offset by a $3.7 million (15.7%) increase in average interest-bearing demand balances in 1996. One reason for the decrease in time deposits is that in 1995, the Corporation paid a premium rate of 7% on a six-month certificate of deposit which attracted over $16 million in a special one-day promotion. About $12 million of this was from new customers, the majority of whom did not renew their certificates upon maturity. These certificates were primarily responsible for the 16 basis point drop in rate on time deposits in 1996 as compared to 1995. The payment of higher, more competitive rates on certain savings products was responsible for the 20 basis point increase in rate in 1996 versus 1995 and also for keeping the decrease in average balance to such a small level after a $14.5 million (16.1%) decline in 1995 as compared to 1994. Management believes that savings deposits will be harder to attract in future years because the spreads between rates paid on savings and those offered by alternative investments have widened significantly recently. Despite a rate decrease in the interest-bearing demand category, efforts to attract new deposits proved successful.

   Total interest expense increased $1.1 million (23.2%), from $5.0 million for the year ended December 31, 1994 to $6.1 million for the year ended December 31, 1995. Since the average balance of total interest-bearing liabilities remained about the same in 1995 as it was in 1994, the increase in interest expense was almost entirely due to a rise in average rates paid. Over 90% of the increase due to rate was in the time deposit category, where average rates paid increased from 3.59% in 1994 to 5.17% in 1995. The vast majority of time deposits have original maturities of one year or less and the rates paid on them in 1995 reflect the higher short-term rates that prevailed in 1995 versus 1994. In addition, the aforementioned 7% certificate adversely affected the average time deposit rate paid in 1995. Although the average balance of interest-bearing deposits increased slightly in 1995 versus 1994, there was a marked shift from lower cost savings deposits to higher-cost time deposits. Average savings deposits decreased $14.5 million (16.1%) in 1995 as compared to 1994, while average time deposits increased $17.9 million (32.1%) during the same period.

   The Corporation incurred interest expense on its other borrowings of $2,000, $12,000, and $357,000 during the years ended December 31, 1996, 1995, 1994, respectively, which consisted of interest on federal funds purchased in 1996 and interest on subordinated debentures in 1995 and 1994. The remaining $1.3 million of subordinated debentures were redeemed during the first quarter of 1995. See
Note 11 of Notes to Consolidated Financial Statements.

   PROVISION FOR POSSIBLE LOAN LOSSES. The provision for possible loan losses was $400,000, $500,000 and $1.2 million for the years ended December 31, 1996, 1995 and 1994, respectively. The much reduced provisions for possible loan losses in 1996 and 1995 reflect the overall increase in loan quality, the continued reduction of nonperforming assets and the further reduction of loan concentrations. Also, net charge-offs of $138,000, $2.1 million and $2.2 million for the years ended December 31, 1996, 1995 and 1994, respectively were dramatically lower than the $4.2 million and $7.0 million recorded in 1993 and 1992, respectively. Management has been successful in recovering $803,000 and $1.5 million in 1996 and 1995 respectively, of loans previously charged-off and is hopeful that continued efforts will produce similar results in the future. The decline in charge-offs was due to a stabilizing commercial real estate market in northern New Jersey and a decrease in the Corporation's nonperforming loans. Commercial real estate loans and real estate construction loans made up a significant portion of the loans outstanding during the last three fiscal years. The provision for possible loan losses is determined by management based on its analysis of certain prevailing factors, including a review of the financial status and credit standing of borrowers, real estate appraisals, prior loss experience and management's judgment as to prevailing and anticipated economic conditions within the Corporation's market area. For additional information, see "Financial Condition and Recent Operating Environment -- General" and "Asset Quality -- Allowance for Possible Loan Losses."

   OTHER INCOME. Other income decreased just $73,000 (3.0%) for the year ended December 31, 1996 as compared to the year ended December 31, 1995. The primary cause of this decrease was a $123,000 (8.1%) drop in service charges on deposit accounts in 1996. Management believes that service charges decreased because there were fewer accounts, on average, in the demand and savings categories in 1996 versus 1995, and because the average balance of these accounts increased in 1996, thus avoiding certain service charges.

   Other income fell $875,000 (26.3%) to $2.4 million for the year ended December 31, 1995 from $3.3 million for the year ended December 31, 1994. The decline was primarily due to a drop in mortgage related income of $330,000, a reduction of $164,000 of SBA loan fees recognized, and the recognition in 1994 of $270,000 concerning premiums previously held in a trust from the sale of the mortgage servicing operation. The 1994 amount also contains $170,000 of income recognized as part of a comprehensive restructure of loans to a group of affiliated borrowers, an event not repeated in 1995. Countering these declines to some extent was a $127,000 (9.1%) increase in service charges on deposit accounts.

   OTHER EXPENSE. Other expense decreased $2.1 million (17.2%), from $12.2 million for the year ended December 31, 1995 to $10.1 million for the year ended December 31, 1996. The majority of this decrease, $1.8 million, was in ORE operating expenses and valuation adjustments, which reflects the maintenance and disposition of fewer properties than in 1995. Management expects that future valuation adjustments and direct operating expenses related to ORE will be substantially less than they were in 1996. A $637,000 decrease in the other expense line item was partially offset by increases of $243,000, $51,000 and $25,000 in salaries and employee benefits, net occupancy expense and equipment expense, respectively. The most significant decreases in other expense were in the FDIC assessment and in legal expenses. The FDIC assessment declined $364,000 in 1996 due to the Bank's being placed in the lowest risk category for assessment purposes by the FDIC. Legal fees decreased $145,000 in 1996 compared to 1995 primarily due to the fewer number of nonperforming assets being managed in 1996. The increase in salaries and employee benefits was due to merit raises and a performance bonus accrual. Occupancy expense was higher in 1996 because of the more than five months of rent paid for the Bank's new Fairfield office opened in 1996 and because of higher than normal snow removal expenses resulting from the harsh winter weather.

   Other expense showed a $1.2 million (8.8%) decrease in 1995, declining from $13.3 million for the year ended December 31, 1994 to $12.1 million for for the year ended December 31, 1995. With the exception of total ORE-related expenses which increased $603,000 in 1995, all major categories of other expense decreased from 1994 amounts. Salaries and employee benefits decreased $467,000, or 9.3%, largely due to a decrease in health insurance benefits of $368,000. Commissions were also down $76,000 for 1995 as compared to 1994. Occupancy expense decreased $62,000 and equipment expense decreased $55,000 for the year ended December 31, 1995 as compared to the year ended December 31, 1994. These decreases reflect the widespread expense controls that were instituted during 1994. Other expense declined $1.2 million in 1995 as compared to 1994, with significant reductions in legal fees, FDIC assessments, bonding and insurance premiums and nonloan losses. The aforementioned increase in ORE-related expenses was due to an increase in valuation adjustments of $987,000 to reflect current market values less costs to sell of the remaining ORE properties. Direct net costs of operating these properties fell by $384,000 in 1995.


                                    [GRAPH]

-------------------------------------------------------
$ MILLIONS
              1994           1995           1996
15
12             13.3
 9                            12.1
 6
 3                                           10.1
 0
-------------------------------------------------------

                          OTHER EXPENSES

   INCOME TAXES. The Corporation had an income tax provision of $1.3 million for the year ended December 31, 1996 and income tax benefits of $4.2 million and $285,000 for the years ended December 31, 1995 and 1994, respectively. The 1996 provision includes the effect of the reversal of $496,000 of tax reserves no longer deemed necessary. The 1995 benefit is primarily attributable to the reversal of a valuation allowance against the Corporation's net deferred tax asset totaling $5.3 million. The 1994 benefit was the result of receiving a tax refund greater than that anticipated at December 31, 1993.

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

   At December 31, 1996, the Corporation has a state net operating loss carryforward of $3.7 million which expires as follows: $2.2 in 2000 and $1.5 in 2001.

   Federal income tax returns for the years 1991, 1992 and 1993 were examined by the Internal Revenue Service. Audit adjustments assessed during 1996 as a result of this examination were immaterial.


                           ASSET/LIABILITY MANAGEMENT

    The principal determinant of the exposure of the Corporation's earnings to interest rate risk is the timing difference between the repricing or maturity of the Corporation's interest-earning assets and the repricing or maturity of its interest-bearing liabilities. The Corporation has established an Asset/Liability Management Committee which is comprised of the Bank's Chairman of the Board, President, four Senior Vice Presidents, and three outside directors. This Committee meets at least monthly to review the interest-rate sensitivity of the Corporation's assets and liabilities, as well as to regulate the Corporation's flow of funds and to coordinate the sources, uses and pricing of such funds. The Committee's objective in structuring and pricing the Corporation's assets and liabilities is to maintain an acceptable interest rate spread while minimizing the negative effects of changes in interest rates.

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

   The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1996 which are expected to mature or reprice in each of the time periods shown:

===================================================================================================================================
                                                          THREE      OVER THREE     OVER ONE
                                                         MONTHS       MONTHS TO      YEAR TO        OVER     NONINTEREST-
TOTAL                                     IMMEDIATE      OR LESS      ONE YEAR     FIVE YEARS    FIVE YEARS    SENSITIVE      TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   (Dollars in thousands)
ASSETS:
 Loans, net (1) ......................     $50,060      $ 27,619      $ 15,615       $47,974      $18,687      $    --     $159,955
 Securities and interest-bearing
    time deposit......................         --         32,427         8,407        27,608          601           --       69,043
 Federal funds sold ..................      17,680           --            --            --           --            --       17,680
 Cash and other assets................         --            --            --            --           --         24,846      24,846
-----------------------------------------------------------------------------------------------------------------------------------
  Total assets........................     $67,740      $ 60,046      $ 24,022       $75,582      $19,288      $ 24,846    $271,524
===================================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY:
 Demand deposits .....................     $   --       $ 31,846      $    --        $   --       $   --       $ 58,421    $ 90,267
 Savings and time deposits (2) .......         --        101,815        36,356        11,419           32           --      149,622
 Other liabilities ...................         --            --            --            --           --          2,599       2,599
 Stockholders' equity ................         --            --            --            --           --         29,036      29,036
-----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders'
   equity ............................     $   --       $133,661      $ 36,356       $11,419      $    32      $ 90,056    $271,524
===================================================================================================================================

Interest rate-sensitive gap...........     $67,740      $(73,615)     $(12,334)      $64,163      $19,256      $(65,210)
Interest rate-sensitive gap as a
 percentage of total assets ..........        24.9%        (27.1)%        (4.5)%        23.6%         7.1%        (24.0)%
Cumulative interest rate-
 sensitive gap .......................     $67,740      $ (5,875)     $(18,209)      $45,954      $65,210
Cumulative interest rate-
 sensitive gap as a percentage
  of total assets ....................        24.9%         (2.2)%        (6.7)%        16.9%        24.0%
===================================================================================================================================

(1) The allowance for possible loan losses is included in the over one year to five years category. No effect is given to anticipated loan prepayments.
(2) Money market accounts are included in the three months or less category, based on the Corporation's recent experience of repricing such deposits every three months or less. It is the opinion of management, however, that a significant portion of these accounts is not interest-sensitive.

   Certain shortcomings are inherent in the method of analysis presented in the above table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. In the event of a change in interest rates, prepayment and early withdrawal levels could significantly change the gaps calculated in the above table. The ability of borrowers to service their debts may decrease in the event of an interest rate increase. Management considers these factors in its asset/liability software model, which is used to simulate expected and unexpected shifts in interest rates and their effect on net interest income.


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

   The following table sets forth delinquent loans, the components of nonperforming assets, and restructured loans at the year ends indicated:

===================================================================================================================================
                                                                                                DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                      1996          1995           1994           1993         1992
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                               (In thousands)
Delinquent loans 30 - 89 days past due...........................    $1,023        $ 3,644       $ 4,725        $ 2,303     $ 9,303
===================================================================================================================================
Nonaccrual loans:
 Commercial and commercial real estate...........................    $  866        $ 3,459       $ 6,617        $21,472     $25,343
 Residential real estate mortgage................................       104            375           509            360         634
 Installment.....................................................        63            356           422             49         514
-----------------------------------------------------------------------------------------------------------------------------------
  Total nonaccrual loans.........................................     1,053          4,190         7,548         21,881      26,491
-----------------------------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more:
 Commercial and commercial real estate...........................        46             37            20            585       1,989
 Residential real estate mortgage................................        61             53           216            380         731
 Installment.....................................................        45             51             4            217         102
-----------------------------------------------------------------------------------------------------------------------------------
  Total loans past due 90 days or more ..........................       152            141           240          1,182       2,822
-----------------------------------------------------------------------------------------------------------------------------------
  Total nonperforming loans......................................    $1,205        $ 4,331       $ 7,788        $23,063     $29,313
===================================================================================================================================
ORE, net (1) ....................................................    $2,211        $ 4,408       $ 9,995        $10,332     $ 5,304
===================================================================================================================================
Total nonperforming assets.......................................    $3,416        $ 8,739       $17,783        $33,395     $34,617
===================================================================================================================================
Restructured loans...............................................    $1,540        $ 1,702       $ 5,983        $11,035     $ 4,662
===================================================================================================================================
  Total nonperforming assets and restructured loans .............    $4,956        $10,441       $23,766        $44,430     $39,279
===================================================================================================================================

(1) Loans are classified as ORE when the Corporation has taken possession of the collateral, regardless of whether formal foreclosure proceedings have taken place.

   During the year ended December 31, 1996, gross interest income of $349,000 would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the period. Interest on such loans included in income during such period amounted to $18,000. Gross interest income of $260,000 would have been recorded on restructured loans if the loans had been current throughout the period in accordance with their original terms. Interest on such loans included in income during such period amounted to $243,000.

   The Corporation reduced its nonperforming assets from $8.7 million at December 31, 1995 to $3.4 million at December 31, 1996, a $5.3 million (60.9%) improvement. This reduction was achieved by $2.2 million in ORE sales, the receipt of $2.2 million in principal payments, $3.0 million in charge-offs and valuation adjustments, the return to accruing status of $1.6 million of nonaccrual loans, offset in part by new nonaccrual loans and ORE of $1.3 million, a net increase of $416,000 in loans past due 90 days or more, and a decrease in the valuation allowance for ORE of $2.0 million. The four loans that comprised the restructured category at December 31, 1995 all demonstrated performance at market rates and thus were transferred to performing status during 1996, while one commercial real estate loan of $1.5 million that had been on nonaccrual status was restructured.

   The dramatic reduction in nonperforming assets from $34.6 million at December 31, 1992 to $3.4 million at December 31, 1996 was primarily due to the $18.9 million in charge-offs taken in that period, as well as to management's long-term efforts to work with its borrowers to maximize recoveries.

   Although 1996 marked the Corporation's second consecutive year of profitability, nonperforming asset levels and related expenses caused a significant reduction in earnings. Management is committed to reducing nonperforming assets and related expenses to insignificant levels through diligent loan remediation efforts and the institution of policies and procedures to help minimize the risk of loan quality deterioration. Management believes that the economy in the Corporation's market has stabilized since 1994. However, a significant increase in interest rates or other changes in economic factors that adversely affect the ability of the Corporation's borrowers and prospective purchasers of its ORE to service real estate-related indebtedness may have a negative impact on the amounts ultimately realized upon the collection of loans or the disposition of nonperforming assets.

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

   The following table sets forth the types of loans comprising the Corporation's nonperforming loans at December 31, 1996:

====================================================================================================
                                                                        LOANS 90 DAYS     NONACCRUAL
                                                                      OR MORE PAST DUE       LOANS
----------------------------------------------------------------------------------------------------
                                                                                (In thousands)

Commercial real estate - Retail/office................................      $ --             $  504
One-to four-family residential real estate............................        61                324
Commercial and industrial.............................................        46                162
Installment...........................................................        45                 63
----------------------------------------------------------------------------------------------------
  Total...............................................................      $152             $1,053
====================================================================================================

   RESTRUCTURED LOANS. The Corporation has restructured loans in cases where a borrower has been able to demonstrate a reasonable ability to meet the restructured debt service obligation. As used herein, the term "restructured loan" means a restructured loan on accrual status. At December 31, 1996, 1995 and 1994, the Corporation's restructured loans totalled $1.5 million, $1.7 million and $6.0 million, respectively. At December 31, 1996, the balance consisted of one commercial real estate loan that had been on nonaccrual status. At this time, management believes that the commercial real estate loan that was classified as restructured at December 31, 1996 will not meet the criteria for transfer to accrual status in 1997.

   In order for a restructured loan to be removed from classification as a restructured loan, the following criteria must be satisfied: (i) the borrower must generally have been current in meeting the restructured terms for at least six consecutive months or until the end of the year next following the date of restructure, whichever is later, (ii) the restructured loan must provide for principal amortization, (iii) the restructured loan must have an interest rate and other features that are at least equivalent to market terms and (iv) principal and interest amounts contractually due, including arrearages, are reasonably assured of repayment within a reasonable period of time. Inevitably, not all restructured loans will be viable as restructured, and it may be necessary for the Corporation to make further concessions or to liquidate the asset at a further discount, which may require a further write-down. The Corporation transferred all $1.7 million in loans that were classified as restructured at December 31, 1995 to accrual status in 1996.

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

   The following table sets forth the types of properties which comprised the Corporation's ORE portfolio at December 31, 1996:

=================================================================
                                                    (In thousands)
Commercial real estate:
  Raw land and construction projects...............        $1,764
  Retail/office....................................         1,000
-----------------------------------------------------------------
  Total commercial real estate.....................         2,764
-----------------------------------------------------------------
  Valuation allowance..............................           553
-----------------------------------------------------------------
Total..............................................        $2,211
=================================================================

   Management believes that the net carrying value of ORE at December 31, 1996 equaled the lower of the assets' balances when transferred to ORE or the estimated fair value (after reduction for estimated selling costs) of the properties acquired. Given current real estate and economic conditions in the Corporation's market, however, no assurance can be given as to the extent to which the Corporation will realize its current carrying value, the Corporation's ability to continue to dispose of any significant amount of ORE or the period of time it will take for the Corporation to achieve a significant reduction in the amount of its ORE.

   OTHER. Loans which were not classified as nonaccrual, 90 days past due or restructured but where known information about possible credit problems of borrowers caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms amounted to $606,000 at December 31, 1996. These loans consisted of three residential real estate mortgage loans with an aggregate principal balance of $393,000 and seventeen installment loans with an aggregate principal balance of $213,000.

   ASSET CONCENTRATIONS. The Corporation's loan portfolio contains certain concentrations of related borrowers. At December 31, 1996, the combined three largest concentrations totalled $32.6 million, or 19.8% of the total loan portfolio. The large balances outstanding on these loans may increase the risk of potential loss exposure to the Corporation. The largest concentration consisted of 12 loans with an aggregate balance of $15.2 million. The second relationship consisted of 15 loans totalling $10.2 million. The third relationship consisted of eight loans totalling $7.2 million. At December 31, 1996, all loans within these concentrations, including adversely classified loans, were performing in accordance with their terms, and management believes that all of these loans were properly valued on the Corporation's books.

   At December 31, 1996 and 1995, commercial real estate mortgage and construction loans totalled $102.4 million and $97.5 million and represented 62.0% and 60.7%, respectively, of the Corporation's total loan portfolio. Substantially all of the commercial real estate securing such loans is located in northern New Jersey. The ability of borrowers of such loans to repay them in accordance with their terms, and the ability of the Corporation to realize recoveries in the event of their default, are highly dependent upon conditions in the northern New Jersey real estate industry.

   LOAN MATURITY SCHEDULE. The following table sets forth certain information at December 31, 1996, regarding the dollar amount of commercial and commercial real estate loans and commercial real estate construction loans maturing in the Corporation's portfolio based on their contractual terms to maturity, including scheduled repayments of principal. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.

===============================================================================================================================
                                                                   DUE IN ONE       DUE AFTER 1        DUE AFTER
                                                                  YEAR OR LESS    THROUGH 5 YEARS       5 YEARS           TOTAL
-------------------------------------------------------------------------------------------------------------------------------
                                                                                           (In thousands)
Commercial and commercial real estate ..........................    $53,438           $43,516           $8,865         $105,819
Commercial real estate construction ............................      9,641             1,308              --            10,949
-------------------------------------------------------------------------------------------------------------------------------
    Total ......................................................    $63,079           $44,824           $8,865         $116,768
===============================================================================================================================
Loans with predetermined interest rates ........................    $ 9,657           $44,824           $8,865         $ 63,346
Loans with floating interest rates .............................     53,422               --               --            53,422
-------------------------------------------------------------------------------------------------------------------------------
    Total ......................................................    $63,079           $44,824           $8,865         $116,768
===============================================================================================================================

   ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses is determined by management based upon their evaluation of the known, as well as the inherent, risks within the Corporation's loan portfolio and is maintained at a level considered adequate to provide for potential loan losses. The allowance for possible loan losses is increased by provisions charged to expense and reduced by net charge-offs. In establishing the allowance for possible loan losses, management considers, among other factors, previous loss experience, the performance of individual loans in relation to contract terms, the size of particular loans, the estimated fair value of collateral, the risk characteristics of the loan portfolio generally, the current status and credit standing of borrowers, management's judgment as to prevailing and anticipated real estate values and other economic conditions in the Corporation's market area and other factors affecting credit quality. Management believes the allowance for possible loan losses at December 31, 1996 of $5.1 million, or 424.5% of nonperforming loans, was adequate. Management continues to actively monitor the Corporation's asset quality and to charge off loans against the allowance for possible loan losses as it deems appropriate. Although management believes it uses the best information available to make determinations with respect to the allowance for possible loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making the initial determinations.

   The following table sets forth summary data related to the Corporation's allowance for possible loan losses, the provision for possible loan losses and charge-off experience for the years indicated:

==============================================================================================================================
                                                                                       YEAR ENDED DECEMBER 31
------------------------------------------------------------------------------------------------------------------------------
                                                                           1996       1995       1994       1993         1992
------------------------------------------------------------------------------------------------------------------------------
                                                                                      (Dollars in thousands)
Loans, net of unearned income (at end of period) (1) .............      $165,070   $160,580    $164,345   $206,214    $294,660
==============================================================================================================================
Average loans outstanding (2) ....................................      $160,125   $157,715    $171,395   $240,651    $310,665
==============================================================================================================================
Allowance balance (at beginning of year) .........................      $  4,853   $  6,501    $  7,499   $  7,670    $  4,489
 Loans charged off:
  Commercial and commercial real estate (3) ......................           824      3,640       2,265      4,011       6,588
  Residential real estate mortgage ...............................            18          3          49         22          20
  Installment ....................................................            99         51         182        518         645
------------------------------------------------------------------------------------------------------------------------------
   Total loans charged off .......................................           941      3,694       2,496      4,551       7,253
------------------------------------------------------------------------------------------------------------------------------
  Recoveries of loans:
   Commercial and commercial real estate, net (3) ................           783      1,511         253        275         188
   Real estate - mortgage ........................................             2          6          --          4          --
   Installment ...................................................            18         29          24         61          24
------------------------------------------------------------------------------------------------------------------------------
    Total recoveries .............................................           803      1,546         277        340         212
------------------------------------------------------------------------------------------------------------------------------
Net loans charged off ............................................           138      2,148       2,219      4,211       7,041
Provision for the period .........................................           400        500       1,221      4,440      10,222
Allowance related to loans sold ..................................            --         --          --       (400)         --
------------------------------------------------------------------------------------------------------------------------------
Allowance balance (at end of year) ...............................      $  5,115   $  4,853    $  6,501   $  7,499    $  7,670
==============================================================================================================================
Allowance for possible loan losses as a percentage of total
 outstanding loans (at end of year) ..............................          3.10%      3.02%       3.96%      3.64%       2.60%
Allowance for possible loan losses as a percentage of
 nonperforming loans (at end of year) ............................        424.48%    112.05%      83.47%     32.52%      26.17%
Net loans charged off as a percentage of average loans outstanding           .09%      1.36%       1.29%      1.75%       2.27%
==============================================================================================================================


(1) Includes loans held for sale of $0, $34,000, $34,000, $19.6 million and $28.7 million at December 31, 1996, 1995, 1994, 1993 and 1992, respectively.

(2) Includes average loans held for sale of $32,000, $70,000, $2.6 million, $20.5 million, and $24.4 million at December 31, 1996, 1995, 1994, 1993 and
     1992, respectively.

(3)  Includes commercial real estate construction loans.

   The Corporation made provisions for possible loan losses during the years ended December 31, 1996, 1995 and 1994 of $400,000, $500,000 and $1.2 million, respectively, in order to address the uncertainty inherent in the loan portfolio. Beginning in 1992, as the Corporation intensified its review and administration of problem assets, management was better able to quantify the risks in the loan portfolio, and as a result, the Corporation's loan charge-offs increased. The recognition of these charge-offs, coupled with a decline in delinquent and nonaccrual loans, enabled the Corporation to maintain its allowance for loan losses during 1996 and 1995 below the level of the previous years, while representing a significantly higher percentage of nonperforming loans.

   The Corporation maintains valuation allowances for potential losses on its portfolio of ORE. The following table sets forth summary data related to the total valuation allowances for ORE for the years indicated:


==================================================================================================
                                                                      YEAR ENDED DECEMBER 31
--------------------------------------------------------------------------------------------------
                                                                   1996         1995         1994
--------------------------------------------------------------------------------------------------
                                                                          (In thousands)
Balance at beginning of year ..............................      $ 2,611       $1,634       $  885
 Provision charged to expense .............................          780        1,850          863
 Write-downs to fair value and net losses incurred on sales       (2,838)        (873)         (64)
 Other ....................................................           --           --          (50)
--------------------------------------------------------------------------------------------------
Balance at end of year ....................................      $   553       $2,611       $1,634
==================================================================================================

   Through intensive management effort, gross ORE balances have declined from $11.6 million at December 31, 1994 to $2.8 million at December 31, 1996. The latter total is comprised of six properties, the largest of which is valued at $1.4 million. Management believes that future annual provisions to the valuation allowances for ORE should be lower than the 1996 provision.

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

   SECURITIES PORTFOLIO. The Corporation invests a portion of its available funds in a variety of short-term and medium-term instruments. The securities portfolio provides a measure of liquidity through proceeds from scheduled maturities and is utilized for pledging requirements on public and fiduciary deposits. At December 31, 1996, securities having a book value of $6.5 million were pledged as collateral for public funds and other purposes as required by law.

   The following tables set forth the carrying value of the Corporation's available for sale and held to maturity securities portfolios at the dates indicated:

========================================================================================================================
                                                                                       December 31
------------------------------------------------------------------------------------------------------------------------
                                                               1996                   1995                  1994
------------------------------------------------------------------------------------------------------------------------
                                                                                    (Dollars in thousands)
                                                         AMOUNT    PERCENT     AMOUNT     PERCENT     AMOUNT     PERCENT
Available for sale:
  U.S. Treasury .................................      $    --        -- %    $ 4,532       11.5%    $16,669       93.8%
  U.S. Government Agencies ......................       34,622       83.2      27,746       70.6          --       --
  Obligations of State and Political Subdivisions          851        2.0         883        2.2         934        5.3
  Other .........................................        6,175       14.8       6,167       15.7         160         .9
------------------------------------------------------------------------------------------------------------------------
                                                       $41,648      100.0%    $39,328      100.0%    $17,763      100.0%
========================================================================================================================
Held to maturity:
  U.S. Treasury .................................      $ 7,516       28.5%    $    --        -- %    $   993       28.5%
  U.S. Government Agencies ......................       17,542       66.5      19,530       97.5       1,992       57.2
  Obligations of State and Political Subdivisions        1,337        5.0         500        2.5         500       14.3
------------------------------------------------------------------------------------------------------------------------
                                                       $26,395      100.0%    $20,030      100.0%    $ 3,485      100.0%
========================================================================================================================

   The Corporation's securities increased from $21.2 million at December 31, 1994, to $59.4 million at December 31, 1995, and to $68.0 million at December 31, 1996. The $8.6 million increase in securities during the year ended December 31, 1996 was due to the Corporation's investing the deposits acquired from another commercial bank and loan paydown proceeds. The $38.2 million increase in securities during the year ended December 31, 1995 was due to the Corporation's investing excess federal funds sold as the need for such a high liquidity position diminished.

   Overall, the Corporation's securities portfolio is high grade. The U.S. Treasury and U.S. Government Agencies securities which comprise 87.7% of the portfolio at December 31, 1996, carry the highest rating available by Moody's-AAA. Obligations of state and political subdivisions are entirely those of New Jersey origin. It is the Corporation's policy to buy only those issues rated A or better by Moody's; however, in many cases, an issue is not rated due to its small size. In such cases, the general credit rating of the municipality or political subdivisions must be A rated. At December 31, 1996, the weighted average maturity of all owned securities is 29.2 months, including a county industrial development loan having a book value of $851,000 and a maturity in 2008. Also, $8.9 million and $8.0 million of securities classified as available for sale and held to maturity, respectively, at December 31, 1996, were purchased with options to be called back by the issuer prior to maturity at par value.

   The Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of December 31, 1993. In connection with the adoption the Corporation classified all of its securities as available for sale, primarily due to management's anticipated need to meet future liquidity requirements. These securities are carried at their respective fair values. Management determined the appropriate classification of debt securities at the time of purchase. During 1996 and 1995, the Corporation classified certain purchased securities as held to maturity. At December 31, 1996, 1995 and 1994, the Corporation had no securities held for trading purposes. See Notes 1 and 2 of Notes to Consolidated Financial Statements.

   The following table sets forth scheduled maturities, carrying values, market values and average yields on a tax-equivalent basis for the Corporation's securities portfolio at December 31,1996:

========================================================================================================================
                                  ONE YEAR OR LESS       ONE TO FIVE YEARS      FIVE TO TEN YEARS    MORE THAN TEN YEARS
------------------------------------------------------------------------------------------------------------------------
                                CARRYING    AVERAGE    CARRYING     AVERAGE   CARRYING    AVERAGE    CARRYING   AVERAGE
                                  VALUE       YIELD     VALUE       YIELD      VALUE      YIELD       VALUE     YIELD
------------------------------------------------------------------------------------------------------------------------
                                                                   (Dollars in thousands)
Available for Sale:
  U.S. Government Agencies..   $4,531(1)      5.56%    $30,091(2)     5.68%     $ --         --%      $ --          --%
  Obligations of State and
      Political Subdivisions       47        11.36         226       11.36       395      11.36        183       11.36
  Other ....................       --           --       6,152(3)     5.74        23       5.50         --          --
----------------------------------------------------------------------------------------------------------------------
  Total Securities .........   $4,578         5.62%    $36,469        5.73%     $418      11.04%      $183       11.36%

Held to Maturity:
  U.S. Treasury ............   $   --           --%    $ 7,516        5.80%     $ --         --%      $ --          --%
  U.S. Government Agencies..    5,815(4)      7.09      11,727        6.19        --         --         --          --
  Obligations of State and
      Political Subdivisions      162         5.40       1,175        6.62        --         --         --          --
----------------------------------------------------------------------------------------------------------------------
  Total Securities .........   $5,977         7.04%    $20,418        6.07%     $ --         --%      $ --          --%
======================================================================================================================

=====================================================================
                                    TOTAL INVESTMENT PORTFOLIO
---------------------------------------------------------------------
                               CARRYING       ESTIMATED       AVERAGE
                                VALUE        MARKET VALUE       YIELD
---------------------------------------------------------------------
                                         (Dollars in thousands)
Available for Sale:
  U.S. Government Agencies..    $34,622         $34,622          5.67%
  Obligations of State and
      Political Subdivisions        851             851         11.36
  Other ....................      6,175           6,175          5.74
---------------------------------------------------------------------
  Total Securities .........    $41,648         $41,648          5.79%
=====================================================================
Held to Maturity:
  U.S. Treasury ............    $ 7,516         $ 7,426          5.80%
  U.S. Government Agencies..     17,542          17,575          6.49
  Obligations of State and
      Political Subdivisions      1,337           1,338          6.47
---------------------------------------------------------------------
  Total Securities .........    $26,395         $26,339          6.29%
=====================================================================


(1)Includes $4,531,000 of securities with floating rates. (2) Includes $23,139,000 of securities with floating rates. (3) Includes $6,142,000 of securities with floating rates. (4) Includes $495,000 of securities with floating rates.


                         LIQUIDITY AND CAPITAL RESOURCES

   Liquidity management is a continuous process that intends to insure the Corporation's ability to meet present and future cash needs. In the short term, cash is needed to meet credit requirements, deposit withdrawals, capital expenditures, operating expenses, increases in other assets and decreases in other liabilities. Liquidity management for the long term encompasses providing funds for asset growth, development of new asset products and recognizing trends in the marketplace which may affect the Corporation's ability to attract and use funds. Providing sufficient cash to meet these obligations on a timely basis at a reasonable cost is one of the objectives of the Asset/Liability Committee.

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


   The following table sets forth the average balances and average interest rates paid on deposits based on daily balances for the periods indicated:

=============================================================================================================
                                                                    YEAR ENDED DECEMBER 31
-------------------------------------------------------------------------------------------------------------
                                                        1996               1995                    1994
-------------------------------------------------------------------------------------------------------------
                                                 AVERAGE   AVERAGE  AVERAGE    AVERAGE     AVERAGE    AVERAGE
                                                 BALANCE    RATE    BALANCE     RATE       BALANCE      RATE
-------------------------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
Noninterest-bearing demand .................    $ 48,048      --%  $  46,100      --%     $ 46,230        --%
Interest-bearing demand ....................      27,388    1.22      23,669    1.54        23,361      1.90
Savings ....................................      74,549    2.73      76,032    2.53        90,574      2.38
Time .......................................      68,608    5.01      73,558    5.17        55,664      3.59
-------------------------------------------------------------------------------------------------------------
                                                $218,593    2.65%   $219,359    2.78%     $215,829      2.13%
=============================================================================================================

   The Corporation does not rely heavily on certificates of deposit over $100,000 as a source of funds. During 1996, certificates of deposit of $100,000 or more averaged only 1.7% of total average deposits. Such deposits are not aggressively bid for since they tend to be extremely rate sensitive and therefore unreliable as a funding source.

   The following table indicates the amount of the Corporation's certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 1996:

====================================================================================
                                                             CERTIFICATES OF DEPOSIT
------------------------------------------------------------------------------------
                                                                (in thousands)
Maturity period:
   Three months or less ................................            $2,104
   Over three through twelve months ....................             2,023
   Over twelve months ..................................               338
--------------------------------------------------------------------------
      Total ............................................            $4,465
==========================================================================

   In addition to deposits, at December 31,1996, the Corporation's liabilities included $2.6 million in accrued and other liabilities. The Corporation had an immaterial amount of federal funds purchased during 1996 and no federal funds purchased during the years ended December 31, 1995 and 1994.

   At December 31, 1996, the total approved loan commitments outstanding amounted to $31.2 million and commitments under standby letters of credit amounted to $825,000. Management believes that the Corporation has adequate liquidity to meet all foreseeable obligations.

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

   The parent company's resources available to meet its cash obligations subsequent to December 31, 1996 are limited to liquid assets on hand which include cash and due from banks and interest-bearing time deposits, and dividends from subsidiary Bank.

   The parent company's cash obligations subsequent to December 31, 1996 primarily include (1) fees relating to a consulting agreement entered into with the former chief executive officer, (2) additional equity investments in the Bank as may be necessary for the Bank to maintain certain regulatory capital levels, (3) dividends on common stock, and (4) other general obligations.

   Based on current resources discussed above, management expects to meet the Corporation's obligations at the parent company level for the foreseeable future.

   The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that if undertaken, could have a direct material effect on the Corporation's and Bank's financial statements. Under capital adequacy guidelines (Corporation and Bank) and the regulatory framework for prompt corrective action (Bank only), the Corporation and Bank each must meet specific capital guidelines that involve quantitative measures of their respective assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.

   As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. The Corporation was notified by the FRB that it was "well capitalized" based on the FRB's examination as of June 30, 1996. To be categorized as "well capitalized" the Corporation and the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the Corporation's or the Bank's respective category.


===================================================================
                                                        ACTUAL
                                                  AMOUNT      RATIO
-------------------------------------------------------------------
As of December 31, 1996:
   Total Capital (to Risk-Weighted Assets):
      Corporation...........................    $29,424,000    15.5%
      Bank..................................    $26,831,000    14.2%
   Tier 1 Capital (to Risk-Weighted Assets):
      Corporation...........................    $27,032,000    14.3%
      Bank..................................    $24,445,000    12.9%
   Tier 1 Capital (to Average Assets):
      Corporation...........................    $27,032,000    10.5%
      Bank..................................    $24,445,000     9.5%
As of December 31, 1995:
   Total Capital (to Risk-Weighted Assets):
      Corporation...........................    $26,570,000    14.7%
      Bank..................................    $23,030,000    12.7%
   Tier 1 Capital (to Risk-Weighted Assets):
      Corporation...........................    $24,237,000    13.4%
      Bank..................................    $20,713,000    11.5%
   Tier 1 Capital (to Average Assets):
      Corporation...........................    $24,237,000    10.1%
      Bank..................................    $20,713,000     8.6%
===================================================================

=====================================================================================================================
                                                                               FOR CAPITAL
                                                                            ADEQUACY PURPOSES
---------------------------------------------------------------------------------------------------------------------
                                                              AMOUNT                                 RATIO
---------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
   Total Capital (to Risk-Weighted Assets):
      Corporation...........................   greater than or equal to $15,148,000      greater than or equal to 8.0
      Bank..................................   greater than or equal to $15,106,000      greater than or equal to 8.0%
   Tier 1 Capital (to Risk-Weighted Assets):
      Corporation...........................   greater than or equal to $ 7,574,000      greater than or equal to 4.0
      Bank..................................   greater than or equal to $ 7,553,000      greater than or equal to 4.0%
   Tier 1 Capital (to Average Assets):
      Corporation...........................   greater than or equal to $10,321,000      greater than or equal to 4.0%
      Bank..................................   greater than or equal to $10,312,000      greater than or equal to 4.0%
As of December 31, 1995:
   Total Capital (to Risk-Weighted Assets):
      Corporation...........................   greater than or equal to $14,499,000      greater than or equal to 8.0%
      Bank..................................   greater than or equal to $14,468,000      greater than or equal to 8.0%
   Tier 1 Capital (to Risk-Weighted Assets):
      Corporation...........................   greater than or equal to $ 7,249,000      greater than or equal to 4.0%
      Bank..................................   greater than or equal to $ 7,234,000      greater than or equal to 4.0%
   Tier 1 Capital (to Average Assets):
      Corporation...........................   greater than or equal to $ 9,622,000      greater than or equal to 4.0%
      Bank..................................   greater than or equal to $ 9,610,000      greater than or equal to 4.0%
=====================================================================================================================

=====================================================================================================================
                                                                          TO BE WELL CAPITALIZED UNDER
                                                                      PROMPT CORRECTIVE ACTION PROVISIONS
---------------------------------------------------------------------------------------------------------------------
                                                                AMOUNT                                RATIO

---------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
   Total Capital (to Risk-Weighted Assets):
      Corporation...........................    greater than or equal to $18,935,000    greater than or equal to 10.0%
      Bank..................................    greater than or equal to $18,882,000    greater than or equal to 10.0%
   Tier 1 Capital (to Risk-Weighted Assets):
      Corporation...........................    greater than or equal to $11,361,000    greater than or equal to  6.0%
      Bank..................................    greater than or equal to $11,329,000    greater than or equal to  6.0%
   Tier 1 Capital (to Average Assets):
      Corporation...........................    greater than or equal to $12,902,000    greater than or equal to  5.0%
      Bank..................................    greater than or equal to $12,889,000    greater than or equal to  5.0%
As of December 31, 1995:
   Total Capital (to Risk-Weighted Assets):
      Corporation...........................    greater than or equal to $18,123,000    greater than or equal to 10.0%
      Bank..................................    greater than or equal to $18,085,000    greater than or equal to 10.0%
   Tier 1 Capital (to Risk-Weighted Assets):
      Corporation...........................    greater than or equal to $10,874,000    greater than or equal to  6.0%
      Bank..................................    greater than or equal to $10,851,000    greater than or equal to  6.0%
   Tier 1 Capital (to Average Assets):
      Corporation...........................    greater than or equal to $12,028,000    greater than or equal to  5.0%
      Bank..................................    greater than or equal to $12,013,000    greater than or equal to  5.0%
=====================================================================================================================

   Both the Corporation and the Bank were released from regulatory orders during the first quarter of 1996.

   The Corporation had been operating under a Written Agreement with the FRB since November, 1993 and the Bank had been operating under a Memorandum of Understanding issued by the FDIC and the New Jersey Department of Banking in May, 1995.

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


                       IMPACT OF NEW ACCOUNTING STANDARDS


   On January 1, 1996, the Corporation adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement requires that Long-Lived Assets to be held and used by the Bank be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Corporation has determined that adoption of SFAS No. 121 has not had a material effect on its financial statements.

   The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," in October, 1995. This standard permits but does not require an entity to account for stock options and other equity instruments awarded to employees as compensation by using a method based on the fair value of the equity instruments. The standard also requires, effective January 1, 1996, for the Corporation to make certain pro forma disclosures. The Corporation elected to adopt only the new disclosure requirements of this accounting standard.

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

   At December 31, 1996, the Corporation's impaired loans totaled $2,386,000, the amount of its commercial nonaccrual and restructured loan portfolio. All such loans are collateralized with real estate and have been written down to the fair value of the collateral. Since the Corporation's recorded investment in these loans is less than or equal to the fair value of the collateral, no valuation allowances were required.

                          CONSOLIDATED BALANCE SHEETS

===================================================================================================================================
                                                                                                                DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                           1996              1995
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and Cash Equivalents:
    Cash and Due from Banks ........................................................................   $ 12,078,000    $  9,160,000
    Federal Funds Sold..............................................................................     17,680,000       5,802,000
-----------------------------------------------------------------------------------------------------------------------------------
     Total Cash and Cash Equivalents................................................................     29,758,000      14,962,000
-----------------------------------------------------------------------------------------------------------------------------------
  Due from Bank - Interest-Bearing .................................................................      1,000,000       1,000,000
  Securities:
    Available for Sale, at Fair Value...............................................................     41,648,000      39,328,000
    Held to Maturity, at Cost (Fair Value $26,339,000 and $20,326,000)..............................     26,395,000      20,030,000
  Loans ............................................................................................    165,070,000     160,580,000
    Less: Allowance for Possible Loan Losses .......................................................      5,115,000       4,853,000
-----------------------------------------------------------------------------------------------------------------------------------
     Net Loans......................................................................................    159,955,000     155,727,000
  Premises and Equipment, net ......................................................................      3,260,000       2,675,000
  Other Real Estate, net ...........................................................................      2,211,000       4,408,000
  Other Assets, net ................................................................................      6,428,000       7,883,000
  Intangible Assets, net ...........................................................................        869,000         503,000
-----------------------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS....................................................................................   $271,524,000    $246,516,000
===================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits:
    Demand - Noninterest-Bearing....................................................................   $ 58,421,000    $ 49,761,000
           - Interest-Bearing.......................................................................     31,846,000      25,740,000
    Savings.........................................................................................     80,832,000      73,348,000
    Time............................................................................................     64,325,000      64,005,000
    Certificates of Deposit over $100,000...........................................................      4,465,000       4,208,000
-----------------------------------------------------------------------------------------------------------------------------------
    Total Deposits..................................................................................    239,889,000     217,062,000
    Accrued Expenses and Other Liabilities..........................................................      2,599,000       2,205,000
-----------------------------------------------------------------------------------------------------------------------------------
    Total Liabilities...............................................................................    242,488,000     219,267,000
-----------------------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Class A Preferred Stock, no par value:
    Authorized shares - 1,950
    Issued shares - 717 at December 31, 1995........................................................            --          717,000
  Common Stock, $1 par value:
    Authorized shares - 15,000,000
    Issued shares - 8,160,605 at December 31, 1996 and
          8,159,855 at December 31, 1995, respectively..............................................      8,161,000       8,160,000
  Capital In Excess of Par Value....................................................................     13,103,000      13,101,000
  Retained Earnings  ...............................................................................      8,105,000       5,479,000
  Net Unrealized Holding (Losses) Gains on Securities Available for Sale, Net of Tax................        (39,000)         86,000
  Treasury Stock at Cost (63,406 shares)............................................................       (294,000)       (294,000)
-----------------------------------------------------------------------------------------------------------------------------------
    Total Stockholders' Equity......................................................................     29,036,000      27,249,000
-----------------------------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................................................   $271,524,000    $246,516,000
===================================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

===================================================================================================================================
                                                                                                      YEAR ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                 1996         1995          1994
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
   Loans, including Fees .................................................................   $13,993,000  $14,021,000  $13,199,000
   Securities:
     Taxable..............................................................................     3,693,000    3,150,000      766,000
     Nontaxable...........................................................................        79,000       68,000       76,000
   Other..................................................................................       453,000    1,104,000      878,000
-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST INCOME................................................................    18,218,000   18,343,000   14,919,000
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
   Savings and Interest-Bearing Demand Deposits...........................................     2,367,000    2,288,000    2,604,000
   Time Deposits and Certificates of Deposit over $100,000................................     3,435,000    3,806,000    1,997,000
   Other Borrowings ......................................................................         2,000       12,000      357,000
-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST EXPENSE...............................................................     5,804,000    6,106,000    4,958,000
-----------------------------------------------------------------------------------------------------------------------------------
   NET INTEREST INCOME....................................................................    12,414,000   12,237,000    9,961,000
PROVISION FOR POSSIBLE LOAN LOSSES .......................................................       400,000      500,000    1,221,000
-----------------------------------------------------------------------------------------------------------------------------------
   NET INTEREST INCOME AFTER PROVISION FOR
       POSSIBLE LOAN LOSSES...............................................................    12,014,000   11,737,000    8,740,000
-----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME
   Service Charges on Deposit Accounts....................................................     1,392,000    1,515,000    1,388,000
   Brokerage Commissions..................................................................       312,000      298,000      319,000
   (Loss) Gain on Securities Transactions, net............................................       (16,000)      33,000           --
   Other Income...........................................................................       686,000      601,000    1,615,000
-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL OTHER INCOME...................................................................     2,374,000    2,447,000    3,322,000
-----------------------------------------------------------------------------------------------------------------------------------

OTHER EXPENSE
   Salaries and Employee Benefits ........................................................     4,817,000    4,574,000    5,041,000
   Net Occupancy Expense..................................................................       811,000      760,000      822,000
   Equipment Expense......................................................................       586,000      561,000      616,000
   Other Real Estate Expense - Cost of Operations, net....................................       252,000      958,000    1,342,000
                             - Valuation Adjustments......................................       780,000    1,850,000      863,000
   Other Expense .........................................................................     2,808,000    3,445,000    4,640,000
-----------------------------------------------------------------------------------------------------------------------------------
       TOTAL OTHER EXPENSE................................................................    10,054,000   12,148,000   13,324,000
-----------------------------------------------------------------------------------------------------------------------------------
   INCOME (LOSS) BEFORE INCOME TAXES......................................................     4,334,000    2,036,000   (1,262,000)
       Provision (Benefit) for Income Taxes ..............................................     1,278,000   (4,212,000)    (285,000)
===================================================================================================================================
   NET INCOME (LOSS)......................................................................   $ 3,056,000  $ 6,248,000  $  (977,000)
===================================================================================================================================
   NET INCOME (LOSS) PER COMMON SHARE ....................................................   $       .37  $       .76  $      (.38)
===================================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

===================================================================================================================================
                                                                                                               NET
                                                                                                           UNREALIZED
                                                                                                             HOLDING
                                                                                                         (LOSSES) GAINS
FOR THE YEARS ENDED                       CLASS A                          CAPITAL           RETAINED     ON SECURITIES
DECEMBER 31, 1994, 1995 AND 1996:        PREFERRED          COMMON       IN EXCESS OF        EARNINGS        AVAILABLE   TREASURY
                                           STOCK            STOCK         PAR VALUE         (DEFICIT)        FOR SALE     STOCK
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1993 ..........     $ 1,750,000      $1,308,000     $ 3,466,000     $   327,000      $  19,000     $(294,000)
-----------------------------------------------------------------------------------------------------------------------------------
Net Loss - 1994 .....................              --              --              --        (977,000)            --            --
Change in Net Unrealized Holding
   (Losses) Gains ...................              --              --              --              --       (331,000)           --
Mandatory Exercise of Stock Purchase
   Contracts ........................              --         352,000       4,445,000              --             --            --
Net Proceeds from Issuance of
   Common Stock .....................              --       6,500,000       5,190,000              --             --            --
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1994 ..........       1,750,000       8,160,000      13,101,000        (650,000)      (312,000)     (294,000)
-----------------------------------------------------------------------------------------------------------------------------------
Net Income - 1995 ...................              --              --              --       6,248,000             --            --
Redemption of Preferred Stock .......      (1,033,000)             --              --              --             --            --
Cash Dividends on Preferred Stock
   Redeemed .........................              --              --              --        (119,000)            --            --
Change in Net Unrealized Holding
   (Losses) Gains, Net of Tax .......              --              --              --              --        398,000            --
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1995 ..........         717,000       8,160,000      13,101,000       5,479,000         86,000      (294,000)
-----------------------------------------------------------------------------------------------------------------------------------
Net Income - 1996 ...................              --              --              --       3,056,000             --            --
Redemption of Preferred Stock .......        (717,000)             --              --              --             --            --
Cash Dividends on Preferred Stock
   Redeemed .........................              --              --              --        (106,000)            --            --
Cash Dividends on Common Stock,
   $.04 per Share ...................              --              --              --        (324,000)            --            --
Stock Options Exercised .............              --           1,000           2,000              --             --            --
Change in Net Unrealized Holding
   (Losses) Gains, Net of Tax .......              --              --              --              --       (125,000)           --
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1996 ..........     $        --      $8,161,000     $13,103,000     $ 8,105,000      $ (39,000)    $(294,000)
===================================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

===================================================================================================================================
                                                                                                    YEAR ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            1996            1995           1994
-----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net Income (Loss).................................................................. $  3,056,000    $  6,248,000    $  (977,000)
   Adjustments to Reconcile Net Income (Loss) to
    Net Cash Provided by Operating Activities:
     Depreciation and Amortization of Premises and Equipment..........................      485,000         444,000        465,000
     Amortization of Intangible Assets................................................      256,000         270,000        247,000
     Accretion of Securities Discount, net............................................      (96,000)       (395,000)       (15,000)
     Provision for Possible Loan Losses...............................................      400,000         500,000      1,221,000
     Provision for Possible Losses on Other Real Estate...............................      780,000       1,850,000        863,000
     Deferred Income Tax Provision (Benefit)..........................................      829,000      (4,235,000)       386,000
       Loss (Gain) on Securities Transactions, net....................................       16,000         (33,000)            --
     Loans Made or Acquired and Held for Sale.........................................     (720,000)       (321,000)    (1,548,000)
     Proceeds from Loans Held for Sale................................................      721,000         325,000     21,337,000
     Gain on Sales of Loans Held for Sale.............................................       (1,000)         (4,000)      (212,000)
     (Gain) Loss on Sale of Other Real Estate.........................................     (137,000)        (83,000)        10,000
     Decrease (Increase) in Interest Receivable.......................................      319,000        (797,000)      (224,000)
     Increase (Decrease) in Accrued Expenses and Other Liabilities....................      232,000      (1,100,000)     1,677,000
     Decrease in Other Assets.........................................................      392,000         378,000      1,894,000
-----------------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by Operating Activities......................................    6,532,000       3,047,000     25,124,000
-----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
   Purchase of Time Deposit from Bank.................................................   (1,000,000)     (1,000,000)            --
   Maturity of Time Deposit from Bank.................................................    1,000,000              --             --
   Securities Available for Sale:
     Proceeds from Maturities.........................................................    3,533,000      15,051,000      6,693,000
     Proceeds from Sales Prior to Maturity............................................   14,309,000       8,504,000      1,026,000
     Proceeds from Calls Prior to Maturity............................................    8,000,000       1,000,000            --
     Purchases........................................................................  (28,295,000)    (30,264,000)   (16,940,000)
   Securities Held to Maturity:
     Proceeds from Maturities.........................................................    3,500,000             --             --
     Proceeds from Calls Prior to Maturity............................................    4,002,000       8,925,000            --
     Purchases........................................................................  (13,863,000)    (40,443,000)    (3,485,000)
   Net (Increase) Decrease in Loans Outstanding.......................................   (5,105,000)        903,000     15,119,000
   Capital Expenditures...............................................................   (1,074,000)       (535,000)       (91,000)
   Payments Received on Other Real Estate.............................................          --        2,674,000         29,000
   Advances Made on Other Real Estate.................................................     (286,000)       (677,000)      (937,000)
   Proceeds from Sales of Other Real Estate...........................................    2,316,000       2,537,000      5,377,000
   Premium Paid for Deposits..........................................................     (622,000)             --             --
   Sale of Mortgage Operations........................................................           --              --      2,067,000
   Other..............................................................................        4,000              --             --
-----------------------------------------------------------------------------------------------------------------------------------
       Net Cash (Used in) Provided by Investing Activities............................  (13,581,000)    (33,325,000)     8,858,000
-----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
   Net Increase (Decrease) in Total Deposits..........................................   22,827,000       5,198,000    (29,744,000)
   Redemption of Subordinated Debentures .............................................           --      (1,292,000)            --
   Redemption of Class A Preferred Stock .............................................     (717,000)     (1,033,000)      (200,000)
   Cash Dividends on Preferred Stock .................................................     (106,000)       (119,000)            --
   Cash Dividends on Common Stock ....................................................     (162,000)             --             --
   Proceeds from Stock Options and Stock Purchase Contracts Exercised ................        3,000              --        164,000
   Net Proceeds from Sale of Common Stock ............................................           --              --     11,690,000
-----------------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by (Used in) Financing Activities............................   21,845,000       2,754,000    (18,090,000)
-----------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents..................................   14,796,000     (27,524,000)    15,892,000
Cash and Cash Equivalents, Beginning of Year..........................................   14,962,000      42,486,000     26,594,000
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year................................................ $ 29,758,000    $ 14,962,000   $ 42,486,000
===================================================================================================================================
Supplemental Cash Flow Disclosures:
   Cash paid during year for:
     Interest......................................................................... $  5,816,000    $  5,948,000   $  5,019,000
     Income Taxes, Net of Refunds..................................................... $   (103,000)   $   (373,000)  $ (2,565,000)
===================================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

   Ramapo Financial Corporation ("Corporation") owns The Ramapo Bank ("Bank"), a full service commercial bank with seven branches located in suburban northern New Jersey. The Bank's primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and middle-income individuals.

PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of the Corporation, the Bank and subsidiaries of the Bank. In March 1994, two other wholly-owned subsidiaries were merged with and into the Corporation. Intercompany transactions and balances have been eliminated.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SECURITIES

   Debt securities that the Corporation has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the Corporation does not have both the positive intent and ability to hold to maturity, and all marketable equity securities, are classified as either trading or available for sale and carried at fair value. Unrealized holding gains and losses on securities classified as available for sale are carried as a separate component of stockholders' equity, net of tax.

   Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. During 1996 and 1995, the Corporation classified certain purchased securities as held to maturity. The Corporation had no securities held for trading purposes at December 31, 1996 or 1995.

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

   Fair value is determined by reference to quoted market prices. See Note 2 for the estimated fair values of the Corporation's investment portfolio.

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

RESTRUCTURED LOANS

   Prior to the adoption of SFAS No. 114 (discussed below), loans were considered troubled-debt restructurings if, for economic or legal reasons, a concession has been granted to the borrower related to the borrower's financial difficulties that the creditor would not otherwise consider. The Corporation has restructured certain loans in instances where a determination was made that greater economic value will be realized under new terms than through fore-closure, liquidation, or other disposition. Interest is recognized on restructured loans such that a constant effective interest rate is applied to the carrying amount of the loan in each period between restructuring and maturity. A restructured loan that has demonstrated repayment performance (for a period of six months either before or after the restructuring date) and has an effective yield at least equal to a market rate at the time of restructuring is classified as performing in the reporting period immediately following the year it was disclosed as restructured.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

   The allowance for possible loan losses is maintained at a level believed adequate by management to absorb loan losses on loans currently outstanding. The allowance is increased by provisions charged to expense and reduced by net charge-offs. The level of the allowance is based on management's evaluation of the inherent risks in the loan portfolio after consideration of prevailing and anticipated economic conditions in the market area, appraised collateral values, the current status and financial condition of borrowers, and prior loss experience. The region in which the Bank operates had been affected by depressed real estate values and a general downturn in economic conditions prior to 1993. Since then, real estate values have improved modestly and remained stable. Certain business sectors have expanded, though overall business growth has been flat. Changes in the economy affecting the region in which the Bank operates may result in increased levels of nonperforming assets, provisions for possible loan losses, and charge-offs.

LOAN IMPAIRMENT

   On January 1, 1995, the Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure." SFAS No. 114 and No. 118 are applicable to all loans with the exception of larger groups of smaller homogeneous loans that are collectively evaluated for impairment. These loan groups may include, but are not limited to, residential mortgages and consumer installment loans. SFAS No. 114 and No. 118 also apply to all loans that are classified as troubled debt restructurings.

   SFAS No. 114 and SFAS No. 118 define an impaired loan as a loan where, according to current information and events, it is unlikely that the creditor will be able to collect all amounts due according to the contractual terms of the loan agreement. Impairment can be measured by the present value of expected cash flows (net of estimated costs to sell) discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. If the value of the impaired loan is less than the recorded investment in the loan, the Bank will be required to establish a valuation allowance, or adjust existing valuation allowances, with a corresponding charge or credit to the provision for loan losses. These Statements apply to fiscal years beginning after December 15, 1994. The Corporation evaluated impairment under SFAS No. 114 and No. 118 for those loans that cannot be easily grouped into homogeneous pools of loans and collectively evaluated for impairment. These loans generally are commercial and real estate development loans. Because these loans are collateral-dependent, the Bank primarily uses the fair value of the collateral to determine impairment of loans. See Notes 3 and 4 for additional information regarding impairment of loans.

LOAN SERVICING

   The Corporation services its portfolio of real estate loans as well as loans sold to investors. The total of such loans serviced which are owned by investors and therefore are not included in the accompanying consolidated balance sheets amounted to approximately $18,745,000 and $24,677,000 at December 31, 1996 and 1995, respectively. Fees earned for servicing loans are reported as income when the related mortgage payments are collected. Loan servicing costs are charged to expense as incurred. See Note 13 for additional information regarding the sale of the mortgage servicing operation.

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

INTANGIBLE ASSETS

   Categories of net intangible assets are as follows:

=====================================================================
                                                         DECEMBER 31
---------------------------------------------------------------------
                                                        1996     1995
---------------------------------------------------------------------
                                                       (In thousands)
Purchased Mortgage Servicing Rights (Note 13)....      $  83     $123
Core Deposit Premiums............................        665      151
Premiums  on  Purchased Home Equity
   Lines of Credit...............................        121      229
---------------------------------------------------------------------
                                                        $869     $503
=====================================================================

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


   In November, 1996, the Bank purchased deposits and accrued interest totaling $9,695,000 from another commercial bank and paid a deposit premium of $622,000. Amortization of intangibles totaled $256,000, $270,000 and $247,000 for 1996, 1995 and 1994, respectively, of which $40,000, $40,000 and $37,000, respectively, consisted of the amortization of purchased mortgage servicing rights.

DIVIDEND RESTRICTIONS

   New Jersey state law permits the payment of dividends from the Bank to the Corporation to the extent that the Bank will have a surplus of not less than 50% of its capital stock or if not, payment of the dividend will not reduce its surplus. At December 31, 1996 and 1995, the Bank had aggregate retained earnings of $11,247,000 and $8,385,000, respectively, available under state law.

INCOME TAXES

   The Corporation, the Bank and subsidiaries of the Bank file a consolidated Federal income tax return. The Corporation recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Corporation's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities. See Note 10 for additional information on income taxes.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires that the Corporation disclose estimated fair values for its financial instruments. The fair value and the methodology of estimating fair value of the other financial instruments for the Corporation are disclosed in the applicable notes to the accompanying financial statements. A summary of carrying values and fair values of financial investments is presented in Note 15.

NET INCOME (LOSS) PER SHARE

   Net income (loss) per share is determined by dividing net income (loss) less cumulative dividends on Class A Preferred Stock by the weighted average number of common shares outstanding during each year. The effect of outstanding stock options (see Note 11) is reflected in the computation of per common share amounts for 1996 and 1995. Outstanding options and mandatory stock purchase contracts (Note 9) in 1994 were antidilutive and therefore were not reflected in the computation of the per share amount for that year. The weighted average numbers of shares outstanding for computing net income (loss) per share were 8,205,032, 8,175,819 and 2,874,600 for the years ended December 31, 1996, 1995 and 1994, respectively.

STATEMENT OF CASH FLOWS

   Cash and cash equivalents, for purposes of reporting cash flows, includes cash on hand, noninterest bearing balances due on demand from other banks, cash items in process of collection (generally overnight) and federal funds sold.

NEW FINANCIAL ACCOUNTING STANDARDS

   On January 1, 1996, the Corporation adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement requires that Long-Lived Assets to be held and used by the Bank be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Corporation has determined that adoption of SFAS No. 121 has not had a material effect on its financial statements.

   The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," in October, 1995. This standard permits but does not require an entity to account for stock options and other equity instruments awarded to employees as compensation by using a method based on the fair value of the equity instruments. The standard also requires, effective January 1, 1996, for the Corporation to make certain pro forma disclosures. The Corporation elected to adopt only the new disclosure requirements of this accounting standard. See Note 11.

RECLASSIFICATIONS

   Certain reclassifications have been made to the 1995 and 1994 consolidated financial statements to conform to the 1996 presentation.

                               NOTE 2: SECURITIES


   The following is a summary of available for sale securities and held to maturity securities at the dates indicated:

===================================================================================================================================
                                                                                DECEMBER 31, 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                             HISTORICAL COST  GROSS UNREALIZED GAINS  GROSS UNREALIZED LOSSES  ESTIMATED FAIR VALUE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                  (In thousands)
AVAILABLE FOR SALE
   U.S. Government Agencies:
      Maturing within 1 year ........           $ 4,533                $  1                    $  (3)                   $ 4,531
      Maturing 1 to 5 years .........            30,145                  28                      (82)                    30,091
-----------------------------------------------------------------------------------------------------------------------------------
                                                 34,678                  29                      (85)                    34,622
-----------------------------------------------------------------------------------------------------------------------------------
   States and Political Subdivisions:
      Maturing within 1 year ........                47                  --                       --                         47
      Maturing 1 to 5 years .........               226                  --                       --                        226
      Maturing 5 to 10 years ........               395                  --                       --                        395
      Maturing after 10 years .......               183                  --                       --                        183
-----------------------------------------------------------------------------------------------------------------------------------
                                                    851                  --                       --                        851
-----------------------------------------------------------------------------------------------------------------------------------
   Other:
      Maturing 1 to 5 years .........             6,159                   8                      (15)                     6,152
      Maturing 5 to 10 years ........                25                  --                       (2)                        23
-----------------------------------------------------------------------------------------------------------------------------------
                                                  6,184                   8                      (17)                     6,175
-----------------------------------------------------------------------------------------------------------------------------------
                                                $41,713                $ 37                    $(102)                   $41,648
===================================================================================================================================
HELD TO MATURITY
   U.S. Treasury:
      Maturing 1 to 5 years .........           $ 7,516                $ 16                    $(106)                   $ 7,426
-----------------------------------------------------------------------------------------------------------------------------------
   U.S. Government Agencies:
      Maturing within 1 year ........             5,815                  36                       --                      5,851
      Maturing 1 to 5 years .........            11,727                  19                      (22)                    11,724
-----------------------------------------------------------------------------------------------------------------------------------
                                                 17,542                  55                      (22)                    17,575
-----------------------------------------------------------------------------------------------------------------------------------
   States and Political Subdivisions:
      Maturing within 1 year ........               162                  --                       --                        162
      Maturing 1 to 5 years .........             1,175                   3                       (2)                     1,176
-----------------------------------------------------------------------------------------------------------------------------------
                                                  1,337                   3                       (2)                     1,338
-----------------------------------------------------------------------------------------------------------------------------------
                                                $26,395                $ 74                    $(130)                   $26,339
===================================================================================================================================

===================================================================================================================================
                                                                          DECEMBER 31, 1995
-------------------------------------------------------------------------------------------------------------------------------
                                                                           (In thousands)
AVAILABLE FOR SALE
   U.S. Treasury:
      Maturing within 1 year ........           $ 4,516                $ 16                      $--                    $ 4,532
-------------------------------------------------------------------------------------------------------------------------------
   U.S. Government Agencies:
      Maturing 1 to 5 years .........            27,597                 156                       (7)                    27,746
-------------------------------------------------------------------------------------------------------------------------------
   States and Political Subdivisions:
      Maturing within 1 year ........                44                  --                       --                         44
      Maturing 1 to 5 years .........               213                  --                       --                        213
      Maturing 5 to 10 years ........               374                  --                       --                        374
      Maturing after 10 years .......               252                  --                       --                        252
-------------------------------------------------------------------------------------------------------------------------------
                                                    883                  --                       --                        883
-------------------------------------------------------------------------------------------------------------------------------
   Other:
      Maturing 1 to 5 years .........             6,154                  --                      (19)                     6,135
      Maturing 5 to 10 years ........                35                  --                       (3)                        32
-------------------------------------------------------------------------------------------------------------------------------
                                                  6,189                  --                      (22)                     6,167
-------------------------------------------------------------------------------------------------------------------------------
                                                $39,185                $172                     $(29)                   $39,328
===============================================================================================================================
HELD TO MATURITY
   U.S. Government Agencies:
      Maturing within 1 year ........           $ 3,004                $ 48                      $--                    $ 3,052
       Maturing 1 to 5 years.........            16,526                 245                       --                     16,771
-------------------------------------------------------------------------------------------------------------------------------
                                                 19,530                 293                       --                     19,823
-------------------------------------------------------------------------------------------------------------------------------
   States and Political Subdivisions:
      Maturing within 1 year ........               500                   3                       --                        503
-------------------------------------------------------------------------------------------------------------------------------
                                                $20,030                $296                      $--                    $20,326
===============================================================================================================================


   Securities at December 31, 1996 and 1995 having a book value of $6,507,000 and $2,497,000, respectively, were pledged as collateral for public deposits and for other purposes as required by law.

   Proceeds from sales and calls prior to maturity of securities available for sale during 1996 were $22,309,000, resulting in gross gains of $25,000 and gross losses of $43,000. Proceeds from calls prior to maturity of securities held to maturity during 1996 were $4,002,000, resulting in gross gains of $2,000 and no losses. Proceeds from sales and calls prior to maturity of securities available for sale during 1995 were $9,504,000, resulting in gross gains of $8,000 and no losses. Proceeds from calls prior to maturity of securities held to maturity during 1995 were $8,925,000, resulting in gross gains of $25,000 and no losses.

   At its October 1995 meeting, the Financial Accounting Standards Board voted to allow a one-time reclassification of any portion of an enterprise's held to maturity debt security portfolio without tainting the remaining held to maturity portfolio. In connection therewith, securities with an amortized cost of $14,969,000 were transferred at December 31, 1995 from the held to maturity category to the available for sale category. Upon transfer, an unrealized holding gain of $71,800 was recorded.

                                  NOTE 3: LOANS


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

   The composition of the loan portfolio, net of unearned income, is as follows:

=================================================================
                                                 DECEMBER 31
-----------------------------------------------------------------
                                             1996          1995
-----------------------------------------------------------------
                                                (In thousands)
Commercial and commercial real estate      $105,819      $ 96,469
Commercial real estate construction .        10,949        15,177
Residential real estate mortgage ....         7,443         8,806
Installment .........................        40,859        40,128
-----------------------------------------------------------------
                                           $165,070      $160,580
=================================================================

   The Bank's loan portfolio has certain concentrations of affiliated borrowers. The three largest concentrations, all of which are involved in commercial and residential real estate development and management, aggregate $32,605,000 and $35,233,000 at December 31, 1996 and 1995, respectively. The largest borrower concentration consists of loans to a group of affiliated borrowers with an aggregate balance of $15,157,000 and $15,430,000 at December 31, 1996 and 1995, respectively. A majority of these loans are secured by first mortgages on commercial properties where third-party loan payments paid directly to the Bank are the primary source of repayment.

   A second concentration involves loans to certain affiliated real estate development companies whose principal owners have had a long standing and excellent relationship with the Bank. Outstanding balances for this group at December 31, 1996 and 1995 were $10,226,000 and $12,245,000, respectively. All such loans were performing as of the respective year end dates.

   The third relationship consists of loans primarily for the construction or renovation of condominium units, totaling $7,222,000 and $7,558,000 at December 31, 1996 and 1995, respectively.

   Loans for which the accrual of interest has been discontinued totaled $1,053,000 and $4,190,000 at December 31, 1996 and 1995, respectively.
Restructured loans for which terms have been modified totaled $1,500,000 and $1,702,000 at December 31, 1996 and 1995, respectively. At December 31, 1996, the Corporation had no commitments to advance funds to borrowers with restructured terms.

   Interest income that would have been recognized on nonaccrual loans under the original terms of such loans, contractual interest income on restructured loans that would have been recognized under the original terms of such loans, and the interest income actually received, are summarized below:

=========================================================================================================
                                                                                           YEAR ENDED
                                                                                           DECEMBER 31
---------------------------------------------------------------------------------------------------------
                                                                                        1996        1995
---------------------------------------------------------------------------------------------------------
                                                                                         (In thousands)
Interest income which would have been recognized on nonaccrual loans .............      $349       $1,265
Contractual interest income which would have been recognized on restructured loans       260           18
Interest income received .........................................................       262)        (229)
---------------------------------------------------------------------------------------------------------
Interest income not recognized ...................................................      $347       $1,054
=========================================================================================================


   The Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures", as of January 1, 1995. SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loans' original effective interest rate. As a practical expedient, impairment may be measured based on the loans' observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

   The Corporation has previously measured the allowance for possible loan losses using methods similar to those prescribed in SFAS No. 114. As a result of adopting these statements, no additional allowance for possible loan losses was required as of January 1, 1995.

   The Corporation's impaired loans totaled $2,386,000 and $5,161,000 at December 31, 1996 and 1995, respectively, the amount of its commercial nonaccrual and restructured loan portfolios on those dates. All such loans are collateralized with real estate and have been written down to the fair value of the collateral. Since the Corporation's recorded investment in these loans is less than or equal to the fair value of the collateral, no valuation allowances were required.

                   NOTE 4: ALLOWANCE FOR POSSIBLE LOAN LOSSES

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

   The following summarizes the activity in the allowance for possible loan losses:

=======================================================================
                                           YEAR ENDED DECEMBER 31
-----------------------------------------------------------------------
                                       1996         1995          1994
-----------------------------------------------------------------------
                                              (In thousands)
Balance, beginning of year ....      $4,853       $ 6,501       $ 7,499
   Provision charged to expense         400           500         1,221
   Recoveries of loans
     previously charged off ...         803         1,546           277
   Loans charged off ..........        (941)       (3,694)       (2,496)
-----------------------------------------------------------------------
Balance, end of year ..........      $5,115       $ 4,853       $ 6,501
=======================================================================


                          NOTE 5: NONPERFORMING ASSETS


   Nonperforming assets at the indicated dates are summarized as follows:

========================================================================================
                                                               DECEMBER 31, 1996
----------------------------------------------------------------------------------------
                                                              (Dollars in thousands)

                                                         90 DAYS
                                                         PAST DUE
                                                         OR MORE    NONACCRUAL    TOTAL
----------------------------------------------------------------------------------------
Loans:
   Commercial and commercial real estate ..........        $ 46       $  886      $  932
   Residential real estate mortgage ...............          61          104         165
   Installment ....................................          45           63         108
----------------------------------------------------------------------------------------
      Total nonperforming loans ...................        $152       $1,053      $1,205
========================================================================================
Other real estate, net (Notes 1 and 6) ............                                2,211
----------------------------------------------------------------------------------------
      Total nonperforming assets ..................                               $3,416
========================================================================================
Ratio of total nonperforming assets to total assets                                 1.26%
========================================================================================

==================================================================================================
                                                                          DECEMBER 31, 1995
--------------------------------------------------------------------------------------------------
                                                                        (Dollars in thousands)

                                                                   90 DAYS
                                                                   PAST DUE
                                                                   OR MORE    NONACCRUAL     TOTAL
--------------------------------------------------------------------------------------------------
Loans:
   Commercial and commercial real estate .....................       $ 37       $2,460      $2,497
   Commercial real estate construction .......................         --          999         999
   Residential real estate mortgage ..........................         53          375         428
   Installment ...............................................         51          356         407
--------------------------------------------------------------------------------------------------
      Total nonperforming loans ..............................       $141       $4,190      $4,331
==================================================================================================
Other real estate, net (Notes 1 and 6) .......................                               4,408
--------------------------------------------------------------------------------------------------
      Total nonperforming assets .............................                              $8,739
==================================================================================================
Ratio of total nonperforming assets to total assets ..........                                3.55%
==================================================================================================

                            NOTE 6: OTHER REAL ESTATE


   The following table summarizes the investment in other real estate by project or property type at December 31:

========================================================================================
                                                    1996                      1995
----------------------------------------------------------------------------------------
PROJECT OR PROPERTY TYPE                     NUMBER      AMOUNT         NUMBER    AMOUNT
----------------------------------------------------------------------------------------
                                                       (Dollars in thousands)
Commercial real estate:
  Raw land and construction
    projects .......................            3        $1,764            5      $2,667
  Retail/office ....................            3         1,000            3       4,082
----------------------------------------------------------------------------------------
      Total commercial real estate..            6         2,764            8       6,749
----------------------------------------------------------------------------------------
Residential real estate:
  One to four family ...............           --            --            2         270
----------------------------------------------------------------------------------------
    Total other real estate ........            6         2,764           10       7,019
Valuation allowance ................                       (553)                  (2,611)
----------------------------------------------------------------------------------------
                                                         $2,211                   $4,408
========================================================================================

   A summary of activity in other real estate for the years ended December 31 is as follows:

================================================================================
                                                             1996           1995
--------------------------------------------------------------------------------
                                                                (In thousands)
Balance, beginning of year, net ......................     $ 4,408       $ 9,995
Transfers from nonaccrual loans ......................         476           648
Transfers from accrual loans .........................          --            66
Advances .............................................         286           677
Sales of properties ..................................      (2,179)       (2,454)
Payments from borrowers -- ...........................          --        (2,674)
Charge-offs or write-downs ...........................      (2,838)         (873)
Decrease (increase) in valuation allowance ...........       2,058          (977)
--------------------------------------------------------------------------------
Balance, end of year, net ............................     $ 2,211       $ 4,408
================================================================================

   An analysis of the valuation allowance for other real estate for the years ended December 31 is as follows:

===================================================================================================
                                                                   1996          1995         1994
---------------------------------------------------------------------------------------------------
                                                                            (In thousands)
Balance, beginning of year .................................      $ 2,611       $1,634       $  885
  Provision charged to expense .............................          780        1,850          863
  Write-downs to fair value and net losses incurred on
    sales ..................................................       (2,838)        (873)         (64)
  Other ....................................................           --           --          (50)
---------------------------------------------------------------------------------------------------
Balance, end of year .......................................      $   553       $2,611       $1,634
===================================================================================================

                        NOTE 7: LOANS TO RELATED PARTIES

   Loans to related parties include loans made to directors and executive officers (and their affiliated interests) of the Corporation and its subsidiaries. The following analysis shows the activity of related party loans during 1996:

==============================================
                                 (In thousands)
Balance, December 31, 1995 .....        $  659
  Additions ....................         1,438
  Repayments ...................          (245)
  Resignation of officers ......            (3)
----------------------------------------------
Balance, December 31, 1996 .....        $1,849
==============================================

All related party loans were current as to interest and principal at December 31, 1996.

                         NOTE 8: PREMISES AND EQUIPMENT

   At December 31, premises and equipment consists of the following:

========================================================================
                                                       1996        1995
------------------------------------------------------------------------
                                                        (In thousands)
Land and improvements ..........................      $  286      $  286
Buildings and improvements .....................       2,815       2,743
Leasehold improvements .........................         378         578
Furniture and equipment ........................       2,726       2,131
------------------------------------------------------------------------
                                                       6,205       5,738
Less - Accumulated depreciation and
  amortization .................................       2,945       3,063
------------------------------------------------------------------------
                                                      $3,260      $2,675
========================================================================


                            NOTE 9: OTHER BORROWINGS


   In June 1985, the Corporation issued 11% subordinated debentures due June 1995 with mandatory stock purchase contracts exercisable not later than June, 1994 ("Equity Contracts"). During 1994, the remaining $4,799,000 of Equity Contracts were exercised primarily through the surrender of $4,633,000 of the 11% subordinated debentures, with the balance consisting of cash payments. At December 31, 1994, $1,292,000 of 11% subordinated debentures were outstanding.

   On February 1, 1995, the Corporation redeemed, prior to maturity, the remaining $1,292,000 of subordinated debentures at par, in accordance with provisions of the original issuance and with regulatory approval.

                              NOTE 10: INCOME TAXES


   The current and deferred amounts of the provision (benefit) for income taxes as of December 31 are as follows:

====================================================================================================
                                                                     1996         1995        1994
---------------------------------------------------------------------------------------------------
                                                                       (In thousands)
Current
  Federal ....................................................      $  449      $    21       $(671)
  State ......................................................          --            2          --
Deferred .....................................................         829        1,039         386
---------------------------------------------------------------------------------------------------
Total current and deferred ...................................       1,278        1,062        (285)
---------------------------------------------------------------------------------------------------
Benefit of reduction in deferred tax asset valuation
  allowance ..................................................          --       (5,274)         --
---------------------------------------------------------------------------------------------------
Total provision (benefit) for income taxes ...................      $1,278      $(4,212)      $(285)
====================================================================================================


   Deferred income taxes reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and for income tax purposes.

   Cumulative temporary differences giving rise to a significant portion of deferred tax assets and liabilities are as follows:

=====================================================================================
                                                                   DEFERRED ASSET
                                                                     (LIABILITY)
                                                                      DECEMBER 31
-------------------------------------------------------------------------------------
                                                                   1996         1995
-------------------------------------------------------------------------------------
                                                                     (In thousands)
Allowance for possible losses on loans and other real
  estate ...................................................      $1,802       $2,138
Gain on restructured loans .................................         299          307
Depreciation and amortization ..............................         173         (314)
Net nonaccrual interest charge-offs ........................         (74)        (162)
Accrued liabilities not currently deductible ...............         148          100
Federal and state net operating loss carryforwards .........         222        1,847
Alternative minimum tax credits ............................         750          311
Net holding (gains) losses on securities available for
  sale .....................................................          26          (57)
Other ......................................................         (64)           8
-------------------------------------------------------------------------------------
                                                                   3,282        4,178
Valuation allowance ........................................          --           --
-------------------------------------------------------------------------------------
     Net deferred tax asset included in Other Assets .......      $3,282       $4,178
=====================================================================================

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

   At December 31, 1996, the Corporation has a state net operating loss carryforward of $3.7 million which expires as follows: $2.2 million in 2000 and $1.5 million in 2001.


   A reconciliation of income taxes calculated at the U. S. statutory rate of 34% to the actual income tax provision (benefit) is as follows:

========================================================================================================
                                                                          1996         1995        1994
--------------------------------------------------------------------------------------------------------
                                                                                 (In thousands)
Statutory provision (benefit) ....................................      $1,474       $   692       $(429)
Reduction in Federal taxes resulting from tax-exempt income ......         (15)          (23)        (31)
State taxes on income, net of Federal tax benefit ................         327           122          --
Reversals of accruals no longer required .........................        (496)           --          --
Tax refund greater than receivable recorded ......................          --           (81)       (285)
(Decrease) increase in valuation allowance for deferred tax
   assets ........................................................          --        (5,274)        920
Other ............................................................         (12)          352        (460)
--------------------------------------------------------------------------------------------------------
                                                                        $1,278       $(4,212)      $(285)
========================================================================================================

                          NOTE 11: STOCKHOLDERS' EQUITY

   PREFERRED STOCK

   On December 28, 1993, the Corporation amended its Certificate of Incorporation approving the authorization of 1,950 shares of Class A Cumulative Preferred Stock ("Preferred Stock"), without par value. Under the terms of a debt restructuring with a lender, these shares were exchanged for the remaining principal balance of a note payable of $1,950,000.

  During 1995, the Corporation redeemed 1,033 shares of Preferred Stock and paid cumulative dividends on that stock of approximately $108,000. Cumulative dividends of $11,000 were also paid in 1995 with respect to the 200 shares of redeemable Preferred Stock that were redeemed on November 30, 1994. In March, 1996, the Corporation redeemed the remaining 717 shares of Preferred Stock and paid cumulative dividends on that stock of approximately $106,000. All redemptions and dividend payments received regulatory approval.

   STOCK OPTIONS

   In May, 1996, the 12,000 options exercisable at $18.125 per share under the 1982 Incentive Stock Option Plan expired. Under the 1986 Nonstatutory Stock Option Plan, 100,000 shares of common stock are available for grant and no previously granted options are outstanding.

   In 1994, concurrent with an employment contract, the Corporation entered into a nonstatutory stock option agreement ("Option Agreement") with the new president and CEO. Pursuant to the Option Agreement, the Corporation granted an option to purchase shares of common stock up to an aggregate exercise price of $500,000. The exercise of these options was conditioned upon the successful completion of a common stock offering ("Offering"), which was achieved on October 13, 1994, when 6,500,000 shares of common stock were sold at $2 per share resulting in gross proceeds of $13,000,000. After offering expenses, $11.7 million of new capital was raised, of which $7.5 million was contributed to the Bank's capital.

   The options were granted in three separate tiers as follows: (1) Tier 1 options having an aggregate exercise price of $170,000 exercisable at $2 per share, (2) Tier 2 options having an aggregate exercise price of $165,000 exercisable at $2.32 per share and (3) Tier 3 options having an aggregate exercise price of $165,000 exercisable at $2.63 per share.

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

   The second plan, the Ramapo Financial Corporation 1995 Stock Option Plan for Nonemployee Directors ("Directors' Plan"), provides for the granting of nonqualified stock options to nonemployee directors of the Corporation and its subsidiaries. The maximum number of shares of common stock, $1 par value, that may be made subject to options granted pursuant to the Directors' Plan is 200,000. In accordance with the terms of the Directors' Plan, a one-time grant of years of service options was made effective May 16, 1995 totaling 65,000 shares subject to option. Such options became exercisable six months after their grant. The exercise price of $3.50 per share was determined by the last sale price on the date of grant. The Directors' Plan also provides for annual grant options to be granted in 1996 and annually thereafter on the date of the annual meeting of stockholders until May 16, 2005, the expiration date of the Directors' Plan. Each eligible director will automatically be annually granted such an option to purchase 1,800 shares. A total of 50% of such options become exercisable six months from the date of grant with the remainder becoming exercisable eighteen months from the date of grant. The exercise price per share will be determined by the last sale price on the date of grant.

   As of December 31, 1996, 1,268,964 shares were reserved for future issuance under the Option Agreement and these three Plans.


   Option activity for the years ended December 31 is summarized as follows:

===================================================================================================================================
                                                        1996                        1995                            1994
-----------------------------------------------------------------------------------------------------------------------------------
                                              NUMBER          PRICE        NUMBER           PRICE          NUMBER        PRICE
-----------------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year................    545,434                      230,934                         12,000
Options granted...........................    262,100     $4.81 - $ 4.88   320,000     $3.50 - $  3.81    218,934    $2.00 - $ 2.63
Options exercised.........................       (750)        $3.81             --           --                --         --
Options cancelled.........................    (39,250)     3.81 -  18.13    (5,500)         3.81               --         --
-----------------------------------------------------------------------------------------------------------------------------------
Balance, end of year......................    767,534      2.00 -   4.88   545,434      2.00 -  18.13     230,934     2.00 -  18.13
===================================================================================================================================

Options exercisable, end of year..........    304,736     $2.00 - $ 4.88   139,375     $2.00 - $18.13      12,000       $18.13
===================================================================================================================================

   The Corporation applies Accounting Principles Board Opinion 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. The compensation cost that has been charged against income for its performance-based plan was $108,000, $120,000 and $0 for 1996, 1995, and 1994, respectively. Had compensation cost for the Corporation's stock option plans been determined based on the fair value at the grant date for awards granted after December 31, 1994 under those plans consistent with the method of SFAS No. 123, "Accounting of Stock Based Compensation," the Corporation's net income and income per share would have been reduced to the pro forma amounts indicated below:

=============================================================
                                      1996            1995
-------------------------------------------------------------
Net Income:
   As reported...............      $3,056,000      $6,248,000
   Pro forma ................      $2,880,000      $6,117,000
Income per share:
   As reported...............      $      .37      $      .76
   Pro forma ................      $      .35      $      .74
=============================================================

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively; dividend yield of 2.5% for both years; expected volatility of 25% and 29% for all options; risk-free interest rates of 6.9% and 6.1% for the Employee Plan options, and 6.5% and 6.4% for the Directors' Plan options; and expected lives of 7.8 and 7.7 years for the Employee Plan options and 6.5 and 6.3 years for the Directors' Plan options.


   The following table summarizes information about stock options outstanding at December 31, 1996:

=============================================================================
EXERCISE     NUMBER OUTSTANDING      NUMBER EXERCISABLE          REMAINING
  PRICE     AT DECEMBER 31, 1996    AT DECEMBER 31, 1996     CONTRACTUAL LIFE
-----------------------------------------------------------------------------
 $2.00              85,000                 42,500                 4.2 years
  2.32              71,244                 17,811                 4.2
  2.63              62,690                     --                 4.2
  3.50              65,000                 65,000                 8.4
  3.81             221,500                110,750                 8.4
  4.81             249,500                 62,375                 9.5
  4.88              12,600                  6,300                 9.3
-----------------------------------------------------------------------------
                   767,534                304,736
=============================================================================


                     NOTE 12: COMMITMENTS AND CONTINGENCIES


   The consolidated balance sheets as of December 31, 1996 and 1995 do not reflect various commitments relating to financial instruments which are used in the normal course of business. These instruments include commitments to extend credit and letters of credit. These financial instruments carry various degrees of credit risk, which is defined as the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. Management does not anticipate that the settlement of these financial instruments will have a material adverse effect on the Corporation's financial position or results of operations.

   Commitments to extend credit are legally binding loan commitments with set expiration dates. They are intended to be disbursed, subject to certain conditions, upon request of the borrower. In the normal course of business, the Corporation often receives a fee for providing a commitment. The Corporation was committed to advance $31,163,000 and $28,247,000 to its borrowers as of December 31, 1996 and 1995, respectively. The majority of such commitments expire within one year. These commitments include a $300,000 revolving line of credit, at the Bank's base rate, to a related party.

   Standby letters of credit are provided to customers to guarantee their performance, generally in the production of goods and services or under contractual commitments in the financial markets. The Corporation has entered into standby letters of credit contracts with its customers totaling $825,000 and $620,000 as of December 31, 1996 and 1995, respectively, which generally expire within one year.

   The Corporation and its subsidiaries lease land, buildings and equipment in several locations for their banking facilities under operating leases which expire at various dates through 2009 but which contain certain renewal options. Total rent expense was approximately $183,000, $154,000 and $202,000, for 1996, 1995 and 1994, respectively.

   On March 1, 1995, the Corporation entered into a five-year license agreement with its banking software provider. Minimum future annual payments under this agreement are expected to be approximately $72,000.

   At December 31, 1996, aggregate annual minimum rental commitments under noncancelable leases having an initial or remaining term of more than one year are as follows:

======================================
1997 .............          $  209,000
1998 .............             181,000
1999 .............             136,000
2000 .............              95,000
2001 .............              96,000
Thereafter .......             552,000
--------------------------------------
                            $1,269,000
======================================

   It is expected that in the normal course of business leases that expire will be renewed or replaced by leases of other properties; thus it is anticipated that future minimum lease commitments will not be less than the amount shown for 1997.

   Cash and due from banks includes certain reserve balances maintained in accordance with requirements of the Bank's regulatory authorities. The reserve balances aggregated $4,299,000 and $3,172,000 at December 31, 1996 and 1995, respectively.


                       NOTE 13: SALE OF MORTGAGE SERVICING


   In January 1994, the Bank sold substantially all of the mortgage servicing portion of its mortgage-related activities. The sale price was equivalent to
 .57% of the unpaid principal balance of loans within the servicing portfolio which were less than sixty days past due. Under the terms of the agreement, a portion of the purchase price was held in a trust for a period of eleven months, at which time the purchase price would be adjusted based upon specified prepayment rates. In December 1994, the purchase price was adjusted in accordance with the terms of the agreement, and the Corporation recorded $270,000 of income previously held in the trust.

                             NOTE 14: BENEFIT PLANS


   The Corporation and its subsidiaries have a savings plan for all employees under which the Corporation is required to match employee contributions up to 5% of each participant's annual compensation.

   In 1989, the Corporation and its subsidiaries adopted a supplemental income plan for certain key employees which required the Corporation to make annual contributions to the plan for a period of five years. The types of benefits which may be granted under the supplemental income plan include (a) a pre-retirement death benefit payable in ten annual installments if the participant dies during active employment, (b) a severance benefit payable in a lump sum if termination occurs other than through death, retirement, permanent disability or termination for specified causes and (c) a retirement benefit payable in ten annual installments following retirement after attainment of age
65. At December 31, 1996, seven current and former employees or their beneficiaries were participating in this plan. The Corporation accrues for the liability during the period of active employment, in accordance with accounting for deferred compensation contracts.

   Charges to operations for the above plans for the years ended December 31, 1996, 1995 and 1994 were $167,000, $146,000 and $120,000, respectively.

   Other than the benefit provided by the supplemental income plan described above, the Corporation does not provide any post-retirement benefits for its employees.


                  NOTE 15: FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The estimation methodologies used, the estimated fair values, and the recorded book balances at December 31, 1996 and 1995, were as follows:

   Financial instruments actively traded in the secondary market have been valued using available market prices.

========================================================================================================================
                                                                DECEMBER 31, 1996                 DECEMBER 31, 1995
------------------------------------------------------------------------------------------------------------------------
                                                            CARRYING        ESTIMATED         CARRYING        ESTIMATED
                                                             VALUE         FAIR VALUE          VALUE         FAIR VALUE
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents...............................   $29,758,000     $29,758,000       $14,962,000     $14,962,000
Securities available for sale at fair value (Note 2) ...    41,648,000      41,648,000        39,328,000      39,328,000
Securities held to maturity (Note 2) ...................    26,395,000      26,339,000        20,030,000      20,326,000
========================================================================================================================

   Financial instruments with stated maturities have been valued using a present value discounted cash flow method with a discount rate approximating current market for similar assets and liabilities. Financial instrument assets with variable rates and financial instrument liabilities with no stated maturities have an estimated fair value equal to both the amount payable on demand and the recorded book balance.

==================================================================================================================
                                                            DECEMBER 31, 1996                 DECEMBER 31, 1995
------------------------------------------------------------------------------------------------------------------
                                                        CARRYING        ESTIMATED         CARRYING      ESTIMATED
                                                         VALUE         FAIR VALUE          VALUE       FAIR VALUE
------------------------------------------------------------------------------------------------------------------
Due from bank - interest-bearing...................   $  1,001,000    $  1,001,000     $  1,001,000   $  1,005,000
Gross loans, including accrued interest............    166,336,000     164,050,000      162,028,000    162,271,000
Deposits, including accrued interest...............    240,704,000     240,848,000      217,890,000    218,096,000
==================================================================================================================

Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.


   There is no material difference between the notional amount and the estimated fair value of off-balance-sheet, unfunded loan commitments which totaled $31,163,000 and $28,247,000 at December 31, 1996 and 1995, respectively, and are generally priced at market at time of funding. Standby letters of credit totaling $825,000 and $620,000 as of December 31, 1996 and 1995, respectively, are based on fees charged for similar agreements and are also assumed to have no material difference in fair value to off-balance-sheet value. See also Note 12 for additional discussion relating to these off-balance-sheet activities. At December 31, 1996 and 1995, fees related to the unexpired terms of letters of credit were not significant.

                           NOTE 16: REGULATORY CAPITAL

   The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that if undertaken, could have a direct material effect on the Corporation's and Bank's financial statements. Under capital adequacy guidelines (Corporation and Bank) and the regulatory framework for prompt corrective action (Bank only), the Corporation and Bank each must meet specific capital guidelines that involve quantitative measures of their respective assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

   As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. The Corporation was notified by the Federal Reserve Bank of New York ("FRB") that it was "well capitalized" based on the FRB's examination as of June 30, 1996. To be categorized as "well capitalized" the Corporation and the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the Corporation's or the Bank's respective category.

====================================================================
                                                        ACTUAL
--------------------------------------------------------------------
                                                 AMOUNT        RATIO
--------------------------------------------------------------------
As of December 31, 1996:
   Total Capital (to Risk-Weighted
Assets):
      Corporation...........................    $29,424,000    15.5%
      Bank..................................    $26,831,000    14.2%
   Tier 1 Capital (to Risk-Weighted Assets):
      Corporation...........................    $27,032,000    14.3%
      Bank..................................    $24,446,000    12.9%
   Tier 1 Capital (to Average Assets):
      Corporation...........................    $27,032,000    10.5%
      Bank..................................    $24,446,000     9.5%
--------------------------------------------------------------------
As of December 31, 1995:
   Total Capital (to Risk-Weighted Assets):
      Corporation...........................    $26,570,000    14.7%
      Bank..................................    $23,030,000    12.7%
   Tier 1 Capital (to Risk-Weighted Assets):
      Corporation...........................    $24,237,000    13.4%
      Bank..................................    $20,713,000    11.5%
   Tier 1 Capital (to Average Assets):
      Corporation...........................    $24,237,000    10.1%
      Bank..................................    $20,713,000     8.6%
====================================================================

=======================================================================================================================
                                                                               FOR CAPITAL
                                                                            ADEQUACY PURPOSES
-----------------------------------------------------------------------------------------------------------------------
                                                                AMOUNT                                  RATIO
-----------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
   Total Capital (to Risk-Weighted
Assets):
      Corporation...........................    greater than or equal to $15,148,000      greater than or equal to 8.0%
      Bank..................................    greater than or equal to $15,106,000      greater than or equal to 8.0%
   Tier 1 Capital (to Risk-Weighted Assets):
      Corporation...........................    greater than or equal to $ 7,574,000      greater than or equal to 4.0%
      Bank..................................    greater than or equal to $ 7,553,000      greater than or equal to 4.0%
   Tier 1 Capital (to Average Assets):
      Corporation...........................    greater than or equal to $10,321,000      greater than or equal to 4.0%
      Bank..................................    greater than or equal to $10,312,000      greater than or equal to 4.0%
-----------------------------------------------------------------------------------------------------------------------
As of December 31, 1995:
   Total Capital (to Risk-Weighted Assets):
      Corporation...........................    greater than or equal to $14,499,000      greater than or equal to 8.0%
      Bank..................................    greater than or equal to $14,468,000      greater than or equal to 8.0%
   Tier 1 Capital (to Risk-Weighted Assets):
      Corporation...........................    greater than or equal to $ 7,249,000      greater than or equal to 4.0%
      Bank..................................    greater than or equal to $ 7,234,000      greater than or equal to 4.0%
   Tier 1 Capital (to Average Assets):
      Corporation...........................    greater than or equal to $ 9,622,000      greater than or equal to 4.0%
      Bank..................................    greater than or equal to $ 9,610,000      greater than or equal to 4.0%
======================================================================================================================

=====================================================================================================================
                                                                      TO BE WELL CAPITALIZED UNDER
                                                                    PROMPT CORRECTIVE ACTION PROVISIONS
---------------------------------------------------------------------------------------------------------------------
                                                               AMOUNT                                RATIO
---------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
   Total Capital (to Risk-Weighted
Assets):
      Corporation...........................    greater than or equal to $18,935,000    greater than or equal to 10.0%
      Bank..................................    greater than or equal to $18,882,000    greater than or equal to 10.0%
   Tier 1 Capital (to Risk-Weighted Assets):
      Corporation...........................    greater than or equal to $11,361,000    greater than or equal to  6.0%
      Bank..................................    greater than or equal to $11,329,000    greater than or equal to  6.0%
   Tier 1 Capital (to Average Assets):
      Corporation...........................    greater than or equal to $12,902,000    greater than or equal to  5.0%
      Bank..................................    greater than or equal to $12,889,000    greater than or equal to  5.0%
---------------------------------------------------------------------------------------------------------------------
As of December 31, 1995:
   Total Capital (to Risk-Weighted Assets):
      Corporation...........................    greater than or equal to $18,123,000    greater than or equal to 10.0%
      Bank..................................    greater than or equal to $18,085,000    greater than or equal to 10.0%
   Tier 1 Capital (to Risk-Weighted Assets):
      Corporation...........................    greater than or equal to $10,874,000    greater than or equal to  6.0%
      Bank..................................    greater than or equal to $10,851,000    greater than or equal to  6.0%
   Tier 1 Capital (to Average Assets):
      Corporation...........................    greater than or equal to $12,028,000    greater than or equal to  5.0%
      Bank..................................    greater than or equal to $12,013,000    greater than or equal to  5.0%
=====================================================================================================================


   Both the Corporation and the Bank were released from regulatory orders during the first quarter of 1996. The Corporation had been operating under a Written Agreement with the FRB since November, 1993 and the Bank had been operating under a Memorandum of Understanding issued by the FDIC and the New Jersey Department of Banking in May, 1995.

     NOTE 17: CONDENSED FINANCIAL STATEMENTS OF RAMAPO FINANCIAL CORPORATION
                              (PARENT COMPANY ONLY)


========================================================================================================
                                 BALANCE SHEETS                                           DECEMBER 31
--------------------------------------------------------------------------------------------------------
                                                                                     1996          1995
--------------------------------------------------------------------------------------------------------
                                                                                       (In thousands)
Assets
   Cash and Due from Banks......................................................   $    76       $   273
   Interest-Bearing Time Deposits ..............................................     2,469         3,083
   Investment in Bank Subsidiary (Equity Method) ...............................    26,450        23,713
   Other Assets ................................................................       847           488
--------------------------------------------------------------------------------------------------------
     TOTAL ASSETS ..............................................................   $29,842       $27,557
========================================================================================================
Liabilities - Other
   Other Liabilities ...........................................................   $   806       $   308
========================================================================================================
Stockholders' Equity
   Class A Preferred Stock .....................................................        --           717
   Common Stock ................................................................     8,161         8,160
   Capital in Excess of Par Value ..............................................    13,103        13,101
   Retained Earnings ...........................................................     8,105         5,479
   Net Unrealized Holding (Losses) Gains on Securities Available for Sale ......       (39)           86
   Treasury Stock ..............................................................      (294)         (294)
--------------------------------------------------------------------------------------------------------
     Total Stockholders' Equity ................................................    29,036        27,249
--------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ................................   $29,842       $27,557
========================================================================================================

================================================================================================
                    STATEMENTS OF OPERATIONS                          YEAR ENDED DECEMBER 31
------------------------------------------------------------------------------------------------
                                                                  1996        1995         1994
------------------------------------------------------------------------------------------------
                                                                        (In thousands)
Operating Income
   Mortgage Application and Servicing Fees ...............      $   --       $   --       $  151
   Rental Income from Subsidiary Bank ....................         180          165          180
   Interest on Time Deposit at Subsidiary Bank ...........         124          195           70
   Dividends from Subsidiary Bank ........................         324           --           --
   Other Income ..........................................          58            1           90
------------------------------------------------------------------------------------------------
     Total Operating Income ..............................         686          361          491
------------------------------------------------------------------------------------------------
Operating Expenses .......................................         559          603        1,383
Income (Loss) before Income Taxes and Equity in
   Undistributed Income (Loss) of Subsidiaries ...........         127         (242)        (892)
Income Tax (Benefit) Provision ...........................         (67)           5           --
------------------------------------------------------------------------------------------------
Income (Loss) before Equity in Undistributed Income (Loss)
   of Subsidiaries .......................................         194         (247)        (892)
Equity in Undistributed Income (Loss) of Subsidiaries ....       2,862        6,495          (85)
------------------------------------------------------------------------------------------------
   Net Income (Loss) .....................................      $3,056       $6,248       $ (977)
================================================================================================


No Federal income tax is applicable to the income received from subsidiaries since the parent company and subsidiaries file a consolidated Federal income tax return.

     NOTE 17: CONDENSED FINANCIAL STATEMENTS OF RAMAPO FINANCIAL CORPORATION
                        (PARENT COMPANY ONLY) (Continued)


=======================================================================================================================
                         STATEMENTS OF CASH FLOWS                                         YEAR ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------
                                                                                      1996          1995        1994
-----------------------------------------------------------------------------------------------------------------------
                                                                                               (In thousands)
Cash Flows from Operating Activities:
  Net Income (Loss) ...........................................................     $ 3,056       $ 6,248       $  (977)
  Adjustments to Reconcile Net Income (Loss) to Net Cash
    Provided by Operating Activities:
       Equity in Undistributed (Income) Loss of Subsidiaries ..................      (2,862)       (6,495)           85
       Depreciation and Amortization ..........................................         115           116           118
       Dividends Declared but Not Paid ........................................        (162)           --            --
       (Increase) Decrease in Other Assets ....................................        (474)          193         1,550
       Increase (Decrease) in Other Liabilities ...............................         498           147          (670)
-----------------------------------------------------------------------------------------------------------------------
      Net Cash Provided by Operating Activities ...............................         171           209           106
-----------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
  Additional Equity Investment in Subsidiary ..................................          --            --        (7,500)
=======================================================================================================================
Net Cash Used In Investing Activities .........................................          --            --        (7,500)
-----------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
   Redemption of Subordinated Debentures ......................................          --        (1,292)           --
   Redemption of Class A Preferred Stock ......................................        (717)       (1,033)         (200)
   Cash Dividends on Preferred Stock ..........................................        (106)         (119)           --
   Cash Dividends on Common Stock .............................................        (162)           --            --
   Proceeds from Stock Options and Stock Purchase Contracts Exercised .........           3            --           164
   Proceeds from Sale of Common Stock .........................................          --            --        11,690
-----------------------------------------------------------------------------------------------------------------------
Net Cash (Used In) Provided By Financing Activities ...........................        (982)       (2,444)       11,654
-----------------------------------------------------------------------------------------------------------------------
Net (Decrease) Increase in Cash and Cash Equivalents ..........................        (811)       (2,235)        4,260
Cash and Cash Equivalents, Beginning of Year ..................................       3,356         5,591         1,331
-----------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year ........................................     $ 2,545       $ 3,356       $ 5,591
=======================================================================================================================

   The parent company's resources available to meet its cash obligations subsequent to December 31, 1996 are limited to liquid assets on hand which include cash and due from banks and interest-bearing time deposits, and dividends from subsidiary Bank.

   The parent company's cash obligations subsequent to December 31, 1996 primarily include (1) fees relating to a consulting agreement entered into with the former chief executive officer, (2) additional equity investments in the Bank as may be necessary for the Bank to maintain certain regulatory capital levels, (3) dividends on common stock, and (4) other general obligations.

   Based on current resources discussed above, management expects to meet its obligations at the parent company level for the foreseeable future.

           NOTE 18: SUPPLEMENTARY STATEMENTS OF OPERATIONS INFORMATION

   Major categories of other expense for the indicated periods are as follows:

===============================================================
                                         YEAR ENDED DECEMBER 31
---------------------------------------------------------------
                                       1996      1995      1994
---------------------------------------------------------------
                                             (In thousands)
Legal* ..........................    $  312    $  457    $  532
Postage and freight .............       167       171       202
Stationery and printing .........       248       198       137
FDIC insurance assessment .......        34       398       684
Audit and examinations ..........       174       259       288
Telephone .......................       152       165       214
Consulting fees .................       212       325       349
Credit reports/appraisal fees ...       125       156       244
Bonding and insurance ...........       207       241       353
Amortization of intangible assets       256       270       247
Advertising .....................       231       137       168
Other losses ....................        19        51       232
All other expenses ..............       671       617       990
---------------------------------------------------------------
                                     $2,808    $3,445    $4,640
===============================================================

* Includes $288,000, $360,000 and $543,000 for 1996, 1995 and 1994,
respectively, paid to a law firm of which two directors of the Corporation are principals. Payments are higher than total recorded expense in 1994 due to the difference in the timing of cash payments and expense accruals.

              NOTE 19: QUARTERLY FINANCIAL INFORMATION (Unaudited)

   The following quarterly financial information for the years ended December 31, 1996 and 1995 is unaudited. However, in the opinion of management, all adjustments, which include normal recurring adjustments necessary to present fairly the results of operations for the periods, are reflected. Results of operations for the periods are not necessarily indicative of the results of the entire year or any other interim period.

==============================================================================================================
                                                                                 1996
--------------------------------------------------------------------------------------------------------------
                                                                          THREE MONTHS ENDED
                                                     MARCH 31         JUNE 30      SEPTEMBER 30     DECEMBER 31
---------------------------------------------------------------------------------------------------------------
                                                            (In thousands, except per share amounts)
Total interest income..........................       $4,385          $4,536           $4,600            $4,697
Total interest expense ........................        1,392           1,437            1,478             1,497
---------------------------------------------------------------------------------------------------------------
  Net interest income..........................        2,993           3,099            3,122             3,200
Provision for possible loan losses.............          120              40              120               120
---------------------------------------------------------------------------------------------------------------
  Net interest income after provision for
   possible loan losses .......................        2,873           3,059            3,002             3,080
Total other income ............................          715             549              589               536
Total other expense ...........................        2,763           2,633            2,327             2,346
Net income.....................................          503             592              767             1,194(A)
Net income per common share ...................       $  .06          $  .07           $  .09            $  .14
===============================================================================================================

===============================================================================================================
                                                                                 1995
---------------------------------------------------------------------------------------------------------------
                                                                          THREE MONTHS ENDED
                                                     MARCH 31        JUNE 30      SEPTEMBER 30     DECEMBER 31
---------------------------------------------------------------------------------------------------------------
                                                            (In thousands, except per share amounts)
Total interest income............................     $4,399          $4,610           $4,729            $4,605
Total interest expense ..........................      1,357           1,612            1,692             1,445
---------------------------------------------------------------------------------------------------------------
  Net interest income............................      3,042           2,998            3,037             3,160
Provision for possible loan losses...............        450             225              125              (300)(B)
---------------------------------------------------------------------------------------------------------------
  Net interest income after provision for
   possible loan losses .........................      2,592           2,773            2,912             3,460
Total other income ..............................        719             577              545               606
Total other expense .............................      2,868           2,840            2,906             3,534
Net income ......................................        405             466              502             4,875(C)
Net income per common share .....................     $  .05          $  .05           $  .06            $  .59
===============================================================================================================

(A) Includes the effect of the reversal of $496,000 of tax reserves no longer deemed necessary.

(B) Due to a $1.1 million loan recovery in the fourth quarter, the Corporation recaptured $300,000 of loan loss provisions previously charged to operations in 1995.

(C) Includes tax benefits of $4.3 million, primarily due to the reversal of a valuation allowance against the Corporation's net deferred tax asset.

                        [ARTHUR ANDERSEN LLP LETTERHEAD]


To the Stockholders and Board of Directors of Ramapo Financial Corporation:


  We have audited the accompanying consolidated balance sheets of Ramapo Financial Corporation (a New Jersey corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ramapo Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                  /s/ Arthur Andersen LLP

Roseland, New Jersey
January 15, 1997

                          RAMAPO FINANCIAL CORPORATION

              Officers & Directors of Ramapo Financial Corporation

================================================================================

OFFICERS


MORTIMER J. O' SHEA
President and Chief Executive Officer

ERWIN D. KNAUER
Senior Vice President

WALTER A. WOJCIK, JR.
Treasurer

JANET M. MALOY
Corporate Secretary

LARS SWANSON
Assistant Vice President/Assistant Secretary

VIRGINIA HUFF
Assistant Secretary

STEVEN KURDYLA
Chief Auditor

JOSEPH MANCINI
Senior Auditor

--------------------------------------------------------------------------------

DIRECTORS


VICTOR C. OTLEY, JR.
Chairman of the Board
Attorney
Williams, Caliri, Miller & Otley
A Professional Corporation

DONALD W. BARNEY
Vice President and Treasurer
Union Camp Corporation

JAMES R. KAPLAN
Chairman, CEO and President
Cornell Dubilier Electronics, Inc.

ERWIN D. KNAUER
President
The Ramapo Bank

LOUIS S. MILLER
Retired

RICHARD S. MILLER
Attorney
Williams, Caliri, Miller & Otley
A Professional Corporation

MORTIMER J. O' SHEA
President and Chief Executive Officer



                                 THE RAMAPO BANK

                     Officers & Directors of The Ramapo Bank
================================================================================

OFFICERS


MORTIMER J. O' SHEA
Chairman of the Board and Chief Executive Officer

ERWIN D. KNAUER
President

DETLEF H. FELSCHOW
Senior Vice President

PAUL E. FITZGERALD
Senior Vice President

R. PETER MACK
Senior Vice President

WILLIAM OLB
Senior Vice President

WALTER A. WOJCIK, JR.
Senior Vice President and Treasurer

JANET M. MALOY
Corporate Secretary

STEVEN KURDYLA
Chief Auditor

JOSEPH MANCINI
Senior Auditor


--------------------------------------------------------------------------------

VICE PRESIDENTS


ROBERT BOWLBY

ROGER COOK

SCOTT D. MC LAUGHLIN

JANYTH PRIMROSE

RONALD SEVERINO

CAROLE ZICKER

--------------------------------------------------------------------------------

ASSISTANT VICE PRESIDENTS


WALTER N. ALESANDRO

DAWN CHASE

MARILYN B. KAPLAN

KAREN MERGENTHALER

NANCY SHAULIS

KEVIN C. PASHKE

EMILIO RAMIL

GEORGE REISSNER

ROBERT SFERRAZZA

LARS SWANSON

TODD ULLRICH

--------------------------------------------------------------------------------

ASSISTANT SECRETARIES


VIRGINIA L. HUFF
--------------------------------------------------------------------------------

ASSISTANT TREASURERS


KELLY KAPUSTA

BARBARA REDDING MASSENZIO

PAULA MCKOWEN

CYNTHIA MURILLO

GENEVIEVE RESTIVO

PAMELA TIPPER

--------------------------------------------------------------------------------

NEIL M. FRIED
Investment Officer

CHRISTOPHER EIGEN
Assistant Operations Officer
--------------------------------------------------------------------------------

DIRECTORS

MORTIMER J. O' SHEA
Chairman of the Board and Chief Executive Officer

DONALD W. BARNEY
Vice President and Treasurer
Union Camp Corporation

VINCENT R. D'ACCARDI
Owner
Lake Developers Inc.

JAMES R. KAPLAN
Chairman, CEO and President
Cornell Dubilier Electronics, Inc.

ERWIN D. KNAUER
President
The Ramapo Bank

SOLOMON W. MASTERS
President
ERA Masters Realtors

LOUIS S. MILLER
CPA, Retired

RICHARD S. MILLER
Attorney
Williams, Caliri, Miller & Otley
A Professional Corporation

VICTOR C. OTLEY, JR.
Attorney
Williams, Caliri, Miller & Otley
A Professional Corporation
--------------------------------------------------------------------------------

BUSINESS DEVELOPMENT COUNCIL

JAMES A. CODIROLI
Retired

JOHN A. DEMETRIUS, CPA
President
Demetrius & Co., L.L.C.

STEVEN GERBER, ESQ.
Gerber & Samson

JEROLD P. GOLDBERG, CPA
Financial Consultant

LOUIS D. MARCH
President
March Associates, Inc.

JOHN J. SCURA, II, ESQ.
John J. Scura, Attorney at Law

MICHAEL J. SHENKER, CPA
Sax Macy Fromm & Co., PC

GEORGE P. STRUBLE, ESQ.
Sabbath, Struble, Ragno, Petrie, Oroho and Spinato, P.C.


                                                       CORPORATE INFORMATION
     -------------------------------------------------------------------------------------------------------------------


                          FORM 10-K                                           ANNUAL MEETING OF
                                                                                 STOCKHOLDERS

        The Corporation's annual report, on Form 10-K,                    Tuesday, May 6, 1997,4:00 p.m.
    required to be filed with the Securities and Exchange                        Radisson Hotel
       Commission, is available on written request to:                           690 Rt. 46 East
                                                                            Fairfield, New Jersey 07004
            Mr. Walter A. Wojcik, Jr., Treasures
                Ramapo Financial Corporation
                 64 Mountain View Boulevard
                  Wayne, New Jersey 07470




                   TRANSFER AGENT                                                    INQUIRIES
       Chase Mellon Shareholder Services, L.L.C.                           All other information--contact:
         85 Challenger Road, Overpeck Center                             Janet M. Maloy, Corporate Secretary
          Ridgefield Park, New Jersey 07660                                  Ramapo Financial Corporation
                                                                              64 Mountain View Boulevard
                                                                               Wayne, New Jersey 07470
                                                                                    (201) 305-4102



                                                   MARKET AND STOCK INFORMATION
------------------------------------------------------------------------------------------------------------------------

Ramapo Financial Corporation's shares are traded on the NASDAQ National Market tier of the  NASDAQ Stock Market under the
Symbol RMPO. The stock is quoted in the Wall Street Journal's and other publications' NASDAQ National Market Issues listings.
As of December 31, 1996, there were 1,822 stockholders of record of the common stock.


The following table sets forth, for the calendar periods indicated, the high and low market quotations as reported by  NASDAQ.
Cash dividends of $.02 per share were declared in each of the third and fourth quarters of 1996.


        ------------------------------------------------------------------------------------------------
                                     First               Second             Third            Fourth
                                    Quarter              Quarter            Quarter          Quarter
        ------------------------------------------------------------------------------------------------
                               High         Low       High      Low      High      Low     High     Low
        ------------------------------------------------------------------------------------------------
        1996 . . . . . . .    4 11/16      3 3/4     5 3/8    4 9/16   5 1/16    4 7/16   5 1/2    4 7/8
        1995 . . . . . . .    3 5/8        2 11/16   4 1/16   3 1/4    4 11/16   3 5/8    4 9/16   3 7/8


   -----------------------------------------------------------------------------------------------------------------
   MARKET           Dillon, Read & Co., Inc.        Legg Mason Wood Walker Inc.           Sandler O'Neill & Partners
   MAKERS           FIA Capital Group Inc.          McConnell Budd & Downes               Sherwood Securities Corp.
                    Gruntal & Co. Incorporated      Nash Weiss/Div of Shatkin Inv.        Smith Barnes Inc.
                    Herzog, Heine, Geduld, Inc.     Ryan Beck & Co. Inc.                  Tucker Anthony Incorporated
