Form 10-K, Exhibit 13
period 1997-12-31
RAMAPO FINANCIAL CORP
filed 1998-03-30
CIK 81893

EXHIBIT 13

                       Annual Report to Security Holders

                                     Ramapo
                             Financial Corporation

                                    [PHOTO]
                      Banking Innovation. Timeless Values.

                                                                            1997
                                                                   Annual Report

                                                                          TO OUR
                                                                    SHAREHOLDERS

     Ramapo Financial Corporation reported net income of $3,205,000 in 1997, which produced basic and diluted earnings of $.40 and $.38 per share, respectively.

     Net income increased 4.9% over 1996, however, pre-tax earnings in 1997 were actually 17.9% higher than in 1996 when there was a one-time tax credit of $496,000.

     Pre-tax income reached a record level in 1997, which marked the 30th anniversary of the founding of The Ramapo Bank.

     Shareholders were rewarded with a 72.5% increase in the stock price in 1997. In part, this favorable development tracked a good year for stocks generally, but also reflected RFC's strong fundamentals and successful strategy as a customer focused provider of financial services. Despite volatility in many bank stocks since year end, our current price continues to reflect a significant increase over the year ago level.

     Investment bankers and analysts have highlighted our strong fundamentals: net interest margin, fee income and expense control. This is an historic perspective. We'd like to think that there are other strong fundamentals that are the key to this corporation's future success. They are: our personalized responsiveness to smaller businesses and the public; the sophistication of the talent and products that we offer; and the service we provide at all levels of the company. These latter fundamentals will serve us well this year and beyond.

     The Ramapo Bank opened its eighth branch in August 1997. The new Parsippany office is a convenient depository for some of our existing business customers, and also serves as a base of operations for business development efforts in one of Morris County's larger municipalities. We are pleased with our steady progress in Parsippany, which is receptive to our style of community banking.


                                    [PHOTO]

Erwin D. Knauer                Mortimer J. O'Shea            Victor C. Otley, Jr



[THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                                                      12/31/96          12/31/97
                                                      --------          --------
Price per Common Share                                 $5.00             $8.63

[THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                       <<PLOT POINTS TO COME>>

     We continue to see growth in core deposits, which helps us maintain a strong net interest margin (5.31% in 1997). Average deposits in 1997 were up 9.9% over the previous year. Loan growth was modest in 1997, and intense rate competition among commercial lenders will continue in 1998. Ramapo will maintain its high credit standards in this environment, and we are encouraged by the number of new business loans we've had the opportunity to review and approve in the early months of 1998. Our Retail Lending Unit has developed enhancements to our popular home equity product, and has initiated a new marketing campaign. We've also added a lending officer who specialized in loans to our small business customers.

     Brokerage commissions earned by our INVEST affiliate increased by 20.5% in 1997, and we will add another representative in 1998 to respond to our customers' increased interest in a wider array of investment products. We've started target-marketing our customer base with direct mail offerings, and we will expand this activity in the coming year. The Commercial Access product, which provides business customers with a computer link to account information and account transactions, has been successfully installed at a number of our customers' offices.

     The Year 2000 date change poses a challenge to most businesses and especially to financial institutions. Ramapo has created an internal committee to deal with this issue and is on track to address all Year 2000 related problems in a timely manner. Costs associated with this project have not been material to date. Coincidentally, our computer system will be upgraded in 1998 to increase the effectiveness of our data processing function.

     The banking industry is enjoying a period of stable interest rates and financial strength. Ramapo Financial Corporation is positioned to do well in the current economic environment. Should the national and regional economies falter, we believe that RFC will be able to maintain an acceptable level of profitability. Our experienced banking professionals are doing the right things to retain our customers, as well as attract new customers to Ramapo. As many of our competitors merge into out-of-state institutions, RFC becomes a logical banking choice for more businesses and families in our neighborhoods.

     As always, we appreciate hearing from you with questions or suggestions. Please feel free to call us at 973/305-4101.

         /s/ Victor C. Otley

         Victor C. Otley, Jr.
        Chairman of the Board


        /s/ Mortimer J. O'Shea

          Mortimer J. O'Shea
President and Chief Executive Officer


         /s/ Erwin D. Knauer

           Erwin D. Knauer
        Senior Vice President

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

====================================================================================================================================
                                                                                   At or For the Year ended December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                                       1997        1996          1995          1994         1993
------------------------------------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands, except per share data)
Financial Condition Data:
 Total assets ..................................................    $ 285,727    $ 271,524    $ 246,516     $ 238,216     $ 257,634
 Cash and cash equivalents .....................................       20,275       29,758       14,962        42,486        26,594
 Securities ....................................................       88,994       68,043       59,358        21,248         8,858
 Gross loans (net of unearned income) ..........................      169,106      165,070      160,546       164,311       186,603
 Allowance for possible loan losses ............................        4,628        5,115        4,853         6,501         7,499
 Loans held for sale ...........................................           --           --           34            34        19,611
 Total deposits ................................................      249,760      239,889      217,062       211,864       241,608
 Other borrowings ..............................................        1,677           --           --         1,292         5,916
 Stockholders' equity ..........................................       31,297       29,036       27,249        21,755         6,576

Asset Quality (1):
 Nonaccrual loans ..............................................    $     745    $   1,053    $   4,190     $   7,548     $  21,881
 Accruing loans 90 days or more delinquent .....................          112          152          141           240         1,182
------------------------------------------------------------------------------------------------------------------------------------
   Total nonperforming loans ...................................          857        1,205        4,331         7,788        23,063
------------------------------------------------------------------------------------------------------------------------------------
 Other real estate, net ........................................        2,192        2,211        4,408         9,995        10,332
------------------------------------------------------------------------------------------------------------------------------------
   Total nonperforming assets ..................................        3,049        3,416        8,739        17,783        33,395
 Restructured loans ............................................        1,475        1,540        1,702         5,983        11,035
------------------------------------------------------------------------------------------------------------------------------------
   Total nonperforming assets and restructured loans ...........    $   4,524    $   4,956    $  10,441     $  23,766     $  44,430
====================================================================================================================================
Summary of Operations:
 Total interest income .........................................    $  19,734    $  18,218    $  18,343     $  14,919     $  19,263
 Total interest expense ........................................        6,297        5,804        6,106         4,958         8,709
------------------------------------------------------------------------------------------------------------------------------------
 Net interest income ...........................................       13,437       12,414       12,237         9,961        10,554
------------------------------------------------------------------------------------------------------------------------------------
 Provision for possible loan losses ............................          480          400          500         1,221         4,440
------------------------------------------------------------------------------------------------------------------------------------
 Net interest income after provision
   for possible loan losses ....................................       12,957       12,014       11,737         8,740         6,114
------------------------------------------------------------------------------------------------------------------------------------
 Other income ..................................................        2,182        2,374        2,447         3,322         8,936
------------------------------------------------------------------------------------------------------------------------------------
 Other expense .................................................       10,028       10,054       12,148        13,324        25,018
------------------------------------------------------------------------------------------------------------------------------------
 Income (loss) before income taxes .............................        5,111        4,334        2,036        (1,262)       (9,968)
 Provision (benefit) for income taxes ..........................        1,906        1,278       (4,212)         (285)         (996)
------------------------------------------------------------------------------------------------------------------------------------
 Net income (loss) .............................................    $   3,205    $   3,056    $   6,248     $    (977)    $  (8,972)
====================================================================================================================================

====================================================================================================================================
                                                                                  At or For the Year ended December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                                          1997        1996         1995          1994        1993
------------------------------------------------------------------------------------------------------------------------------------
Per Common Share Data:
   Net income (loss) per common share - basic .....................    $   .40      $   .38      $   .77      $  (.38)     $ (7.21)
                                      - diluted ...................        .38          .37          .76         (.38)       (7.21)
   Book value per common share ....................................       3.86         3.59         3.28         2.47         3.88
   Cash dividends declared per common share (2) ...................        .12          .04           --           --           --
Selected Operating Ratios:
   Return on average assets .......................................       1.17%        1.23%        2.56%        (.42)%      (2.58)%
   Return on average equity .......................................      10.66        11.09        27.85        (9.04)      (87.65)
   Interest rate spread(3) ........................................       4.34         4.54         4.59         4.38         2.87
   Net interest margin(3) .........................................       5.31         5.41         5.41         4.84         3.51
Asset Quality Ratios (1)(4):
   Nonperforming loans as a percentage of loans, net of
     unearned income ..............................................        .51%         .73%        2.70%        4.74%       11.18%
   Nonperforming assets as a percentage of total assets ...........       1.07         1.26         3.55         7.47        12.96
   Nonperforming assets and restructured loans
     as a percentage of total assets ..............................       1.58         1.83         4.24         9.98        17.25
   Allowance for possible loan losses as a percentage
     of loans, net of unearned income .............................       2.74         3.10         3.02         3.96         3.64
   Allowance for possible loan losses as a percentage
     of nonperforming loans .......................................     540.02       424.48       112.05        83.47        32.52
   Net charge-offs as a percentage of average loans,
     net of unearned income .......................................        .58          .09         1.36         1.29         1.75
Capital Ratios (4)(5):
   Stockholders' equity to total assets ...........................      10.93%       10.69%       11.05%        9.13%        2.55%
   Average stockholders' equity to average assets .................      10.98        11.07         9.19         4.64         2.94
   Tier 1 leverage capital ratio ..................................      10.47        10.47        10.08         9.16         2.45
   Tier 1 risk-based capital ratio ................................      15.26        14.27        13.37        12.18         2.99
   Total risk-based capital ratio .................................      16.52        15.54        14.66        13.46         5.98
====================================================================================================================================

(1) Nonperforming assets consist of nonperforming loans and other real estate ("ORE"). Nonperforming loans consist of nonaccrual loans and accruing loans 90 days or more delinquent. It is the policy of the Corporation to place a loan on nonaccrual status when, in the opinion of management, the ultimate collectibility of the principal or interest on the loan becomes doubtful. As a general rule, a commercial or real estate loan more than 90 days past due with respect to principal or interest is classified as a nonaccrual loan. Consumer loans not secured by real estate generally are not placed on nonaccrual status but, instead, are charged off at 90 days past due. Prior to 1995, loans were considered restructured loans if, for economic or legal reasons, a concession had been granted to the borrower related to the borrower's financial difficulties that the Corporation would not otherwise consider. As used herein, the term "restructured loan" means a restructured loan on accrual status. ORE includes loan collateral that has been formally repossessed and collateral that is in the possession of The Ramapo Bank ("Bank") and under its control without legal transfer of title.

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

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of the Corporation's financial condition as of December 31, 1997 and 1996 and results of operations for the years ended December 31, 1997, 1996 and 1995 should be read in conjunction with the Consolidated Financial Statements and related Notes thereto and the other information contained elsewhere herein.

              Financial Condition and Recent Operating Environment

     General. The corporation's improvement continued in 1997, marking the third full year of increased profitability since the turnaround that began in 1994. The Corporation incurred significant operating losses in 1992 and 1993 following an economic recession in New Jersey which resulted in a decline in commercial and residential real estate values in the Corporation's market. Nonperforming assets increased dramatically during this period as did associated expenses. The Corporation also incurred significant losses on mortgage servicing operations. As a result, both the Corporation and its wholly owned subsidiary, The Ramapo Bank ("Bank"), were placed under regulatory orders by their respective regulators during those years.

     Under new leadership, the Corporation moved quickly beginning in the latter half of 1993 to reduce nonperforming assets, shed unprofitable operations and raise capital. The successful completion of a rights/community equity offering ("Offering") in October, 1994, resulted in new capital of $11.7 million, after expenses. Investment of those funds helped the Corporation to achieve profitability during the fourth quarter and thus reduced the year-to-date loss. In 1995, sustained profitability was made possible by a further reduction in nonperforming assets and by an increase in the net interest margin. During the first quarter of 1996, both the Corporation and the Bank were released from regulatory orders. By year-end, nonperforming assets were reduced to their lowest level since 1981, helping the Corporation to more than double its income before taxes compared to the prior year. Meanwhile, the economic climate in the Corporation's market area showed modest signs of improvement which led to a stabilization of real estate values. A new branch office was opened in 1996 and another in 1997. Net interest income grew $1.0 million in 1997 and was primarily responsible for the 17.9% growth in pre-tax income as compared to 1996.

     The Corporation faces the future as a profitable, well-capitalized community bank committed to providing superior service to businesses, professionals, and consumers alike. It has managed to reduce its exposure to large, individual borrower concentrations and believes that there is a significant opportunity to expand its lending to small businesses and consumers given the number of companies in the area and the relative affluence of its residents. In addition, as a result of recent consolidations of community banks in northern New Jersey into larger banks and acquisitions of larger New Jersey banks by out-of-state institutions, management believes that new business opportunities for the Corporation and the Corporation's ability to increase market share have been enhanced. The Corporation introduced two new products in 1997 aimed at its commercial customers and is actively exploring wholesale and retail growth strategies.

     Significant changes in individual asset and liability categories are discussed below.

     Cash and due from banks declined $2.5 million from $12.1 million at December 31, 1996 to $9.6 million at December 31, 1997, primarily due to a reduction in the reserve balance required to be kept at the Federal Reserve Bank ("FRB"). Federal funds sold dropped $7.0 million between the two year-ends, although the average balance for this category rose $1.8 million in 1997 versus 1996. In 1996, the average balance of federal funds sold decreased by $11.1 million compared to 1995, chiefly because the Corporation no longer needed to maintain the high liquidity level it deemed prudent during more difficult times.

     The Corporation's securities portfolio grew by $21.0 million in 1997, from $68.0 million at December 31, 1996 to $89.0 million at December 31, 1997. This increase was made possible by deposit growth and the aforementioned reductions in the due from banks and federal funds sold categories. During 1996, the portfolio increased $8.6 million over 1995.

     Loans increased $4.0 million in 1997, reaching $169.1 million at year end. This follows a $4.6 million increase in 1996. Although management was encouraged by the level of loan originations in 1997, significant loan paydowns offset the new loans resulting in a very modest level of growth. Other factors contributing to the lack of meaningful loan growth over the last few years are management's efforts to reduce existing loan concentrations and increased competition for business loans.

     Other assets decreased from $7.9 million at December 31, 1995 to $5.9 million at December 31, 1997, primarily due to a $1.7 million decrease in the Corporation's deferred tax asset during that timespan.

     The Corporation's intangible assets were $621,000, $869,000 and $503,000 at December 31, 1997, 1996, and 1995, respectively. The decrease in 1997 was mainly due to normal amortization. The increase in 1996 was due to a $622,000 deposit premium paid to another commercial bank for the purchase of deposits and accrued interest totaling $9.7 million.

     The Corporation experienced deposit growth of $9.9 million and $22.8 million for the years ended December 31, 1997 and 1996, respectively. The 1997 increase was spread among all categories of deposits except time deposits under $100,000. The branch office opened in 1996 accounted for the major part of the increase. The deposit acquisition mentioned earlier and the new branch office were responsible for about half of the 1996 increase.

                              Results of Operations

     General. The Corporation's results of operations are dependent primarily on its net interest income, which is the difference between interest earned on its loans and investments and the interest paid on interest-bearing liabilities. The Corporation's net income is also affected by the generation of noninterest income, which primarily consists of service fees on deposit accounts and commissions earned by a brokerage affiliate. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Corporation's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows and general levels of nonperforming assets. In addition, net income is affected by the level of operating expenses and establishment of loan loss reserves and ORE valuation allowances.

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

     Prior to 1997, the level of the Corporation's nonperforming assets significantly affected the Corporation's operating results due to the amounts of the provisions for loan losses, which are charged against income, as well as the expenses and losses related to ORE. The Corporation's nonperforming assets increased dramatically beginning in 1990 and reached their highest level of $49.4 million, or 16.0% of total assets, at June 30, 1993. Nonperforming assets were subsequently $3.4 million at December 31, 1996. Despite these reductions, expenses related to ORE and nonperforming loans remained at high levels. ORE operating expenses and valuation adjustments totaled $1.0 million, $2.8 million, and $2.2 million for the years ended December 31, 1996, 1995, and 1994, respectively, while the provision for possible loan losses was $400,000, $500,000, and $1.2 million for those respective years. In addition, loss of interest income, legal expenses and management time spent on ORE management and disposition further reduced earnings during those years. In 1997, nonperforming assets declined further to $3.0 million, or 1.07% of total assets, while ORE operating expenses and valuation adjustments totaled just $234,000.

     Because of the small number of ORE properties remaining, management is confident that ORE-related expenses will be further reduced in 1998. Management also anticipates that future provisions for possible loan losses will not be greater than those taken in 1997 and 1996, barring unforeseen economic events.

     Net Income. The Corporation had net income of $3.2 million for the year ended December 31, 1997 compared to net income of $3.1 million for the year ended December 31, 1996. Because 1996 net income included a $496,000 tax benefit, a comparison of net income before taxes is more indicative of the progress the Corporation has made. On that basis, the Corporation earned $5.1 million in 1997 versus $4.3 million in 1996, a $777,000 increase. The principal reason for this improvement is a $1.0 million (8.2%) increase in net interest income. Total other income decreased $192,000 (8.1%) and total other expense also decreased slightly in 1997 versus 1996. In 1996, the Corporation's pre-tax income was $4.3 million as compared to $2.0 million in 1995, a $2.3 million (112.9%) increase. The primary reason for this increase is a $2.1 million reduction in other expense. Chief among the reductions is a $1.8 million drop in ORE operating expenses and valuation allowances which was made possible by the continued sales of these properties. Also significant was a $364,000 decrease in the Federal Deposit Insurance Corporation ("FDIC") insurance assessment due to lower assessment rates and to the Bank's being placed in the lowest risk capital category for assessment purposes by the FDIC.

     Net Interest Income. The largest component of the Corporation's earnings is its net interest income. Net interest income represents the income earned, principally on loans and investments, less interest paid, principally on deposits. Net interest income on a tax-equivalent basis increased by $1.1 million from $12.4 million for the year ended December 31, 1996 to $13.5 million for the year ended December 31, 1997. The increase is due to a $1.4 million rise caused by a $24.9 million increase in average interest-earning assets which was offset in part by a $316,000 decline due to a 20 basis point drop in the net interest spread. Most of the rise in interest-earning assets came in the securities portfolio, which increased $17.8 million (28.9%). Average federal funds sold rose $1.8 million, while total loans made up the balance of the increase with a rise of $5.3 million. Most of the loan growth was in the commercial loans category, which increased $5.2 million. A $1.5 million increase in installment loans was nearly offset by a $1.4 million reduction in residential mortgage loans. Although the Corporation is not an active mortgage lender, it has begun to purchase mortgage securities for its portfolio. At December 31, 1997, the carrying value of mortgage-backed securities totaled $10.6 million. The 20 basis point drop in the net interest spread was due to a 16 basis point decline in the yield on earning assets and a four basis point rise in the cost of interest-bearing liabilities. In 1996, net interest income on a tax-equivalent basis increased only $183,000 compared to 1995. The increase resulted from a $604,000 rise caused by a $3.4 million increase in average interest-earning assets which was offset in part by a $421,000 decline due to a five basis point decrease in the net interest spread. Most of the rise in average interest-earning assets came in the loans category, which increased $2.4 million. Taken together, average securities and federal funds sold increased only $201,000 from 1995 to 1996. Average installment loans rose $3.7 million in 1996 versus 1995, partially offset by a $1.2 million decrease in average mortgage loans. The five basis point drop in the net interest spread resulted from a 17 basis point decline in the yield on earning assets which exceeded the 2 basis point reduction in the cost of interest-bearing liabilities.

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

====================================================================================================================================
                                                                     Year ended December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                       1997                             1996                         1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                 Average                          Average                    Average
                                           Average                Yield/    Average               Yield/   Average            Yield/
                                           Balance    Interest     Cost     Balance   Interest     Cost    Balance  Interest   Cost
------------------------------------------------------------------------------------------------------------------------------------
                                                                            (Dollars in thousands)
Assets:
 Interest-earning assets:
  Interest-bearing time deposits .......  $    899   $     52     5.78%   $    923   $    56      6.07%   $    181  $    11    6.08%
   Securities:
    Taxable ............................    75,039      4,545     6.06      60,467     3,693      6.11      49,433    3,150    6.37
    Nontaxable (tax-equivalent basis) ..     4,424        325     7.35       1,197       120      9.86         914      103   11.27
   Federal funds sold ..................     9,146        506     5.53       7,354       397      5.40      18,470    1,093    5.92
    Loans (net of unearned income) (1):
     Commercial and commercial
      real estate (2) ..................   117,372     10,308     8.78     112,124     9,781      8.72     112,228    9,772    8.71
     Residential real estate (3) .......     6,766        570     8.42       8,152       702      8.61       9,349      768    8.21
     Installment .......................    41,306      3,539     8.57      39,849     3,510      8.81      36,138    3,481    9.63
------------------------------------------------------------------------------------------------------------------------------------
      Total loans ......................   165,444     14,417     8.71     160,125    13,993      8.74     157,715   14,021    8.89
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-earning assets ....   254,952     19,845     7.78     230,066    18,259      7.94     226,713   18,378    8.11
------------------------------------------------------------------------------------------------------------------------------------

 Nonearning assets:
  Cash and due from banks ..............    11,512                          10,157                           9,197
  Other assets .........................    12,200                          13,996                          13,829
  Allowance for possible loan losses ...    (4,884)                         (5,345)                         (5,476)
------------------------------------------------------------------------------------------------------------------------------------
   Total nonearning assets .............    18,828                          18,808                          17,550
------------------------------------------------------------------------------------------------------------------------------------
    Total assets .......................  $273,780                        $248,874                        $244,263
====================================================================================================================================
Liabilities and stockholders' equity:
 Interest-bearing liabilities:
  Interest-bearing demand deposits .....  $ 32,006   $    360     1.12%   $ 27,388   $   335      1.22%   $ 23,669  $   364    1.54%
  Savings deposits .....................    81,468      2,439     2.99      74,549     2,032      2.73      76,032    1,924    2.53
  Time deposits ........................    68,750      3,470     5.05      68,608     3,435      5.01      73,558    3,806    5.17
------------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing deposits .....   182,224      6,269     3.44     170,545     5,802      3.40     173,259    6,094    3.52
  Other borrowings .....................       628         29     4.62          35         2      5.64         106       12   11.32
------------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities ..   182,852      6,298     3.44     170,580     5,804      3.40     173,365    6,106    3.52
------------------------------------------------------------------------------------------------------------------------------------
 Noninterest-bearing liabilities:
  Demand deposits ......................    58,035                          48,048                          46,100
  Other liabilities ....................     2,841                           2,695                           2,361
------------------------------------------------------------------------------------------------------------------------------------
   Total noninterest-bearing
    liabilities ........................    60,876                          50,743                          48,461
 Stockholders' equity ..................    30,052                          27,551                          22,437
------------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders'
    equity .............................  $273,780                        $248,874                        $244,263
====================================================================================================================================
Net interest income
 (tax-equivalent basis) ................               13,547                         12,455                         12,272
Tax-equivalent adjustment ..............                 (110)                           (41)                           (35)
------------------------------------------------------------------------------------------------------------------------------------
 Net interest income ...................             $ 13,437                        $12,414                        $12,237
====================================================================================================================================
Net interest spread
 (tax-equivalent basis) ................                          4.34%                           4.54%                        4.59%
====================================================================================================================================
Net interest margin
 (tax-equivalent basis) ................                          5.31%                           5.41%                        5.41%
====================================================================================================================================
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities ...........................   139.43%                         134.87%                         130.77%
====================================================================================================================================

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

====================================================================================================================================
                                                                                   Year ended December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                                 1997 vs. 1996                                  1996 vs. 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                  Increase (Decrease)                     Increase (Decrease)
                                                                  Due to                                  Due to
                                                            Volume       Rate         Total       Volume         Rate        Total
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      (In thousands)
Interest income:
  Interest-bearing time deposits .....................     $    (1)     $    (3)     $    (4)     $    45      $    --      $    45
Loans (includes loans held for sale) .................         471          (47)         424          212         (240)         (28)
  Securities:
   Taxable ...........................................         882          (30)         852          677         (134)         543
   Nontaxable ........................................         242          (37)         205           32          (15)          17
  Federal funds sold .................................          99           10          109         (607)         (89)        (696)
------------------------------------------------------------------------------------------------------------------------------------
   Total interest income .............................       1,693         (107)       1,586          359         (478)        (119)
------------------------------------------------------------------------------------------------------------------------------------

Interest expense:
  Savings deposits and interest-bearing
   demand deposits ...................................         254          178          432           14           65           79
  Time deposits ......................................           7           28           35         (254)        (117)        (371)
  Other borrowings ...................................          24            3           27           (5)          (5)         (10)
------------------------------------------------------------------------------------------------------------------------------------
   Total interest expense ............................         285          209          494         (245)         (57)        (302)
------------------------------------------------------------------------------------------------------------------------------------
  Changes in net interest income .....................     $ 1,408      $  (316)     $ 1,092      $   604      $  (421)     $   183
====================================================================================================================================

     Interest Income. In 1997, interest income on tax-equivalent basis increased $1.6 million (8.7%), rising from $18.2 million for 1996 to $19.8 million for 1997. As the chart above illustrates, volume-related increases of $1.7 million were offset slightly by rate-related decreases of $107,000. Average interest-earning assets increased $24.9 million (9.6%), which more than offset a 16 basis point decline in the yield on those assets.

     The securities portfolio accounted for the largest increase in interest income in 1997. The $1.1 million (27.7%) increase in interest income resulted from a $14.6 million rise in average taxable securities and a $3.2 million jump in average nontaxable securities. These increases more than offset the five and 251 basis point reductions in the respective yields on these securities. Since nonearning assets in 1997 averaged only $20,000 more than in 1996, the funding for the purchase of securities in 1997 came directly from deposit growth. Federal funds sold contributed $109,000 to the interest income increase in 1997, largely due to the $1.8 million rise in average federal funds sold outstanding. Rates on federal funds sold averaged 13 basis points more in 1997 than in 1996, reflecting prevailing daily rates.

     Loans provided $424,000 of 1997's increase in interest income. Despite strong loan originations during the year, average loans outstanding only grew $5.3 million in 1997 versus 1996 due to a high level of loan paydowns. The $471,000 increase in interest income related to that growth was virtually all in the commercial and commercial real estate category. This category of loans also experienced a six basis point rise in yield in 1997 compared to 1996. Installment loans averaged almost $1.5 million more in 1997 than in 1996, but a 24 basis point decline in the average yield reduced the increase in interest income in 1997 to just $29,000. The mortgage loan portfolio continues to pay down, resulting in a $1.4 million reduction in 1997 average balances. The average yield on these mortgage loans also dropped, contributing to an overall $132,000 decrease in interest income.

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

     Interest on loans decreased $28,000 (.2%) for the year 1996 as compared to 1995. A 15 basis point decrease in the average loan yield during 1996 more than offset the increase in average loan balances of $2.4 million (1.5%). The base lending rate decrease affected the installment category the most, resulting in an 82 basis point decline in average yield in 1996 versus 1995. The installment category also accounted for all of the average balance increase in loans, as efforts to attract new consumer loans resulted in an increase of $3.7 million (10.3%) in average balance. Cessation of residential mortgage loan originations and normal principal payments caused mortgage loans to decrease $1.2 million (12.8%) in average balances, more than offsetting a 40 basis point increase in average yield. Above-normal loan prepayments more than offset commercial loan originations, resulting in a slight drop in average balances.

     The largest increase in interest income in 1996 was in taxable securities, which increased $543,000 in 1996 versus 1995. The $11.0 million increase in average balance resulted in $677,000 of additional interest income, more than offsetting the $134,000 reduction due to the 26 basis point decline in average yield resulting from lower prevailing interest rates. Funding for the purchase of securities was provided by the $11.1 million decline in average federal funds sold. The reduction in federal funds sold was a result of the diminished need for the abundant liquidity maintained in 1995. Overall, interest on federal funds sold declined $696,000 in 1996 versus 1995, primarily due to the decrease in average balances. A rate drop of 52 basis points, reflecting lower prevailing overnight rates in 1996 than in 1995, led to an $89,000 decrease in interest income.

     Interest Expense. Total interest expense increased $494,000 (8.5%) from $5.8 million for the year ended December 31, 1996 to $6.3 million for the year ended December 31, 1997. An increase of $12.3 million of average interest-bearing liabilities was responsible for $285,000 of the increase, while the remaining $209,000 was due to a modest four basis point increase in the average rate paid on those liabilities. The bulk of the increase in average interest-bearing liabilities came in the interest-bearing demand and savings categories, which rose $4.6 million (16.9%) and $6.9 million (9.3%) respectively. Average time deposits increased only $142,000 in 1997 and a new repurchase agreement product made up the remainder of the increase with a rise of $593,000 in other borrowings. Although the average rate paid on interest-bearing demand deposits fell ten basis points in 1997, this had no effect on average balances because of the transactional nature of these deposits. However, within the savings category, there was a definite movement towards the higher rate products in 1997, causing a 26 basis point increase in the average rate. The average rate paid on time deposits increased only four basis points in 1997.

     Total interest expense decreased $302,000 (4.9%) from $6.1 million for the year ended December 31, 1995 to $5.8 million for the year ended December 31, 1996. A decline of $2.8 million in average interest-bearing liabilities accounted for $245,000 of the decrease, while a slight decline in rates in selected deposit categories was the reason for the remainder of the decrease. Decreases of $5.0 million (6.7%) and $1.5 million (2.0%) in the average balances of time deposits and savings deposits, respectively, were partially offset by a $3.7 million (15.7%) increase in average interest-bearing demand balances in 1996. One reason for the decrease in time deposits is that in 1995, the Corporation paid a premium rate of 7% on a seven-month certificate of deposit which attracted over $16 million in a special one-day promotion. About $12 million of this was from new customers, the majority of whom did not renew their certificates upon maturity. These certificates were primarily responsible for the 16 basis point drop in rate on time deposits in 1996 as compared to 1995. The payment of higher, more competitive rates on certain savings products was responsible for the 20 basis point increase in rate in 1996 versus 1995 and also for keeping the decrease in average balance to such a small level after a $14.5 million (16.1%) decline in 1995 as compared to 1994. Despite a rate decrease in the interest-bearing demand category, efforts to attract new deposits proved successful. Management believes that savings deposits will be difficult to attract in future years because the spreads between rates paid on savings and those offered by alternative investments have remained wide.

     The Corporation incurred interest expense on its other borrowings of $29,000, $2,000 and $12,000 during the years ended December 31, 1997, 1996 and 1995 respectively, which consisted of interest on repurchase agreements in 1997, interest on federal funds purchased in 1996, and interest on subordinated debentures in 1995. The remaining $1.3 million of subordinated debentures were redeemed during the first quarter of 1995. See Note 8 of the Notes to Consolidated Financial Statements.

     Provision for Possible Loan Losses. The provision for possible loan losses was $480,000, $400,000, and $500,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The much reduced provisions for possible loan losses in these years compared to provisions in 1992 to 1994 reflect the overall increase in loan quality, the continued reduction of nonperforming assets and the further reduction of loan concentrations. Loan charge-offs in 1997 were $1.1 million, just slightly more than the $941,000 charged-off in 1996 but well below the $3.7 million charged-off in 1995. In 1997, loan recoveries totaled only $134,000 compared to the $803,000 and $1.5 million recovered in 1996 and 1995, respectively. Management remains optimistic that continued collection efforts will result in significant future recoveries.

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

     Other Income. Other income declined $192,000 (8.1%) from $2.4 million for the year ended December 31, 1996 to $2.2 million for 1997. The major reason for the decrease is that there were almost $220,000 of prior year interest recoveries and gains on sales of other real estate in 1996 and only $26,000 of interest recoveries in 1997. Commissions from the Corporation's brokerage affiliate rose nicely in 1997, increasing $64,000 (20.5%) over the 1996 total, This increase was offset in part by a $24,000 (1.7%) decrease in service charges on deposit accounts.

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

     Other Expense. Total other expense declined $26,000 from 1996 to 1997. A $798,000 reduction in ORE operating expenses and valuation adjustments was almost entirely offset by increases of $596,000, $72,000, and $101,000 in salaries and employee benefits, occupancy expenses, and equipment expense, respectively. Due to the small number of ORE properties left, management expects that valuation adjustments and operating expenses related to ORE in 1998 will be below 1997 levels. The increase in salaries and employee benefits is the result of several factors. First, the average number of full-time equivalent employees increased by 6.54 employees in 1997 versus 1996, primarily due to the staffing of the two newest branch offices. Second, the expense accrual required for performance-based stock options increased $188,000 in 1997 compared to 1996, largely a result of the rise in the Corporation's stock price. Merit raises account for the balance of the increase. The occupancy and equipment expense increases are almost entirely due to the two newest branch offices; their combined expense for these categories was $162,000 higher in 1997 than in 1996, when the first of these branches opened in August.

     Other expense decreased $2.1 million (17.2%), from $12.2 million for the year ended December 31, 1995 to $10.1 million for the year ended December 31, 1996. The majority of this decrease, $1.8 million, was in ORE operating expenses and valuation adjustments, which reflects the maintenance and disposition of fewer properties than in 1995. A $637,000 decrease in the other expense line item was partially offset by increases of $243,000, $51,000 and $25,000 in salaries and employee benefits, net occupancy expense and equipment expense, respectively. The most significant decreases in other expense were in the FDIC assessment and in legal expenses. The FDIC assessment declined $364,000 in 1996 due to a reduction in assessment rates and to the Bank's being placed in the lowest risk category for assessment purposes by the FDIC. Legal fees decreased $145,000 in 1996 compared to 1995 primarily due to the fewer number of nonperforming assets being managed in 1996. The increase in salaries and employee benefits was due to merit raises and a performance bonus accrual. Occupancy expense was higher in 1996 because of the more than five months of rent paid for the Bank's new Fairfield office opened in 1996 and because of higher than normal snow removal expenses resulting from the harsh winter weather.

     The Corporation utilizes software and related technologies throughout its business that will be affected by the date change in the year 2000. During 1997, senior management embarked on a project to determine the full scope and related costs of this problem to insure that the Corporation's systems continue to meet its internal needs and those of its customers. Since all of the Corporation's software was purchased rather than developed in-house, the Corporation is dependent on these software providers to make any programming changes needed for the software to become year 2000 compliant. To date, the Corporation has identified all affected hardware and software, has contacted vendors to determine if their software is year 2000 compliant and, if not, what plans they have to make it so, and has begun testing the applications to insure year 2000 compatibility. Minimal costs have been incurred thus far for year 2000 compliance. Management estimates that future costs incurred in this project will not be material.

     Income Taxes. The Corporation had income tax provisions of $1.9 million and $1.3 million for the years ended December 31, 1997 and 1996, respectively, and an income tax benefit of $4.2 million for the year ended December 31, 1995. The 1996 provision includes the effect of the reversal of $496,000 of tax reserves no longer deemed necessary. The 1995 benefit is primarily attributable to the reversal of a valuation allowance against the Corporation's net deferred tax asset totaling $5.3 million.

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

     At December 31, 1997, the Corporation had no federal or state net operating loss carryforwards.

     Federal income tax returns for the years 1991, 1992 and 1993 were examined by the Internal Revenue Service. Audit adjustments assessed during 1996 as a result of this examination were immaterial.

                               Interest Rate Risk

     Interest rate risk is inherent in the Corporation's core activities of lending, investing and soliciting deposits. Because there is a difference between the amount of the Corporation's interest-earning assets and the amount of interest-bearing liabilities that are prepaid/withdrawn, mature or reprice in specified time periods, the Corporation is exposed to risk resulting from interest rate fluctuations. The Corporation defines interest rate risk simply as the risk that the Corporation's earnings will change when interest rates change. Managing interest rate risk is the province of the Corporation's Asset/Liability Management Committee. This Committee meets at least monthly to review the interest rate sensitivity of the Corporation's assets and liabilities, as well as to regulate the Corporation's flow of funds and to coordinate the sources, uses and pricing of such funds. The Committee's objective in structuring and pricing the Corporation's assets and liabilities is to maintain an acceptable interest rate spread while minimizing the negative effects of changes in interest rates.

     The Corporation monitors and controls interest rate risk through a variety of techniques including use of an interest rate sensitivity model and traditional interest rate sensitivity gap analysis. The model is used monthly to project future net interest income and to estimate the effect on projected net interest income of various changes in interest rates and balance sheet growth rates. Through the model, management attempts to simulate future interest rate behavior based on past behavior and the current competitive environment. Traditional gap analysis involves arranging the Corporation's interest-earning assets and interest-bearing liabilities by repricing periods and then computing the difference, or interest rate sensitivity gap, between the assets and liabilities which are estimated to reprice during each time period and cumulatively through the end of each time period.

     The interest rate sensitivity model requires,  among things,  estimates of:
(1) the magnitude and timing of changes in yields and costs on individual categories of interest-earning assets and interest-bearing liabilities in response to changes in market interest rates; (2) future cash flows; (3) prepayment and early redemption rates; and (4) balance sheet growth rates.

     Gap analysis requires estimates as to when individual categories of interest sensitive assets and liabilities will reprice and assumes that assets and liabilities assigned to the same repricing period will reprice at the same time and in the same amount. Like sensitivity modeling, gap analysis does not take into account the fact that repricing of assets and liabilities is discretionary and subject to competitive and other pressures.

     Changes in the estimates and assumptions made for interest rate sensitivity modeling and gap analysis could have a significant impact on projected results and conclusions. For example, the rate shocks used in the table below assume that year-end interest rates change immediately and that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Past interest rate behavior suggests that rates rarely change as described above. Therefore, these techniques may not accurately reflect the impact of general interest rate movements on the Corporation's net interest income.

     The base case information in the following table shows an estimate of the Corporation's net interest income for 1998 assuming that both interest rates and the Corporation's interest sensitive assets and liabilities remain at December 31, 1997 levels. The rate shock information shows estimates of net interest income for 1998 assuming rate shocks of plus 100 and 200 basis points and minus 100 and 200 basis points. The information set forth in the following table is based on significant estimates and assumptions, and constitutes a "forward looking statement" within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 36-6 of the Securities Act of 1934.


================================================================================
                                                    Net Interest Income for 1998
--------------------------------------------------------------------------------
                                                                  % Change
                                                                    From
Rate Scenario                                           Amount    Base Case
--------------------------------------------------------------------------------
                                                     (Dollars in thousands)
+200 basis point rate shock.........................   $13,305     (1.47)%
+100 basis point rate shock.........................    13,358     (1.08)
Base Case ..........................................    13,504        --
-100 basis point rate shock.........................    13,196     (2.28)
-200 basis point rate shock.........................    12,736     (5.69)
================================================================================

     Although there are more interest-bearing liabilities that would reprice with a change in interest rates than there are interest-earning assets, a shock and sustained decrease in rates would result in a decrease in net interest income because of differences in the timing of the repricing of these assets and liabilities. A further decrease in net interest income occurs when a 200 basis point shock is applied because certain categories of interest-bearing liabilities cannot absorb a 200 basis point rate decline due to their current rates being below 2% or because of assumed rate floors. When rates are assumed to increase 100 and 200 basis points, net interest income decreases slightly because the negative effect on net interest income of having a greater volume of interest-bearing liabilities reprice than interest-earning assets outweighs the positive effect of their repricing slower than the assets.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1997 which are expected to mature or reprice in each of the time periods shown:

====================================================================================================================================
                                                          Three      Over Three     Over One
                                                         Months       Months to      Year to        Over     Noninterest-
Total                                     Immediate      or Less      One Year     Five Years    Five Years    Sensitive     Total
------------------------------------------------------------------------------------------------------------------------------------
                                                                 (Dollars in thousands)
Assets:
 Loans, net (1) .......................   $  44,088    $  19,496     $  19,228     $  48,667    $  32,999    $      --     $ 164,478
 Securities ...........................          --       34,026        13,062        34,328        7,578           --        88,994
 Federal funds sold ...................      10,725           --            --            --           --           --        10,725
 Cash and other assets ................          --           --            --            --           --       21,530        21,530
------------------------------------------------------------------------------------------------------------------------------------
  Total assets ........................   $  54,813    $  53,522     $  32,290     $  82,995    $  40,577    $  21,530     $ 285,727
====================================================================================================================================

Liabilities and stockholders' equity:
 Demand deposits ......................   $      --    $  34,546     $      --     $      --    $      --    $  60,367     $  94,913
 Savings and time deposits (2) ........          --      108,563        36,863         9,421           --           --       154,847
 Securities sold under agreements to
   repurchase .........................       1,677           --            --            --           --           --         1,677
 Other liabilities ....................          --           --            --            --           --        2,993         2,993
 Stockholders' equity .................          --           --            --            --           --       31,297        31,297
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders'
   equity .............................   $   1,677    $ 143,109     $  36,863     $   9,421    $      --    $  94,657     $ 285,727
====================================================================================================================================

Interest rate sensitivity gap .........   $  53,136    $ (89,587)    $  (4,573)    $  73,574    $  40,577    $ (73,127)
Interest rate sensitivity gap as a
 percentage of total assets ...........        18.6%       (31.4)%        (1.6)%        25.7%        14.2%       (25.6)%
Cumulative interest rate
 sensitivity gap ......................   $  53,136    $ (36,451)    $ (41,024)    $  32,550    $  73,127
Cumulative interest rate
 sensitivity gap as a percentage
  of total assets .....................        18.6%       (12.8)%       (14.4)%        11.4%        25.6%
====================================================================================================================================

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

                                  Asset Quality

     The following table sets forth, as of the dates indicated, the components of the Corporation's delinquent loans, nonperforming assets and restructured loans. Each component is discussed in greater detail below. Nonperforming assets consist of nonaccrual loans, accruing loans 90 days or more delinquent and ORE. It is the Corporation's policy to place a loan on nonaccrual status when, in the opinion of management, the ultimate collectibility of the principal or interest on the loan becomes doubtful. As a general rule, a commercial or real estate loan more than 90 days past due with respect to principal or interest is classified as a nonaccrual loan. Consumer loans not secured by real estate generally are not placed on nonaccrual status but, instead, are charged off at 90 days past due. Prior to 1995, loans were considered restructured loans if, for economic or legal reasons, a concession had been granted to the borrower related to the borrower's financial difficulties that the creditor would not otherwise consider. The Corporation had restructured certain loans in instances where a determination was made that greater economic value will be realized under new terms than through foreclosure, liquidation, or other disposition. ORE includes both loan collateral that has been formally repossessed and collateral that is in the bank's possession and under its control without legal transfer of title.

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

     The following table sets forth delinquent loans, the components of nonperforming assets, and restructured loans at the year ends indicated:

====================================================================================================================================
                                                                                                December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                                      1997          1996           1995           1994         1993
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             (In thousands)
Delinquent loans 30 - 89 days past due .......................       $ 3,256       $ 1,023       $ 3,644       $ 4,725       $ 2,303
====================================================================================================================================
Nonaccrual loans:
 Commercial and commercial real estate .......................       $   490       $   886       $ 3,459       $ 6,617       $21,472
 Residential real estate mortgage ............................           211           104           375           509           360
 Installment .................................................            44            63           356           422            49
------------------------------------------------------------------------------------------------------------------------------------
  Total nonaccrual loans .....................................           745         1,053         4,190         7,548        21,881
------------------------------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more:
 Commercial and commercial real estate .......................             8            46            37            20           585
 Residential real estate mortgage ............................           104            61            53           216           380
 Installment .................................................            --            45            51             4           217
------------------------------------------------------------------------------------------------------------------------------------
  Total loans past due 90 days or more .......................           112           152           141           240         1,182
------------------------------------------------------------------------------------------------------------------------------------
  Total nonperforming loans ..................................       $   857       $ 1,205       $ 4,331       $ 7,788       $23,063
====================================================================================================================================
ORE, net (1) .................................................       $ 2,192       $ 2,211       $ 4,408       $ 9,995       $10,332
====================================================================================================================================
Total nonperforming assets ...................................       $ 3,049       $ 3,416       $ 8,739       $17,783       $33,395
====================================================================================================================================
Restructured loans ...........................................       $ 1,475       $ 1,540       $ 1,702       $ 5,983       $11,035
====================================================================================================================================
  Total nonperforming assets and restructured loans ..........       $ 4,524       $ 4,956       $10,441       $23,766       $44,430
====================================================================================================================================

(1) Loans are classified as ORE when the Corporation has taken possession of the collateral, regardless of whether formal foreclosure proceedings have taken place.

     During the year ended December 31, 1997, gross interest income of $326,000 would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the period. Interest on such loans included in income during such period amounted to $4,000. Gross interest income of $144,000 would have been recorded on restructured loans if the loans had been current throughout the period in accordance with their original terms. Interest on such loans included in income during such period amounted to $114,000.

     The Corporation further reduced its nonperforming assets in 1997, going from $3.4 million at December 31, 1996, to $3.0 million at December 31, 1997. The loans past due 90 days or more and ORE categories had net reductions of $40,000 and $19,000, respectively. Nonaccrual loan activity in 1997 included one $55,000 mortgage loan transferring in from the loans past due 90 days or more category, $955,000 of transfers from performing loans, less chargeoffs of $933,00, principal repayments of $185,000 and a $200,000 loan which was returned to accruing status. The one restructured loan at December 31, 1996 continued to perform in accordance with its restructured terms during 1997.

     The dramatic reduction in nonperforming assets from $33.4 million at December 31, 1993 to $3.4 million at December 31, 1996 was primarily due to charge-offs taken in that period, ORE asset sales and management's long-term efforts to work with its borrowers to maximize recoveries.

     In 1997, ORE-related expenses were much lower than in preceding years. Management is striving to keep future ORE-related expenses at or below 1997 levels and has instituted policies and procedures to help minimize the risk of loan quality deterioration.

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

     The  following  table  sets  forth  the  types  of  loans   comprising  the
Corporation's nonperforming loans at December 31, 1997:

================================================================================
                                                Loans 90 Days         Nonaccrual
                                               or More Past Due         Loans
--------------------------------------------------------------------------------
                                                          (In thousands)
One-to four-family residential real estate....       $104                $216
Commercial and industrial.....................          8                 485
Installment...................................         --                  44
--------------------------------------------------------------------------------
  Total.......................................       $112                $745
================================================================================

     Restructured Loans. The Corporation has restructured loans in cases where a borrower has been able to demonstrate a reasonable ability to meet the restructured debt service obligation. As used herein, the term "restructured loan" means a restructured loan on accrual status. At December 31, 1997, 1996 and 1995, the Corporation's restructured loans totalled $1.5 million, $1.5 million and $1.7 million, respectively. At December 31, 1997 and 1996, the balance consisted of one commercial real estate loan that had been on nonaccrual status prior to 1996. This loan has performed in accordance with its modified terms throughout 1996 and 1997.

     Impaired Loans. Accounting standards require that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loans' original effective interest rate. As a practical expedient, impairment may be measured based on the loans' observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

     The Corporation's impaired loans totaled $2,464,000 and $2,426,000 at December 31, 1997 and 1996, respectively, the amount of its commercial nonaccrual and restructured loan portfolios and other qualifying loans, if any, on those dates. All such loans are collateralized with real estate and have been written down to the fair value of the collateral. Since the Corporation's recorded investment in these loans is less than or equal to the fair value of the collateral, no valuation allowances were required.

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

     At December 31, 1997, ORE consisted of one parcel of raw land carried at $1.4 million, two parcels of residential building lots carried at a total of $675,000, and one residence carried at $256,000. A general valuation allowance of $139,000 is carried against these properties as an estimate of the costs to sell them.

     Management believes that the net carrying value of ORE at December 31, 1997 equaled the lower of the assets' balances when transferred to ORE or the estimated fair value (after reduction for estimated selling costs) of the properties acquired. Given current real estate and economic conditions in the Corporation's market, however, no assurance can be given as to the extent to which the Corporation will realize its current carrying value, the Corporation's ability to continue to dispose of any significant amount of ORE or the period of time it will take for the Corporation to achieve a significant reduction in the amount of its ORE.

     Other. Loans which were not classified as nonaccrual, 90 days past due or restructured but where known information about possible credit problems of borrowers caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms amounted to $2.4 million at December 31, 1997. These loans consisted of one residential mortgage loan of $26,000, 21 installment loans totalling $264,000, and one commercial loan of $2.1 million. The commercial loan is likely to be restructured during 1998.

     Asset Concentrations. The Corporation's loan portfolio contains certain concentrations of related borrowers. At December 31, 1997, the combined three largest concentrations totalled $31.2 million, or 18.5% of the total loan portfolio. The large balances outstanding on these loans may increase the risk of potential loss exposure to the Corporation. The largest concentration consisted of 13 loans with an aggregate balance of $15.0 million. The second relationship consisted of 11 loans totalling $8.2 million. The third relationship consisted of 16 loans totalling $8.0 million. At December 31, 1997, management believes all loans within these concentrations, including adversely classified loans, were properly valued on the Corporation's books.

     At December 31, 1997 and 1996, commercial real estate mortgage and construction loans totalled $105.7 million and $102.4 million and represented 62.5% and 60.7%, respectively, of the Corporation's total loan portfolio. Substantially all of the commercial real estate securing such loans is located in northern New Jersey. The ability of borrowers of such loans to repay them in accordance with their terms, and the ability of the Corporation to realize recoveries in the event of their default, are highly dependent upon conditions in the northern New Jersey real estate industry.

     Loan Maturity Schedule. The following table sets forth certain information at December 31, 1997, regarding the dollar amount of commercial and commercial real estate loans and commercial real estate construction loans maturing in the Corporation's portfolio based on their contractual terms to maturity, including scheduled repayments of principal. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.

===============================================================================================================================
                                                                   Due In One       Due after 1        Due after
                                                                  Year or Less    through 5 years       5 years         Total
-------------------------------------------------------------------------------------------------------------------------------
                                                                                           (In thousands)
Commercial and commercial real estate ..........................    $23,775           $60,989          $25,825         $110,589
Commercial real estate construction ............................      4,975             5,578               --           10,553
-------------------------------------------------------------------------------------------------------------------------------
    Total ......................................................    $28,750           $66,567          $25,825         $121,142
===============================================================================================================================
Loans with predetermined interest rates ........................    $10,336           $45,099          $21,519         $ 76,954
Loans with floating interest rates .............................     18,414            21,468            4,306           44,188
-------------------------------------------------------------------------------------------------------------------------------
    Total ......................................................    $28,750           $66,567          $25,825         $121,142
===============================================================================================================================

     Allowance for Possible Loan Losses. The allowance for possible loan losses is determined by management based upon its evaluation of the known, as well as the inherent, risks within the Corporation's loan portfolio and is maintained at a level considered adequate to provide for potential loan losses. The allowance for possible loan losses is increased by provisions charged to expense and reduced by net charge-offs. In establishing the allowance for possible loan losses, management considers, among other factors, previous loss experience, the performance of individual loans in relation to contract terms, the size of particular loans, the estimated fair value of collateral, the risk characteristics of the loan portfolio generally, the current status and credit standing of borrowers, management's judgment as to prevailing and anticipated real estate values and other economic conditions in the Corporation's market area and other factors affecting credit quality. Management believes the allowance for possible loan losses at December 31, 1997 of $4.6 million, or 540.0% of nonperforming loans, was adequate. Management continues to actively monitor the Corporation's asset quality and to charge off loans against the allowance for possible loan losses as it deems appropriate. Although management believes it uses the best information available to make determinations with respect to the allowance for possible loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used in making the initial determinations.

     The following table sets forth summary data related to the Corporation's allowance for possible loan losses, the provision for possible loan losses and charge-off experience for the years indicated:

====================================================================================================================================
                                                                                        Year ended December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                                        1997         1996         1995         1994        1993
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      (Dollars in thousands)
Loans, net of unearned income (at end of year) (1) ...............   $ 169,106    $ 165,070    $ 160,580    $ 164,345    $ 206,214
====================================================================================================================================
Average loans outstanding (2) ....................................   $ 165,444    $ 160,125    $ 157,715    $ 171,395    $ 240,651
====================================================================================================================================
Allowance balance (at beginning of year) .........................   $   5,115    $   4,853    $   6,501    $   7,499    $   7,670
 Loans charged off:
  Commercial and commercial real estate (3) ......................         968          824        3,640        2,265        4,011
  Residential real estate mortgage ...............................           7           18            3           49           22
  Installment ....................................................         126           99           51          182          518
------------------------------------------------------------------------------------------------------------------------------------
   Total loans charged off .......................................       1,101          941        3,694        2,496        4,551
------------------------------------------------------------------------------------------------------------------------------------
  Recoveries of loans:
   Commercial and commercial real estate, net (3) ................         104          783        1,511          253          275
   Real estate mortgage ..........................................          --            2            6           --            4
   Installment ...................................................          30           18           29           24           61
------------------------------------------------------------------------------------------------------------------------------------
    Total recoveries .............................................         134          803        1,546          277          340
------------------------------------------------------------------------------------------------------------------------------------
Net loans charged off ............................................         967          138        2,148        2,219        4,211
Provision for the period .........................................         480          400          500        1,221        4,440
Allowance related to loans sold ..................................          --           --           --           --         (400)
------------------------------------------------------------------------------------------------------------------------------------
Allowance balance (at end of year) ...............................   $   4,628    $   5,115    $   4,853    $   6,501    $   7,499
====================================================================================================================================
Allowance for possible loan losses as a percentage of total
 outstanding loans (at end of year) ..............................        2.74%        3.10%        3.02%        3.96%        3.64%
Allowance for possible loan losses as a percentage of
 nonperforming loans (at end of year) ............................      540.02%      424.48%      112.05%       83.47%       32.52%
Net loans charged off as a percentage of average loans outstanding         .58%         .09%        1.36%        1.29%        1.75%
====================================================================================================================================

(1) Includes loans held for sale of $0, $0, $34,000, $34,000 and $19.6 million at December 31, 1997, 1996, 1995, 1994 and 1993, respectively.

(2) Includes average loans held for sale of $0, $32,000, $70,000, $2.6 million, and $20.5 million at December 31, 1997, 1996, 1995, 1994 and 1993 respectively.

(3)  Includes commercial real estate construction loans.

     The Corporation made provisions for possible loan losses during the years ended December 31, 1997, 1996 and 1995 of $480,000, $400,000 and $500,000,
respectively, in order to address the uncertainty inherent in the loan portfolio. Beginning in 1992, the Corporation's loan charge-offs increased. The recognition of these charge-offs, coupled with a decline in delinquent and nonaccrual loans, enabled the Corporation to maintain its allowance for loan losses during 1997, 1996 and 1995 below the level of the previous years, while representing a significantly higher percentage of nonperforming loans.

     The Corporation maintains valuation allowances for potential losses on its portfolio of ORE. The following table sets forth summary data related to the total valuation allowances for ORE for the years indicated:

==================================================================================================================================
                                                                                                Year ended December 31
----------------------------------------------------------------------------------------------------------------------------------
                                                                                   1997                 1996                 1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (In thousands)
Balance at beginning of year...................................................   $ 553               $ 2,611               $1,634
 Provision charged to expense..................................................     130                   780                1,850
 Write-downs to fair value and net losses incurred on sales....................    (544)               (2,838)                (873)
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year.........................................................   $ 139               $   553               $2,611
----------------------------------------------------------------------------------------------------------------------------------

     Gross ORE balances have continued to decline, going from $7.0 million at December 31, 1995 to $2.3 million at December 31, 1997. The latter total is comprised of four properties, the largest of which is valued at $1.4 million. Management is striving to further reduce ORE balances in 1998. As such, valuation adjustments for ORE in 1998 are expected to be below the 1997 level.

     The FDIC and the New Jersey Department of Banking, as part of their respective supervisory functions, periodically review the Bank's allowance for possible loan losses and the allowance for potential ORE losses. Such regulatory reviews may require the Bank to increase its provision for loan losses or to recognize further loan charge-offs or write-downs of the carrying value of ORE, based on judgments different from those of management.

     Securities Portfolio. The Corporation invests a portion of its available funds in a variety of short-term and medium-term instruments. The securities portfolio provides a measure of liquidity through proceeds from scheduled maturities and is utilized for pledging requirements on public and fiduciary deposits. At December 31, 1997, securities having a book value of $11.5 million were pledged as collateral for public funds and other purposes as required by law.

     The following tables set forth the carrying value of the Corporation's available for sale and held to maturity securities portfolios at the dates indicated:

====================================================================================================================================
                                                                                              December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                                         1997                    1996                  1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        (Dollars in thousands)
                                                                   Amount    Percent       Amount    Percent    Amount      Percent
Available for Sale:
   U.S. Treasury ...........................................     $    --         --%     $    --         --%     $ 4,532       11.5%
   U.S. Government Agencies ................................      35,793       73.7       34,622       83.2       27,746       70.6
   Obligations of State and Political Subdivisions .........       1,876        3.9          851        2.0          883        2.2
   Other ...................................................      10,887       22.4        6,175       14.8        6,167       15.7
------------------------------------------------------------------------------------------------------------------------------------
                                                                 $48,556      100.0%     $41,648      100.0%     $39,328      100.0%
====================================================================================================================================
 Held to Maturity:
   U.S. Treasury ...........................................     $11,541       28.5%     $ 7,516       28.5%     $    --        --%
   U.S. Government Agencies ................................      24,176       59.8       17,542       66.5       19,530       97.5
   Obligations of State and Political Subdivisions .........       4,721       11.7        1,337        5.0          500        2.5
------------------------------------------------------------------------------------------------------------------------------------
                                                                 $40,438      100.0%     $26,395      100.0%     $20,030      100.0%
====================================================================================================================================

     The Corporation's securities increased from $59.4 million at December 31, 1995, to $68.0 million at December 31, 1996, and to $89.0 million at December 31, 1997. The $21.0 million increase in securities during the year ended December 31, 1997 was due to the Corporation's investing both the net new deposits acquired during the year and the excess federal funds sold. The prior year's $8.6 million increase resulted from investing the deposits acquired from another commercial bank and loan paydown proceeds.

     Overall, the Corporation's securities portfolio is high grade. At December 31, 1997, securities comprising 85.7% of the portfolio carry Moody's highest rating - Aaa. Obligations of state and political subdivisions are entirely those of New Jersey origin. It is the Corporation's policy to buy only those issues rated A or better by Moody's; however, in many cases, an issue is not rated due to its small size. In such cases, the underlying credit rating of the municipality or political subdivision must be A rated. At December 31, 1997, the weighted average maturity of all owned securities is 4 years, 8 months. A further breakdown of the portfolio reveals that the $78.4 million of non-mortgage-backed securities and $10.6 million of mortgage-backed securities have weighted average maturities of 2 years, 6 months and 20 years, 9 months, respectively. Further, the mortgage-backed securities were required by policy to project a return of half of their principal in seven years or less at the time of purchase. Also, $10.0 million and $14.0 million of securities classified as available for sale and held to maturity, respectively, at December 31, 1997, were purchased with options to be called back by the issuer prior to maturity at par value.

     The Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of December 31, 1993. In connection with the adoption the Corporation classified all of its securities as available for sale, primarily due to management's anticipated need to meet future liquidity requirements. These securities are carried at their respective fair values. Management determines the appropriate classification of debt securities at the time of purchase. During 1997 and 1996, the Corporation classified certain purchased securities as held to maturity. At December 31, 1997, 1996 and 1995, the Corporation had no securities held for trading purposes. See Notes 1 and 2 of Notes to Consolidated Financial Statements.

     The following table sets forth scheduled maturities, carrying values, market values and average yields on a tax-equivalent basis for the Corporation's securities portfolio at December 31,1997:

=========================================================================================================================
                                One Year or Less      One to Five Years     Five to Ten Years        More than Ten Years
-------------------------------------------------------------------------------------------------------------------------
                               Carrying    Average   Carrying     Average   Carrying   Average      Carrying      Average
                                 Value      Yield     Value       Yield       Value     Yield         Value        Yield
-------------------------------------------------------------------------------------------------------------------------
                                                                   (Dollars in thousands)
Available for Sale:
  U.S. Government Agencies .   $ 4,652(1)    5.69%   $29,364(2)    5.79%     $    --       --%      $ 1,777(3)      5.51%
  Obligations of State and
   Political Subdivisions ..        50      11.36      1,315       7.16          376     11.36          135        11.36
  Other ....................       151(3)    6.25      9,325(4)    5.95           --        --        1,411(5)      6.16
-------------------------------------------------------------------------------------------------------------------------
  Total Securities .........   $ 4,853       5.77%   $40,004       5.87%     $   376     11.36%     $ 3,323         6.02%
=========================================================================================================================
 Held to Maturity:
  U.S. Treasury ............   $    --         --%   $11,541       5.87%     $    --        --%     $    --           --%
  U.S. Government Agencies .     7,229       6.06      9,880       6.56        1,890      6.90        5,177         6.77
  Obligations of State and
   Political Subdivisions ..       176       5.68      4,545       6.48           --        --           --           --
-------------------------------------------------------------------------------------------------------------------------
  Total Securities .........   $ 7,405       6.05%   $25,966       6.24%     $ 1,890      6.90%     $ 5,177         6.77%
=========================================================================================================================

=================================================================
                                   Total Investment Portfolio
-----------------------------------------------------------------
                               Carrying     Estimated     Average
                                Value      Market Value    Yield
-----------------------------------------------------------------
                                      (Dollars in thousands)
Available for Sale:
  U.S. Government Agencies .   $35,793       $35,793        5.76%
  Obligations of State and
   Political Subdivisions ..     1,876         1,876        8.42
  Other ....................    10,887        10,887        5.98
-----------------------------------------------------------------
  Total Securities .........   $48,556       $48,556        5.91%
=================================================================
 Held to Maturity:
  U.S. Treasury ............   $11,541       $11,589        5.87%
  U.S. Government Agencies .    24,176        24,304        6.48
  Obligations of State and
   Political Subdivisions ..     4,721         4,759        6.45
-----------------------------------------------------------------
  Total Securities .........   $40,438       $40,652        6.30%
=================================================================

(1)Includes $3,638,000 of securities with floating rates. (2) Includes $22,353,000 of securities with floating rates. (3) Entire amount consists of securities with floating rates. (4) Includes $9,289,000 of securities with floating rates. (5) Includes $1,410,000 of securities with floating rates.

                         Liquidity and Capital Resources

     Liquidity management is a continuous process that intends to insure the Corporation's ability to meet present and future cash needs. In the short term, cash is needed to meet deposit withdrawals, capital expenditures, operating expenses, increases in other assets and decreases in other liabilities.
Liquidity management for the long term encompasses providing funds for asset growth, development of new asset products and recognizing trends in the marketplace which may affect the Corporation's ability to attract and use funds. Providing sufficient cash to meet these obligations on a timely basis at a reasonable cost is one of the objectives of the Asset/Liability Committee.

     The Corporation's major sources of liquidity are core deposits, scheduled asset maturities, purchased funds, borrowings and net income. The Corporation's loan and investment portfolios are relatively short-term, providing funds for redeployment. Daily fluctuations in cash needs are met through purchases and sales of federal funds. In addition, to meet short-term liquidity needs, the Corporation has classified certain investment securities as available for sale. Fluctuations in the Corporation's level of deposits are monitored closely by management.

     The following table sets forth the average balances and average interest rates paid on deposits based on daily balances for the periods indicated:

===================================================================================================================================
                                                                                        Year ended December 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         1997                    1996                  1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                  Average    Average      Average    Average    Average     Average
                                                                  Balance     Rate        Balance     Rate      Balance       Rate
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                       (Dollars in thousands)
Noninterest-bearing demand ...................................  $  58,035       --%      $ 48,048       --%    $ 46,100        --%
Interest-bearing demand ......................................     32,006     1.12         27,388     1.22       23,669      1.54
Savings ......................................................     81,468     2.99         74,549     2.73       76,032      2.53
Time .........................................................     68,750     5.05         68,608     5.01       73,558      5.17
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 $240,259     2.61%      $218,593    2.65%     $219,359      2.78%
===================================================================================================================================

     The Corporation does not rely heavily on certificates of deposit over $100,000 as a source of funds. During 1997, certificates of deposit of $100,000 or more averaged only 2.4% of total average deposits. Such deposits are not aggressively bid for since they tend to be extremely rate sensitive and therefore unreliable as a funding source.

     The following table indicates the amount of the Corporation's certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 1997:

================================================================================
                                                         Certificates of Deposit
--------------------------------------------------------------------------------
                                                             (In thousands)
Maturity period:
   Three months or less .......................................  $5,945
   Over three through twelve months ...........................   1,220
   Over twelve months .........................................     337
--------------------------------------------------------------------------------
      Total ...................................................  $7,502
================================================================================

     In addition to deposits, at December 31,1997, the Corporation's liabilities included $1.7 million of securities sold under agreements to repurchase and $3.0 million in accrued and other liabilities. The Corporation had no purchases of federal funds in 1997 and 1995, and an immaterial amount of federal funds purchased in 1996.

     At December 31, 1997, the total approved loan commitments outstanding amounted to $35.8 million and commitments under standby letters of credit amounted to $1,028,000. Management believes that the Corporation has adequate liquidity to meet all foreseeable obligations.

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

     The parent company's resources available to meet its cash obligations subsequent to December 31, 1997 are limited to liquid assets on hand which include cash and due from banks and interest-bearing time deposits, and dividends from the subsidiary Bank.

     The parent company's cash obligations subsequent to December 31, 1997 primarily include (1) fees relating to a consulting agreement entered into with the former chief executive officer, (2) additional equity investments in the Bank as may be necessary for the Bank to maintain certain regulatory capital levels, (3) dividends on common stock, and (4) other general obligations.

     Based on current resources discussed above, management expects to meet the Corporation's obligations at the parent company level for the foreseeable future.

     The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that if undertaken, could have a direct material effect on the Corporation's and Bank's financial statements. Under capital adequacy guidelines (Corporation and Bank) and the regulatory framework for prompt corrective action (Bank only), the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of their respective assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. The Corporation was notified by the FRB that it was "well capitalized" based on the FRB's examination as of June 30, 1996. To be categorized as "well capitalized" the Corporation and the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the Corporation's or the Bank's respective category.

====================================================================================================================================
                                                                              For Capital           To Be Well Capitalized Under
                                                       Actual              Adequacy Purposes     Prompt Corrective Action Provisions
------------------------------------------------------------------------------------------------------------------------------------
                                                 Amount      Ratio        Amount         Ratio          Amount          Ratio
------------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997:
   Total Capital (to Risk-Weighted Assets):
      Corporation...........................   $31,854,000   16.5%     >|=$15,417,000   >|=8.0%     >|=$19,271,000    >|=10.0%
      Bank..................................   $29,405,000   15.3%     >|=$15,377,000   >|=8.0%     >|=$19,221,000    >|=10.0%
   Tier 1 Capital (to Risk-Weighted Assets):
      Corporation...........................   $29,417,000   15.3%     >|=$ 7,708,000   >|=4.0%     >|=$11,563,000    >|= 6.0%
      Bank..................................   $26,975,000   14.0%     >|=$ 7,688,000   >|=4.0%     >|=$11,533,000    >|= 6.0%
   Tier 1 Capital (to Average Assets):
      Corporation...........................   $29,417,000   10.5%     >|=$11,234,000   >|=4.0%     >|=$14,042,000    >|= 5.0%
      Bank..................................   $26,975,000    9.6%     >|=$11,219,000   >|=4.0%     >|=$14,024,000    >|= 5.0%
------------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
   Total Capital (to Risk-Weighted Assets):
      Corporation...........................   $29,424,000   15.5%     >|=$15,148,000   >|=8.0%     >|=$18,935,000    >|=10.0%
      Bank..................................   $26,831,000   14.2%     >|=$15,106,000   >|=8.0%     >|=$18,882,000    >|=10.0%
   Tier 1 Capital (to Risk-Weighted Assets):
      Corporation...........................   $27,032,000   14.3%     >|=$ 7,574,000   >|=4.0%     >|=$11,361,000    >|= 6.0%
      Bank..................................   $24,446,000   12.9%     >|=$ 7,553,000   >|=4.0%     >|=$11,329,000    >|= 6.0%
   Tier 1 Capital (to Average Assets):
      Corporation...........................   $27,032,000   10.5%     >|=$10,321,000   >|=4.0%     >|=$12,902,000    >|= 5.0%
      Bank..................................   $24,446,000    9.5%     >|=$10,312,000   >|=4.0%     >|=$12,889,000    >|= 5.0%
====================================================================================================================================

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

                       Impact of New Accounting Standards

     The Corporation adopted SFAS No. 128, "Earnings Per Share", as of December 31, 1997. In accordance with the standard, net income per share is expressed in two ways - basic and diluted. Basic earnings per share is calculated by dividing the weighted average common shares outstanding into income available to common shareholders. Diluted earnings per share gives effect to the Corporation's outstanding stock options, which would dilute earnings per share if they were exercised. All prior annual and interim periods presented in this report have been restated in the new format.

     In June, 1997, the FASB issued two additional Statements. SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The Statement is effective for fiscal years beginning after December 15, 1997; earlier application is permitted. The Corporation has elected not to adopt this Statement prior to its effective date and has not determined which financial statement will be utilized to display comprehensive income. The second Statement, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", requires that a public business enterprise report financial and descriptive information about its reportable operating segments. The Statement becomes effective for fiscal years beginning after December 15, 1997; earlier application is permitted. The Corporation has elected not to adopt this Statement prior to its effective date and has not determined if it has any reportable segments.

                           CONSOLIDATED BALANCE SHEETS

===================================================================================================================================
                                                                                                              December 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      1997                 1996
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and Cash Equivalents:
    Cash and Due from Banks ..............................................................       $   9,550,000        $  12,078,000
    Federal Funds Sold ...................................................................          10,725,000           17,680,000
-----------------------------------------------------------------------------------------------------------------------------------
     Total Cash and Cash Equivalents .....................................................          20,275,000           29,758,000
-----------------------------------------------------------------------------------------------------------------------------------
  Due from Bank - Interest-Bearing .......................................................                  --            1,000,000
  Securities:
    Available for Sale, at Fair Value ....................................................          48,556,000           41,648,000
    Held to Maturity, at Cost (Fair Value $40,652,000 and $26,339,000) ...................          40,438,000           26,395,000
  Loans ..................................................................................         169,106,000          165,070,000
    Less: Allowance for Possible Loan Losses .............................................           4,628,000            5,115,000
-----------------------------------------------------------------------------------------------------------------------------------
     Net Loans ...........................................................................         164,478,000          159,955,000
  Premises and Equipment, net ............................................................           3,246,000            3,260,000
  Other Real Estate, net .................................................................           2,192,000            2,211,000
  Other Assets, net ......................................................................           5,921,000            6,428,000
  Intangible Assets, net .................................................................             621,000              869,000
-----------------------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS .........................................................................       $ 285,727,000        $ 271,524,000
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits:
    Demand - Noninterest-Bearing .........................................................       $  60,367,000        $  58,421,000
           - Interest-Bearing ............................................................          34,546,000           31,846,000
    Savings ..............................................................................          84,973,000           80,832,000
    Time .................................................................................          62,372,000           64,325,000
    Certificates of Deposit over $100,000 ................................................           7,502,000            4,465,000
-----------------------------------------------------------------------------------------------------------------------------------
    Total Deposits .......................................................................         249,760,000          239,889,000
  Securities Sold Under Agreements to Repurchase .........................................           1,677,000                   --
  Accrued Expenses and Other Liabilities .................................................           2,993,000            2,599,000
-----------------------------------------------------------------------------------------------------------------------------------
    Total Liabilities ....................................................................         254,430,000          242,488,000
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Class A Preferred Stock, no par value:
    Authorized shares - 1,950, none issued ...............................................                  --                   --
  Common Stock, $1 par value:
    Authorized shares - 15,000,000
    Issued shares - 8,107,074 at December 31, 1997 and
          8,160,605 at December 31, 1996 .................................................           8,107,000            8,161,000
  Capital In Excess of Par Value .........................................................          12,901,000           13,103,000
  Retained Earnings ......................................................................          10,339,000            8,105,000
  Net Unrealized Holding Losses on Securities Available for Sale, Net of Tax .............             (50,000)             (39,000)
  Treasury Stock at Cost (63,406 shares at December 31, 1996) ............................                  --             (294,000)
-----------------------------------------------------------------------------------------------------------------------------------
    Total Stockholders' Equity ...........................................................          31,297,000           29,036,000
-----------------------------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...........................................       $ 285,727,000        $ 271,524,000
===================================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        CONSOLIDATED STATEMENTS OF INCOME

===================================================================================================================================
                                                                                                   Year ended December 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            1997            1996           1995
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
   Loans, including Fees .........................................................      $14,417,000     $13,993,000     $14,021,000
   Securities:
     Taxable......................................................................        4,545,000       3,693,000       3,150,000
     Nontaxable...................................................................          214,000          79,000          68,000
   Other..........................................................................          558,000         453,000       1,104,000
-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST INCOME........................................................       19,734,000      18,218,000      18,343,000
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
   Savings and Interest-Bearing Demand Deposits...................................        2,799,000       2,367,000       2,288,000
   Time Deposits and Certificates of Deposit over $100,000........................        3,469,000       3,435,000       3,806,000
   Other Borrowings ..............................................................           29,000           2,000          12,000
-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST EXPENSE.......................................................        6,297,000       5,804,000       6,106,000
-----------------------------------------------------------------------------------------------------------------------------------
   NET INTEREST INCOME............................................................       13,437,000      12,414,000      12,237,000
PROVISION FOR POSSIBLE LOAN LOSSES ...............................................          480,000         400,000         500,000
-----------------------------------------------------------------------------------------------------------------------------------
   NET INTEREST INCOME AFTER PROVISION FOR
       POSSIBLE LOAN LOSSES.......................................................       12,957,000      12,014,000      11,737,000
-----------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME
   Service Charges on Deposit Accounts............................................        1,368,000       1,392,000       1,515,000
   Brokerage Commissions..........................................................          376,000         312,000         298,000
   (Loss) Gain on Securities Transactions, net....................................          (14,000)        (16,000)         33,000
   Other Income...................................................................          452,000         686,000         601,000
-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL OTHER INCOME...........................................................        2,182,000       2,374,000       2,447,000
-----------------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSE
   Salaries and Employee Benefits ................................................        5,413,000       4,817,000       4,574,000
   Net Occupancy Expense..........................................................          883,000         811,000         760,000
   Equipment Expense..............................................................          687,000         586,000         561,000
   Other Real Estate Expense - Cost of Operations, net............................          104,000         252,000         958,000
                             - Valuation Adjustments..............................          130,000         780,000       1,850,000
   Other Expense .................................................................        2,811,000       2,808,000       3,445,000
-----------------------------------------------------------------------------------------------------------------------------------
       TOTAL OTHER EXPENSE........................................................       10,028,000      10,054,000      12,148,000
-----------------------------------------------------------------------------------------------------------------------------------
   INCOME BEFORE INCOME TAXES.....................................................        5,111,000       4,334,000       2,036,000
       Provision (Benefit) for Income Taxes ......................................        1,906,000       1,278,000      (4,212,000)
-----------------------------------------------------------------------------------------------------------------------------------
   NET INCOME.....................................................................      $ 3,205,000     $ 3,056,000     $ 6,248,000
===================================================================================================================================
   NET INCOME PER COMMON SHARE - Basic ...........................................      $       .40     $       .38     $       .76
                               - Diluted .........................................      $       .38     $       .37     $       .75
===================================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

===================================================================================================================================
                                                                                                            Net
                                                                                                         Unrealized
                                                                                                          Holding
                                                                                                      (Losses) Gains
For the years ended                       Class A                        Capital         Retained      on Securities
December 31, 1995, 1996 and 1997:        Preferred        Common      in Excess of       Earnings        Available       Treasury
                                           Stock           Stock        Par Value        (Deficit)       for Sale          Stock
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1994 .........   $  1,750,000    $  8,160,000    $ 13,101,000    $   (650,000)   $   (312,000)   $   (294,000)
-----------------------------------------------------------------------------------------------------------------------------------
Net Income - 1995 ..................             --              --              --       6,248,000              --              --
Redemption of Preferred Stock ......     (1,033,000)             --              --              --              --              --
Cash Dividends on Preferred Stock
   Redeemed ........................             --              --              --        (119,000)             --              --
Change in Net Unrealized Holding
   (Losses) Gains, Net of Tax ......             --              --              --              --         398,000              --
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1995 .........        717,000       8,160,000      13,101,000       5,479,000          86,000        (294,000)
-----------------------------------------------------------------------------------------------------------------------------------
Net Income - 1996 ..................             --              --              --       3,056,000              --              --
Redemption of Preferred Stock ......       (717,000)             --              --              --              --              --
Cash Dividends on Preferred Stock
   Redeemed ........................             --              --              --        (106,000)             --              --
Cash Dividends on Common Stock,
   $.04 per Share ..................             --              --              --        (324,000)             --              --
Stock Options Exercised ............             --           1,000           2,000              --              --              --
Change in Net Unrealized Holding
   (Losses) Gains, Net of Tax ......             --              --              --              --        (125,000)             --
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1996 .........             --       8,161,000      13,103,000       8,105,000         (39,000)       (294,000)
-----------------------------------------------------------------------------------------------------------------------------------
Net Income - 1997 ..................             --              --              --       3,205,000              --              --
Cash Dividends on Common Stock,
   $.12 per Share ..................             --              --              --        (971,000)             --              --
Stock Options Exercised ............             --          10,000          28,000              --              --              --
Change in Net Unrealized Holding
   (Losses) Gains, Net of Tax ......             --              --              --              --         (11,000)             --
Retirement of Treasury Stock .......             --         (64,000)       (230,000)             --              --         294,000
===================================================================================================================================
BALANCE, December 31, 1997 .........   $         --    $  8,107,000    $ 12,901,000    $ 10,339,000    $    (50,000)   $         --
===================================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

===================================================================================================================================
                                                                                                Year ended December 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      1997               1996               1995
-----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net Income .............................................................      $  3,205,000       $  3,056,000       $  6,248,000
   Adjustments to Reconcile Net Income to
    Net Cash Provided by Operating Activities:
     Depreciation and Amortization of Premises and Equipment ..............           571,000            485,000            444,000
     Amortization of Intangible Assets ....................................           258,000            256,000            270,000
     Accretion of Securities Discount, net ................................          (100,000)           (96,000)          (395,000)
     Provision for Possible Loan Losses ...................................           480,000            400,000            500,000
     Provision for Possible Losses on Other Real Estate ...................           130,000            780,000          1,850,000
     Deferred Income Tax Provision (Benefit) ..............................           883,000            829,000         (4,235,000)
     Loss (Gain) on Securities Transactions, net ........................            14,000             16,000            (33,000)
     Loans Made or Acquired and Held for Sale .............................                --           (720,000)          (321,000)
     Proceeds from Loans Held for Sale ....................................                --            721,000            325,000
     Gain on Sales of Loans Held for Sale .................................                --             (1,000)            (4,000)
     Gain on Sale of Other Real Estate ....................................           (22,000)          (137,000)           (83,000)
     (Increase) Decrease in Interest Receivable ...........................           (47,000)           319,000           (797,000)
     Increase (Decrease) in Accrued Expenses and Other Liabilities ........           473,000            232,000         (1,100,000)
     (Increase) Decrease in Other Assets ..................................          (481,000)           392,000            378,000
-----------------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by Operating Activities ..........................         5,364,000          6,532,000          3,047,000
-----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
   Purchase of Time Deposit from Bank .....................................                --         (1,000,000)        (1,000,000)
   Maturity of Time Deposit from Bank .....................................         1,000,000          1,000,000                 --
   Securities Available for Sale:
     Proceeds from Maturities .............................................         3,890,000          3,533,000         15,051,000
     Proceeds from Sales Prior to Maturity ................................        11,072,000         14,309,000          8,504,000
     Proceeds from Calls Prior to Maturity ................................                --          8,000,000          1,000,000
     Purchases ............................................................       (21,798,000)       (28,295,000)       (30,264,000)
   Securities Held to Maturity:
     Proceeds from Maturities .............................................         6,451,000          3,500,000                 --
     Proceeds from Calls Prior to Maturity ................................         1,000,000          4,002,000          8,925,000
     Purchases ............................................................       (21,497,000)       (13,863,000)       (40,443,000)
   Net (Increase) Decrease in Loans Outstanding ...........................        (5,131,000)        (5,105,000)           903,000
   Capital Expenditures ...................................................          (558,000)        (1,074,000)          (535,000)
   Payments Received on Other Real Estate .................................                --                 --          2,674,000
   Advances Made on Other Real Estate .....................................          (997,000)          (286,000)          (677,000)
   Proceeds from Sales of Other Real Estate ...............................         1,038,000          2,316,000          2,537,000
   Premium Paid for Deposits ..............................................           (10,000)          (622,000)                --
   Other ..................................................................            (2,000)             4,000                 --
-----------------------------------------------------------------------------------------------------------------------------------
       Net Cash Used in Investing Activities ..............................       (25,542,000)       (13,581,000)       (33,325,000)
-----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
   Net Increase in Total Deposits .........................................         9,871,000         22,827,000          5,198,000
   Redemption of Subordinated Debentures ..................................                --                 --         (1,292,000)
   Redemption of Class A Preferred Stock ..................................                --           (717,000)        (1,033,000)
   Cash Dividends on Preferred Stock ......................................                --           (106,000)          (119,000)
   Cash Dividends on Common Stock .........................................          (891,000)          (162,000)                --
   Proceeds from Stock Options Exercised ..................................            38,000              3,000                 --
   Increase in Securities Sold under Agreements to Repurchase .............         1,677,000                 --                 --
-----------------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by Financing Activities ..........................        10,695,000         21,845,000          2,754,000
-----------------------------------------------------------------------------------------------------------------------------------
Net (Decrease) Increase in Cash and Cash Equivalents ......................        (9,483,000)        14,796,000        (27,524,000)
Cash and Cash Equivalents, Beginning of Year ..............................        29,758,000         14,962,000         42,486,000
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year ....................................      $ 20,275,000       $ 29,758,000       $ 14,962,000
===================================================================================================================================
Supplemental Cash Flow Disclosures:
   Cash paid during year for:
     Interest .............................................................      $  6,321,000       $  5,816,000       $  5,948,000
     Income Taxes, Net of Refunds .........................................      $  1,479,000       $   (103,000)      $   (373,000)
===================================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

     Ramapo Financial Corporation ("Corporation") owns The Ramapo Bank ("Bank"), a full service commercial bank with eight branches located in suburban northern New Jersey. The Bank's primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and middle-income individuals.

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

     Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. During 1997 and 1996, the Corporation classified certain purchased securities as held to maturity. The Corporation had no securities held for trading purposes at December 31, 1997 or 1996.

     The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity. Realized gains and losses, and declines in value other than temporary, are included in net securities gains (losses) on the statement of income. The cost of securities sold is based on the specific identification method.

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

Restructured Loans

     Prior to 1995, loans were considered troubled-debt restructurings if, for economic or legal reasons, a concession had been granted to the borrower related to the borrower's financial difficulties that the creditor would not otherwise consider. The Corporation had restructured certain loans in instances where a determination was made that greater economic value will be realized under new terms than through foreclosure, liquidation, or other disposition. Interest is recognized on restructured loans such that a constant effective interest rate is applied to the carrying amount of the loan in each period between restructuring and maturity. A restructured loan that has demonstrated repayment performance (for a period of six months either before or after the restructuring date) and has an effective yield at least equal to a market rate at the time of restructuring is classified as performing in the reporting period immediately following the year it was disclosed as restructured. At December 31, 1997, the Corporation had one remaining restructured loan with a balance of $1.5 million.

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

Loan Impairment

     All loans are individually evaluated for impairment with the exception of larger groups of smaller homogeneous loans that are collectively evaluated for impairment. These loan groups may include, but are not limited to, residential mortgages and consumer installment loans.

     A loan is considered impaired when, according to current information and events, it is unlikely that the creditor will be able to collect all amounts due according to the contractual terms of the loan agreement. Impairment can be measured by the present value of expected cash flows (net of estimated costs to sell) discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. If the value of the impaired loan is less than the recorded investment in the loan, the Bank will be required to establish a valuation allowance, or adjust existing valuation allowances, with a corresponding charge or credit to the provision for loan losses. The Corporation evaluated impairment for those loans that cannot be easily grouped into homogeneous pools of loans and collectively evaluated for impairment. These loans generally are commercial and real estate development loans. Because these loans are collateral-dependent, the Bank primarily uses the fair value of the collateral to determine impairment of loans. See Notes 3 and 4 for additional information regarding impairment of loans.

Loan Servicing

     The Corporation services its portfolio of real estate loans as well as loans sold to investors. The total of such loans serviced which are owned by investors and therefore are not included in the accompanying consolidated balance sheets amounted to approximately $15,300,000 and $18,745,000 at December 31, 1997 and 1996, respectively. Fees earned for servicing loans are reported as income when the related mortgage payments are collected. Loan servicing costs are charged to expense as incurred.

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

Intangible Assets

     Categories of net intangible assets are as follows:

================================================================================
                                                                 December 31
--------------------------------------------------------------------------------
                                                               1997         1996
--------------------------------------------------------------------------------
                                                                (In thousands)
Purchased Mortgage Servicing Rights ..................         $ 43         $ 83
Core Deposit Premiums ................................          565          665
Premiums  on  Purchased Home Equity
   Lines of Credit ...................................           13          121
--------------------------------------------------------------------------------
                                                               $621         $869
================================================================================

Intangible assets are being amortized over the following periods:

   Core Deposit Premiums.................... 10 years
   Premium on Purchased Home Equity
       Lines of Credit...................... 7 years

   Purchased Mortgage Servicing Rights...... Estimated average term of the loans serviced,  adjusted  for  estimated
                                             prepayments.

     In November, 1996, the Bank purchased deposits and accrued interest totaling $9,695,000 from another commercial bank and paid a deposit premium of $622,000. In addition, $10,000 of deposit premium relating to this transaction was paid in 1997. Amortization of intangibles totaled $258,000, $256,000 and $270,000 for 1997, 1996 and 1995, respectively, of which $40,000 in each year consisted of the amortization of purchased mortgage servicing rights.

Dividend Restrictions

     New Jersey state law permits the payment of dividends from the Bank to the Corporation to the extent that the Bank will have a surplus of not less than 50% of its capital stock or if not, payment of the dividend will not reduce its surplus. At December 31, 1997 and 1996, the Bank had aggregate retained earnings of $13,662,000 and $11,247,000, respectively, available under state law.

Income Taxes

The Corporation, the Bank and subsidiaries of the Bank file a consolidated Federal income tax return. The Corporation recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Corporation's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities. See Note 9 for additional information on income taxes.

Fair Value of Financial Instruments

     SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires that the Corporation disclose estimated fair values for its financial instruments. The fair value and the methodology of estimating fair value of the other financial instruments for the Corporation are disclosed in the applicable notes to the accompanying financial statements. A summary of carrying values and fair values of financial instruments is presented in Note 13.

Statement Of Cash Flows

     Cash and cash equivalents, for purposes of reporting cash flows, includes cash on hand, noninterest bearing balances due on demand from other banks, cash items in process of collection (generally overnight) and federal funds sold.

New Financial Accounting Standards

     In June, 1997, the FASB issued two additional statements. SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Statement is effective for fiscal years beginning after December 15, 1997; earlier application is permitted. The Corporation has elected not to adopt this Statement prior to its effective date and has not determined which financial statement will be utilized to display comprehensive income. The second Statement, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", requires that a public business enterprise report financial and descriptive information about its reportable operating segments. The Statement becomes effective for fiscal years beginning after December 15, 1997; earlier application is permitted. The Corporation has elected not to adopt this Statement prior to its effective date and has not determined if it has any reportable segments.

Net Income Per Share

     The Corporation adopted SFAS No. 128, "Earnings Per Share", as of December 31, 1997. In accordance with the standard, net income per share is expressed in two ways - basic and diluted. All prior annual and interim periods presented in this report have been restated in the new format. The following table shows the calculation of both basic and diluted net income per share for the years ended 1997, 1996, and 1995:

====================================================================================================================================
                                                                                Year ended December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                                  1997                                          1996
------------------------------------------------------------------------------------------------------------------------------------
                                                              Weighted Avg.                                 Weighted Avg.
                                                  Income         Shares       Per Share        Income          Shares      Per Share
                                               (Numerator)    (Denominator)     Amount      (Numerator)     (Denominator)    Amount
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations .........    $3,205,000                                   $3,056,000
Less: Preferred stock dividends ...........            --                                      (12,000)
------------------------------------------------------------------------------------------------------------------------------------
Net Income Per Share - Basic:
Income available to common shareholders....    $3,205,000       8,100,055        $.40       $3,044,000         8,096,961      $.38
====================================================================================================================================
Effect of Dilutive Securities:
Options granted to employees ..............                       274,436                                         84,783
Options granted to nonemployee directors...                        35,386                                         16,312
------------------------------------------------------------------------------------------------------------------------------------
Net Income Per Share - Diluted:
Income available to common shareholders
   plus assumed conversions ...............    $3,205,000       8,409,877        $.38       $3,044,000         8,198,056      $.37
====================================================================================================================================

==========================================================================================
                                                            Year ended December 31
------------------------------------------------------------------------------------------
                                                                     1995
------------------------------------------------------------------------------------------
                                                                 Weighted Avg.
                                                     Income         Shares       Per Share
                                                  (Numerator)    (Denominator)    Amount
------------------------------------------------------------------------------------------
Income from continuing operations .........       $6,248,000
Less: Preferred stock dividends ...........          (96,000)
------------------------------------------------------------------------------------------
Net Income Per Share - Basic:
Income available to common shareholders....       $6,152,000       8,096,449      $.76
==========================================================================================
Effect of Dilutive Securities:
Options granted to employees ..............                           74,234
Options granted to nonemployee directors...                            5,136
------------------------------------------------------------------------------------------
Net Income Per Share - Diluted:
Income available to common shareholders
   plus assumed conversions ...............       $6,152,000       8,175,819      $.75
==========================================================================================

Reclassifications

     Certain reclassifications have been made to the 1996 and 1995 consolidated financial statements to conform to the 1997 presentation.

                               Note 2: Securities

     The following is a summary of available for sale securities and held to maturity securities at the dates indicated:

====================================================================================================================================
                                                                         December 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                         Historical Cost   Gross Unrealized Gains    Gross Unrealized Losses    Estimated Fair Value
------------------------------------------------------------------------------------------------------------------------------------
                                                                          (In thousands)
AVAILABLE FOR SALE
   U.S. Government Agencies:
      Maturing within 1 year ...........    $  4,654               $  4                       $  (5)                  $  4,653
      Maturing 1 to 5 years ............      29,431                 33                        (100)                    29,364
      Maturing after 10 years ..........       1,771                  5                          --                      1,776
------------------------------------------------------------------------------------------------------------------------------------
                                              35,856                 42                        (105)                    35,793
------------------------------------------------------------------------------------------------------------------------------------
   States and Political Subdivisions:
      Maturing within 1 year ...........          50                 --                          --                         50
      Maturing 1 to 5 years ............       1,312                  3                          --                      1,315
      Maturing 5 to 10 years ...........         426                 --                          --                        426
      Maturing after 10 years ..........          85                 --                          --                         85
------------------------------------------------------------------------------------------------------------------------------------
                                               1,873                  3                          --                      1,876
------------------------------------------------------------------------------------------------------------------------------------
   Other:
      Maturing within 1 year ...........         151                 --                          --                        151
      Maturing 1 to 5 years ............       9,348                  4                         (27)                     9,325
      Maturing after 10 years ..........       1,410                  1                          --                      1,411
------------------------------------------------------------------------------------------------------------------------------------
                                              10,909                  5                         (27)                    10,887
------------------------------------------------------------------------------------------------------------------------------------
                                            $ 48,638               $ 50                       $(132)                  $ 48,556
====================================================================================================================================
HELD TO MATURITY
   U.S. Treasury:
      Maturing 1 to 5 years ............    $ 11,541               $ 66                       $ (18)                  $ 11,589
------------------------------------------------------------------------------------------------------------------------------------
   U.S. Government Agencies:
      Maturing within 1 year ...........       7,229                 14                          --                      7,243
      Maturing 1 to 5 years ............       9,880                 35                          (5)                     9,910
      Maturing 5 to 10 years ...........       1,890                 17                          --                      1,907
      Maturing after 10 years ..........       5,177                 67                          --                      5,244
------------------------------------------------------------------------------------------------------------------------------------
                                              24,176                133                          (5)                    24,304
------------------------------------------------------------------------------------------------------------------------------------
   States and Political Subdivisions:
      Maturing within 1 year ...........         176                 --                          --                        176
      Maturing 1 to 5 years ............       4,545                 38                          --                      4,583
------------------------------------------------------------------------------------------------------------------------------------
                                               4,721                 38                          --                      4,759
------------------------------------------------------------------------------------------------------------------------------------
                                            $ 40,438               $237                       $ (23)                  $ 40,652
====================================================================================================================================

====================================================================================================================================
                                                                         December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
                                         Historical Cost   Gross Unrealized Gains    Gross Unrealized Losses    Estimated Fair Value
------------------------------------------------------------------------------------------------------------------------------------
                                                                          (In thousands)
AVAILABLE FOR SALE
   U.S. Government Agencies:
      Maturing within 1 year ...........    $  4,533               $ 1                        $  (3)                  $  4,531
      Maturing 1 to 5 years ............      30,145                28                          (82)                    30,091
------------------------------------------------------------------------------------------------------------------------------------
                                              34,678                29                          (85)                    34,622
------------------------------------------------------------------------------------------------------------------------------------
   States and Political Subdivisions:
      Maturing within 1 year ...........          47                --                           --                         47
      Maturing 1 to 5 years ............         226                --                           --                        226
      Maturing 5 to 10 years ...........         395                --                           --                        395
      Maturing after 10 years ..........         183                --                           --                        183
------------------------------------------------------------------------------------------------------------------------------------
                                                 851                --                           --                        851
------------------------------------------------------------------------------------------------------------------------------------
   Other:
      Maturing 1 to 5 years ............       6,159                 8                          (15)                     6,152
      Maturing 5 to 10 years ...........          25                --                           (2)                        23
------------------------------------------------------------------------------------------------------------------------------------
                                               6,184                 8                          (17)                     6,175
------------------------------------------------------------------------------------------------------------------------------------
                                            $ 41,713               $37                        $(102)                  $ 41,648
====================================================================================================================================
HELD TO MATURITY
   U.S. Treasury:
      Maturing 1 to 5 years ............    $  7,516               $16                        $(106)                  $  7,426
------------------------------------------------------------------------------------------------------------------------------------
   U.S. Government Agencies:
      Maturing within 1 year ...........       5,815                36                           --                      5,851
      Maturing 1 to 5 years ............      11,727                19                          (22)                    11,724
------------------------------------------------------------------------------------------------------------------------------------
                                              17,542                55                          (22)                    17,575
------------------------------------------------------------------------------------------------------------------------------------
   States and Political Subdivisions:
      Maturing within 1 year ...........         162                --                           --                        162
      Maturing 1 to 5 years ............       1,175                 3                           (2)                     1,176
------------------------------------------------------------------------------------------------------------------------------------
                                               1,337                 3                           (2)                     1,338
------------------------------------------------------------------------------------------------------------------------------------
                                            $ 26,395               $74                        $(130)                  $ 26,339
====================================================================================================================================

     Securities at December 31, 1997 and 1996 having a book value of $11,541,000 and $6,507,000, respectively, were pledged as collateral for public deposits and for other purposes as required by law.

     Proceeds from sales and calls prior to maturity of securities available for sale during 1997 were $11,072,000, resulting in gross gains of $1,000 and gross losses of $15,000. Proceeds from calls prior to maturity of securities held to maturity during 1997 were $1,000,000, resulting in no gains or losses. Proceeds from sales and calls prior to maturity of securities available for sale during 1996 were $22,309,000, resulting in gross gains of $25,000 and gross losses of $43,000. Proceeds from calls prior to maturity of securities held to maturity during 1996 were $4,002,000, resulting in gross gains of $2,000 and no losses.

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

     The composition of the loan portfolio, net of unearned income, is as follows:

================================================================================
                                                                December 31
--------------------------------------------------------------------------------
                                                            1997          1996
--------------------------------------------------------------------------------
                                                              (In thousands)
Commercial and commercial real estate...................  $ 110,589     $105,819
Commercial real estate construction.....................     10,553       10,949
Residential real estate mortgage........................      6,179        7,443
Installment.............................................     41,785       40,859
--------------------------------------------------------------------------------
                                                          $ 169,106     $165,070
================================================================================

     The  Bank's  loan  portfolio  has  certain   concentrations  of  affiliated
borrowers. The three largest concentrations, all of which are involved in commercial and residential real estate development and management, aggregate $31,245,000 and $32,605,000 at December 31, 1997 and 1996, respectively. The largest borrower concentration consists of loans to a group of affiliated borrowers with an aggregate balance of $15,011,000 and $15,157,000 at December 31, 1997 and 1996, respectively. A majority of these loans is secured by first mortgages on commercial properties where third-party loan payments paid directly to the Bank are the primary source of repayment.

     A second relationship consists of loans primarily for the construction or renovation of condominium units, totaling $8,209,000 and $7,222,000 at December 31, 1997 and 1996, respectively.

     The third concentration involves loans to certain affiliated real estate development companies whose principal owners have had a long-standing relationship with the Bank. Outstanding balances for this group at December 31, 1997 and 1996 were $8,025,000 and $10,226,000, respectively. One commercial loan of $2.1 million from these concentrations became nonperforming subsequent to December 31, 1997.

     Loans for which the accrual of interest has been discontinued totaled $745,000 and $1,053,000 at December 31, 1997 and 1996, respectively.
Restructured loans for which terms have been modified totaled $1,475,000 and $1,540,000 at December 31, 1997 and 1996, respectively. At December 31, 1997, the Corporation had no commitments to advance funds to borrowers with restructured terms.

     Interest income that would have been recognized on nonaccrual loans under the original terms of such loans, contractual interest income on restructured loans that would have been recognized under the original terms of such loans, and the interest income actually received, are summarized below:

=================================================================================================================================
                                                                                                                  Year ended
                                                                                                                  December 31
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                              1997          1996
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                (In thousands)
Interest income which would have been recognized on nonaccrual loans......................................     $326          $349
Contractual interest income which would have been recognized on restructured loans........................      144           260
Interest income received..................................................................................     (118)         (262)
---------------------------------------------------------------------------------------------------------------------------------
Interest income not recognized............................................................................     $352          $347
=================================================================================================================================

     Accounting standards require that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loans' original effective interest rate. As a practical expedient, impairment may be measured based on the loans' observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

     The Corporation's impaired loans totaled $2,464,000 and $2,426,000 at December 31, 1997 and 1996, respectively, the amount of its commercial nonaccrual and restructured loan portfolios and other qualifying loans, if any, on those dates. All such loans are collateralized with real estate and have been written down to the fair value of the collateral. Since the Corporation's recorded investment in these loans is less than or equal to the fair value of the collateral, no valuation allowances were required.

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

     The following summarizes the activity in the allowance for possible loan losses:

========================================================================================
                                                               Year ended December 31
----------------------------------------------------------------------------------------
                                                            1997       1996        1995
----------------------------------------------------------------------------------------
                                                                   (In thousands)
Balance, beginning of year............................... $ 5,115     $ 4,853    $ 6,501
   Provision charged to expense..........................     480         400        500
   Recoveries of loans previously charged off ...........     134         803      1,546
   Loans charged off.....................................  (1,101)       (941)    (3,694)
----------------------------------------------------------------------------------------
Balance, end of year..................................... $ 4,628     $ 5,115    $ 4,853
========================================================================================

                        Note 5: Loans to Related Parties

     Loans to related  parties  include  loans made to directors  and  executive
officers  (and  their   affiliated   interests)  of  the   Corporation  and  its
subsidiaries.

The following analysis shows the activity of related party loans during 1997:

================================================================================
                                                                  (In thousands)

Balance, December 31, 1996........................................   $1,849
  Additions ......................................................      459
  Repayments .....................................................     (326)
  Resignation of officers.........................................       (1)
--------------------------------------------------------------------------------
Balance, December 31, 1997 .......................................   $1,981
================================================================================

All related party loans were current as to interest and principal at December 31, 1997.

                         Note 6: Premises and Equipment

     At December 31, premises and equipment consists of the following:

================================================================================
                                                                1997       1996
--------------------------------------------------------------------------------
                                                                (In thousands)
Land and improvements.......................................  $   286    $   286
Buildings and improvements..................................    2,810      2,815
Leasehold improvements......................................      358        378
Furniture and equipment.....................................    2,975      2,726
--------------------------------------------------------------------------------
                                                                6,429      6,205
Less - Accumulated depreciation and amortization............    3,183      2,945
--------------------------------------------------------------------------------
                                                               $3,246    $ 3,260
================================================================================

                                Note 7: Deposits

     The following is an expected maturity distribution of time deposits less than $100,000 as of December 31:

===============================================================================
                                                            1997          1996
-------------------------------------------------------------------------------
                                                              (In thousands)
Due in three months or less.............................  $17,454       $18,804
Due between three months and one year...................   35,834        34,408
Due over one year.......................................    9,084        11,113
-------------------------------------------------------------------------------
                                                          $62,372       $64,325
===============================================================================

As of  December  31,  1997 and  1996,  there  were  $7,502,000  and  $4,465,000, respectively, of certificates of deposits over $100,000. Such certificates totalling $7,165,000 and $4,127,000, respectively, had remaining maturities of one year or less on those dates.

                            Note 8: Other Borrowings

     In June 1985, the Corporation issued 11% subordinated debentures due June 1995 with mandatory stock purchase contracts exercisable not later than June, 1994 ("Equity Contracts"). On February 1, 1995, the Corporation redeemed, prior to maturity, the remaining $1,292,000 of subordinated debentures at par, in accordance with provisions of the original issuance and with regulatory approval.

                              Note 9: Income Taxes

   The current and deferred amounts of the provision (benefit) for income taxes as of December 31 are as follows:

====================================================================================================================================
                                                                                              1997            1996           1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        (In thousands)
Current
  Federal .........................................................................         $   880         $   449         $    21
  State ...........................................................................             143              --               2
Deferred ..........................................................................             883             829           1,039
------------------------------------------------------------------------------------------------------------------------------------
Total current and deferred ........................................................           1,906           1,278           1,062
------------------------------------------------------------------------------------------------------------------------------------
Benefit of reduction in deferred tax asset valuation allowance ....................              --              --          (5,274)
Total provision (benefit) for income taxes ........................................         $ 1,906         $ 1,278         $(4,212)
====================================================================================================================================

     Deferred income taxes reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and for income tax purposes.

     Cumulative temporary differences giving rise to a significant portion of deferred tax assets and liabilities are as follows:.

==================================================================================================================================
                                                                                                                 Deferred Asset
                                                                                                                   (Liability)
                                                                                                                   December 31
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              1997            1996
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                (In thousands)
Allowance for possible losses on loans and other real estate..............................................   $1,530         $1,802
Gain on restructured loans................................................................................      299            299
Depreciation and amortization.............................................................................      161            173
Net nonaccrual interest recoveries (charge-offs)..........................................................       15            (74)
Accrued liabilities not currently deductible..............................................................      266            148
State net operating loss carryforward, net of reserves ...................................................       --            222
Alternative minimum tax credits...........................................................................      266            750
Net holding losses on securities available for sale.......................................................       33             26
Other.....................................................................................................     (126)           (64)
----------------------------------------------------------------------------------------------------------------------------------
    Net deferred tax asset included in Other Assets                                                          $2,444         $3,282
==================================================================================================================================

At December 31, 1997, the Corporation had no federal or state net operating loss carryforwards. A reconciliation of income taxes calculated at the U. S. statutory rate of 34% to the actual income tax provision (benefit) is as follows:

==================================================================================================================================
                                                                                               1997            1996         1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          (In thousands)
Statutory  provision......................................................................    $1,738          $1,474       $   692
Reduction in Federal taxes resulting from tax-exempt income...............................       (55)            (15)          (23)
State taxes on income, net of Federal tax benefit.........................................       313             327           122
Reversals of accruals no longer required..................................................        --            (496)           --
Tax refund greater than receivable recorded...............................................        --              --           (81)
Decrease in valuation allowance for deferred tax assets...................................        --              --        (5,274)
Other.....................................................................................       (90)            (12)          352
----------------------------------------------------------------------------------------------------------------------------------
                                                                                              $1,906          $1,278       $(4,212)
==================================================================================================================================

                          Note 10: Stockholders' Equity

     Preferred Stock

     During 1993, the Corporation amended its Certificate of Incorporation approving the authorization of 1,950 shares of Class A Cumulative Preferred
Stock ("Preferred Stock"), without par value. Under the terms of a debt restructuring with a lender, these shares were exchanged for the remaining principal balance of a note payable of $1,950,000.

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

     At the 1995 annual meeting of stockholders, two additional stock option plans were approved. The first, the Ramapo Financial Corporation 1995 Employee Stock Option Plan ("Employee Plan"), provides for the granting of incentive stock options and nonqualified stock options to officers and other employees of the Corporation and its subsidiaries. The maximum number of shares of common stock of the Corporation, $1 par value, that may be made subject to options granted pursuant to the Employee Plan is 750,000. Options shall have a term of no more than ten years from the date of grant. Exercisability of the options is determined by a committee of the Board of Directors at the time of grant; in general, no option may be exercisable within six months of the date it is granted. The minimum exercise price per share for each option granted is the last sale price for such shares on NASDAQ on the date of grant.

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

     In February, 1997, the Board of Directors voted to terminate the 1986 Nonstatutory Stock Option Plan, which had 100,000 shares of common stock reserved for future issuance and no previously granted options outstanding. As of December 31, 1997, 1,158,309 shares were reserved for future issuance under the Option Agreement and these two Plans.

     Option activity for the years ended December 31 is summarized as follows:

====================================================================================================================================
                                                          1997                         1996                           1995
------------------------------------------------------------------------------------------------------------------------------------
                                                Number         Price          Number          Price          Number        Price
------------------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year................      767,534                      545,434                        230,934
Options granted...........................      272,600    $5.69 - $6.00     262,100      $4.81 - $ 4.88    320,000   $3.50 - $ 3.81
Options exercised.........................       (9,875)    3.50 -  4.81        (750)         3.81             --           --
Options cancelled.........................       (5,250)    4.81 -  6.00     (39,250)      3.81 -  18.13     (5,500)       3.81
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of year......................    1,025,009     2.00 -  6.00     767,534       2.00 -   4.88    545,434    2.00 -  18.13
Options exercisable, end of year                543,444    $2.00 - $6.00     304,736      $2.00 - $ 4.88    139,375   $2.00 - $18.13
====================================================================================================================================

     The Corporation applies Accounting Principles Board Opinion 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. The compensation cost that has been charged against income for its performance-based plan was $296,000, $108,000 and $120,000 for 1997, 1996, and 1995, respectively.
Had compensation cost for the Corporation's stock option plans been determined based on the fair value at the grant date for awards granted after December 31, 1994 under those plans consistent with the method of SFAS No. 123, "Accounting of Stock Based Compensation," the Corporation's net income and income per share would have been reduced to the proforma amounts indicated below:

--------------------------------------------------------------------------------
                                            1997          1996           1995
--------------------------------------------------------------------------------
                                                 (Dollars in thousands)
Net Income:
   As reported ....................      $   3,205      $   3,056      $   6,248
   Proforma .......................      $   2,912      $   2,880      $   6,117
Income per share - basic:
   As reported ....................      $     .40      $     .38      $     .76
   Proforma .......................      $     .36      $     .35      $     .74
Income per share - diluted:
   As reported ....................      $     .38      $     .37      $     .75
   Proforma .......................      $     .35      $     .35      $     .74
================================================================================

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yield of 1.4% for 1997 and 2.5% for 1996 and 1995; expected volatility of 28%, 25% and 29% for all options; risk-free interest rates of 6.5%, 6.9% and 6.1% for the Employee Plan options, and 6.6%, 6.5% and 6.4% for the Directors' Plan options; and expected lives of 8.0, 7.8 and 7.7 years for the Employee Plan options and 6.4, 6.5 and 6.3 years for the Directors' Plan options.

     The weighted average fair values at grant-date for options awarded in 1997, 1996 and 1995 were $2.42, $1.60 and $1.26, respectively.

     The following table summarizes information about stock options outstanding at December 31, 1997:

================================================================================
    Exercise                                                    Remaining
     Price       Number Outstanding      Number Exercisable     Contractual Life
--------------------------------------------------------------------------------
     $2.00             85,000                 63,750              3.2 years
      2.32             71,244                 35,622              3.2
      2.63             62,690                 15,672              3.2
      3.50             60,000                 60,000              7.4
      3.81            218,750                163,375              7.4
      4.81            245,125                121,875              8.5
      4.88             12,600                 12,600              8.3
      5.69             12,600                  6,300              9.3
      6.00            257,000                 64,250              9.4
--------------------------------------------------------------------------------
                    1,025,009                543,444              7.3
================================================================================

                     Note 11: Commitments and Contingencies

     The consolidated balance sheets as of December 31, 1997 and 1996 do not reflect various commitments relating to financial instruments which are used in the normal course of business. These instruments include commitments to extend credit and letters of credit. These financial instruments carry various degrees of credit risk, which is defined as the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. Management does not anticipate that the settlement of these financial instruments will have a material adverse effect on the Corporation's financial position or results of operations.

     Commitments to extend credit are legally binding loan commitments with set expiration dates. They are intended to be disbursed, subject to certain conditions, upon request of the borrower. In the normal course of business, the Corporation often receives a fee for providing a commitment. The Corporation was committed to advance $35,799,000 and $31,163,000 to its borrowers as of December 31, 1997 and 1996, respectively. The majority of such commitments expire within one year. These commitments include a $300,000 revolving line of credit, at the Bank's base rate, to a related party.

     Standby  letters of credit are provided to  customers  to  guarantee  their performance, generally in the production of goods and services or under contractual commitments in the financial markets. The Corporation has entered into standby letters of credit contracts with its customers totaling $1,028,000 and $825,000 as of December 31, 1997 and 1996, respectively, which generally expire within one year.

     The Corporation and its subsidiaries lease land, buildings and equipment in several locations for their banking facilities under operating leases which expire at various dates through 2009 but which contain certain renewal options. Total rent expense was approximately $232,000, $183,000, and $154,000, for 1997, 1996 and 1995, respectively.

     On March 1, 1995, the Corporation entered into a five-year license agreement with its banking software provider. Minimum future annual payments under this agreement are expected to be approximately $76,000.

     At December 31, 1997, aggregate annual minimum rental commitments under noncancelable leases having an initial or remaining term of more than one year are as follows:

================================================================================
1998................................................................. $  202,000
1999.................................................................    152,000
2000.................................................................     95,000
2001.................................................................     96,000
2002.................................................................     98,000
Thereafter...........................................................    455,000
--------------------------------------------------------------------------------
                                                                      $1,098,000
================================================================================

     It is expected that in the normal course of business leases that expire will be renewed or replaced by leases of other properties; thus it is anticipated that future minimum lease commitments will not be less than the amount shown for 1998.

     Cash and due from banks includes certain reserve balances maintained in accordance with requirements of the Bank's regulatory authorities. The reserve balances aggregated $299,000 and $4,299,000 at December 31, 1997 and 1996, respectively.

     The Corporation may, in the ordinary course of business, become a party to litigation involving collection matters, contract claims and other legal proceedings relating to the conduct of its business. In management's judgment, the consolidated financial position or results of operations of the Corporation will not be materially affected by the final outcome of any present legal proceedings.

                             Note 12: Benefit Plans

     The Corporation and its subsidiaries have a savings plan for all employees under which the Corporation is required to match employee contributions up to 5% of each participant's annual compensation.

     In 1989, the Corporation and its subsidiaries adopted a supplemental income plan for certain key employees which required the Corporation to make annual contributions to the plan for a period of five years. The types of benefits which may be granted under the supplemental income plan include (a) a pre-retirement death benefit payable in ten annual installments if the participant dies during active employment, (b) a severance benefit payable in a lump sum if termination occurs other than through death, retirement, permanent disability or termination for specified causes and (c) a retirement benefit payable in ten annual installments following retirement after attainment of age
65. At December 31, 1997, seven current and former employees or their beneficiaries were participating in this plan. The Corporation accrues for the liability during the period of active employment, in accordance with accounting for deferred compensation contracts.

     Charges to operations for the above plans for the years ended December 31, 1997, 1996 and 1995 were $165,000, $167,000 and $146,000, respectively.

     Other than the benefit provided by the supplemental income plan described above, the Corporation does not provide any post-retirement benefits for its employees.

                  Note 13: Fair Value of Financial Instruments

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

The estimation methodologies used, the estimated fair values, and the recorded book balances at December 31, 1997 and 1996, were as follows:

     Financial instruments actively traded in the secondary market have been valued using available market prices.

===================================================================================================================================
                                                                           December 31, 1997                 December 31, 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                       Carrying        Estimated         Carrying        Estimated
                                                                        Value         Fair Value          Value         Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents.........................................    $20,275,000     $20,275,000       $29,758,000     $29,758,000
Securities available for sale at fair value (Note 2) .............     48,556,000      48,556,000        41,648,000      41,648,000
Securities held to maturity (Note 2) .............................     40,438,000      40,652,000        26,395,000      26,339,000
===================================================================================================================================

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

====================================================================================================================================
                                                                           December 31, 1997                 December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                       Carrying       Estimated        Carrying        Estimated
                                                                        Value         Fair Value         Value         Fair Value
------------------------------------------------------------------------------------------------------------------------------------
Due from bank - interest-bearing..................................   $         --    $         --     $  1,001,000  $  1,001,000
Gross loans, including accrued interest...........................    170,317,000     169,689,000      166,336,000   164,050,000
Deposits, including accrued interest..............................    250,550,000     250,682,000      240,704,000   240,848,000
Securities sold under agreements to repurchase ...................      1,677,000       1,677,000               --            --
====================================================================================================================================

Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.

     There is no material difference between the notional amount and the estimated fair value of off-balance-sheet, unfunded loan commitments which totaled $35,799,000 and $31,163,000 at December 31, 1997 and 1996, respectively, and are generally priced at market at time of funding. Standby letters of credit totaling $1,028,000 and $825,000 as of December 31, 1997 and 1996, respectively, are based on fees charged for similar agreements and are also assumed to have no material difference in fair value to off-balance-sheet value. See also Note 11 for additional discussion relating to these off-balance-sheet activities. At December 31, 1997 and 1996, fees related to the unexpired terms of letters of credit were not significant.

                           Note 14: Regulatory Capital

     The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that if undertaken, could have a direct material effect on the Corporation's and Bank's financial statements. Under capital adequacy guidelines (Corporation and Bank) and the regulatory framework for prompt corrective action (Bank only), the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of their respective assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. The Corporation was notified by the Federal Reserve Bank of New York ("FRB") that it was "well capitalized" based on the FRB's examination as of June 30, 1996. To be categorized as "well capitalized" the Corporation and the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the Corporation's or the Bank's respective category.

====================================================================================================================================
                                                                              For Capital           To Be Well Capitalized Under
                                                       Actual              Adequacy Purposes     Prompt Corrective Action Provisions
------------------------------------------------------------------------------------------------------------------------------------
                                                 Amount      Ratio        Amount         Ratio          Amount          Ratio
------------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997:
   Total Capital (to Risk-Weighted Assets):
      Corporation...........................   $31,854,000   16.5%     >|=$15,417,000   >|=8.0%     >|=$19,271,000    >|=10.0%
      Bank..................................   $29,405,000   15.3%     >|=$15,377,000   >|=8.0%     >|=$19,221,000    >|=10.0%
   Tier 1 Capital (to Risk-Weighted Assets):
      Corporation...........................   $29,417,000   15.3%     >|=$ 7,708,000   >|=4.0%     >|=$11,563,000    >|= 6.0%
      Bank..................................   $26,975,000   14.0%     >|=$ 7,688,000   >|=4.0%     >|=$11,533,000    >|= 6.0%
   Tier 1 Capital (to Average Assets):
      Corporation...........................   $29,417,000   10.5%     >|=$11,234,000   >|=4.0%     >|=$14,042,000    >|= 5.0%
      Bank..................................   $26,975,000    9.6%     >|=$11,219,000   >|=4.0%     >|=$14,024,000    >|= 5.0%
------------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
   Total Capital (to Risk-Weighted Assets):
      Corporation...........................   $29,424,000   15.5%     >|=$15,148,000   >|=8.0%     >|=$18,935,000    >|=10.0%
      Bank..................................   $26,831,000   14.2%     >|=$15,106,000   >|=8.0%     >|=$18,882,000    >|=10.0%
   Tier 1 Capital (to Risk-Weighted Assets):
      Corporation...........................   $27,032,000   14.3%     >|=$ 7,574,000   >|=4.0%     >|=$11,361,000    >|= 6.0%
      Bank..................................   $24,446,000   12.9%     >|=$ 7,553,000   >|=4.0%     >|=$11,329,000    >|= 6.0%
   Tier 1 Capital (to Average Assets):
      Corporation...........................   $27,032,000   10.5%     >|=$10,321,000   >|=4.0%     >|=$12,902,000    >|= 5.0%
      Bank..................................   $24,446,000    9.5%     >|=$10,312,000   >|=4.0%     >|=$12,889,000    >|= 5.0%
====================================================================================================================================

     Note 15: Condensed Financial Statements of Ramapo Financial Corporation
                              (Parent Company Only)

===================================================================================================================================
                                                           BALANCE SHEETS                                      December 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        1997                 1996
-----------------------------------------------------------------------------------------------------------------------------------
Assets                                                                                                       (In thousands)
   Cash and Due from Banks ...............................................................            $     57             $     76
   Interest-Bearing Time Deposits ........................................................               2,904                2,469
   Investment in Bank Subsidiary (Equity Method) .........................................              28,855               26,450
   Other Assets ..........................................................................                 672                  847
-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL ASSETS ........................................................................            $ 32,488             $ 29,842
===================================================================================================================================
Liabilities - Other ......................................................................            $  1,191             $    806
===================================================================================================================================
Stockholders' Equity
   Common Stock ..........................................................................               8,107                8,161
   Capital in Excess of Par Value ........................................................              12,901               13,103
   Retained Earnings .....................................................................              10,339                8,105
   Net Unrealized Holding Losses on Securities Available for Sale ........................                 (50)                 (39)
   Treasury Stock ........................................................................                  --                 (294)
-----------------------------------------------------------------------------------------------------------------------------------
     Total Stockholders' Equity ..........................................................              31,297               29,036
-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..........................................            $ 32,488             $ 29,842
===================================================================================================================================

===================================================================================================================================
                                                        STATEMENTS OF INCOME                    Year ended December 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     1997                1996                1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        (In thousands)
Operating Income
   Rental Income from Subsidiary Bank ..................................            $   180             $   180             $   165
   Interest on Time Deposit at Subsidiary Bank .........................                117                 124                 195
   Dividends from Subsidiary Bank ......................................                971                 324                  --
   Other Income ........................................................                  7                  58                   1
-----------------------------------------------------------------------------------------------------------------------------------
     Total Operating Income ............................................              1,275                 686                 361
-----------------------------------------------------------------------------------------------------------------------------------
Operating Expenses .....................................................                580                 559                 603
-----------------------------------------------------------------------------------------------------------------------------------
Income (Loss) before Income Taxes and Equity in
   Undistributed Income of Subsidiaries ................................                695                 127                (242)
Income Tax (Benefit) Provision .........................................                (94)                (67)                  5
-----------------------------------------------------------------------------------------------------------------------------------
Income (Loss) before Equity in Undistributed Income
   of Subsidiaries .....................................................                789                 194                (247)
Equity in Undistributed Income of Subsidiaries .........................              2,416               2,862               6,495
-----------------------------------------------------------------------------------------------------------------------------------
   Net Income ..........................................................            $ 3,205             $ 3,056             $ 6,248
===================================================================================================================================

No Federal income tax is applicable to the income received from subsidiaries since the parent company and subsidiaries file a consolidated Federal income tax return.

     Note 15: Condensed Financial Statements of Ramapo Financial Corporation
                        (Parent Company Only) (Continued)


===================================================================================================================================
                                                      STATEMENTS OF CASH FLOWS                    Year ended December 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        1997               1996              1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        (In thousands)
Cash Flows from Operating Activities:
  Net Income ..............................................................           $ 3,205            $ 3,056            $ 6,248
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities:
       Equity in Undistributed Income of Subsidiaries .....................            (2,416)            (2,862)            (6,495)
       Depreciation and Amortization ......................................                48                115                116
       Dividends Declared but Not Paid ....................................               (80)              (162)                --
       Decrease (Increase) in Other Assets ................................               127               (474)               193
       Increase in Other Liabilities ......................................               385                498                147
-----------------------------------------------------------------------------------------------------------------------------------
      Net Cash Provided by Operating Activities ...........................             1,269                171                209
-----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities ......................................                --                 --                 --
===================================================================================================================================
Cash Flows from Financing Activities:
       Redemption of Subordinated Debentures ..............................                --                 --             (1,292)
       Redemption of Class A Preferred Stock ..............................                --               (717)            (1,033)
       Cash Dividends on Preferred Stock ..................................                --               (106)              (119)
       Cash Dividends on Common Stock .....................................              (891)              (162)                --
       Proceeds from Stock Options Exercised ..............................                38                  3                 --
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Used In Financing Activities .....................................              (853)              (982)            (2,444)
-----------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents ......................               416               (811)            (2,235)
Cash and Cash Equivalents, Beginning of Year ..............................             2,545              3,356              5,591
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year ....................................           $ 2,961            $ 2,545            $ 3,356
===================================================================================================================================

     The parent company's resources available to meet its cash obligations subsequent to December 31, 1997 are limited to liquid assets on hand which include cash and due from banks and interest-bearing time deposits, and dividends from subsidiary Bank.

     Based on current resources discussed above, management expects to meet its obligations at the parent company level for the foreseeable future.

             Note 16: Supplementary Statements of Income Information

     Major categories of other expense for the indicated periods are as follows:

==================================================================================================================================
                                                                                                    Year ended December 31
----------------------------------------------------------------------------------------------------------------------------------
                                                                                            1997              1996           1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          (In thousands)
Legal* ..................................................................................  $  196            $  312         $  457
Postage and freight .....................................................................     158               167            171
Stationery and printing..................................................................     288               248            198
FDIC insurance assessment................................................................      29                34            398
Audit and examinations ..................................................................     150               174            259
Telephone ...............................................................................     194               152            165
Consulting fees .........................................................................     260               212            325
Credit reports/appraisal fees ...........................................................     103               125            156
Bonding and insurance ...................................................................     156               207            241
Amortization of intangible assets .......................................................     258               256            270
Advertising..............................................................................     235               231            137
All other expenses ......................................................................     784               690            688
----------------------------------------------------------------------------------------------------------------------------------
                                                                                           $2,811            $2,808         $3,445
==================================================================================================================================

* Includes $181,000, $288,000 and $360,000 for 1997, 1996 and 1995,
respectively, paid to a law firm of which two directors of the Corporation are principals.

              Note 17: Quarterly Financial Information (Unaudited)

     The following quarterly financial information for the years ended December 31, 1997 and 1996 is unaudited. However, in the opinion of management, all adjustments, which include normal recurring adjustments necessary to present fairly the results of operations for the periods, are reflected. Results of operations for the periods are not necessarily indicative of the results of the entire year or any other interim period.

====================================================================================================================================
                                                                                                      1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Three Months Ended
                                                                          March 31         June 30      September 30     December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  (In thousands, except per share amounts)
Total interest income.................................................     $4,735          $4,907           $4,994         $5,098
Total interest expense ...............................................      1,512           1,544            1,577          1,664
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income.................................................      3,223           3,363            3,417          3,434
Provision for possible loan losses....................................        120             120              120            120
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for
   possible loan losses ..............................................      3,103           3,243            3,297          3,314
Total other income ...................................................        515             548              560            559
Total other expense ..................................................      2,472           2,483            2,558          2,515
Net income............................................................     $  714          $  822           $  816         $  853
Net income per common share - basic ..................................     $  .09          $  .10           $  .10         $  .11
                            - diluted ................................     $  .09          $  .10           $  .10         $  .10
====================================================================================================================================

====================================================================================================================================
                                                                                                      1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Three Months Ended
                                                                          March 31         June 30      September 30     December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  (In thousands, except per share amounts)
Total interest income.................................................     $4,385          $4,536           $4,600         $4,697
Total interest expense ...............................................      1,392           1,437            1,478          1,497
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income.................................................      2,993           3,099            3,122          3,200
Provision for possible loan losses....................................        120              40              120            120
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for
   possible loan losses ..............................................      2,873           3,059            3,002          3,080
Total other income ...................................................        715             549              589            536
Total other expense ..................................................      2,763           2,633            2,327          2,346
Net income............................................................     $  503          $  592           $  767         $1,194(A)
Net income per common share - basic...................................     $  .06          $  .07           $  .09         $  .15
                            - diluted ................................     $  .06          $  .07           $  .09         $  .14
====================================================================================================================================

(A) Includes the effect of the reversal of $496,000 of tax reserves no longer deemed necessary.

                               ARTHUR ANDERSEN LLP

To the Stockholders and
Board of Directors of
Ramapo Financial Corporation:

     We have audited the accompanying consolidated balance sheets of Ramapo Financial Corporation (a New Jersey corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ramapo Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                        /s/ Arthur Andersen LLP


Roseland, New Jersey
January 16, 1998

                          RAMAPO FINANCIAL CORPORATION
              Officers & Directors of Ramapo Financial Corporation

================================================================================

OFFICERS

Mortimer J. O'Shea
President and
Chief Executive Officer

Erwin D. Knauer
Senior Vice President

Walter A. Wojcik, Jr.
Treasurer

Janet M. Maloy
Corporate Secretary

Lars Swanson
Assistant Vice President/
Assistant Secretary

Virginia Huff
Assistant Secretary

Steven Kurdyla
Chief Auditor

Joseph Mancini
Senior Auditor

--------------------------------------------------------------------------------

DIRECTORS

Victor C. Otley, Jr.
Chairman of the Board
Attorney
Williams, Caliri, Miller & Otley
A Professional Corporation

Mortimer J. O'Shea
President and
Chief Executive Officer

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

OFFICERS

Mortimer J. O'Shea
Chairman of the Board and
Chief Executive Officer

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

--------------------------------------------------------------------------------

VICE
PRESIDENTS

Robert Bowlby
Roger Cook
Scott D. Mc Laughlin
Janyth Primrose
Ronald Severino
Carole Zicker

--------------------------------------------------------------------------------

ASSISTANT
VICE
PRESIDENTS


Walter N. Alesandro
Dawn Chase
Marilyn B. Kaplan
Karen Mergenthaler
Nancy Shaulis
Kevin C. Pashke
Emilio Ramil
George Reissner
Rose Marie Sabatini
Robert Sferrazza
Lars Swanson
Todd Ullrich

--------------------------------------------------------------------------------

ASSISTANT
SECRETARIES

Virginia L. Huff

--------------------------------------------------------------------------------

ASSISTANT
TREASURERS

Kathleen Bozzo
Aladel Habbab
Laura Humble
Kelly Kapusta
Barbara Redding Massenzio
Paula McKowen
Cynthia Murillo
Alberta Pino
Genevieve Restivo

--------------------------------------------------------------------------------

Neil M. Fried
Investment Officer

Christopher Eigen
Assistant Operations Officer

--------------------------------------------------------------------------------

DIRECTORS

Mortimer J. O'Shea
Chairman of the Board and
Chief Executive Officer

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

Solomon W. Masters
President
ERA Masters Realtors

Louis S. Miller
CPA, Retired

Richard S. Miller
Attorney
Williams, Caliri, Miller & Otley
A Professional Corporation

Victor C. Otley, Jr.
Attorney
Williams, Caliri, Miller & Otley
A Professional Corporation

================================================================================

BUSINESS
DEVELOPMENT COUNCIL

John A. Demetrius, CPA
President
Demetrius & Co., L.L.C.

Robert Garofalo, Esq.
Garofalo & Pryor, PA

Louis D. March
President & Owner
March Associates, Inc.

John J. Scura, II, Esq.
John J. Scura, Attorney at Law

Gerard J. Donnelly, Jr.
President, Donnelly Industries, Inc.

                              CORPORATE INFORMATION
================================================================================
                                    FORM 10-K

                 The Corporation's annual report, on Form 10-K,
              required to be filed with the Securities and Exchange
                 Commission, is available on written request to:
                      Mr. Walter A. Wojcik, Jr., Treasurer
                          Ramapo Financial Corporation
                           64 Mountain View Boulevard
                             Wayne, New Jersey 07470

                                ANNUAL MEETING OF
                              STOCKHOLDERS Monday,
                            April 27, 1998, 4:00 p.m.
                                 Radisson Hotel
                                 690 Rt. 46 East
                           Fairfield, New Jersey 07004

                                 TRANSFER AGENT
                    Chase Mellon Shareholder Services, L.L.C.
                       85 Challenger Road, Overpeck Center
                        Ridgefield Park, New Jersey 07660

                                    INQUIRIES
                        All other information - contact:
                       Janet M. Maloy, Corporate Secretary
                          Ramapo Financial Corporation
                           64 Mountain View Boulevard
                             Wayne, New Jersey 07470
                                 (973) 305-4102


                          MARKET AND STOCK INFORMATION
--------------------------------------------------------------------------------
Ramapo Financial Corporation's shares are traded on the NASDAQ National Market tier of the NASDAQ Stock Market under the symbol RMPO. The stock is quoted in the Wall Street Journal's and other publications' NASDAQ National Market Issues listings. As of December 31, 1997, there were 1,725 stockholders of record of the common stock.

The following table sets forth, for the calendar periods indicated, the high and low market quotations as reported by NASDAQ. Cash dividends of $.03 per share were declared in each quarter of 1997. Cash dividends of $.02 per share were declared in each of the third and fourth quarters of 1996.

========================================================================================================================
                                      First                 Second                   Third                  Fourth
                                     Quarter                Quarter                 Quarter                 Quarter
                                 ---------------------------------------------------------------------------------------
                                  High      Low          High      Low           High      Low          High      Low
------------------------------------------------------------------------------------------------------------------------
1997                              6 3/8     5            6 5/8    5 5/8          8 3/8    6 3/16        10        7 3/4
1996                             4 11/16    3 3/4        5 3/8    4 9/16         5 1/16   4 7/16         5 1/2    4 7/8
========================================================================================================================

================================================================================
MARKET
MAKERS

FIA Capital Group Inc.

Gruntal & Co. Incorporated

Herzog, Heine, Geduld, Inc.

Legg Mason Wood Walker Inc.

Mayer & Schweitzer Inc.

McConnell Budd & Downes

M.H. Myerson & Co.

Oppenheimer & Co. Inc.

Nash Weiss/Div of Shatkin Inv.

Ryan Beck & Co. Inc.

Sandler O'Neill & Partners

SBC Warburg Inc.

Sherwood Securities Corp.

Smith Barney Inc.

Tucker Anthony Incorporated

                                     [LOGO]

                                     Ramapo
                             Financial Corporation

                             CORPORATE HEADQUARTERS
                           64 Mountain View Boulevard
                            Wayne, New Jersey 07470


                                     [LOGO]
                                      The
                                     Ramapo
                                      Bank

                                 MOUNTAIN VIEW
                           64 Mountain View Boulevard
                            Wayne, New Jersey 07470

                                     VALLEY
                                1400 Valley Road
                            Wayne, New Jersey 07470


                                   PACKANACK
                                 1445 Route 23
                            Wayne, New Jersey 07470



                                 CLIFTON/NUTLEY
                                 6 Main Avenue
                           Clifton, New Jersey 07014


                                 NORTH HALEDON
                             475 High Mountain Road
                        North Haledon, New Jersey 07508



                                     BUTLER
                            Meadtown Shopping Center
                                    Route 23
                            Butler, New Jersey 07405



                                   FAIRFIELD
                               250 Passaic Avenue
                          Fairfield, New Jersey 07004



                                   PARSIPPANY
                         120 Rt. 46 East (Baldwin Ave.)
                          Parsippany, New Jersey 07054